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TABLE OF CONTENTS 2

As filed with the Securities and Exchange Commission on July 14, 2015

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ELDORADO RESORTS, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada (State or other jurisdiction of incorporation or organization)	7990 (Primary Standard Industrial Classification Code Number)	46-3657681 (I.R.S. Employer Identification Number)

100 West Liberty Street, Suite 1150
Reno, Nevada 89501
(775) 328-0100
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Gary L. Carano
Chief Executive Officer
Eldorado Resorts, Inc.
100 West Liberty Street, Suite 1150
Reno, Nevada 89501
(775) 328-0100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:
Deborah J. Conrad, Esq. Milbank, Tweed, Hadley & McCloy LLP 601 South Figueroa Street, 30th Floor Los Angeles, California 90017 (213) 892-4000	William J. Miller, Esq. Cahill Gordon & Reindel LLP 80 Pine Street New York, New York 10005 (212) 701-3000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee

Common stock, par value $0.00001 per share	$80,000,000	$9,296

(1)   Estimated solely for the purpose of calculating amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(2)   Includes shares of common stock which the underwriters have the right to purchase.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine

Subject to completion, dated July 14, 2015

The information contained in this preliminary prospectus is not complete and may be changed. This preliminary prospectus and the accompanying prospectus are not an offer to sell these securities or a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Prospectus

Eldorado Resorts, Inc.

common stock

We are offering              shares of common stock (the "common stock").

Our common stock trades on the NASDAQ Stock Market under the symbol "ERI." On July 9, 2015, the last reported sale price of our common stock on the NASDAQ Stock Market was $8.33 per share.

Investing in our common stock involves risks. See "Risk factors" beginning on page 19 of this prospectus as well as the risks described in Part I, Item 1A "Risk Factors" in our annual report on Form 10-K for the fiscal year ended December 31, 2014.

	Per share	Total

Public offering price	$		$(1)
Underwriting discounts and commissions	$		$(1)
Proceeds, before expenses, to us	$		$(1)

(1)    Assumes no exercise of the underwriters' option to purchase additional shares of common stock described below.

We have granted the underwriters an option, exercisable within a 30-day period beginning on, and including, the date of this prospectus, to purchase up to              additional shares of common stock from us at the public offering price, less the underwriting discounts and commissions. See the section of this prospectus entitled "Underwriting" beginning on page         of this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common stock or determined if this prospectus or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common stock on or about                           , 2015.

Book-running manager

J.P. Morgan

The date of this prospectus is                  , 2015

You should read this prospectus, any documents that we incorporate by reference in this prospectus, and the additional information described below under "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" before making an investment decision.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. The information contained in this prospectus is current only as of its date.

i

Non-GAAP financial measures

We have included presentations of Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") and Adjusted Earnings Before Interest, Taxes, Depreciation, Amortization ("Adjusted EBITDA") in this prospectus that are not in accordance with generally accepted accounting principles ("GAAP"). Our management believes these non-GAAP financial measures provide useful information about our operating performance. However, these measures should not be considered as alternatives to net income or cash flows from operating activities as indicators of operating performance or liquidity. EBITDA and Adjusted EBITDA are not recognized terms under GAAP. EBITDA and Adjusted EBITDA have important limitations as analytical tools and should not be viewed in isolation and do not purport to be alternatives to net income as indicators of operating performance or cash flows from operating activities as measures of liquidity. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income, and these measures may vary among companies. See "Summary historical consolidated and summary pro forma condensed combined financial information" for definitions of the non-GAAP financial measures used in this prospectus and reconciliations thereof to the most directly comparable GAAP measures.

ii

Prospectus summary

This summary highlights the information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to carefully read this entire prospectus.

Overview

Founded in 1973 in Reno, Nevada, Eldorado is dedicated to providing exceptional guest service, a dynamic gaming product, award-winning dining, exciting entertainment and premier accommodations. We are a gaming and hospitality company that owns and operates gaming facilities located in Ohio, Louisiana, Nevada, Pennsylvania and West Virginia. Our primary source of revenue is gaming, but we use our hotels, restaurants, bars, shops and other services to attract customers to our properties. We were founded as a family business by the Carano family and continue to maintain our commitment to customer service, high-quality dining and outstanding amenities. We believe that our extraordinary level of personal service and the variety, quality and attractive pricing of our food and beverage outlets are important factors in attracting customers to our properties and building customer loyalty.

We own and operate the following properties:

•
Scioto Downs—A modern "racino" offering over 2,100 video lottery terminals located 15 minutes from downtown Columbus, Ohio;

•
Eldorado Resort Casino, Shreveport ("Eldorado Shreveport")—A 403-room, all suite art deco style hotel and tri-level riverboat dockside casino situated on the Red River in Shreveport, Louisiana;

•
Eldorado Hotel and Casino, Reno ("Eldorado Reno")—A 814-room hotel, casino and entertainment facility located in downtown Reno, Nevada;

•
Silver Legacy Resort Casino ("Silver Legacy")1—A 1,711-room themed hotel and casino located adjacent to Eldorado Reno;

•
Presque Isle Downs and Casino ("Presque Isle Downs")—A casino and live thoroughbred horse racing facility with slot machines, table games and poker located in Erie, Pennsylvania; and

•
Mountaineer Casino, Racetrack and Resort ("Mountaineer")—A 354-room resort with a casino and live thoroughbred horse racing located on the Ohio River at the northern tip of West Virginia's northwestern panhandle

On September 19, 2014 (the "Merger Date") a wholly owned subsidiary of Eldorado Resorts, Inc. ("ERI" or the "Company") merged (the "Merger") into Eldorado HoldCo LLC ("HoldCo"), the parent company of Eldorado Resorts LLC ("Resorts"), which owns Eldorado Shreveport, Eldorado Reno and a 48.1% interest in Silver Legacy, and MTR Gaming Group, Inc. ("MTR Gaming"), which owns Mountaineer, Presque Isle Downs and Scioto Downs. Effective upon the consummation of the Merger, MTR Gaming and HoldCo each became a wholly owned subsidiary of ERI and, as a result of such transactions, Resorts became an indirect wholly owned subsidiary of ERI.

1  We currently own a 48.1% interest in Silver Legacy and our affiliates own a 1.9% interest. We have entered into a purchase agreement to acquire the 50% interest in the Silver Legacy Joint Venture that is owned by a subsidiary of MGM Resorts International and expect that we will acquire the 1.9% interest that is held by our affiliates in connection with the purchase of the 50% interest from the subsidiary of MGM Resorts International. See "Recent Developments—Circus Reno/Silver Legacy Purchase."

Business strengths & strategy

Personal service and high quality amenities

One of the cornerstones of our business strategy is to provide our customers with an extraordinary level of personal service. Our senior management is actively involved in the daily operations of our properties, frequently interacting with gaming, hotel and restaurant patrons to ensure that they are receiving the highest level of personal attention. Management believes that personal service is an integral part of fostering customer loyalty and generating repeat business. We continually monitor our casino operations to react to changing market conditions and customer demands. We target both premium-play and value-conscious gaming patrons with differentiated offerings at our state-of-the-art casinos, which feature the latest in game technology, innovative bonus options, dynamic signage and customer-convenient features.

Diversified portfolio across markets and customer segments

We are geographically diversified across the United States, with no single property accounting for more than 26% and 38%, respectively, of our net revenues and property EBITDA for year ended December 31, 2014. Our customer pool draws from a diversified base of both local and out-of-town patrons. For example, approximately 20% of our customer base at Eldorado Reno is local, while 80% visit from out-of-town and utilize our hotel, restaurants and other amenities for a full-service gaming experience. We have also initiated changes to our marketing strategy to reach more potential customers through targeted direct mailings and electronic marketing. Lastly, we do not expect any material new competition in the foreseeable future as no new significant gaming operations have opened within the past year in any of our primary markets with the sole exception of Hollywood Mahoning Casino in Youngstown, Ohio, which opened in September 2014. We believe we have assembled a platform on which we can continue to grow and provide a differentiated customer experience.

Management team with deep gaming industry experience and strong local relationships

We have an experienced management team that includes, among others, Gary Carano, our Chief Executive Officer and the Chairman of the Board, who has more than thirty years of experience in the gaming and hotel industry. Previously, Mr. Carano served as President and Chief Operating Officer of Eldorado Resorts LLC, where he was the driving force behind the Company's development and operations in Nevada and Louisiana. In addition to Gary Carano, our senior executives have significant experience in the gaming and finance industries. Our extensive management experience and unwavering commitment to our team members, guests and equity holders have been the primary drivers of our strategic goals and success. We take pride in our reinvestment in our properties and the communities we support along with emphasizing our family-style approach in an effort to build loyalty among our team members and guests. We will continue to focus on the future growth and diversification of our company while maintaining our core values and striving for operational excellence.

Operations and facility enhancement initiatives across entire portfolio

In 2015 we implemented a property enhancement program at all of our properties. In particular, we have begun a $29.2 million capital improvements program, net of $3.5 million of reimbursements from West Virginia, and are working to bring Eldorado's legacy of hospitality and service excellence to the MTR properties through new and upgraded food and beverage offerings, the relocation of certain members of the Company's management team and the addition of new amenities to address market-specific challenges and opportunities. One such property enhancement is underway currently at Scioto Downs, where we are building The Brew Brothers, a new $5.9 million microbrewery and restaurant scheduled to open by the fourth quarter of 2015. Similarly, the $5.0 million five phase design and facility enhancement program underway at Presque Isle Downs & Casino, consisting of a reconfiguration of the casino floor, the addition of a center bar in the casino and enhancements of existing facilities, is scheduled to be completed by year-end. The remodel of over 200 rooms in the Skyline Tower at Eldorado Reno was completed in the second quarter of 2015. At Eldorado Shreveport, we are constructing a new casino bar and a new high limit room. In addition, we constructed a smoking patio at Mountaineer casino with approximately 200 slot machines and 6 gaming tables. We expect that the newly-constructed smoking patio will help mitigate the county-wide ban on smoking in public places that was implemented on July 1, 2015.

Execution of cost savings program

We have identified several areas to improve property level and corporate adjusted EBITDA margins through operating and cost efficiencies and exercising financial discipline throughout the Company without impacting the player experience. In addition to cost savings relating to duplicative executive compensation, legal and accounting fees and other corporate expenses that we have eliminated or expect to eliminate as a result of the Merger, we currently expect to achieve savings in marketing, food and beverage costs, selling, general and administrative expenses and other operating departments as a result of operating efficiencies and purchasing power of the combined MTR and Eldorado organization. In total, we expect to reduce corporate and property level expenses by more than $10 million (property level and corporate level synergies of $5 million each) on an annualized basis over the next 12 months. A portion of such expense reduction was reflected in our operating results for the quarter ended March 31, 2015 and we expect that the full impact of such expense reduction will be realized by the second quarter of 2016. See "Risk factors—Risks related to the proposed Circus Reno/Silver Legacy Purchase and the Merger—We may not realize all of the anticipated benefits of Circus Reno/Silver Legacy Purchase and the Merger and we may encounter difficulties in integrating Circus Reno, Silver Legacy and the MTR Gaming properties with our operations."

Properties

As of March 31, 2015, we owned or operated approximately 431,600 square feet of casino space with approximately 7,830 slot machines, 2,150 VLTs, 280 table games, and 3,280 hotel rooms, including Silver Legacy's 89,200 square feet of casino space and approximately 1,340 slot machines, 63 table games and 1,700 hotel rooms.

The following table sets forth certain information regarding our properties as of and for the year ended December 31, 2014. See footnote (f) under "—Summary historical consolidated financial information" for an explanation of our calculation of Adjusted EBITDA.

	Year ended December 31, 2014 Adjusted EBITDA ($mm)	Casino space (Sq.ft)	Slot machines / VLTs	Table and poker games	Hotel rooms

Scioto Downs	$49,345	83,000	2,150	NA	NA
Eldorado Shreveport	$24,142	28,200	1,474	61	403
Eldorado Reno	$8,000	76,500	1,223	59	814
Presque Isle	$19,415	61,400	1,720	46	NA
The Mountaineer Casino	$30,412	93,300	2,098	51	354

Scioto Downs

Scioto Downs is located in the heart of Central Ohio, directly off Highway 23/South High Street, approximately eight miles from downtown Columbus. Columbus is one of the largest metropolitan areas within the state of Ohio. Columbus is centrally located and is a popular tourist destination for state residents and out of state visitors, attracting 37.6 million visitors in 2014 with 22% staying at least one night and $1.56 billion of tourist spending in 2014. The Columbus market generated $275.9 million, $274.8 million and $115.3 million in slot revenues in 2014, 2013 and 2012, respectively. Year to date as of May 31, 2015, the Columbus market generated slot revenues of $121.6 million, which represented a 4.5% increase over the comparable prior year period.

Scioto Downs ran its first Standardbred horse race in 1959 and has since established a rich and deep connection within the regional racing community. Opening VLT operations with a new 132,000 square foot gaming facility on June 1, 2012, Scioto Downs became the first "Racino" operation in the State of Ohio and is one of only two licensed gaming facilities in the Columbus area. The new gaming facility was designed to integrate with the iconic and recognizable racing structures; blending architectural features and aspects to achieve a seamless and marketable look. Scioto Downs currently offers:

•
83,000 square feet of gaming space housing approximately 2,150 VLTs, including a 3,200 square foot outdoor smoking patio;

•
Six full service bars which include the approximately 120 seat lounge atmosphere of the Veil Bar which offers live entertainment three nights a week, the High Limit Bar, a sports bar with eight big screen TVs and state of the art audio, as well as supporting bars within our racing operations facilities;

•
Live standard bred harness horse racing conducted from May through mid-September with barns, paddock and related facilities for the horses, drivers and trainers, that can accommodate over 2,600 patrons for live racing as well as a Summer Concert Series, featuring national acts;

•
On-site pari-mutuel wagering and thoroughbred, harness and greyhound racing simulcast from other prominent tracks, as well as wagering on Scioto Downs' races at over 800 sites to which the races are simulcast; and

•
Surface parking for approximately 3,500 vehicles.

Eldorado Shreveport

Eldorado Shreveport is a premier resort casino located in Shreveport, Louisiana, the largest gaming market in Louisiana, adjacent to Interstate 20, a major highway that connects the Shreveport market with the attractive feeder markets of East Texas and Dallas/Fort Worth, Texas. Eldorado Shreveport was built next to an existing riverboat gaming and hotel facility formerly operated by Harrah's Entertainment and now operated by Boyd Gaming Corporation. The two casinos form the first and only "cluster" in the Shreveport/Bossier City market, allowing patrons to park once and easily walk between the two facilities. There are currently six casinos and a racino operating in the Shreveport/Bossier City market, which is the largest gaming market in Louisiana. The Shreveport/Bossier City gaming market permits continuous dockside gaming without cruising requirements or simulated cruising schedules, allowing casinos to operate 24 hours a day with uninterrupted access. Based on information published by the state of Louisiana, the six casino operators and racino in the Shreveport/Bossier City market generated approximately $736.1 million, $727.3 million, and $713.3 million in gaming revenues in 2014, 2013 and 2012, respectively.

The principal target markets for Eldorado Shreveport are patrons from the Dallas/Fort Worth Metroplex and East Texas. Shreveport/Bossier City has an estimated 445,000 residents and there are approximately

7.2 million adults who reside within approximately 200 miles of Shreveport/Bossier City according to the most recent census data. Eldorado Shreveport is located approximately 185 miles east of Dallas and can be reached by car in approximately three hours. Flight times are less than one hour from both Dallas and Houston to the Shreveport Regional Airport.

Eldorado Shreveport opened in 2000 and is a modern, Las Vegas-style resort with a gaming experience that appeals to both local gamers and out-of-town visitors. Our integrated casino and entertainment resort benefits from the following features:

•
A location that positions us as the first casino that customers reach when driving to Shreveport from our primary feeder markets and the Shreveport Regional Airport;

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A purpose-built 80,634-square foot barge that houses approximately 28,200 square feet of gaming space, as measured by the actual footprint of the gaming equipment, offering approximately 1,470 slots and 60 table and poker games;

•
An approximately 185,000 square foot land-based pavilion featuring a 60-foot high atrium that enables patrons to see the casino floor;

•
An 85-foot wide seamless entrance that connects the casino to the land-based pavilion on all three levels resulting in the feel of a land-based casino;

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Numerous restaurants and entertainment amenities, including a deli and ice cream shop, VIP check-in, a premium quality bar and a retail store;

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A luxurious 403-room, all-suite, hotel, with updated rooms featuring modern décor and flat screen TVs;

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Part of the only "cluster" in our market that allows for walkable visits between two gaming facilities with over 900 hotel rooms;

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A 380-seat ballroom with four breakout rooms, a 5,940-square foot spa, a fitness center and salon, a premium players' club and an entertainment show room; and

•
Two parking lots and an eight story parking garage providing approximately 1,800 parking spaces that connects directly to the pavilion by an enclosed walkway, including valet parking for approximately 300 vehicles.

Eldorado Reno

We also own and operate Eldorado Reno, an 814-room premier hotel, casino and entertainment facility centrally located in downtown Reno, Nevada. Reno is the second largest metropolitan area in Nevada, with a population of approximately 433,700 according to the most recently available census data, and is located at the base of the Sierra Nevada Mountains along Interstate 80, approximately 135 miles east of Sacramento, California and 225 miles east of San Francisco, California. Reno is a destination market that attracts year-round visitation by offering gaming, numerous summer and winter recreational activities and popular special events such as national bowling tournaments. Management believes that approximately two-thirds of visitors to the Reno market arrive by some form of ground transportation. Popular special events include the National Championship Air Races, the Reno-Tahoe Open PGA tour event, Street Vibrations, a motorcycle event, and Hot August Nights, a vintage car event.

According to the Reno-Sparks Convention & Visitors Authority (the "Visitors Authority"), the greater Reno area attracted approximately 4.6 million and 4.7 million visitors during the years 2014 and 2013, respectively, and year to date visitation through April 2015 was 1.4 million, an increase in 4.1% compared to the comparable prior year period. In addition, a number of companies, including Tesla and Switch, have recently established or announced that they plan to establish operations in the Reno area. Based on information reported by the Nevada State Gaming Control Board, gaming revenues for the Reno/Sparks gaming markets were $671.6 million, $670.1 million and $644.8 million in 2014, 2013 and 2012, respectively. Year to date as of May 31, 2015, the Reno market generated gaming revenues of $281.0 million, which represented a 4.7% increase over the comparable prior year period.

Eldorado Reno currently offers:

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Approximately 76,500 square feet of gaming space, with approximately 1,200 slot machines and 60 table games;

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814 finely-appointed guest rooms, including 134 suites, which include "Eldorado Player's Spa Suites" with bedside spas and one or two bedroom suites;

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Nationally-recognized cuisine which ranges from buffet to gourmet;

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An approximately 560-seat showroom, a VIP lounge, three retail shops, a versatile 12,010 square foot convention center and an outdoor plaza located diagonal to Eldorado Reno which hosts a variety of special events; and

•
Parking facilities for over 1,100 vehicles, including a an approximately 640-space self-park garage, 120-space surface parking lot and 350-space valet parking facility.

Silver Legacy Resort Casino

The Silver Legacy, a joint venture between Resorts and MGM Resorts International, opened in July 1995. Silver Legacy's design is inspired by Nevada's rich mining heritage and the legend of Sam Fairchild, a fictitious silver baron who "struck it rich" on the site of the casino. Silver Legacy's hotel, the tallest building in northern Nevada, is a "Y"-shaped structure with three wings, consisting of 37-, 34- and 31-floor tiers. Silver Legacy's opulent interior showcases a casino built around Sam Fairchild's 120-foot tall mining rig, which appears to mine for silver. The rig is situated beneath a 180-foot diameter dome, which is a distinctive landmark on the Reno skyline. The interior surface of the dome features dynamic sound and laser light shows, providing visitors with a unique experience when they are in the casino.

Silver Legacy is situated on two city blocks, encompassing 240,000 square feet in downtown Reno. The hotel currently offers 1,711 guest rooms, including 141 player spa suites, eight penthouse suites and seven hospitality suites. Many of Silver Legacy's guest rooms feature views of Reno's skyline and the Sierra Nevada mountain range. Silver Legacy's 10-story parking facility can accommodate approximately 1,800 vehicles. As of March 31, 2015, Silver Legacy's casino featured approximately 89,200 square feet of gaming space with approximately 1,340 slot machines and 63 table games, including blackjack, craps, roulette, Pai Gow Poker, Let It Ride®, Baccarat and Pai Gow, a keno lounge and a race and sports book. "Club Legacy," Silver Legacy's slot club, offers customers exciting special events and tournaments and convenient ways of earning complimentaries and slot free play.

We and our affiliates currently own a 50% interest in the Silver Legacy Joint Venture and we have entered into an agreement to acquire the other 50% interest in the Silver Legacy Joint Venture that is owned by a subsidiary of MGM Resorts International. See "Recent Developments—Circus Reno/Silver Legacy Purchase."

Presque Isle Downs & Casino

Presque Isle Downs, located in Erie, Pennsylvania, opened for business in 2007 and commenced table gaming operations in 2010. Erie is located in northwestern Pennsylvania and Erie County has a population of approximately 280,000 according to the most recently available census data. Presque Isle Downs is located directly off of highway 90 and Presque Isle State Park attracts nearly four million visitors annually. The 153,400 square foot facility consists of:

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61,400 square feet of gaming space housing approximately 1,730 slot machines, 36 casino table games and a nine table poker room, which we began operating on October 3, 2011;

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Live thoroughbred horse racing conducted from May through September on a one-mile track with a state-of-the-art one-mile mile synthetic racing surface with grandstand, barns, paddock and related facilities, and indoor and outdoor seating for approximately 750 patrons;

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On-site pari-mutuel wagering and thoroughbred and harness racing simulcast from other prominent tracks, as well as wagering on Presque Isle Downs' races at over 1,200 sites to which the races are simulcast; and

•
Surface parking for approximately 3,200 vehicles.

Mountaineer Casino, Racetrack & Resort

Mountaineer is one of only four racetracks in West Virginia currently permitted to operate slot machines and traditional casino table gaming. Mountaineer is located on the Ohio River at the northern tip of West Virginia's northwestern panhandle, approximately thirty miles from the Pittsburgh International Airport and a one-hour drive from downtown Pittsburgh. Mountaineer is a diverse gaming, entertainment and convention complex with:

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93,300 square feet of gaming space housing approximately 2,100 slot machines, 40 casino table games (including blackjack, craps, roulette and other games), and 11 poker tables;

•
354 hotel rooms, including the 256-room, 219,000 square foot Grande Hotel at Mountaineer, 27 suites, a full-service spa and salon, a retail plaza and indoor and outdoor swimming pools;

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12,090 square feet of convention space, which can accommodate seated meals for groups of up to 575, as well as smaller meetings in more intimate break-out rooms that can accommodate approximately 75 people and entertainment events for approximately 1,500 guests;

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Live thoroughbred horse racing conducted from March through December on a one-mile dirt surface or a 7/8 mile grass surface with expansive clubhouse, restaurant, bars and concessions, as well as grandstand viewing areas with enclosed seating for approximately 3,570 patrons;

•
On-site pari-mutuel wagering and thoroughbred, harness and greyhound racing simulcast from other prominent tracks, as well as wagering on Mountaineer's races at over 1,400 sites to which the races are simulcast;

•
Woodview, an eighteen-hole par 71 golf course measuring approximately 6,200 yards located approximately seven miles from Mountaineer;

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A 69,000 square foot theater and events center that seats approximately 5,000 patrons for concerts and other entertainment offerings;

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A 13,650 square foot fitness center which has a full complement of weight training and cardiovascular equipment, as well as a health bar, locker rooms with steam and sauna facilities, and outdoor tennis courts; and

•
Surface parking for approximately 5,300 vehicles.

Recent developments

Circus Reno/Silver Legacy purchase

Certain of our subsidiaries have entered into a Purchase and Sale Agreement, dated as of July 7, 2015 (the "Purchase Agreement"), with Circus Circus Casinos, Inc. and Galleon, Inc., each an affiliate of MGM Resorts International, with respect to the acquisition of (i) all of the assets and properties of Circus Circus Reno ("Circus Reno") and (ii) the other 50% membership interest in the Silver Legacy Joint Venture owned by Galleon, Inc. (collectively, the "Circus Reno/Silver Legacy Purchase"). ERI has unconditionally guaranteed the purchasers' obligations under the Purchase Agreement. ERI currently has an indirect interest in 48.1% of the interests of the Silver Legacy Joint Venture. In connection with the consummation of the Circus Reno/Silver Legacy Purchase, ERI expects to acquire the 1.9% indirect interest in the Silver Legacy Joint Venture held by certain affiliates of ERI. Following the consummation of the foregoing transactions, the Silver Legacy Joint Venture will be a wholly-owned indirect subsidiary of ERI.

Circus Reno is an iconic, circus-themed hotel-casino and entertainment complex which features, as of March 31, 2015, a 55,000 square foot gaming floor with 906 slot machines, 35 table games, 1,571 hotel rooms (including 67 mini suites, four executive suites and four VIP suites), a sports book, two fine dining restaurants, a buffet and three casual dining restaurants. Circus Reno also has a midway featuring a total of 158 games and a full service wedding chapel with reception services for groups of 25 or more. ERI, Silver Legacy and Circus Reno are connected via a skywalk and together comprise the premier gaming destination in Reno. For the year ended December 31, 2014, Silver Legacy and Circus Reno had a combined Adjusted EBITDA of $27.3 million. See footnote (f) under "—Summary historical consolidated financial information" for an explanation of our calculation of Adjusted EBITDA.

The proposed purchase price is $72.5 million, subject to a customary working capital adjustment, and the assumption of amounts outstanding under the Silver Legacy Joint Venture credit facility, of which approximately $60 million was outstanding at March 31, 2015 on a net basis. We deposited $3 million in escrow, which we will surrender in the event the proposed acquisitions fail to close for reasons other than a breach by Circus Circus Casinos, Inc. or Galleon, Inc. The balance of the purchase price will be payable in cash at the closing of the Circus Reno/Silver Legacy Purchase. The Circus Reno/Silver Legacy Purchase is not subject to a financing condition and we do not have a financing commitment to fund the acquisition. We expect to fund the purchase price for the Circus Reno/Silver Legacy Purchase and the repayment of amounts outstanding under the Silver Legacy Joint Venture credit facility with a portion of the proceeds from the sale of the Notes, proceeds from contemplated equity offerings in the near term, borrowings under the New Revolving Credit Facility and cash on hand. See "Use of proceeds" and "Risk factors—Risks related to the proposed Circus Reno/Silver Legacy Purchase."

The consummation of the transactions contemplated by the Purchase Agreement is subject to the satisfaction of certain conditions, including the approval of various gaming authorities. Although we anticipate that the Circus Reno/Silver Legacy transaction will be consummated by the end of 2015, there cannot be any assurance that we will consummate the proposed acquisitions or as to the date by which the proposed acquisitions will close. Additionally, there cannot be any assurance that, if we complete the acquisitions, we will be able to successfully integrate the acquired operations into our business or that the acquired operations will result in increased revenue, profitability or cash flow. See "Risk factors—Risks related to the proposed Circus Reno/Silver Legacy Purchase."

Nothing contained herein shall constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Preliminary operating results for quarter ended June 30, 2015

Although our results of operations for the quarter ended June 30, 2015 are not yet available, the following reflects our current expectations for that period: We expect consolidated net revenues in the range of $180 million to $185 million for the quarter ended June 30, 2015, compared to pro forma consolidated net revenues of $186.6 million for the quarter ended June 30, 2014, after giving effect to the Merger and we expect consolidated Adjusted EBITDA in the range of $35.5 million to $37.5 million for the quarter ended June 30, 2015. Pro forma Adjusted EBITDA after giving effect to the Merger was $35.4 million for the quarter ended June 30, 2014.

The estimates set forth above are based solely on currently available information, which is subject to change and have not been reviewed by our independent auditors. We have not finalized our financial statement closing process or the audit of financial statements for the quarter ended June 30, 2015. During the course of this process we may identify items that would require us to make adjustments to our preliminary operating results described above. As a result, the discussion above constitutes forward-looking statements and, therefore, we caution you that these statements are subject to risks and uncertainties, including possible adjustments to our preliminary operating results and the risk factors highlighted in our public filings. See "Disclosure regarding forward-looking statements." See also footnote (f) under "—Summary historical consolidated financial information" for an explanation of our calculation of Adjusted EBITDA.

Refinancing transactions

We are undertaking a series of transactions to refinance our outstanding indebtedness. We intend to use the net proceeds of this offering, together with borrowings under a proposed new $425 million term loan facility (the "New Term Loan"), proceeds from the sale of new senior notes, borrowings under our proposed new $150 million revolving credit facility (the "New Revolving Credit Facility" and, together with the New Term Loan, the "New Credit Facility") and cash on hand, to (i) purchase or otherwise redeem all of the outstanding 8.625% Senior Secured Notes due 2019 issued by Eldorado Resorts LLC and Eldorado Capital Corp. (the "Resorts Notes") and 11.50% Senior Secured Second Lien Notes due 2019 issued by MTR Gaming Group, Inc. (the "MTR Notes" and, together with the Resorts Notes, the "Existing Notes"), (ii) pay the purchase price for the Circus Reno/Silver Legacy Purchase and repay all amounts outstanding under the Silver Legacy Joint Venture credit facility, and (iii) pay fees and costs associated with such transactions. See "Use of proceeds."

On July 13, 2015, we commenced cash tender offers and consent solicitations for any and all of our Existing Notes pursuant to which we are offering to purchase (a) any and all of the Resorts Notes at a purchase price of $1,017.92 in cash, plus a $30.00 consent payment, per $1,000 in principal amount of Resorts Notes (the "Resorts Tender Offer") and (b) any and all of the MTR Notes at a purchase price of $1,036.39 in cash, plus a $30.00 consent payment, per $1,000 in principal amount of MTR Notes (the "MTR Tender Offer" and, together with the Resorts Tender Offer, the "Tender Offers"). The Tender Offers will expire at 12:00 a.m., New York City time, on August 7, 2015, unless extended or terminated earlier by us. To the extent that any of the outstanding Existing Notes are not tendered and repurchased in the Tender Offers, we intend to redeem or otherwise retire such notes in accordance with the terms of the indentures under which such notes were issued. Any such notice of redemption will be issued in accordance with the terms of the indentures governing the Existing Notes. Nothing in this prospectus should be construed as a notice of redemption or any offer to purchase or the solicitation of an offer to sell the Existing Notes.

The offer and sale of the Notes, the entry into the New Credit Facility and the use of proceeds of the sale of the Notes and borrowings under the New Term Loan to purchase, redeem, defease or otherwise satisfy and discharge the Existing Notes are collectively referred to herein as the "Refinancing Transactions."

The new senior notes will be offered to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended, and to persons outside the United States under Regulation S of the Securities Act. The new senior notes will not be registered under the Securities Act, and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

The offering

Issuer	Eldorado Resorts, Inc.
Common Stock Offered	shares.
Common Stock Presently Outstanding(1)	46,926,719 shares.
Common Stock Outstanding After This Offering	shares.
Underwriters' Option to Purchase Additional Shares	We have granted the underwriters a 30-day option to purchase up to additional shares of common stock at the offering price less the underwriting discount.
Use of Proceeds
We estimate that the net proceeds of this offering will be approximately $ million, or approximately $ million if the underwriters exercise their option in full, after deducting the underwriting discount and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering to finance a portion of the purchase price for the Circus Reno/Silver Legacy Purchase, including repaying amounts outstanding under the Silver Legacy Joint Venture credit agreement. In the event that the Circus Reno/Silver Legacy Purchase is not consummated, we intended to use the net proceeds from this offering for general corporate purposes. See "Use of Proceeds."
Voting Rights
Holders of shares of our common stock are entitled to vote on all matters to be voted on by stockholders. Each outstanding share of common stock is entitled to one vote. See "Description of Capital Stock."
Dividend Policy
We do not anticipate paying any cash dividends on our common stock following this offering. Any determination to pay dividends to holders of our common stock will be at the discretion of our Board of Directors. The payment of cash dividends is restricted under the terms of the agreements governing our outstanding debt, and may be further restricted by other agreements related to indebtedness we incur in the future.
NASDAQ Symbol	ERI.
Risk Factors	See "Risk Factors" and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Transfer Agent and Registrar	Continental Stock Transfer & Trust Company

(1)    The number of shares of common stock to be outstanding immediately after this offering is based on 46,426,714 shares outstanding as of March 31, 2015, and assumes no exercise of outstanding stock options or vesting of shares of restricted stock after that date. Unless we indicate otherwise, all information in this prospectus excludes:

•
46,516,614 shares of common stock issuable upon exercise of outstanding stock options, of which none were vested as of March 31, 2015; and

•
46,426,714 additional shares of common stock that are reserved for issuance under our incentive award plan.

Summary historical consolidated and summary pro forma
condensed combined financial information

The summary pro forma condensed combined financial information has been prepared to illustrate the effects of certain adjustments that are expected to have a continuing impact on the results of operations related to (x) the Merger as if such events and the Merger Date had occurred on the first day of the period presented and (y) this offering, the Refinancing Transactions and the Circus Reno/Silver Legacy Purchase as if each such transaction had occurred on January 1, 2014. The summary unaudited pro forma condensed combined financial information presented below for the year ended December 31, 2014 have been derived from the Company's unaudited pro forma condensed combined financial statements, which are contained elsewhere in this prospectus. Preparation of unaudited pro forma condensed combined financial information is based on estimates and assumptions deemed appropriate by the Company, which are described more fully under the caption "Unaudited pro forma condensed combined financial statements." The pro forma information is unaudited and is not necessarily indicative of the results that actually would have occurred if the Merger, the Refinancing Transactions, this offering and the Circus Reno/Silver Legacy Purchase had been consummated as of the dates indicated, nor does it purport to represent the financial position and results of operations for future periods. The pro forma adjustments are based upon currently available information and upon certain assumptions that we believe are reasonable.

The summary historical consolidated financial data presented below as of and for the three months ended March 31, 2015 and March 31, 2014 have been derived from the Company's unaudited condensed consolidated financial statements, which are contained elsewhere in this prospectus. The summary historical consolidated financial data presented below for the fiscal years ended December 31, 2014, 2013 and 2012 have been derived from the Company's audited consolidated financial statements, which are contained elsewhere in this prospectus. As adjusted balance sheet data gives effect to the Circus Reno/Silver Legacy Purchase, the Refinancing Transactions and this offering as if such transactions had occurred on March 31, 2015 and assuming no exercise of the underwriters' option. As adjusted financial data is presented for informational purposes only and does not purport to project the Company's financial position as of any future date.

The Merger closed on September 19, 2014 (the "Merger Date") and has been accounted for as a reverse acquisition of MTR Gaming by HoldCo under accounting principles generally accepted in the United States. As a result, HoldCo is considered the acquirer of MTR Gaming for accounting purposes. The historical financial information included in the following table for periods prior to the Merger Date are those of Resorts and its subsidiaries. The presentation of information herein for periods prior to the Merger Date and after the Merger Date are not fully comparable because the results of operations for MTR Gaming are not included for periods prior to the Merger Date.

You should read the financial information presented below in conjunction with our consolidated financial statements and accompanying notes, MTR Gaming's consolidated financial statements, Silver Legacy's financial statements, our unaudited pro forma condensed combined financial statements, as well as

"Management's Discussion and Analysis of Financial Condition and Results of Operation," included elsewhere in this prospectus.

		Pro forma(a)
(dollars in thousands)	Year ended December 31, 2014	Three months ended March 31, 2015

Consolidated statement of operations data:
Operating revenues:
Casino	$721,373	$171,795
Pari-mutuel commissions	10,000	1,205
Food and beverage	139,594	32,792
Hotel	82,460	17,149
Other	43,813	10,203
Total revenues	997,240	233,144
Less promotional allowances	(88,825)	(21,360)

Net revenues	908,415	211,784

Operating expenses:
Casino	419,229	98,909
Pari-mutuel commissions	10,464	1,696
Food and beverage	81,273	19,009
Hotel	32,489	7,208
Other	26,931	5,902
Marketing and promotions	48,303	9,854
General and administrative	149,183	37,115
Depreciation and amortization	45,490	12,141

Total operating expenses	813,362	191,834

(Loss) gain on sale or disposition of property	(268)	(11)
Operating income (loss)	94,785	19,939

Other income (expense):
Interest income	28	5
Interest expense	(50,172)	(12,529)
Gain on extinguishment of debt (Refinance)	(1,432)	—
Gain on termination of supplemental executive retirement plan	1,430	—
Change in fair value of supplemental executive retirement plan assets	69	—
Loss on extinguishment of debt	(90)	—

Net (loss) income before income taxes	44,618	7,415
Provision (benefit) for income taxes(d)	(5,003)	(1,016)

Net income	$39,615	$6,399

	Year ended December 31,			Three months ended March 31,
	2012	2013	2014	2014	2015

				(unaudited)
Consolidated statement of operations data:
Operating revenues:
Casino	$200,292	$192,379	$298,848	$44,669	$147,662
Pari-mutuel commissions	—	—	1,986	—	1,205
Food and beverage	59,317	60,556	68,233	14,347	22,182
Hotel	26,203	26,934	28,007	5,887	7,034
Other	10,458	10,384	13,198	2,180	4,726

Total revenues	296,270	290,253	410,272	67,083	182,809
Less promotional allowances	(41,530)	(43,067)	(48,449)	(10,053)	(15,358)

Net operating revenues	254,740	247,186	361,823	57,030	167,451

Operating expenses:
Casino	104,044	101,913	167,792	23,974	86,818
Pari-mutuel commissions	—	—	2,411	—	1,696
Food and beverage	29,095	28,982	37,411	7,021	11,921
Hotel	8,020	7,891	8,536	1,945	2,190
Other	7,279	7,290	9,348	1,649	2,867
Marketing and promotions	18,724	17,740	21,982	4,137	7,101
General and administrative	44,936	43,713	63,355	10,812	27,704
Depreciation and amortization	17,651	17,031	28,643	4,188	14,469

Total operating expenses	229,749	224,560	339,478	53,726	154,766

Loss on sale or disposition of property	(198)	(226)	(84)	—	1
Acquisition charges(b)	—	(3,173)	(7,411)	(1,372)	(84)
Equity in income (losses) of unconsolidated affiliates(c)	(8,952)	3,355	2,705	(380)	(518)

Operating income	15,841	22,582	17,555	1,552	12,084

Other income (expense):
Interest income	14	16	18	4	5
Loss on early retirement of debt, net	(22)	—	(90)	—	—
Gain on extinguishment of debt of unconsolidated affiliate	—	11,980	—	—	—
Gain on termination of supplemental executive retirement plan assets of unconsolidated affiliates	—	—	715	—	—
Loss on property donation	(755)	—	—	—	—
Interest expense	(16,069)	(15,681)	(30,752)	(3,889)	(17,237)

Total other expense	(16,832)	(3,685)	(30,109)	(3,885)	(17,232)

Net (loss) income before income taxes	(991)	18,897	(12,554)	(2,333)	(5,148)
Provision for income taxes(d)	—	—	(1,768)	—	(1,016)

Net (loss) income	(991)	18,897	(14,322)	(2,333)	(6,164)

Less net income attributable to non-controlling interest(e)	—	—	(103)	—	—

Net (loss) income attributable to the Company	$(991)	$18,897	$(14,425)	$(2,333)	$(6,164)

Net (loss) income per share of common stock, basic and diluted	$(0.04)	$0.81	$(0.48)	$(0.10)	$(0.13)

Weighted average number of shares outstanding, basic and diluted	23,311,492	23,311,492	29,901,405	23,311,492	46,494,638

Other data:
Combined Adjusted EBITDA(f)	$42,642	$39,657	$50,977	$7,492	$27,724
Capital expenditures	9,181	7,413	10,564	(502)	(7,495)
Operating data(g):
Number of hotel rooms(h)	1,217	1,217	1,571	1,217	1,571
Average hotel occupancy rate(i)	84.1%	85.1%	84.1%	79.3%	80.1%
Number of slot machines(h)	2,779	2,738	8,665	2,697	8,632
Number of table games, excluding poker tables(h)	97	100	177	100	175

			Pro forma(a)
	December 31, 2014	March 31, 2015	March 31, 2014

		(unaudited)	(unaudited)
Consolidated balance sheet data:
Cash and cash equivalents	$87,604	$71,913	$18,901
Total assets	1,175,330	1,150,452	1,303,468
Total debt	778,862	776,122	823,032
Stockholders' equity	151,622	146,048	238,578

(a)    Pro forma adjustments consist of an adjustment to depreciation expense resulting from an adjustment in the fair value of certain definite-lived tangible assets and property and equipment, adjustments related to transaction costs incurred in connection with the Merger, the elimination of the Resorts' investment in Tamarack Junction Casino, adjustments to interest expense relating to the MTR Notes and certain indebtedness of the Silver Legacy Joint Venture, adjustments relating to income tax liabilities, adjustments relating to interest expense and net loss on extinguishment of debt as a result of the Refinancing Transactions, and recognition of gain on ERI's existing investment in the Silver Legacy Joint Venture and elimination of gain previously recognized in connection with the termination of the Silver Legacy supplemental executive retirement plan. See the notes to unaudited pro forma condensed combined statement of operations contained elsewhere in this prospectus.

(b)   During the three months ended March 31, 2015 and 2014 and the years ended December 31, 2014 and 2013, we incurred $0.1 million, $1.4 million, $7.4 million and $3.2 million, respectively, in acquisition charges in connection with our merger with MTR Gaming. The amounts have been expensed in accordance with the applicable accounting guidance for business combinations.

(c)    Except as explained in note (d) below, equity in income (losses) of unconsolidated affiliates represents (1) Resorts' 48.1% joint venture interest in the Silver Legacy Joint Venture and (2) for periods prior to September 1, 2014, Resorts' 21.3% interest in Tamarack Crossing, LLC ("Tamarack"). Since the Company operates in the same line of business as Silver Legacy and Tamarack, each with casino and/or hotel operations, the Company's equity in the income (losses) of such affiliates is included in operating income (loss).

(d)   Prior to September 19, 2014, HoldCo was taxed as a partnership under the Internal Revenue Code pursuant to which income taxes were primarily the responsibility of the partners. On September 18, 2014, as part of the merger with MTR Gaming, ERI became a C Corporation subject to the federal and state corporate-level income taxes at prevailing corporate tax rates. While taxed as a partnership, HoldCo was not subject to federal income tax liability. Because holders of membership interests in HoldCo were required to include their respective shares of HoldCo and Resorts' taxable income (loss) in their individual income tax returns, Resorts made distributions to its member and HoldCo and HoldCo made distributions to its members to cover such liabilities.

(e)    Non-controlling interest represented the minority partners' share of ELLC's 50% joint venture interest in the Silver Legacy Joint Venture. The non-controlling interest in ELLC was owned by certain HoldCo equity holders and was approximately 4%. The non-controlling interest in Silver Legacy is 1.9%. The Company expects to acquire the remaining 50% joint venture interest pursuant to the Circus Reno/Silver Legacy Purchase and to exercise its rights to acquire the non-controlling interest or ELLC. See "Recent developments—Circus Reno/Silver Legacy Purchase".

(f)    Adjusted EBITDA (defined below), a non GAAP financial measure, has been presented as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry and we believe that this non GAAP supplemental information will be helpful in understanding the Company's ongoing operating results. Adjusted EBITDA represents (losses) earnings before interest expense (income), income tax expense (benefit), depreciation and amortization, corporate management fee, (loss) gain on the sale or disposal of property, other regulatory gaming assessment costs, loss on asset impairment, acquisition/strategic transaction costs, gain on retirement of supplemental executive retirement plan assets, change in fair value of supplemental executive retirement plan assets, foreign currency transaction (gain) loss and other expenses to the extent that such items existed in the periods presented. Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with U.S. GAAP, is unaudited and should not be considered an alternative to, or more meaningful than, net income (loss) as an indicator of our operating performance. Uses of cash flows that are not reflected in Adjusted EBITDA include capital expenditures, interest payments, income taxes, debt principal repayments and certain regulatory gaming assessments, which can be significant. As a result, Adjusted EBITDA should not be considered as a measure of our liquidity. Other companies that provide Adjusted EBITDA information may calculate Adjusted EBITDA differently than we do. The definition of Adjusted EBITDA may not be the same as the definitions used in any of the Company's debt agreements. In addition, historical combined Adjusted EBITDA for Circus Reno and the Silver Legacy is not necessarily indicative of the results of operations in future periods or the results that actually would have been realized if such assets had been owned by the Company during the relevant periods.

(g)    Excludes the operating data of Silver Legacy and Tamarack Junction.

(h)   As of the end of each period presented.

(i)     For each period presented.

  Set forth below is a quantitative reconciliation of Adjusted EBITDA to net (loss) income, which we believe is the most comparable financial measure calculated in accordance with GAAP, for each of the years ended December 31, 2012, 2013 and 2014, and the three months ended March 31, 2014 and 2015.

	Year ended December 31,			Three months ended March 31,
	2012	2013	2014	2014	2015

	(unaudited) (dollars in thousands)
Net revenues:
Eldorado Reno(1)	$106,090	$106,691	$103,695	$22,416	$23,753
Eldorado Shreveport	148,650	140,495	133,960	34,614	34,634

Resorts total net revenues	254,740	247,186	237,655	57,030	58,387
MTR Gaming	486,989	497,791	476,045	114,828	109,064

Total net revenues	$741,729	$744,977	$713,700	$171,858	$167,451

Adjusted EBITDA:
Eldorado Reno(1)	$9,621	$10,006	$8,000	$(67)	$2,431
Eldorado Shreveport(1)	33,037	29,651	24,142	7,559	7,118
Corporate(2)(3)	—	—	(1,609)	(2,407)	(3,570)

Eldorado total Adjusted EBITDA	42,642	39,657	30,533	5,085	5,979
MTR Gaming(2)(4)	96,233	98,658	87,449	23,360	21,745

Combined Adjusted EBITDA(5)	$138,891	$138,315	$117,982	$28,445	$27,724

Eldorado Reno:
Net (loss) income(1)	$(13,665)	$8,971	$(8,655)	$(5,051)	$(1,067)
Interest expense, net of interest income	5,101	4,865	4,772	1,204	1,182
Provision for income taxes	—	—	1,054	—	(518)
Depreciation and amortization	9,215	8,318	7,951	2,028	1,932
Equity in income of unconsolidated affiliates	8,952	(3,355)	(2,705)	380	518
(Gain) loss on sale or disposal of property	(4)	14	—	—	—
Gain on extinguishment of debt of unconsolidated affiliate	—	(11,980)	(715)	—	—
Corporate management fee	—	—	—	—	384
Acquisition charges	—	3,173	6,298	1,372	—
Gain on termination of supplemental retirement plan of unconsolidated affiliate	—	—	—	—	—
Loss on early retirement of debt, net	22	—	—	—	—

Adjusted Eldorado Reno EBITDA	$9,621	$10,006	$8,000	$(67)	$2,431

Eldorado Shreveport:
Net income(1)	$12,690	$9,926	$5,001	$2,718	$2,051
Interest expense, net of interest income	10,954	10,800	10,654	2,681	2,652
Provision for income taxes	—	—	—	—	—
Depreciation and amortization	8,436	8,713	8,403	2,160	1,919
Corporate management fee	—	—	—	—	496
Loss on sale or disposal of property	202	212	84	—	—
Loss on property donation	755	—	—	—	—

Adjusted Eldorado Shreveport EBITDA	$33,037	$29,651	$24,142	$7,559	$7,118

Corporate(2)(3):
Net loss	$—	$—	$(85,218)	$(20,764)	$(7,667)
Interest expense, net of interest income	—	—	65,068	17,370	13,382
Benefit for income taxes	—	—	(2,049)	—	(9,172)
Corporate management fee	—	—	—	—	(880)
Depreciation and amortization	—	—	42	10	93
Loss on sale or disposal of property	—	—	2	1	—
Loss on debt extinguishment	—	—	90	—	—
Stock-based compensation expense	—	—	1,310	455	590
Acquisition charges	—	—	8,733	521	84

Adjusted Corporate EBITDA	$—	$—	$(12,022)	$(2,407)	$(3,570)

MTR Gaming(4):
Net (loss) income(2)	$(5,724)	$(9,131)	$(25,292)	$14,551	$519
Interest expense, net of interest income	67,825	69,539	65,140	18	16
Provision for income taxes	3,577	3,467	3,949	1,017	10,706
Depreciation and amortization	27,511	30,458	34,520	7,774	10,525
Other regulatory gaming assessments	391	(78)	175	(17)	(20)
Project opening costs	2,705	—	—	—	—
Loss on extinguishment of debt	—	—	90	—	—
(Gain) loss on sale or disposal of property	(52)	38	184	17	(1)
Strategic transaction costs	—	4,365	8,683	—	—

Adjusted MTR Gaming EBITDA	$96,233	$98,658	$87,449	$23,360	$21,745

	Year ended December 31,			Three months ended March 31,
	2012	2013	2014	2014	2015

	(unaudited) (dollars in thousands)
Scioto Downs(4):
Net income			$32,974
Interest expense			75
Provision for income taxes			2,595
Depreciation and amortization			13,692
Loss on sale or disposal of property			9

Adjusted EBITDA			$49,345

Presque Isle Downs(4):
Net income			$6,986
Interest expense			(2)
Provision for income taxes			3,194
Depreciation and amortization			8,852
Regulatory gaming assessments			175
Loss (gain) on sale or disposal of property			210

Adjusted EBITDA			$19,415

Mountaineer(4):
Net income			$18,307
Interest expense			(1)
(Benefit) provision for income taxes			209
Depreciation and amortization			11,934
(Gain) loss on the sale or disposal of property			(37)
Adjusted EBITDA			$30,412

Combined—Silver Legacy & Circus Reno
Net income			$6,333
Interest expense			11,037
Interest income			—
Gain on retirement of supplemental executive retirement plan assets			(1,430)
Change in fair value of supplemental executive retirement plan assets			(69)
Depreciation and amortization			11,467
Other (net)			4
Loss on disposition of assets			—

Adjusted EBITDA			$27,342

(1)     Excludes intercompany management fees revenues earned by Eldorado Reno and expensed by Eldorado Shreveport amounting to $1.5 million for the last twelve months ended March 31, 2015, $0.8 million for the three months ended March 31, 2014, $2.3 million for the year ended December 31, 2014 and $3 million for the years ended December 31, 2013 and 2012, respectively.

(2)    Includes corporate expenses subsequent to the Merger Date related to ERI totaling $2.5 million, excluding stock-based compensation expense of $0.6 million, and MTR Gaming's corporate expenses totaling $10.7 million, excluding stock-based compensation of $0.9 million, for the last twelve months ended March 31, 2015, ERI's corporate expenses totaling $1.5 million, excluding stock-based compensation expense of $0.6 million, and MTR Gaming's corporate expenses totaling $1.5 million, excluding stock-based compensation of $0.6 million, and MTR Gaming's corporate expenses totaling $2.7 million for the three months ended March 31, 2015 and MTR Gaming's corporate expenses totaling $2.4 million, excluding stock-based compensation expense of $0.5 million, for the three months ended March 31, 2014.

(3)    For the year ended December 31, 2014, Corporate includes a reclassification of $10.4 million from Adjusted MTR Gaming EBITDA to Corporate representing MTR Gaming's corporate expense for the year ended December 31, 2014, MTR Gaming's corporate expense for the years ended 2013 and 2012 was $9.0 million and $10.6 million, respectively. Beginning in the first quarter of 2015 the Company changed the Adjusted EBITDA definition to include an add back for stock-based compensation which was $1.3 million, $1.0 million and $1.1 million for the years ended December 31, 2014, 2013 and 2012, respectively.

(4)    Information for MTR Gaming for periods prior to the Merger are based on MTR Gaming's Annual Reports on Form 10-K for the years ended December 31, 2014, 2013 and 2012 as filed with the SEC. Adjusted MTR Gaming EBITDA excludes corporate expense as noted above.

(5)    The combined basis reflects operations of MTR Gaming for periods prior to the Merger combined with the operations of Resorts. Such presentation does not conform with U.S. GAAP or the SEC's rules for pro forma presentation; however, we have included the combined information because we believe it provides a meaningful comparison for the periods presented.

Risk factors

Risks related to our business

Our business is sensitive to reductions in discretionary consumer spending as a result of downturns in the economy

Consumer demand for casino hotel and racetrack properties such as ours is particularly sensitive to downturns in the economy and the associated impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences brought about by factors such as perceived or actual general economic conditions, effects of declines in consumer confidence in the economy, including the recent housing, employment and credit crisis, the impact of high energy and food costs, the increased cost of travel, the potential for continued bank failures, decreased disposable consumer income and wealth, or fears of war and future acts of terrorism could further reduce customer demand for the amenities that we offer, which have had, and may continue to have, a negative impact on our results of operations. Increases in gasoline prices, including increases prompted by global political and economic instabilities, can adversely affect the operations of Resorts and MTR Gaming because most of their patrons travel to their properties by car or on airlines that may pass on increases in fuel costs to passengers in the form of higher ticket prices. The recent global, national and regional economic downturn, including the housing crisis, credit crisis, lower consumer confidence, and other related factors which impact discretionary consumer spending and other economic activities that have direct effects on Resorts' and MTR Gaming's business, have resulted in a decline in the tourism industry that has adversely impacted their operations. We cannot be sure how long these factors will continue to impact our operations in the future or the extent of the impact.

We face substantial competition in the hotel and casino industry and expect that such competition will continue

The gaming industry is characterized by an increasingly high degree of competition among a large number of participants, including land-based casinos, dockside casinos, riverboat casinos, casinos located on Native American reservations and other forms of legalized gaming. There is intense competition among companies in the gaming industry, many of which have significantly greater resources than we do. Certain states have legalized casino gaming and other states may legalize gaming in the future. Legalized casino gaming in these states and on Native American reservations near our markets or changes to gaming laws in states surrounding Nevada, Louisiana, West Virginia, Pennsylvania, or Ohio could increase competition and could adversely affect our operations. We also compete, to a lesser extent, with gaming facilities in other jurisdictions with dockside gaming facilities, state sponsored lotteries, on-and-off track pari-mutuel wagering, card clubs, riverboat casinos and other forms of legalized gambling. In addition, various forms of internet gaming have been approved in Nevada and New Jersey and legislation permitting internet gaming has been proposed by the federal government and other states. The expansion of internet gaming in Nevada and other jurisdictions could result in significant additional competition.

Gaming competition is intense in most of the markets where we operate. Recently, there has been additional significant competition in our markets as a result of the expansion of facilities by existing market participants, the entrance of new gaming participants into a market or legislative changes. For example, casino gaming is currently prohibited in several jurisdictions from which the Shreveport/Bossier City market draws customers, primarily Texas. The Texas legislature has from time to time considered proposals to legalize gaming, and there can be no assurance that casino gaming will not be approved in Texas in the future, which would have a material adverse effect on our business. Additionally, since visitors from California comprise a significant portion of our customer base in Reno, we also compete with Native American gaming operations in California. Native American tribes are allowed to operate slot machines, lottery games and banking and percentage games on Native American lands. Although many existing Native American gaming facilities in northern California are modest compared to Eldorado Reno and Silver Legacy, a number of Native American tribes have established large-scale gaming facilities in California and some Native American tribes have announced that they are in the process of expanding, developing, or are considering establishing, large-scale hotel and gaming facilities in northern California. A 320,000 square foot gaming facility located in Sonoma County, California opened on November 5, 2013. Additionally, a 30,000 square foot casino and 400-room hotel in Bossier City across the Red River from Eldorado Shreveport opened in June 2013, which includes several restaurants and a 1,000-seat entertainment arena. In December 2014, a new luxury, land-based casino with 1,600 slot machines, 72 gaming tables, a poker room, and a 740-room hotel with a ballroom and spa, opened in Lake Charles, Louisiana approximately 200 miles south of Eldorado Shreveport, but closer to the Houston, Texas market. With respect to our MTR Gaming facilities, an additional license has been granted for a casino to be located in Lawrence County, Pennsylvania, approximately 45 miles from Mountaineer and 90 miles from Presque Isle Downs, which would result in further competition for both of those properties. Further, gaming facilities in Ohio that have recently commenced operations, including the Horseshoe Casino Cleveland, Hollywood Casino Columbus, ThistleDown Racino, Austintown, Hollywood Mahoning Casino, Hollywood Casinos, at Dayton Raceway, Northfield Park, present significant competition for Mountaineer, Presque Isle Downs and Scioto Downs.

Increased competition may require us to make substantial capital expenditures to maintain and enhance the competitive positions of our properties to increase the attractiveness and add to the appeal of our facilities. Because we are highly leveraged, after satisfying our obligations under our outstanding indebtedness, there can be no assurance that we will have sufficient funds to undertake these expenditures or that we will be able to obtain sufficient financing to fund such expenditures. If we are unable to make such expenditures, our competitive position could be materially adversely affected.

We are subject to extensive state and local regulation and licensing, and gaming authorities have significant control over our operations, which could have an adverse effect on our business

The ownership and operation of casino gaming, riverboat and horseracing facilities are subject to extensive federal, state, and local regulation, and regulatory authorities at the federal, state, and local levels have broad powers with respect to the licensing of gaming businesses and may revoke, suspend, condition or limit our gaming or other licenses, impose substantial fines, and take other actions, each of which poses a significant risk to our business, financial condition, and results of operations. We currently hold all state and local licenses and related approvals necessary to conduct our present gaming operations, but we must periodically apply to renew many of our licenses and registrations. We cannot assure you that we will be able to obtain such renewals. Any failure to maintain or renew our existing licenses, registrations, permits or approvals would have a material adverse effect on us. Furthermore, if additional laws or regulations are adopted or existing laws or regulations are amended, these regulations could impose additional restrictions or costs that could have a significant adverse effect on us. As an example, on August 26, 2014, the Board of Health of Hancock County, West Virginia adopted and approved the Clean Air Regulation Act of 2014 ("Regulation"), which became effective on July 1, 2015. The Regulation bans smoking in public places in Hancock County including at Mountaineer. Although we constructed a smoking patio with slots and table games to help mitigate the impact of the Regulation, we expect that the Regulation will have a negative impact on our business and results of operations at Mountaineer, and such impact may be material. Any future similar regulations could also adversely impact our business and results of operations.

Any of the Nevada Gaming Commission, the Louisiana Gaming Control Board, the West Virginia Alcohol Beverage Control Administration, the West Virginia Lottery Commission, the West Virginia Racing Commission, the Pennsylvania Gaming Control Board, the Pennsylvania Racing Commission, the Pennsylvania Liquor Control Board, the Ohio Lottery Commission, and the Ohio State Racing Commission (which we refer to collectively as the Gaming Authorities) may, in their discretion, require the holder of any securities issued by us to file applications, be investigated, and be found suitable to own our securities if it has reason to believe that the security ownership would be inconsistent with the declared policies of their respective jurisdictions. Further, the costs of any investigation conducted by any of the Gaming Authorities under these circumstances must be paid by the applicant, and refusal or failure to pay these charges may constitute grounds for a finding that the applicant is unsuitable to own the securities. If any of the Gaming Authorities determines that a person is unsuitable to own our securities, then, under the applicable gaming or horse racing laws and regulations, we can be sanctioned, including the loss of their approvals, if, without the prior approval of the applicable Gaming Authority, we conduct certain business with the unsuitable person.

Our officers, directors, and key employees will also be subject to a variety of regulatory requirements and various licensing and related approval procedures in the various jurisdictions in which we operate gaming facilities. If any of the applicable Gaming Authorities were to find an officer, director or key employee of ours unsuitable for licensing or unsuitable to continue having a relationship with us, we would have to sever all relationships with that person. Furthermore, the Gaming Authorities may require us to terminate the employment of any person who refuses to file appropriate applications. Either result could materially adversely affect our gaming operations.

Applicable gaming laws and regulations restrict our ability to issue securities, incur debt and undertake other financing activities. Such transactions would generally require approval of applicable Gaming Authorities, and our financing counterparties, including lenders, might be subject to various licensing and related approval procedures in the various jurisdictions in which we operate gaming facilities. If state regulatory authorities were to find any person unsuitable with regard to his, her or its relationship to us or any of our subsidiaries, we would be required to sever our relationships with that person, which could materially adversely affect our business.

In addition, gaming companies are generally subject to significant revenue based taxes and fees in addition to normal federal, state, and local income taxes, and such taxes and fees are subject to increase at any time. We pay substantial taxes and fees with respect to our operations. From time to time, federal, state, and local legislators and officials have proposed changes in tax laws, or in the administration of such laws, affecting the gaming industry. In addition, worsening economic conditions could intensify the efforts of state and local governments to raise revenues through increases in gaming taxes and/or property taxes. It is not possible to determine with certainty the likelihood of changes in tax laws or in the administration of such laws. Such changes, if adopted, could have a material adverse effect on our business, financial condition and results of operations. The large number of state and local governments with significant current or projected budget deficits makes it more likely that those governments that currently permit gaming will seek to fund such deficits with new or increased gaming taxes and/or property taxes, and worsening economic conditions could intensify those efforts. Any material increase, or the adoption of additional taxes or fees, could have a material adverse effect on our future financial results. For more information, see "Business—Governmental gaming regulations".

We rely on our key personnel

Our future success will depend upon, among other things, our ability to keep our senior executives and highly qualified employees. We compete with other potential employers for employees, and we may not succeed in hiring or retaining the executives and other employees that we need. We might not enter into employment contracts with all of our senior executives, and we might not obtain key man insurance policies for any or all of our executives. A sudden loss of or inability to replace key employees could have a material adverse effect on our business, financial condition and results of operation.

We may face difficulties in attracting and retaining qualified employees for our casinos and race tracks

The operation of our business requires qualified executives, managers and skilled employees with gaming and horse racing industry experience and qualifications who are able to obtain the requisite licenses and approval from the applicable Gaming Authorities. While not currently the case, there has from time to time been a shortage of skilled labor in the regions of Resorts' and MTR Gaming's casinos and race tracks. In addition to limitations that may otherwise exist in the supply of skilled labor, the continued expansion of gaming near Resorts' and MTR Gaming's casinos and race tracks, including the expansion of Native American gaming, may make it more difficult for us to attract qualified individuals. While we believe that we will continue to be able to attract and retain qualified employees, shortages of skilled labor will make it increasingly difficult and expensive to attract and retain the services of a satisfactory number of qualified employees, and we may incur higher costs than expected as a result.

We depend on agreements with our horsemen and pari-mutuel clerks to operate our business

The Federal Interstate Horse Racing Act and the state racing laws in West Virginia, Ohio and Pennsylvania require that, in order to simulcast races, we have written agreements with the horse owners and trainers at those racetracks. In addition, in order to operate slot machines in West Virginia, we are required to enter into written agreements regarding the proceeds of the slot machines (a "proceeds agreement") with a representative of a majority of the horse owners and trainers and with a representative of a majority of the pari-mutuel clerks.

If we fail to maintain operative agreements with the horsemen at any of our racetracks, we will not be permitted to conduct live racing and export and import simulcasting at the applicable racetrack. In addition, if we fail to maintain operative agreements with the horsemen at Mountaineer, Presque Isle Downs and Scioto Downs (including if we do not have in place the legally required proceeds agreement with the Mountaineer pari-mutuel clerks union), we will not be permitted to continue our gaming operations at those facilities. If we fail to renew or modify existing agreements on satisfactory terms, this failure could have a material adverse effect on our business, financial condition and results of operations.

Work stoppages, organizing drives and other labor problems could negatively impact our future profits

Some of our employees are currently represented by labor unions. A lengthy strike or other work stoppages at any of our casino properties could have an adverse effect on our business and results of operations. Given the large number of employees, labor unions are making a concerted effort to recruit more employees in the gaming industry. In addition, organized labor may benefit from new legislation or legal interpretations by the current presidential administration. Particularly, in light of current support for changes to federal and state labor laws, we cannot provide any assurance that we will not experience additional and more successful union organization activity in the future.

Because portions of the land on which our facilities are situated are leased, the termination of such leases could adversely affect our business

Resorts owns the parcel on which Eldorado Reno is located, except for approximately 30,000 square feet which is leased from C. S. & Y. Associates, a general partnership of which Donald Carano, father of Gary L. Carano, is a general partner (the "CSY Lease"). The CSY Lease expires on June 30, 2027. If Resorts defaults on a payment under the CSY Lease or if certain other specified events were to occur, C. S. & Y. Associates has the right to terminate the lease and take possession of the property located on the premises. If C. S. & Y. Associates were to exercise these rights, this could adversely affect our business.

A subsidiary of Resorts is party to a ground lease with the City of Shreveport for the land on which Eldorado Shreveport was built (the "Shreveport Lease"). The Shreveport Lease automatically renewed on June 17, 2015, and will be available for automatic renewal again on December 20, 2020. If Resorts defaults on a payment under the Shreveport Lease or if certain other specified events were to occur, the City of Shreveport could terminate the lease. If the City of Shreveport were to exercise this right, this could adversely affect our business.

Because we own real property, we will be subject to extensive environmental regulation, which creates uncertainty regarding future environmental expenditures and liabilities

We are subject to various federal, state and local environmental, health and safety laws and regulations that govern activities that may have adverse environmental effects, such as discharges to air and water, as well as the use, storage, discharge, emission and disposal of solid, animal and hazardous wastes and exposure to hazardous materials. These laws and regulations are complex and frequently subject to change. In addition, our horseracing facilities are subject to laws and regulations that address the impacts of manure and wastewater generated by Concentrated Animal Feeding Operations ("CAFO") on water quality, including, but not limited to, storm water discharges. CAFO regulations include permit requirements and water quality discharge standards. Enforcement of CAFO regulations has been receiving increased governmental attention. Compliance with these and other environmental laws can, in some circumstances, require significant capital expenditures. We have from time to time been responsible for investigating and remediating, or contributing to remediation costs related to, contamination located at or near certain of our facilities, including contamination related to underground storage tanks and groundwater contamination arising from prior uses of land on which certain of our facilities are located. In addition, we have been, and may in the future be, required to manage, abate, remove or contain manure and wastewater generated by concentrated animal feeding operations due to our racetrack operations, mold, lead, asbestos-containing materials or other hazardous conditions found in or on our properties. Moreover, violations can result in significant fines or penalties and, in some instances, interruption or cessation of operations.

We are also subject to laws and regulations that create liability and cleanup responsibility for releases of regulated materials into the environment. Certain of these laws and regulations impose strict, and under certain circumstances joint and several, liability on a current or previous owner or operator of property for the costs of remediating regulated materials on or emanating from its property. The costs of investigation, remediation or removal of those substances may be substantial.

An earthquake, flood, act of terrorism other natural disasters could adversely affect our business

Although we maintain insurance that is customary and appropriate for our business, each of our insurance policies is subject to certain exclusions. In addition, in some cases our property insurance coverage is combined among certain of our properties and Silver Legacy or is otherwise in an amount that may be significantly less than the expected replacement cost of rebuilding our facilities in the event of a total loss.

Such losses may occur as a result of any number of casualty events, including as a result of earthquakes, floods, hurricanes or other severe weather conditions. In particular, the Reno area has been, and may in the future be, subject to earthquakes and other natural disasters and Eldorado Shreveport is located in a designated flood zone. Inadequate insurance or lack of available insurance for these and other certain types or levels of risk could expose us to significant losses in the event that a catastrophe occurred for which we are underinsured. In addition to the damage caused to our properties by a casualty loss, we may suffer business disruption as a result of the casualty event or be subject to claims by third parties that may be injured or harmed. While we carry general liability insurance and business interruption insurance, there can be no assurance that insurance will be available or adequate to cover all loss and damage to which our business or our assets might be subjected. In addition, certain casualty events, such as labor strikes, nuclear events, loss of income due to terrorism, deterioration or corrosion, insect or animal damage and pollution, may not be covered under our policies. Any losses we incur that are not adequately covered by insurance may decrease our future operating income, require us to fund replacements or repairs for destroyed property and reduce the funds available for payments of our obligations.

Eldorado Reno and Silver Legacy currently have combined insurance coverage for earthquake and flood damage and for any resulting business interruption and Eldorado Reno, Silver Legacy and Eldorado Shreveport have combined insurance coverage for acts of terrorism. Under these policies, Eldorado Reno and Silver Legacy have combined per occurrence earthquake coverage of $100 million and combined aggregate flood coverage of $250 million. Eldorado Reno, Silver Legacy and Eldorado Shreveport have combined terrorism coverage of $800 million. In the event that an earthquake, flood or terrorist act causes damage only to Eldorado Reno's property, Eldorado Reno is eligible to receive up to the full amount of insurance coverage for the applicable event of loss, depending on the replacement cost. However, in the event that Eldorado Reno and Silver Legacy are damaged in an earthquake, Eldorado Reno is only entitled to receive insurance proceeds only after Silver Legacy's claims have been satisfied. In addition, in the event that both Eldorado Reno and Silver Legacy are damaged in a flood or Eldorado Reno, Eldorado Shreveport and Silver Legacy are damaged as a result of a terrorist act, our properties are entitled to receive an allocated portion of the insurance proceeds and, to the extent that any insurance proceeds remain available after satisfaction of the insurance claims by the other properties, such remaining proceeds. As a result, there is no assurance that our insurance coverage will be sufficient if there is a major event of loss that impacts us and Silver Legacy, and, in particular, if there is an earthquake that causes significant damage. In addition, upon the expiration of our current policies which expire in August 2015 (subject to annual renewal), we cannot assure that adequate coverage will be available at economically justifiable rates, if at all.

Because Eldorado Shreveport is located in a designated flood zone, it is subject to risks in addition to those risks associated with land-based casinos, including loss of service due to flood, hurricane or other severe weather conditions. We currently maintain flood insurance for Eldorado Shreveport and for the potential resulting business interruption. However, there is no assurance that this coverage will be sufficient if there is a major flood. Reduced patronage, the loss of use of the casino, the inability to use a dockside facility or riverboat for any period of time due to flood, hurricane or other severe weather could adversely affect our business, financial condition and results of operations.

We are subject to risks relating to mechanical failure

All of our facilities will generally be subject to the risk that operations could be halted for a temporary or extended period of time, as the result of casualty, forces of nature, mechanical failure, or extended or extraordinary maintenance, among other causes. In addition, our gaming operations could be damaged or halted due to extreme weather conditions. These risks are particularly pronounced at Eldorado Shreveport's riverboat and dockside facilities because of their location on and adjacent to water.

We are or may become involved in legal proceedings that, if adversely adjudicated or settled, could impact our business and financial condition

From time to time, we are named in lawsuits or other legal proceedings relating to our respective businesses. In particular, the nature of our business subjects us to the risk of lawsuits filed by customers, past and present employees, competitors, business partners and others in the ordinary course of business. As with all legal proceedings, no assurances can be given as to the outcome of these matters. Moreover, legal proceedings can be expensive and time consuming, and we may not be successful in defending or prosecuting these lawsuits, which could result in settlements or damages that could significantly impact our business, financial condition and results of operations.

Our information technology and other systems are subject to cyber security risk including misappropriation of customer information or other breaches of information security

Our operations require that we collect customer data, including credit card numbers and other personally identifiable information, for various business purposes, including marketing and promotional purposes. The collection and use of personal data are governed by privacy laws and regulations enacted in the United States and other jurisdictions around the world. Privacy regulations continue to evolve and on occasion may be inconsistent from one jurisdiction to another. Compliance with applicable privacy regulations may increase our operating costs and/or adversely impact our ability to market our products, properties and services to our customers. In addition, non-compliance with applicable privacy regulations by us (or in some circumstances non-compliance by third parties engaged by us) or a breach of security on systems storing our data, including due to cyber-attack, system failure, computer virus or unauthorized or fraudulent use by customers, employees or employees of third party vendors, may result in damage of reputation and/or subject us to fines, payment of damages, lawsuits or restrictions on our use or transfer of data.

Operations of Resorts and MTR Gaming have historically been subject to seasonal variations and quarterly fluctuations in operating results, and we can expect to experience such variations and fluctuation in the future

Historically, the operations of Resorts' and MTR Gaming's gaming facilities have typically been subject to seasonal variations.

Eldorado Reno's strongest operating results have generally occurred in the second and third quarters and the weakest results have generally occurred during the period from November through February when weather conditions adversely affected operating results. In the Reno market, excessive snowfall during the winter months can make travel to the Reno area more difficult. This often results in significant declines in traffic on major highways, particularly on routes to and from Northern California, and causes a decline in customer volume. Furthermore, management believes that approximately two-thirds of visitors to the Reno market arrive by some form of ground transportation.

In addition, winter conditions can frequently adversely affect transportation routes to Mountaineer, Presque Isle Downs and Scioto Downs and cause cancellations of live horse racing. As a result, unfavorable seasonal conditions could have a material adverse effect on our operations.

In general, it is unlikely that we will be able to obtain business interruption coverage for casualties resulting from severe weather, and there can be no assurance that we will be able to obtain casualty insurance coverage at affordable rates, if at all, for casualties resulting from severe weather.

Because we will be heavily dependent upon hotel/casino and related operations that are conducted in certain limited regions, we will be subject to greater risks than a company that is geographically or otherwise more diversified

Our business is, and following the consummation of the Circus Reno/Silver Legacy Purchase will continue to be, heavily dependent upon hotel/casino and related operations that are conducted in three discrete markets. As a result, we are still subject to a greater degree of risk than a gaming company that has greater geographical diversity. The risks to which we have a greater degree of exposure include the following:

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local economic and competitive conditions;
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inaccessibility due to weather conditions, road construction or closure of primary access routes;
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changes in local and state governmental laws and regulations, including gaming laws and regulations;
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natural and other disasters, including earthquakes and flooding;
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a decline in the number of residents in or near, or visitors to, our operations; and
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a decrease in gaming activities at any of our facilities.

Any of the factors outlined above could adversely affect our ability to generate sufficient cash flow to make payments on our outstanding indebtedness.

Significant negative industry or economic trends, reduced estimates of future cash flows, disruptions to our business, slower growth rates or lack of growth in our business may cause us to incur impairments to indefinite-lived intangible assets or long-lived assets

We test indefinite-lived intangible assets for impairment annually or if a triggering event occurs. We will also be required to consider whether the fair values of any of our investments accounted for under the equity method have declined below their carrying value whenever adverse events or changes in circumstances indicate that recorded values may not be recoverable. Estimated fair value is determined using a discounted cash flow analysis based on estimated future results of the investee and market indicators of the terminal year capitalization rate. If any such declines are considered to be other than temporary, we will be required to record a write-down to estimated fair value. In 2011, Resorts' impairment test in the Silver Legacy Joint Venture resulted in the recognition of a non-cash impairment charge of $33.1 million resulting in the elimination of Resorts' remaining investment in the Silver Legacy Joint Venture at that time.

Security concerns, terrorist attacks and other geopolitical events could have a material adverse effect on our future operations

Security concerns, terrorist attacks and other geopolitical events can have a material adverse effect on leisure and business travel, discretionary spending and other areas of economic behavior that directly impact the gaming and entertainment industries in general and our business in particular. We cannot predict the extent to which any future security alerts, terrorist attacks or other geopolitical events might impact our business, results of operations or financial condition.

The operating agreement of Silver Legacy Joint Venture contains a buy-sell provision which, if exercised by either partner, could adversely affect us if the Circus Reno/Silver Legacy Purchase is not consummated

The operating agreement for the entity that owns Silver Legacy contains a buy-sell provision pursuant to which either Resorts or the wholly-owned subsidiary of MGM Resorts International that owns its 50% interest in the Silver Legacy Joint Venture may sell its membership interest or purchase the interest of the other member, in either case, at the price proposed by the offering member. If either member should make such an offer, the operating agreement requires the other member to either sell its membership interest or purchase the membership interest of the offering member, in either case, at the price proposed by the offering member. While we have entered into an agreement to purchase the 50% interest in the Silver Legacy Joint Venture owned by the subsidiary of MGM Resorts International, if such purchase is not consummated, the provisions of the buy-sell agreement will survive. In such event, an election by either member to exercise its buy-sell right, which would result in the buyout of one of the members, could adversely impact its operations, depending, among other things, on its ability to respond to an offer from the other member and the price at which any offer is made. MGM Resorts International has significantly greater resources than we have. If the Circus Reno/Silver Legacy Purchase is not consummated and a subsequent offer by either member pursuant to the buy-sell agreement results in the purchase of its interest in the Silver Legacy Joint Venture, the sale of the interest could adversely affect, or result in the termination of, any existing arrangements or agreements Resorts may have with Silver Legacy or the other member, or otherwise adversely impact us.

Silver Legacy may be subject to claims that were not discharged in the Silver Legacy bankruptcy cases, which could have a material adverse effect on our results

As described further below, the Silver Legacy Joint Venture and Silver Legacy Capital Corp. (the "Silver Legacy Debtors") filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code on May 17, 2012. On October 23, 2012, an order of confirmation relating to the Silver Legacy Debtors' joint plan of reorganization was entered by the bankruptcy court (the "Plan of Reorganization"), and the effective date thereof (as defined in the Plan of Reorganization) occurred on November 16, 2012. We believe that substantially all of the claims against the Silver Legacy Debtors that arose before their bankruptcy filing were resolved in connection with their Chapter 11 proceedings. However, there may be certain circumstances in which claims and other obligations that arose prior to their bankruptcy filing may not have been discharged, including instances where a claimant had inadequate notice of the bankruptcy filing or of the deadline to file claims therein.

Risks related to the proposed Circus Reno/Silver Legacy Purchase and the Merger

The acquisition of Circus Reno and 50% of the equity interests in the Silver Legacy Joint Venture is subject to various closing conditions as well as other uncertainties, including our ability to obtain financing to fund the purchase on terms that we find acceptable or at all, and there can be no assurances as to whether and when it may be completed

The consummation of the announced, proposed acquisition of Circus Reno and the 50% interest in the Silver Legacy is subject to certain customary conditions. A number of the conditions are not within our control, and it is possible that such conditions may prevent, delay or otherwise materially adversely affect the completion of the acquisition. These conditions include, among other things, approval by the relevant gaming authorities and obtaining any necessary third party consents to consummate the acquisition. In addition, the Circus Reno/Silver Legacy Purchase is not subject to a financing condition and we do not have a financing commitment to fund the acquisition. As a result, we cannot be sure that we will be able to obtain financing on terms that are satisfactory to us, or at all. Because the purchase agreement for the Circus Reno/Silver Legacy Purchase does not contain a financing condition, our failure to close due to inability to obtain financing could subject us to a claim for substantial damages. In addition, although we intend to issue and sell equity securities to finance a portion of the purchase price for the Circus Reno/Silver Legacy Purchase, we cannot be certain that we will be able to sell equity securities on terms that are acceptable to us, or at all, and, if we are unable to generate sufficient proceeds from sales of equity securities, we may be required to incur additional indebtedness for such purpose. Any such additional indebtedness would increase the amount of our indebtedness and could constrain our operations.

While we expect that the Circus Reno/Silver Legacy Purchase will close in the fourth quarter of 2015, we cannot predict with certainty whether and when any of the required conditions will be satisfied or if another uncertainty may arise. If the proposed acquisition does not receive, or timely receive, the required regulatory approvals and clearances, or if another event occurs that delays or prevents the acquisition, such delay or failure to complete the acquisition may cause uncertainty or other negative consequences that may materially and adversely affect our business, financial condition and results of operations. If the transaction is not consummated for these or any other reasons, our ongoing business may be adversely affected and will be subject to a number of risks including:

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The market price of our common stock may decline to the extent that the current market price reflects a market assumption that the transaction will be completed;

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We may experience negative reactions to the termination of the transaction from customers, channel partners, suppliers, strategic partners, investors or analysts;

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We would not realize any of the anticipated benefits of having completed the transaction; and

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Our expenses incurred related to the transaction, such as legal and accounting fees, must be paid even if the transaction is not completed.

In addition, uncertainty about the effect of the proposed acquisition on employees and other parties may have an adverse effect on us or the anticipated benefits of the proposed acquisition. These uncertainties may impair our, the Silver Legacy Joint Venture's and Circus Reno's ability to attract, retain and motivate key personnel until the proposed acquisition is completed and for a period of time thereafter. Employee retention and recruitment may be particularly challenging prior to completion of the proposed acquisition, as our employees and prospective employees, and the employees and prospective employees of Silver Legacy and Circus Reno, may experience uncertainty about their future roles with us following the proposed acquisition.

We may not realize all of the anticipated benefits of Circus Reno/Silver Legacy Purchase and the Merger and we may encounter difficulties in integrating Circus Reno, Silver Legacy and the MTR Gaming properties with our operations

Our ability to realize the anticipated benefits of the proposed acquisition of the Silver Legacy and Circus Reno will depend, to a large extent, on our ability to integrate our existing business with those businesses. Combining independent businesses is a complex, costly and time-consuming process. In addition, while we have made significant progress in integrating the operations of MTR Gaming into our operations, the Merger was only recently consummated and completion of the integration of five different properties within a relatively short period of time may create additional challenges. As a result, we will be required to devote significant management attention and resources to integrating the businesses and operations of Eldorado, MTR Gaming, the Silver Legacy and Circus Reno. The integration process may disrupt the combined business and, if implemented ineffectively, could preclude the realization of the full benefits of our acquisition transactions. In addition, we may pursue additional acquisition opportunities in the future, which would present further integration challenges. Our failure to meet the challenges involved in integrating the businesses that we have acquired or propose to acquire or to realize the anticipated benefits of such transactions could cause an interruption of, or a loss of momentum in, the activities of the Company and could adversely affect the Company's results of operations. In addition, the combined company's results of operations may not meet our expectations, which would then make it difficult to service our outstanding debt obligations, including additional debt that we may incur to finance the purchase price for the Circus Reno/Silver Legacy Purchase and the repayment of amounts outstanding under the Silver Legacy Joint Venture credit agreement.

The overall integration of the businesses may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of customer relationships, and diversion of certain management's attention. The difficulties of combining the operations of the companies include, among others:

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the diversion of certain management's attention to integration matters;

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difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects from combining our business with that of MTR Gaming, Silver Legacy and Circus Reno;

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difficulties in integrating operations, business practices and systems;

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difficulties in assimilating employees;

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difficulties in managing the expanded operations of a larger and more complex company;

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challenges in retaining existing customers and suppliers;

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challenges in obtaining new customers and suppliers;

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potential unknown liabilities and unforeseen increased expenses associated with the acquisitions; and

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challenges in retaining and attracting key personnel.

Many of these factors will be outside of our control and any one of them could result in increased costs, decreases in the amount of expected revenues and diversion of management's time and energy, which could materially impact the business, financial condition and results of operations of the company. In addition, even if the operations of the businesses of the Company, MTR Gaming, Silver Legacy and Circus Reno are integrated successfully, we may not realize the full benefits of the transactions, or the full benefits may not be achieved within the anticipated time frame, or at all.

The market price of our common stock may decline as a result of the proposed acquisition for a number of reasons

The market price of our common stock may decline as a result of the proposed acquisition for a number of reasons including if:

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We do not achieve the perceived benefits of the transaction as rapidly or to the extent anticipated;

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The effect of the transaction on our business and prospects is not consistent with the expectations of financial or industry analysts; or

•
Investors react negatively to the effect of the transaction on our business and prospects.

The consummation of the proposed acquisition is subject to numerous conditions. See "—The acquisition of Circus Reno and 50% of the equity interests in the Silver Legacy Joint Venture is subject to various closing conditions as well as other uncertainties, including our ability to obtain financing to fund the purchase on terms that we find acceptable or at all, and there can be no assurances as to whether and when it may be completed." We cannot make any assurances that the Circus Reno/Silver Legacy Purchase will be consummated on the terms or timeline currently contemplated, or at all. Our expenses incurred related to the transaction, such as legal and accounting fees, must be paid even if the transaction is not completed.

Our estimates and judgments related to the acquisition accounting models used to record the purchase price allocation may be inaccurate

Our management will make significant accounting judgments and estimates for the application of acquisition accounting under GAAP and the underlying valuation models. Our business, operating results and financial condition could be materially and adversely impacted in future periods if our accounting judgments and estimates related to these models prove to be inaccurate.

We may be required to recognize impairment charges for other intangible assets

The proposed transaction will add approximately $8.1 million of other intangible assets to our consolidated balance sheet. In accordance with GAAP, our management periodically assesses these assets to determine if they are impaired. Significant negative industry or economic trends, disruptions to our business, inability to effectively integrate acquired businesses, unexpected significant changes or planned changes in use of the assets, divestitures and market capitalization declines may impair goodwill and other intangible assets. Any charges relating to such impairments would adversely affect results of operations in the periods recognized.

Our assets, liabilities or results of operations could be adversely affected by known or unknown or unexpected events, conditions or actions that might occur at Silver Legacy or Circus Reno prior to the closing of the proposed Circus Reno/Silver Legacy Purchase

The assets, liabilities, business, financial condition, cash flows, operating results and prospects of Silver Legacy and Circus Reno to be acquired or assumed by us by reason of the Circus Reno/Silver Legacy Purchase could be adversely affected before or after the closing of such transaction as a result of known or previously unknown events or conditions occurring or existing before the closing of such transaction. Adverse changes in the business or operations of the Silver Legacy Joint Venture or Circus Reno could occur or arise as a result of actions by Silver Legacy or Circus Reno, legal or regulatory developments including the emergence or unfavorable resolution of pre-acquisition loss contingencies, deteriorating general business, market, industry or economic conditions, and other factors both within and beyond the control of Silver Legacy or Circus Reno. A significant decline in the value of the assets to be acquired by us or a significant increase in liabilities to be assumed by us could adversely affect our future business, financial condition, cash flows, operating results and prospects following the completion of the Circus Reno/Silver Legacy Purchase.

Risks related to our capital structure

We have a substantial amount of indebtedness, which could have a material adverse effect on our financial condition and our ability to obtain financing in the future and to react to changes in our business

We have a substantial amount of debt, which requires significant principal and interest payments. As of March 31, 2015, we and our subsidiaries had approximately $728.7 million of indebtedness outstanding

(excluding indebtedness of the Silver Legacy Joint Venture). In addition, we expect that we will be required to incur additional indebtedness to finance a portion of the purchase price for the Circus Reno/Silver Legacy Purchase and the repayment of amounts outstanding under the Silver Legacy Joint Venture credit agreement.

This indebtedness may have important negative consequences for us, including:

•
limiting our ability to satisfy our obligations;

•
increasing our vulnerability to general adverse economic and industry conditions;

•
limiting our flexibility in planning for, or reacting to, changes in its businesses and the markets in which we operates;

•
placing us at a competitive disadvantage compared to competitors that have less debt;

•
increasing our vulnerability to, and limiting our ability to react to, changing market conditions, changes in our industry and economic downturns;

•
limiting our ability to obtain additional financing to fund working capital requirements, capital expenditures, debt service, general corporate or other obligations;

•
subjecting us to a number of restrictive covenants that, among other things, limit our ability to pay dividends and distributions, make acquisitions and dispositions, borrow additional funds, and make capital expenditures and other investments;

•
restrictions on making dividend payments and other payments by wholly-owned subsidiaries;

•
limiting our ability to use operating cash flow in other areas of our business because we must dedicate a significant portion of these funds to make principal and/or interest payments on our outstanding debt;

•
exposing us to interest rate risk due to the variable interest rate on borrowings under our credit facility;

•
causing our failure to comply with the financial and restrictive covenants contained in our current or future indebtedness, which could cause a default under such indebtedness and which, if not cured or waived, could have a material adverse effect on us; and

•
affecting our ability to renew gaming and other licenses necessary to conduct our business.

Despite our current indebtedness levels, we and our subsidiaries may still incur significant additional indebtedness. Incurring more indebtedness could increase the risks associated with our substantial indebtedness

We and our subsidiaries may be able to incur substantial additional indebtedness, including additional secured indebtedness, in the future. The terms of the agreements governing our indebtedness restrict, but do not completely prohibit, us from doing so. In addition, the agreements governing our indebtedness do not prevent us from incurring other liabilities that do not constitute indebtedness. If new debt or other liabilities are added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

We may not be able to generate sufficient cash to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. We will also be required to obtain the consent of the lenders under the our credit facilities to refinance material portions of our indebtedness. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. If our operating results and available cash are insufficient to meet our debt service obligations, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them, and these proceeds may not be adequate to meet any debt service obligations then due. Additionally, the agreements governing our indebtedness limit the use of the proceeds from any disposition; as a result, we may not be allowed, under these documents, to use proceeds from such dispositions to satisfy all current debt service obligations.

If we default under our indebtedness, we may not be able to service our debt obligations

In the event of a default under our outstanding indebtedness or indebtedness that we may incur in the future, the lenders could elect to declare all amounts borrowed, together with accrued and unpaid interest and other fees, to be due and payable, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If such acceleration occurs, we may not be able to repay the outstanding principal amounts that are due. This could have serious consequences to our financial condition and results of operations, and could cause us to become bankrupt or insolvent. If default occurred under the credit facilities of one of our unrestricted subsidiaries, the subsidiary or subsidiaries party to such credit facility might have to take actions that could result in the diminution or elimination of our equity interest in such subsidiary.

The agreements governing our indebtedness impose significant operating and financial restrictions on us and our subsidiaries, which may prevent us from capitalizing on business opportunities

The agreements governing our indebtedness impose significant operating and financial restrictions on us. These restrictions limit our ability, among other things, to:

•
incur additional debt;

•
create liens or other encumbrances;

•
pay dividends or make other restricted payments, including payments by Resorts and MTR to ERI and to each other;

•
agree to payment restrictions affecting our restricted subsidiaries;

•
prepay subordinated indebtedness;

•
make investments, loans or other guarantees;

•
sell or otherwise dispose of a portion of our assets; or

•
make acquisitions or merge or consolidate with another entity.

A failure to comply with the covenants contained in the agreements governing our outstanding indebtedness and any other indebtedness that we may incur in the future could result in an event of default, which, if not cured or waived, could result in the acceleration of the indebtedness and have a material adverse effect on our business, financial condition and results of operations. In the event of any default such agreements the lenders thereunder:

•
will not be required to lend any additional amount to us;

•
could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable and terminate all commitments to extend future credit; or

•
could require us to apply all of our available cash to repay these borrowings.

If we are unable to comply with the covenants in the agreements governing our indebtedness or to pay our debts, the lenders with respect to such indebtedness could proceed against the collateral granted to them to secure that indebtedness, which includes substantially all of our assets and would otherwise be entitled to exercise remedies under the agreements governing such indebtedness. If our indebtedness were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full. Moreover, in the event that such indebtedness is accelerated, there can be no assurance that we will be able to refinance it on acceptable terms, or at all.

We are a holding company and will depend on our subsidiaries for dividends, distributions and repayment of its indebtedness

We are structured as a holding company, a legal entity separate and distinct from its subsidiaries. Our only significant asset is the capital stock or other equity interests of its operating subsidiaries. As a holding company, we conduct all of our business through our subsidiaries. Consequently, our principal source of cash flow, including cash flow to pay dividends, will be dividends and distributions from our subsidiaries. If our subsidiaries are unable to make dividend payments or distributions to us and sufficient cash or liquidity is not otherwise available, we may not be able to pay dividends. Our subsidiaries may not be able to, or be permitted to, make distributions to enable us to make payments in respect of our indebtedness. Each of our subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. In addition, the agreements governing our indebtedness limit the ability of our restricted subsidiaries to restrict the payment of dividends or make other intercompany payments to us, these limitations will be subject to certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness.

Our ability to service all of our indebtedness depends on our ability to generate cash flow, which is subject to factors that are beyond our control

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to general economic, financial, competitive and other factors that are beyond our control. In addition, a further deterioration in the economic performance of our casino properties may cause us to reduce or delay investments and capital expenditures, or to sell assets. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations.

Risks related to ownership of our common stock and this offering

The market price of our common stock could fluctuate significantly

The U.S. securities markets in general have experienced significant price fluctuations in recent years. The market price of our common stock may be volatile and subject to wide fluctuations. In addition, the trading volume of our common stock may fluctuate and cause significant price variations to occur. Some of the factors that could cause fluctuations in, or have a material adverse effect on, the stock price or trading volume of our common stock include:

•
general market and economic conditions, including market conditions in the hotel and casino industries;

•
actual or expected variations in operating results;

•
differences between actual operating results and those expected by investors and analysts;

•
changes in recommendations by securities analysts;

•
operations and stock performance of competitors;

•
accounting charges, including charges relating to the impairment of goodwill;

•
significant acquisitions or strategic alliances by us or by competitors;

•
sales of our common stock or other securities in the future, including sales by our directors and officers or significant investors;

•
recruitment or departure of key personnel;

•
conditions and trends in the gaming and entertainment industries;

•
changes in the estimate of the future size and growth of our markets; and

•
changes in reserves for professional liability claims.

We cannot assure you that the stock price of our common stock will not fluctuate or decline significantly in the future. In addition, the stock market in general can experience considerable price and volume fluctuations that may be unrelated to our performance. If the market price of our common stock fluctuates significantly, we may become the subject of securities class action litigation which may result in substantial costs and a diversion of management's attention and resources.

We do not currently expect to pay dividends

We do not currently expect to pay dividends on our common stock. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon among other factors, our earnings, cash requirements, financial condition, requirements to comply with the covenants under our debt instruments, legal considerations, and other factors that the our board of directors deems relevant. If we do not pay dividends, then the return on an investment in its common stock will depend entirely upon any future appreciation in its stock price. There is no guarantee that our common stock will appreciate in value or maintain its value.

We may allocate the proceeds of this offering in ways in which you may not agree

We intend to use the net proceeds from this offering to finance a portion of the purchase price for the Circus Reno/Silver Legacy Purchase, including repaying amounts outstanding under the Silver Legacy Joint Venture credit agreement. However, in the event that the Circus Reno/Silver Legacy Purchase is not consummated, we intend to use the net proceeds from this offering for general corporate purposes. Under such circumstances, we would have broad discretion in the use of proceeds and our ultimate use of these proceeds may vary substantially from their currently intended use. If we exercise our discretion in the use of the net proceeds, stockholders may not agree with such uses, and we may use the net proceeds in a manner that does not improve our operating results or yield a return.

The volatility and disruption of the capital and credit markets and adverse changes in the U.S. and global economies may negatively impact our access to financing

During recent years, a confluence of many factors has contributed to diminished expectations for the U.S. economy and increased market volatility for publicly traded securities, including the common shares and notes issued by publicly owned companies. These factors include the availability and cost of credit, declining business and consumer confidence and increased unemployment. These conditions have combined to create an unprecedented level of market volatility, which could negatively impact our ability to access capital and financing (including financing necessary to refinance our existing indebtedness), on terms and at prices acceptable to us, that we would otherwise need in connection with the operation of our businesses.

If you purchase shares of our common stock in this offering, you will suffer immediate and substantial dilution of your investment

The public offering price of our common stock is substantially higher than the pro forma net tangible book value per share of our common stock. Therefore, if you purchase shares of our common stock in this offering, your interest will be diluted immediately to the extent of the difference between the initial public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering. See "Dilution."

You will incur additional dilution if we raise additional capital through the issuance of new equity securities at a price lower than the offering price of our common stock or issue additional shares in connection with our equity incentive plan

If we raise additional capital through the issuance of new equity securities at a lower price than the offering price, you will be subject to additional dilution. If we are unable to access the public markets in the future, or if our performance or prospects decrease, we may need to consummate a private placement or public offering of our common stock at a lower price than the offering price. In addition, any new securities may have rights, preferences or privileges senior to our common stock. Additionally, we have reserved 4,800,000 shares of our common stock for issuance under our 2015 Equity Incentive Plan.

Future offerings of debt securities or additional or increased loans, which would rank senior to our common stock upon our bankruptcy or liquidation, and future offerings of equity securities that may be senior to our common stock for the purposes of dividend and liquidating distributions, may adversely affect the market price of our common stock

In the future, we may attempt to increase our capital resources through offerings of debt securities, entering into or increasing amounts under our loan agreements or additional offerings of equity securities. Upon bankruptcy or liquidation, holders of our debt securities and lenders with respect to our indebtedness will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Our decision to issue securities in any future offering or enter into or increase loan amounts will depend on our management's views on our capital structure and financial results, as well as market conditions and other factors beyond our control. As a result, we cannot predict or estimate the amount, timing or nature of any such future transaction, and purchasers of our common stock in this offering bear the risk of our future transactions reducing the market price of our common stock and diluting their ownership interest in our company.

If securities analysts do not publish research or reports about our company, or if they issue unfavorable commentary about us or our industry and markets or downgrade our common stock, the price of our common stock could decline

The trading market for our common stock depends in part on the research and reports that third-party securities analysts publish about our company and our industry and markets. One or more analysts could downgrade our common stock or issue other negative commentary about our company or our industry or markets. In addition, we may be unable or slow to attract sufficient research coverage. Alternatively, if one or more of these analysts cease coverage of our company, we could lose visibility in the market. As a result of one or more of these factors, the trading price and volume of our common stock could decline.

Cautionary statement concerning forward-looking statements

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such statements contain words such as "believe," "estimate," "expect," "intend," "plan," "project," "may," "will," "might," "should," "could," "would," "seek," "pursue" and "anticipate" or the negative or other variation of these or similar words, or may include discussions of strategy or risks and uncertainties. Forward-looking statements in this prospectus include, among other things, statements concerning:

•
projections of future results of operations or financial condition;

•
expectations regarding our business and results of operations of our existing casino properties and prospects for future development;

•
expenses and our ability to operate efficiently;

•
expectations regarding trends that will affect our market and the gaming industry generally and the impact of those trends on our business and results of operations;

•
our ability to comply with the covenants in the agreements governing our outstanding indebtedness;

•
our ability to meet our projected debt service obligations, operating expenses, and maintenance capital expenditures;

•
expectations regarding availability of capital resources, including our ability to refinance our outstanding indebtedness;

•
our intention to pursue development opportunities and acquisitions and obtain financing for such development and acquisitions; and

•
the impact of regulation on our business and our ability to receive and maintain necessary approvals for our existing properties and future projects.

Any forward-looking statement is based upon a number of estimates and assumptions that, while considered reasonable by us, is inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control, and are subject to change. Actual results of operations may vary materially from any forward-looking statement made herein. Forward-looking statements should not be regarded as a representation by us or any other person that the forward-looking statements will be achieved. Undue reliance should not be placed on any forward-looking statements. Some of the contingencies and uncertainties to which any forward-looking statement contained herein is subject include, but are not limited to, the following:

•
our substantial indebtedness and significant financial commitments could adversely affect our results of operations and our ability to service such obligations;

•
restrictions and limitations in agreements governing our debt could significantly affect our ability to operate our business and our liquidity;

•
our facilities operate in very competitive environments and we face increasing competition;

•
our dependence on our Nevada, Louisiana, West Virginia, Pennsylvania and Ohio casinos for substantially all of our revenues and cash flows;

•
our ability to consummate the Circus Reno/Silver Legacy Purchase;

•
our ability to obtain financing for the purchase of Circus Reno and the 50;% interest in Silver Legacy on terms that are acceptable to us, or at all;

•
our ability to integrate the operations of Circus Reno, the Silver Legacy and the MTR Gaming properties and realize the benefits of the Circus Reno/Silver Legacy Purchase, the Merger and other future acquisitions;

•
our operations are particularly sensitive to reductions in discretionary consumer spending and are affected by changes in general economic and market conditions;

•
our gaming operations are highly regulated by governmental authorities and the cost of complying or the impact of failing to comply with such regulations;

•
increases in gaming taxes and fees in jurisdictions in which we operate;

•
risks relating to pending claims or future claims that may be brought against us;

•
changes in interest rates and capital and credit markets;

•
our ability to comply with certain covenants in our debt documents;

•
the effect of disruptions to our information technology and other systems and infrastructure;

•
construction factors relating to maintenance and expansion of operations;

•
our ability to attract and retain customers;

•
weather or road conditions limiting access to our properties;

•
the effect of war, terrorist activity, natural disasters and other catastrophic events; and

•
the intense competition to attract and retain management and key employees in the gaming industry.

For additional contingencies and uncertainties, see "Risk Factors."

Given these risks and uncertainties, we can give no assurances that results contemplated by any forward-looking statements will in fact occur and therefore caution investors not to place undue reliance on them. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

Use of proceeds

We estimate that the net proceeds from the sale of our common stock in this offering, after deducting underwriting discounts and commissions and offering expenses payable by us, will be approximately $            million ($            million if the underwriters exercise their option in full) based on an estimated offering price of $           per share. Each $1.00 increase or decrease in the estimated offering price would increase or decrease, as applicable, net proceeds from this offering by approximately $            million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimating underwriting discounts and commissions and offering expenses payable by us. If the underwriters' option to purchase additional shares in this offering is exercised in full, we estimate that our net proceeds will be approximately $            million.

We intend to use a portion of the net proceeds from this offering to fund a portion of the purchase price payable in connection with the Circus Reno/Silver Legacy Purchase, including repaying amounts outstanding under the Silver Legacy Joint Venture credit facility. In the event that the Circus Reno/Silver Legacy Purchase is not consummated, we intended to use the net proceeds from this offering for general corporate purposes. Pending the use of proceeds from this offering as described above, we plan to invest this portion of the net proceeds in short-term, interest bearing investments.

Dividend policy

We currently anticipate that we will retain all available funds for use in the operation of our business, and we do not intend to pay any cash dividends on our common stock in the near future.

The declaration, amount and payment of any future dividends on shares of common stock will be at the sole discretion of our board of directors and we may reduce or discontinue entirely the payment of such dividends at any time. Our board of directors may take into account general and economic conditions, our financial condition and operating results, our available cash and current and anticipated cash needs, capital requirements, contractual, legal and tax restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries to us, and such other factors as our board of directors may deem relevant.

Our existing debt agreements contain, and we expect the agreements governing debt incurred with the Refinancing Transactions will contain, restrictive covenants that limit our ability to pay dividends, and any financing arrangements that we enter into in the future may contain similar restrictions.

Price range of our common stock

Since September 22, 2014, our common stock has traded on the NASDAQ Global Select Market under the symbol "ERI." The following table sets forth, for the periods indicated, the high and low daily sales prices for our common stock, as reported by the NASDAQ Global Select Market, for the period since September 22, 2014.

	High	Low

Fiscal year 2015
First Quarter	$5.68	$3.81
Second Quarter	$8.76	$5.00
Third Quarter (through July 9, 2015)	$8.25	$7.56
Fiscal year 2014
Third Quarter (from September 22, 2014)	$4.75	$3.61
Fourth Quarter	$4.40	$3.74

On July 9, 2015, the last reported sale price for our common stock on the NASDAQ Global Select Market was $8.33 per share. As of July 9, 2015, based on the information provided by Continental Stock Transfer & Trust Company, we had 46,444,694 shares of common stock issued and outstanding and there were approximately 690 holders of record of our common stock.

Capitalization

The following table sets forth our capitalization as of March 31, 2015:

•
on an actual basis;

•
on an as adjusted basis to give effect to the Refinancing Transactions and the sale of              shares of common stock in this offering at the assumed offering price of $              per share, which is the closing price of our common stock on July     , 2015, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The information in this table should be read in conjunction with "Selected Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" as well as the consolidated financial statements and related notes included elsewhere in this prospectus.

	As of March 31, 2015
(dollars in millions)	Actual	As adjusted(1)

		(Unaudited)
Cash and cash equivalents including restricted cash(2)	$80.3	$18.1

Debt(3):
Resorts Notes	168.0	—
MTR Notes	560.7	—
New Term Loan Facility	—
New Revolving Credit Facility	—
New Senior Notes(4)	—

Total debt	728.7
Stockholders' Equity:
Common stock, par value $0.00001: 100,000,000 shares authorized, 46,426,714 shares issued and outstanding, actual; shares issued and outstanding, as adjusted	—	—
Paid-in capital	166.5
Accumulated deficit	(20.6)	—
Accumulated other comprehensive income	0.1

Stockholders' equity before non-controlling interest	145.9
Non-controlling interest	0.1

Total stockholders' equity	146.0

Total capitalization	$957.5	$

(1)    Each $1.00 increase or decrease in the assumed offering price of $              per share would increase or decrease, as applicable, our as adjusted cash and cash equivalents, additional paid-in capital, total stockholders' equity and total capitalization by approximately $               million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(2)    Includes $10.9 million of restricted cash.

(3)    Debt amounts reflect the principal amount of indebtedness and do not include unamortized debt discounts recorded in accordance with GAAP, and accordingly, will not agree to the amounts reported on our condensed consolidated balance sheet. Debt amounts do not reflect $83.5 million of outstanding indebtedness as of March 31, 2015 under the Silver Legacy Joint Venture credit facility and $16.9 million in outstanding principal amount and accrued and unpaid interest owed by the Silver Legacy Joint Venture under member notes payable to ELLC and Galleon as of March 31, 2015. All amounts outstanding under the Silver Legacy Joint Venture credit facility are expected to be paid and the member notes are expected to be extinguished upon consummation of the Circus Reno/Silver Legacy Purchase.

(4)   Includes $50 million in proceeds from the sale of the Notes that will be placed in escrow and released upon closing of the Circus Reno/Silver Legacy Purchase. The Escrowed Property will be used to consummate the Circus Reno/Silver Legacy Purchase. If such proceeds of this offering are not released from escrow to consummate the Circus Reno/Silver Legacy Purchase on or before April 1, 2016, then an aggregate principal amount of Notes equal to $50 million will be subject to a special mandatory redemption, on a pro rata basis, at a price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest to, but not including, the date of redemption which will be paid by ERI using the Escrowed Property.

The new senior notes will be offered to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended, and to persons outside the United States under Regulation S of the Securities Act. The new senior notes will not be registered under the Securities Act, and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

Dilution

As of March 31, 2015, we had a net tangible book value of approximately $146 million or $3.15 per share of common stock, based upon 46,426,714 shares of common stock outstanding on such date. Net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of common stock outstanding.

Dilution in net tangible book value per share to new investors in this offering represents the difference between the amount per share paid by purchasers of              shares of common stock in this offering and the net tangible book value per share of common stock immediately after the completion of this offering. After giving effect to the sale of the shares of common stock offered by us in this offering at the assumed offering price of $              per share, and after deducting the estimated underwriting discounts and estimated offering expenses payable by us, our net tangible book value as of March 31, 2015 would have been $               million, or $              per share of common stock. This represents an immediate increase in net tangible book value of $              per share to existing stockholders and an immediate dilution of $              per share to new investors in our common stock. The following table illustrates this dilution on a per share basis.

The following table illustrates the dilution to the purchasers of the common stock in this offering:

Minimum offering

Assumed offering price per share	$
Net tangible book value per share as of March 31, 2015, before giving effect to this offering	$
Increase in net tangible book value per share attributed to new investors purchasing shares in this offering

Net tangible book value per share after giving effect to this offering

Dilution per share to new investors in this offering	$

A $1.00 increase or decrease in the assumed offering price of $              per share would increase or decrease, respectively, our as adjusted net tangible book value after this offering by $              per share and the dilution in as adjusted net tangible book value to new investors by $              per share, assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

As of March 31, 2015, there were options outstanding to purchase a total of 272,200 shares of common stock at a weighted average exercise price of $5.68 per share. To the extent outstanding options are exercised, there will be further dilution to new investors.

Unaudited pro forma condensed combined financial statements

The following unaudited pro forma condensed combined financial information presents the unaudited pro forma condensed combined balance sheet as of March 31, 2015 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2014 and the three months ended March 31, 2015 based upon the historical financial statements of Eldorado HoldCo LLC ("HoldCo"), MTR Gaming Group, Inc. ("MTR Gaming"), ERI (as defined below), Circus and Eldorado Joint Venture, LLC ("Silver Legacy"), and Circus Circus Casinos, Inc. d/b/a Circus Circus Hotel Casino Reno, after giving effect to the following transactions:

•
the MTR Merger (as defined below);
•
the Circus Reno/Silver Legacy Purchase (as defined below);
•
the Refinancing Transactions (as defined below); and
•
the issuance of shares of ERI common stock in a public offering in the near term (the "Equity Offering").

On September 9, 2013, MTR Gaming, Eclair Holdings Company, a Nevada corporation, now Eldorado Resorts, Inc. ("ERI"), Ridgeline Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of ERI, Eclair Acquisition Company, LLC, a Nevada limited liability company and wholly-owned subsidiary of ERI, HoldCo and Thomas Reeg, Robert Jones and Gary Carano, as the member representatives thereof, entered into a definitive agreement and plan of merger, as amended on November 18, 2013, February 13, 2014 and May 13, 2014 (the "Merger Agreement"). Pursuant to the Merger Agreement, on September 19, 2014 (the "Merger Date"), MTR merged with and into Ridgeline Acquisition Corp., with MTR Gaming surviving the merger (the "MTR Merger"), and HoldCo merged with and into Eclair Acquisition Company, LLC, with HoldCo surviving the merger (the "HoldCo Merger" and, together with the MTR Merger, the "Merger").

On July 7, 2015, ERI entered into a purchase and sale agreement (the "Purchase Agreement") with subsidiaries of MGM Resorts International ("MGM") to purchase the 50% interest in the Silver Legacy Joint Venture held by Galleon, Inc. and the assets constituting Circus Circus Hotel Casino Reno ("Circus Reno") (the "Circus Reno/Silver Legacy Purchase"). The Purchase Agreement for the Circus Reno/Silver Legacy Purchase contemplates an aggregate cash consideration of $72.5 million, subject to a working capital adjustment, plus the assumption of the third party debt of the Silver Legacy Joint Venture. For purposes of the unaudited pro forma condensed combined financial statements, the estimated purchase consideration is approximately $187.5 million (see Note 2). ERI currently has an indirect interest of 48.1% in the Silver Legacy Joint Venture. The consummation of the Circus Reno/Silver Legacy Purchase is subject to the satisfaction of customary conditions, including the receipt of all required regulatory approvals, and is expected to be consummated by the end of 2015. There can be no assurances that the Circus Reno/Silver Legacy Purchase will be consummated on the terms and conditions described herein, or at all. Prior to the consummation of the Circus Reno/Silver Legacy Purchase, ERI is expected to exercise its rights under a Retained Interest Agreement relating to the 1.9% interest in the Silver Legacy Joint Venture held by certain affiliates of ERI (the "Retained Interest Purchase" and, together with the Circus Reno/Silver Legacy Purchase, the "Circus Reno/Silver Legacy Transaction"). Following the consummation of the Circus Reno/Silver Legacy Transaction, the Silver Legacy Joint Venture will become a wholly-owned indirect subsidiary of ERI.

ERI intends to offer $375 million aggregate principal amount of senior notes (the "Notes"). The Notes are expected to mature in July 2023. ERI intends to use the net proceeds from the offering of the Notes, together with borrowings under a proposed new $425 million term loan (the "New Term Loan"), proceeds from the sale of equity securities (see discussion below), borrowings under a proposed new $150 million revolving credit facility (the "New Revolving Credit Facility" and, together with the New Term Loan, the "New Credit Facility") and cash on hand, to (i) purchase or otherwise redeem (a) all of the outstanding 8.625% Senior Secured Notes due 2019 issued by Eldorado Resorts LLC ("Resorts") and Eldorado Capital Corp. (the "Resorts Notes") and (b) all of the outstanding 11.50% Senior Secured Second Lien Notes due 2019 issued by MTR Gaming Group, Inc. (the "MTR Notes" and, together with the Resorts Notes, the "Existing Notes"), (ii) pay the purchase consideration for the purchase of all of the assets of Circus Reno and the 50% interest in the Silver Legacy Joint Venture that is currently owned by a subsidiary of MGM and repay all amounts outstanding under the Silver Legacy Joint Venture credit facility, and (iii) pay fees and costs associated with such transactions. As used herein, the "Refinancing Transactions" means the offer and sale of the Notes, borrowings under the New Credit Facility and the use of proceeds of the sale of the Notes and borrowings under the New Term Loan to purchase, redeem, defease or otherwise satisfy and discharge the Existing Notes.

For purposes of the unaudited pro forma condensed combined financial statements (the "Unaudited Pro Forma Financial Statements"), a portion of the purchase consideration for the Circus Reno/Silver Legacy Purchase is assumed to be financed by an Equity Offering that generates net proceeds of approximately $60 million. The actual number of shares of common stock to be issued in the Equity Offering, if any, will depend on the market price of ERI's common stock at the time of the Equity Offering. There can be no assurances that ERI will be able to sell equity securities on terms that are acceptable to it or at all. If ERI is unable to generate sufficient proceeds from the sale of equity securities, it may incur borrowings under the New Revolving Credit Facility or other indebtedness for such purpose.

The unaudited pro forma condensed combined statements of operations (the "Unaudited Pro Forma Statements of Operations") for the year ended December 31, 2014 and the three months ended March 31, 2015 give effect to the Merger as if it had occurred on the first day of the period presented and give effect to the Circus Reno/Silver Legacy Transaction, the Refinancing Transactions and the Equity Offering as if each such transaction had occurred on January 1, 2014, in each case, and reflect pro forma adjustments that are expected to have a continuing impact on the results of operations. The unaudited pro forma combined balance sheet (the "Unaudited Pro Forma Balance Sheet") gives effect to the consummation of the Circus Reno/Silver Legacy Transaction, the Refinancing Transactions and Equity Offering as if each such transaction had occurred on March 31, 2015. The MTR Merger is already reflected in ERI's historical unaudited combined pro forma balance sheet as of March 31, 2015; therefore, no pro forma balance sheet adjustments are necessary to show the pro forma impact of the MTR Merger.

Certain reclassifications have been made to the historical financial statements of ERI, MTR Gaming, the Silver Legacy Joint Venture and Circus Reno to align their presentation in the Unaudited Pro Forma Financial Statements.

The Unaudited Pro Forma Financial Statements have been prepared by management for illustrative purposes only and do not purport to represent what the results of operations, balance sheet data or other financial information of ERI would have been if the Merger and the Circus Reno/Silver Legacy Purchase (collectively, the "Acquisition Transactions") had occurred as of the dates indicated or what such results will be for any future periods. The pro forma adjustments are based on the preliminary assumptions and information available at the time of the preparation of this report. The historical financial information has been adjusted to give effect to pro forma events that are: (1) directly attributable to the Acquisition Transactions, (2) factually supportable, and (3) with respect to the Unaudited Pro Forma Statements of Operations, expected to have a continuing impact on the combined results of ERI. As such, the Unaudited Pro Forma Statements of Operations for the year ended December 31, 2014 and the three months ended March 31, 2015 do not reflect non-recurring charges that have or will be incurred in connection with the

Acquisition Transactions. The Unaudited Pro Forma Statements of Operations also do not reflect any cost savings from potential operating efficiencies or associated costs to achieve such savings or synergies that are expected to result from the Acquisition Transactions nor does it include any costs associated with severance, exit or disposal of businesses or assets, restructuring or integration activities resulting from the Acquisition Transactions, as they are currently not known, and, to the extent they arise, they are expected to be non-recurring and will not have been incurred at the closing date of the applicable Acquisition Transaction. However, such costs could affect the combined company following the Acquisition Transaction in the period the costs are incurred. Further, the Unaudited Pro Forma Financial Statements do not reflect the effect of any regulatory actions that may impact the results of the combined company following the Acquisition Transactions

Eldorado Resorts, Inc.
Unaudited pro forma condensed combined balance sheet
as of March 31, 2015
(dollars in thousands)

	ERI			Silver Legacy		Circus Reno
	Historical	Refinancing pro forma adjustments(a)	Refinancing pro forma totals	Historical	Acquisition pro forma adjustments(a)	Historical	Acquisition pro forma adjustments(a)	Equity issuance(a)	Acquisition adjustments(a)	Eliminating entries	Combined company pro forma

Current assets
Cash and cash equivalents	$71,913	$ 13,564	$ 85,477	$ 18,325	$ (18,325)	$ 5,289	$ —	$60,000	$(132,675)	$ —	$18,091
Restricted cash	8,357	—	8,357	—	—	—	—	—	—	—	8,357
Accounts receivable, net of allowance for doubtful accounts	5,608	—	5,608	2,361	—	670	—	—	—	—	8,639
Due from members and affiliates	312	—	312	415	—	—	—	—	—	—	727
Inventories	7,149	—	7,149	2,048	—	2,197	—	—	—	—	11,394
Prepaid expenses and other current assets	8,632	—	8,632	2,845	—	1,285	—	—	—	—	12,762

Total current assets	101,971	13,564	115,535	25,994	(18,325)	9,441	—	60,000	(132,675)	—	59,970
Restricted cash	2,500	(2,500)	—	5,000	(5,000)	—	—	—	—	—	—
Investment in and advances to unconsolidated affiliates	13,491	—	13,491	—	—	—	—	—	—	(13,491)	—
Investment in subsidiaries	—	—	—	—	—	—	—	—	163,413	(163,413)	—
Property and equipment, net	449,754	—	449,754	188,241	(23,291)	13,647	3,133	—	—		631,484
Gaming licenses and other intangibles, net	489,978	—	489,978	—	6,700	3,101	(1,701)	—	—	—	498,078
Non-operating real property	16,419	—	16,419	—	—	—		—	—	—	16,419
Goodwill	66,826	—	66,826	—	—	—		—	—	—	66,826
Other assets, net	9,513	19,442	28,955	5,904	(4,732)	564	—	—	—	—	30,691

Total assets	$1,150,452	$ 30,506	$1,180,958	$225,139	$(44,648)	$ 26,753	$ 1,432	$60,000	$ 30,738	$(176,904)	$1,303,468

Current liabilities:
Current portion of long-term debt	$—	$ —	$ —	$ 5,000	$ (5,000)	$ —	$ —	$ —	$ —	$ —	$—
Current portion of capital lease obligations	31	—	31	—	—	—	—	—	—	—	31
Accounts payable	9,776	—	9,776	3,356	—	1,373		—	—	—	14,505
Interest payable	14,972	(14,972)	—	528	(528)	—		—	—	—	—
Income taxes payable	423	—	423	—	—	—		—	—	—	423
Accrued gaming taxes and assessments	8,560	—	8,560	1,018	—	556		—	—	—	10,134
Accrued payroll	10,389	—	10,389	2,920	—	3,582		—	—	—	16,891
Accrued other liabilities	27,716	—	27,716	5,435	—	2,603		—	7,413	—	43,167
Deferred income taxes	2,608	—	2,608	—	—	—		—	—	—	2,608
Due to affiliates	223	—	223	292	—	—	—	—	—	—	515

Total current liabilities	74,698	(14,972)	59,726	18,549	(5,528)	8,114	—	—	7,413	—	88,274

	ERI			Silver Legacy		Circus Reno
	Historical	Refinancing pro forma adjustments(a)	Refinancing pro forma totals	Historical	Acquisition pro forma adjustments(a)	Historical	Acquisition pro forma adjustments(a)	Equity issuance(a)	Acquisition adjustments(a)	Eliminating entries	Combined company pro forma

Long-term debt, less current portion	776,090	46,910	823,000	78,500	(78,500)	—		—	—	—	823,000
Member notes, net	—	—	—	10,134	(10,134)	—		—	—	—	—
Capital lease obligations, less current portion	1	—	1	—	—	—		—	—	—	1
Deferred income taxes	145,073	—	145,073	—	—	—		—	—	—	145,073
Other liabilities	8,542	—	8,542	—	—	—	—	—	—	—	8,542

Total liabilities	1,004,404	31,938	1,036,342	107,183	(94,162)	8,114	—	—	7,413	—	1,064,890
Stockholders' equity
Members' equity	—	—	—	117,956	72,839	—	—	—	—	(190,795)	—
Common stock, 100,000,000 shares authorized, 46,426,714 issued and outstanding, par value $0.00001	—	—	—	—	—	—	—	—	—		—
Paid-in capital	166,447	—	166,447	—	—	91,724	(91,724)	60,000	—	13,994	240,441
Accumulated deficit	(20,589)	(1,432)	(22,021)	—	—	(73,085)	93,156	—	—		(1,950)
Accumulated other comprehensive loss	87	—	87	—	—	—	—	—	—	—	87

Stockholders' equity before non-controlling interest	145,945	(1,432)	144,513	117,956	72,839	18,639	1,432	60,000	—	(176,801)	238,578
Non-controlling interest	103	—	103	—	—	—	—	—	—	(103)	—

Total stockholders' equity	146,048	(1,432)	144,616	117,956	72,839	18,639	1,432	60,000	—	(176,904)	238,578

Total liabilities and stockholders' equity	$1,150,452	$ 30,506	$1,180,958	$225,139	$ (21,323)	$ 26,753	$ 1,432	$60,000	$ 7,413	$(176,904)	$1,303,468

(a)    Refer to the notes to the Unaudited Pro Forma Condensed Combined Financial Statements for discussion of reclassification and pro forma adjustments.

Eldorado Resorts, Inc.
Unaudited pro forma condensed combined statement of operations
Three months ended March 31, 2015
(dollars in thousands, except per share amounts)

		MTR Gaming
	Eldorado
						Silver Legacy			Circus Reno
	Eldorado pro forma historical	MTR Gaming pro forma historical	Merger pro forma adjustments(a)		ERI pro forma total							Financing pro forma adjustments(a)	Acquisition pro forma adjustments(a)		Combined company pro forma
						Adjusted historical	Pro forma adjustments(a)		Adjusted historical	Pro forma adjustments(a)

Operating revenues:
Casino	$46,353	$101,309	$ —		$147,662	$16,667	$ —		$7,466	$ —		$ —	$ —		$171,795
Pari-mutuel commissions	—	1,205	—		1,205	—	—		—	—		—	—		1,205
Food and beverage	14,465	7,717	—		22,182	7,493	—		3,117	—		—	—		32,792
Hotel	5,886	1,148	—		7,034	6,384	—		3,731	—		—	—		17,149
Other	2,262	2,464	—		4,726	1,899	—		3,578	—		—	—		10,203

Total revenues	68,966	113,843	—		182,809	32,443	—		17,892	—		—	—		233,144
Less promotional allowances	(10,579)	(4,779)	—		(15,358)	(4,792)	—		(1,210)	—		—	—		(21,360)

Net revenues	58,387	109,064	—		167,451	27,651	—		16,682	—		—	—		211,784

Operating expenses:
Casino	24,585	62,233	—		86,818	8,490	—		3,601	—		—	—		98,909
Pari-mutuel commissions	—	1,696	—		1,696	—	—		—	—		—	—		1,696
Food and beverage	6,619	5,302	—		11,921	4,566	—		2,522	—		—	—		19,009
Hotel	1,853	337	—		2,190	2,612	—		2,406	—		—	—		7,208
Other	1,686	1,181	—		2,867	1,076	—		1,959	—		—	—		5,902
Marketing and promotions	3,847	3,254	—	(1)	7,101	1,905	—	(7)	848	—	(11)	—	—		9,854
General and administrative	11,755	15,949	—		27,704	4,787	—		4,624	—		—	—		37,115
Depreciation and amortization	3,930	10,539	(3,955	)(3)	10,514	3,047	(1,537	)(8)	230	(113	)(12)	—	—		12,141

Total operating expenses	54,275	100,491	(3,955)		150,811	26,483	(1,537)		16,190	(113)		—	—		191,834

(Loss) gain on sale or disposition of property	—	1	—		1	(12)	—		—	—		—	—		(11)
Acquisition charges	—	(84)	84	(2)	—	—	—		—	—		—	—		—
Equity in income (losses) of unconsolidated affiliate	(518)	—	—	(4)	(518)	—	—		—	—		—	518	(16)	—

Operating income	3,594	8,490	4,039		16,123	1,156	1,537		492	113		—	518		19,939

		MTR Gaming
	Eldorado
						Silver Legacy			Circus Reno
	Eldorado pro forma historical	MTR Gaming pro forma historical	Merger pro forma adjustments(a)		ERI pro forma total						Financing pro forma adjustments(a)		Acquisition pro forma adjustments(a)		Combined company pro forma
						Adjusted historical	Pro forma adjustments(a)		Adjusted historical	Pro forma adjustments(a)

Other income (expense):
Interest income	4	1			5	—			—						5
Interest expense	(3,838)	(13,399)	—	(5)	(17,237)	(2,738)	2,738	(9)	—	—	4,708	(13)	—		(12,529)
Gain on extinguishment of debt (Refinance)	—	—	—		—	—	—		—	—	—	(14)	—		—
Gain on termination of supplemental executive retirement plan	—	—	—		—	—	—		—	—	—		—	(16)	—

Net (loss) income before income taxes	(240)	(4,908)	4,039		(1,109)	(1,582)	4,275		492	113	4,708		518		7,415
Provision (benefit) for income taxes	1,887	(2,903)	(1,414	)(6)	(2,430)	—	—	(10)	—	—	1,414	(15)	—		(1,016)

Net (loss) income	1,647	(7,811)	2,625		(3,539)	(1,582)	4,275		492	113	6,122		518		6,399

Less net (income) loss attributable to non-controlling interest	—	—	—		—	—	—		—	—	—		—		—

Net (loss) income attributable to the Company	$1,647	$ (7,811)	$ 2,625		$(3,539)	$(1,582)	$ 4,275		$ 492	$ 113	$6,122		$518		$6,399

Net loss per share
Basic					$(0.08)

Diluted					$(0.08)

Weighted average number of shares outstanding:
Basic					46,494,638

Diluted					46,494,638

(a)
Refer to the notes to the Unaudited Pro Forma Condensed Combined Financial Statements for discussion of reclassification and pro forma adjustments.

Eldorado Resorts, Inc.
Unaudited pro forma condensed combined statement of operations
Year ended December 31, 2014
(dollars in thousands, except per share amounts)

	Eldorado	MTR Gaming				Silver Legacy			Circus Reno
			Merger pro forma adjustments(a)		ERI pro forma total							Financing pro forma adjustments(a)	Acquisition pro forma adjustments(a)		Combined company pro forma
	Pro forma historical	Pro Forma historical				Adjusted historical	Pro forma adjustments(a)		Adjusted historical	Pro forma adjustments(a)

Operating revenues:
Casino	$ 185,174	$434,040	$ —		$619,214	$74,146	$ —		$28,013	$ —		$ —	$ —		$721,373
Pari-mutuel commissions	—	10,000	—		10,000	—	—		—	—		—	—		10,000
Food and beverage	59,124	34,428	—		93,552	33,324	—		12,718	—		—	—		139,594
Hotel	26,647	4,849	—		31,496	32,335	—		18,629	—		—	—		82,460
Other	9,240	13,577	—		22,817	7,899	—		13,097	—		—	—		43,813

Total revenues	280,185	496,894	—		777,079	147,704	—		72,457	—		—	—		997,240
Less promotional allowances	(42,530)	(20,849)	—		(63,379)	(20,609)	—		(4,837)	—		—	—		(88,825)

Net revenues	237,655	476,045	—		713,700	127,095	—		67,620	—		—	—		908,415

Operating expenses:
Casino	99,991	258,106	10,392		368,489	36,431	—		14,309	—		—	—		419,229
Pari-mutuel commissions	—	10,464	—		10,464	—	—		—	—		—	—		10,464
Food and beverage	29,083	29,551	(8,717)		49,917	20,828	—		10,528	—		—	—		81,273
Hotel	7,666	2,957	(865)		9,758	12,397	—		10,334	—		—	—		32,489
Other	7,255	7,833	(810)		14,278	5,063	—		7,590	—		—	—		26,931
Marketing and promotions	17,556	14,893	—	(1)	32,449	7,598	4,400	(7)	3,556	300	(11)	—	—		48,303
General and administrative	45,469	64,967	—		110,436	19,299	—		19,448	—		—	—		149,183
Depreciation and amortization	16,354	34,520	(11,687)	(3)	39,187	10,539	(4,688)	(8)	928	(476)	(12)	—	—		45,490

Total operating expenses	223,374	423,291	(11,687)		634,978	112,155	(288)		66,693	(176)		—	—		813,362

Loss on sale or disposition of property	(84)	(184)	—		(268)	—	—		—	—		—	—		(268)
Acquisition charges	(6,348)	(8,683)	15,031	(2)	—	—	—		—	—		—	—		—
Equity in income (losses) of unconsolidated affiliate	2,705	—	(719)	(4)	1,986	—	—		—	—		—	(1,986)	(16)	—

Operating income (loss)	10,554	43,887	25,999		80,440	14,940	288		927	176		—	(1,986)		94,785

		MTR Gaming
	Eldorado					Silver Legacy			Circus Reno
			Merger pro forma adjustments(a)		ERI pro forma total						Financing pro forma adjustments(a)		Acquisition pro forma adjustments(a)		Combined company pro forma
	Pro forma historical	Pro forma historical				Adjusted historical	Pro forma adjustments(a)		Adjusted historical	Pro forma adjustments(a)

Other income (expense):
Interest income	15	9			24	—			4						28
Interest expense	(15,441)	(65,149)	8,475	(5)	(72,115)	(11,037)	11,037	(9)	—	—	21,943	(13)	—		(50,172)
Gain on extinguishment of debt (Refinance)	—	—	—		—	—	—		—	—	(1,432	)(14)	—		(1,432)
Gain on termination of supplemental executive retirement plan	715	—	—		715	1,430	—		—	—	—		(715	)(16)	1,430
Change in fair value of supplemental executive retirement plan assets	—	—			—	69			—						69
Loss on extinguishment of debt	—	(90)	—		(90)	—	—		—	—	—		—		(90)

Net (loss) income before income taxes	(4,157)	(21,343)	34,474		8,974	5,402	11,325		931	176	20,511		(2,701)		44,618
Provision for income taxes	(1,054)	(3,949)	(9,083)	(6)	(14,086)	—	—	(10)	—	—	9,083	(15)	—		(5,003)

Net (loss) income	(5,211)	(25,292)	25,391		(5,112)	5,402	11,325		931	176	29,594		(2,701)		39,615
Less net (income) loss attributable to non-controlling interest	(103)	—	—		(103)	—	—		—	—	—		103		—

Net (loss) income attributable to the Company	$(5,314)	$(25,292)	$25,391		$(5,215)	$5,402	$11,325		$931	$176	$29,594		$(2,598)		$39,615

Net loss per share
Basic					$(0.11)

Diluted					$(0.11)

Weighted average number of shares outstanding:
Basic					46,396,307

Diluted					46,396,307

(a)    Refer to the notes to Unaudited Pro Forma Condensed Combined Financial Statements for discussion of reclassification adjustments.

Note 1.  Basis of presentation

The Unaudited Pro Forma Financial Statements have been derived by applying pro forma adjustments to the historical unaudited interim financial statements as of March 31, 2015 and for the year ended December 31, 2014 and the three months ended March 31, 2015 of ERI, MTR Gaming, HoldCo, the Silver Legacy Joint Venture ("Silver Legacy") and Circus Reno.

The Unaudited Pro Forma Financial Statements have been prepared giving effect to both accounting acquisitions of MTR Gaming by HoldCo and Silver Legacy and Circus Reno by ERI in a transaction to be accounted for as a purchase in accordance with ASC Topic No. 805, Business Combinations. Under the acquisition method of accounting, the total estimated purchase consideration, calculated as described in the notes to the Unaudited Pro Forma Financial Statements, is allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the Acquisition Date.

The Unaudited Pro Forma Financial Statements should be read in conjunction with:

•
the accompanying notes to the Unaudited Pro Forma Financial Statements;

•
the separate historical audited consolidated financial statements of ERI and Silver Legacy as of and for the year ended December 31, 2014;

•
the separate historical unaudited consolidated interim financial statements of ERI and Silver Legacy as of and for the three months ended March 31, 2015 and 2014; and

•
and the MTR Gaming Group, Inc. audited financial statements as of and for the year ended December 31, 2014 which provides a summary of the calculation of purchase consideration related to the MTR Merger.

Note 2.  Calculation of estimated purchase consideration—Circus Reno/Legacy Purchase

The total estimated purchase consideration for the purpose of this pro forma financial information is $187.5 million. The purchase consideration in the acquisition was determined with reference to its acquisition date fair value.

Purchase consideration calculation (dollars in thousands)	Silver Legacy	Circus Reno	Total

Cash consideration paid by ERI for MGM's 50% equity interest and MGM's member note	$55,100	$17,400	$72,500
Fair value of ERI's preexisting 50% equity interest	46,600	—	46,600
Cash paid by ERI to retire Silver Legacy's long term debt(1)	60,402	—	60,402
Fair value of settled ERI member note	5,368	—	5,368
Estimated closing Circus Reno net working capital(2)	—	2,671	2,671

Estimated purchase consideration	$167,470	$20,071	$187,541

(1)    Represents $5.0 million current portion of long term debt, $78.5 million of long term debt and $0.2 million of accrued interest, net of $23.3 million paid by Silver Legacy utilizing Silver Legacy's cash on hand as of March 31, 2015.

(2)    Per the purchase agreement, the purchase price will be $72.5 million plus the Final Closing Circus Reno Net Working Capital (as defined in the purchase agreement).

Preliminary purchase price allocation

The following table summarizes the preliminary allocation of the estimated purchase consideration to the identifiable assets acquired and liabilities assumed in the Circus Reno/Silver Legacy Purchase. The fair values were based on management's analysis, including preliminary work performed by third-party valuation specialists. The following table summarizes the preliminary purchase price allocation of the acquired assets and assumed liabilities as of March 31, 2015 (dollars in thousands):

	Silver Legacy	Circus Reno	Total

Current and other assets	$7,669	$9,441	$17,110
Property and equipment	164,950	16,780	181,730
Intangible assets(1)	6,700	1,400	8,100
Other noncurrent assets	1,172	564	1,736

Total assets	180,491	28,185	208,676
Liabilities	13,021	8,114	21,135

Net assets acquired	$167,470	$20,071	$187,541

(1)    Intangible assets consist of trade names which are non-amortizable and customer loyalty programs which are amortized over one year.

Trade receivables and payable, inventory as well as other current and noncurrent assets and liabilities was valued at the existing carrying values as they represented the fair value of those items at March 31, 2015, based on management's judgments and estimates.

The fair value estimate of property and equipment utilized a combination of the cost and market approaches, depending on the characteristics of the asset classification. The fair value of land was determined using the market approach, which considers sales of comparable assets and applies compensating factors for any differences specific to the particular assets. With respect to personal property components of the assets (gaming equipment, furniture, fixtures and equipment, computers, and vehicles) the cost approach was used, which is based on replacement or reproduction costs of the asset. Building and site improvements were valued using the cost approach using a direct cost model built on estimates of replacement cost.

Trade names were valued using the relief-from-royalty method. The customer loyalty program was valued using a combination of a replacement cost and lost profits analysis. Management has assigned trade names an indefinite useful life, in accordance with its review of applicable guidance of ASC Topic No. 350, Intangibles—Goodwill and Other. The standard required management to consider, among other things, the expected use of the asset, the expected useful life of other related asset or asset group, any legal, regulatory, or contractual provisions that may limit the useful life, the Company's own historical experience in renewing similar arrangements, the effects of obsolescence, demand and other economic factors, and the maintenance expenditures required to obtain the expected cash flows. In that analysis, management determined that no legal, regulatory, contractual, competitive, economic or other factors limit the useful lives of these intangible assets. The customer loyalty program is being amortized on a straight-line basis over a one year useful life.

Note 3.  Unaudited pro forma financial statements transaction adjustments

1)
The amortization expense related to the definite-lived intangibles of $1.9 million for the year ended December 31, 2014 and $0.5 million for the three months ended March 31, 2015, was based on the adjustments to the fair value of intangible assets as the result of the addition of other intangible assets to the balance sheet, primarily consisting of $8.7 million for trade names and $4.1 million for the MTR Gaming InClub player development program, amortized over the respective useful lives of the intangible assets. The trade names were valued using the relief-from-royalty method using royalty rates ranging from 0.5-1.0%. The MTR Gaming InClub program was valued using a combination of a replacement cost and lost profits analysis. The goodwill increased from $0.6 million, the result of the contingent purchase consideration associated with the 2003 Scioto Downs acquisition, to approximately $56.1 million, the result of the purchase consideration of the proposed transaction exceeding the fair values of the acquired tangible and intangible assets. Amortization expense is included within marketing and promotions expense in the Unaudited Pro Forma Statement of Operations.

2)
In conjunction with the Merger, HoldCo and MTR Gaming incurred approximately $9.5 million and $13.1 million, respectively, for a total of $22.6 million in transaction related costs, which consisted primarily of legal, financial advisor, gaming license transfer fee, accounting and consulting costs. For the year ended December 31, 2014 and the three months ended March 31, 2015, transaction costs of $15.0 million and $0.1 million, respectively, were eliminated.

3)
Adjustments to depreciation expense relate to the adjustment to fair value assigned to MTR Gaming's property and equipment in the amount of $70.3 million and were based on comparing the historical depreciation recorded during the periods presented to the revised depreciation. The revised depreciation was calculated by dividing, on a straight line basis, the fair value assigned to MTR Gaming's property and equipment by the estimated remaining useful lives assigned to the assets. For the year ended December 31, 2014, pro forma depreciation expense decreased $11.7 million due to a reduction in the overall fair value in property and equipment, as well as the impact of an increase in the remaining useful life assigned to certain assets, offset in part by additional depreciation associated with assets assigned a remaining useful life of one year or less. For the three months ended March 31, 2015, pro forma depreciation expense decreased $4.0 million due to a reduction in the overall fair value in property and equipment, as well as the impact of an increase in the remaining useful life assigned to certain assets.

4)
Reflects the elimination of Resorts' investment in Tamarack. Resorts owned a 21.25% equity method investment in Tamarack, which owns and operates Tamarack Junction Casino, a casino in south Reno. Resorts disposed its ownership of Tamarack prior to the Merger Date. The disposition resulted in an adjustment of $0.7 million for the year ended December 31, 2014 in the Unaudited Pro Forma Statement of Operations to remove the equity income attributable to Tamarack in the periods presented. There were no adjustments for the March 31, 2015 period.

5)
The fair value of the assumed long term debt was estimated using bid prices for MTR Notes as of September 19, 2014. Pro forma adjustments related to the fair value of MTR Gaming's debt increased total debt by $65 million.

  The following table illustrates the pro forma adjustments to interest expense for the year ended December 31, 2014 (dollars in thousands). No adjustments related to MTR Gaming's debt were required for the three months ended March 31, 2015.

Year ended December 31, 2014

Elimination of deferred financing cost amortization	$1,176
Elimination of debt discount amortization	1,518
Amortization of premium on fair value adjustment	5,781

Total adjustments to interest expense, net	$8,475

6)
The provision for income taxes presented in the Unaudited Pro Forma Statements of Operations reflects provision expense (benefit) on the fair value pro forma adjustments of MTR Gaming. Additionally, a pro forma adjustment was recorded to reflect the impact of the Merger on HoldCo's provision for income taxes. Prior to the HoldCo Merger, HoldCo was not subject to federal taxes. However, as a result of the consummation of the Merger, HoldCo will be included in a consolidated corporate income tax return and be subject to corporate statutory tax rates partially offset by a valuation allowance. MTR Gaming's consolidated effective income tax rate differs from the statutory rate due to the impact of a valuation allowance recognized against MTR Gaming's net deferred tax asset exclusive of indefinite-lived intangible deferred tax liabilities.

7)
Amortization expense for Silver Legacy's definite-lived intangibles of $4.4 million for the year ended December 31, 2014 and was based on the increases in the fair value of intangible assets as the result of the addition of other intangible assets to the balance sheet, primarily consisting of $4.4 million for the Silver Legacy Star Rewards player development program. No pro forma adjustments were required for the three months ended March 31, 2015 based on the one year amortization period. The Silver Legacy Star Rewards player development program was valued using a combination of replacement cost and lost profits analysis. Amortization expense is included marketing and promotions expense in the Unaudited Pro Forma Statements of Operations.

8)
Adjustments to Silver Legacy's depreciation expense relate to the adjustment in fair value assigned to their property and equipment in the amount of $0.5 million and were based on comparing the historical depreciation recorded during the periods presented to the revised depreciation. The revised depreciation was calculated by dividing, on a straight line basis, the fair value assigned to Silver Legacy's property and equipment by the estimated remaining useful lives assigned to the assets. For the year ended December 31, 2014, pro forma depreciation expense decreased $4.7 million due to a reduction in the overall fair value in property and equipment, as well as the impact of an increase in the remaining useful life assigned to certain assets. For the three months ended March 31, 2015, pro forma depreciation expense decreased $1.5 million due to a reduction in the overall fair value in property and equipment, as well as the impact of an increase in the remaining useful life assigned to certain assets.

9)
Included in the consideration for the acquisition of Silver Legacy is an assumption of debt by ERI, which is expected to be repaid or retired in connection with the purchase. As a result interest expense for Silver Legacy decreased $11.0 million for the year ended December 31, 2014 and $2.7 million for the three months ended March 31, 2015.

10)
Silver Legacy is not subject to federal taxes. Upon consummation of the acquisition, Silver Legacy will be included in a consolidated corporate income tax return and be subject to corporate statutory tax rates. However, because ERI has a full valuation allowance on its deferred tax assets, a 0% effective tax rate is assumed for the purposes of the Unaudited Pro Forma Statements of Operations.

11)
Amortization expense for Circus Reno's definite-lived intangibles of $0.3 million for the year ended December 31, 2014 was based on the increases in the fair value of intangible assets as the result of the addition of other intangible assets to the balance sheet, primarily consisting of $0.3 million for the player development program. No pro forma adjustments were required for the three months ended March 31, 2015 based on the one year amortization period. The player development program was valued using a combination of replacement cost and lost profits analysis. Amortization expense is included marketing and promotions expense in the Unaudited Pro Forma Statements of Operations.

12)
Adjustments to Circus Reno's depreciation expense relate to the decrease in fair value assigned to their property and equipment in the amount of $1.4 million and were based on comparing the historical depreciation recorded during the periods presented to the revised depreciation. The revised depreciation was calculated by dividing, on a straight line basis, the fair value assigned to Circus Reno's property and equipment by the estimated remaining useful lives assigned to the assets. For the year ended December 31, 2014, pro forma depreciation expense decreased $0.5 million due to a reduction in the overall fair value in property and equipment, as well as the impact of an increase in the remaining useful life assigned to certain assets. For the three months ended March 31, 2015, pro forma depreciation expense decreased $0.1 million due to a reduction in the overall fair value in property and equipment, as well as the impact of an increase in the remaining useful life assigned to certain assets.

13)
For purposes of calculating pro forma interest expense, the blended interest rate applicable to the Notes, New Term Loan and New Credit Facility has been assumed to be 5.75%. For the year ended December 31, 2014 and three months ended March 31, 2015, pro forma interest expense was $50.2 million and $12.5 million, respectively. These amounts include amortization of debt issuance costs associated with the Refinancing Transactions totaling $3.0 million for the year ended December 31, 2014 and $0.7 million for the three months ended March 31, 2015.

  A sensitivity analysis on interest expense for the year ended December 31, 2014 and the three months ended March 31, 2015 has been performed to assess the effect of a change of 12.5 basis points to the hypothetical interest rate on the debt financing.

  The following table shows the change in interest expense for the debt financing (in thousands):

Change in interest expense assuming	Three months ended March 31, 2015	Year ended December 31, 2014

Increase of 0.125%	$256	$1,026
Decrease of 0.125%	(256)	(1,026)

  The following represents the key financing terms of the additional borrowings to finance the Circus Reno/Silver Legacy Purchase and the Refinancing Transactions.

	Assumed interest rate	Maturity

New Term Loan	4.75%	7 years
Notes	7.00%	8 years
New Revolving Credit Facility	3.53%	5 years

  The interest rate assumed on the New Term Loan is based on the LIBOR floor rate of 100 bps plus a LIBOR spread of 375 bps. The interest rate assumed on the Notes is based on the terms and conditions of the Notes issued by ERI. The interest rate assumed on the New Revolving Credit Facility is based on the LIBOR rate of 28 bps plus a LIBOR spread of 325 bps.

14)
The net loss on extinguishment of debt of $1.4 million represents the gain resulting from the write off of the unamortized premium on the MTR Notes of $47.4 million offset by the losses resulting from the payment of the call premium on the Existing Notes of $45.3 million and the write off of the unamortized deferred financing costs of $3.5 million on the Resorts' Notes.

15)
ERI is subject to a 35% statutory tax rate offset by a valuation allowance against its net deferred tax assets exclusive of indefinite-lived intangible deferred tax liabilities which generally cannot be offset against deferred tax assets. The pro forma adjustment represents the valuation allowance applied to reduce the income tax expense associated with deferred tax asset utilization.

16)
Upon consummation of the Circus Reno/Silver Legacy Purchase, ERI's equity investment in Silver Legacy will be remeasured. As of March 31, 2015, ERI's equity investment balance was $13.5 million and the fair value was $46.6 million. The remeasurement, which will be reflected upon close in final purchase accounting, will result in an estimated gain of approximately $33.1 million. Furthermore, in accordance with the Circus Reno/Silver Legacy Purchase, ERI will eliminate the previously reported equity income and gain on termination of Silver Legacy's supplemental executive retirement plan assets. This elimination is reflected on the Unaudited Pro Forma Statements of Operations.

Note 4.  Unaudited pro forma financial statement reclassification adjustments

Certain reclassifications have been recorded to the historical financial statements of MTR Gaming, HoldCo, Silver Legacy and Circus Reno to provide comparability and consistency for the anticipated post-combined company presentation. No adjustments were necessary to conform accounting policies and procedures.

Reclassifications were made between certain current liabilities to provide consistency in presentation.

Reclassifications were made among revenue components to classify certain revenue streams consistently between the two companies. These included separating entertainment revenues from food and beverage and reclassifying to other revenue as well as presenting hotel revenues as a separate line item.

Reclassifications were also made between expense line items, such as gaming, food and beverage, hotel and other costs, as well as marketing and promotions and general and administrative. Certain reclassifications were required to remain consistent with the changes made within revenue reclassifications, as well as present costs such as surveillance, housekeeping, advertising and promotions and utilities consistently between the companies.

The reclassifications reflect the anticipated presentation of the post-combination company's financial statements and are subject to change.

Selected financial information

The selected historical consolidated financial and other data presented below as of and for the three months ended March 31, 2015 and March 31, 2014 have been derived from the Company's unaudited condensed consolidated financial statements, which are contained elsewhere in this prospectus. The selected historical consolidated financial and other data presented below for the fiscal years ended December 31, 2014, 2013 and 2012 have been derived from the Company's audited consolidated financial statements, which are contained elsewhere in this prospectus.

The Merger closed on the Merger Date and has been accounted for as a reverse acquisition of MTR Gaming by HoldCo under accounting principles generally accepted in the United States. As a result, HoldCo is considered the acquirer of MTR Gaming for accounting purposes. The historical financial information included in the following table for periods prior to the Merger Date are those of Resorts and its subsidiaries. The presentation of information herein for periods prior to the Merger Date and after the Merger Date are not fully comparable because the results of operations for MTR Gaming are not included for periods prior to the Merger Date.

You should read the financial information presented below in conjunction with our consolidated financial statements and accompanying notes, MTR Gaming's audited consolidated financial statements included elsewhere in this prospectus, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operation," included elsewhere in this prospectus.

	Year ended December 31,					Three months ended March 31,
(amounts in thousands):	2010	2011	2012	2013	2014	2014	2015

							(unaudited)
Consolidated statement of operations data
Operating revenues:
Casino	$203,537	$201,253	$200,292	$192,379	$298,848	$44,669	$147,662
Pari-mutuel commissions	—	—	—	—	1,986	—	1,205
Food and beverage	57,649	58,915	59,317	60,556	68,233	14,347	22,182
Hotel	26,291	26,547	26,203	26,934	28,007	5,887	7,034
Other	9,549	10,754	10,458	10,384	13,198	2,180	4,726

	297,026	297,469	296,270	290,253	410,272	67,083	182,809
Less promotional allowances	(42,168)	(41,397)	(41,530)	(43,067)	(48,449)	(10,053)	(15,358)

Net operating revenues	254,858	256,072	254,740	247,186	361,823	57,030	167,451

Operating expenses:
Casino	105,671	104,057	104,044	101,913	167,792	23,974	86,818
Pari-mutuel commissions	—	—	—	—	2,411	—	1,696
Food and beverage	27,653	29,238	29,095	28,982	37,411	7,021	11,921
Hotel	7,489	7,866	8,020	7,891	8,536	1,945	2,190
Other	7,219	7,764	7,279	7,290	9,348	1,649	2,867
Marketing and promotions	20,007	18,743	18,724	17,740	21,982	4,137	7,101
General and administrative	45,337	44,817	44,936	43,713	63,355	10,812	27,704
Depreciation and amortization	22,440	19,780	17,651	17,031	28,643	4,188	14,469

Total operating expenses	235,816	232,265	229,749	224,560	339,478	53,726	154,766

(Loss) gain on sale or disposition of property	(266)	(120)	(198)	(226)	(84)	—	1
Acquisition charges(1)	—	—	—	(3,173)	(7,411)	(1,372)	(84)
Equity in income (losses) of unconsolidated affiliates(2)	(3,899)	(3,695)	(8,952)	3,355	2,705	(380)	(518)
Impairment of investment in joint venture(3)	—	(33,066)	—	—	—	—	—

Operating income (loss)	14,877	(13,074)	15,841	22,582	17,555	1,552	12,084

Other income (expense):
Interest income	1	12	14	16	18	4	5
Interest expense	(21,065)	(18,457)	(16,069)	(15,681)	(30,752)	(3,889)	(17,237)
Gain on extinguishment of debt of unconsolidated affiliate	—	—	—	11,980	—	—	—
Gain on termination of supplemental executive retirement plan	—	—	—	—	715	—	—
Loss on property donation	—	—	(755)	—	—	—	—
(Loss) gain on early retirement of debt, net	—	2,499	(22)	—	(90)	—	—

Total other expense	(21,064)	(15,946)	(16,832)	(3,685)	(30,109)	(3,885)	(17,232)

Net (loss) income before income taxes	(6,187)	(29,020)	(991)	18,897	(12,554)	(2,333)	(5,148)
Provision for income taxes(4)	—	—	—	—	(1,768)	—	(1,016)

Net (loss) income	(6,187)	(29,020)	(991)	18,897	(14,322)	(2,333)	(6,164)
Less net (income) loss attributable to non-controlling interest(5)	183	4,807	—	—	(103)	—	—

Net (loss) income attributable to the Company(6)	$(6,004)	$(24,213)	$(991)	$18,897	$(14,425)	$(2,333)	$(6,164)

Basic net income per common share	$(0.26)	$(1.04)	$(0.04)	$0.81	$(0.48)	$(0.10)	$(0.13)

Diluted net income per common share	$(0.26)	$(1.04)	$(0.04)	$0.81	$(0.48)	$(0.10)	$(0.13)

Other data:
Net cash provided by (used in):
Operating activities	$25,216	$21,171	$28,366	$23,619	$33,879	$6,344	$(5,876)
Investing activities	(8,422)	(7,715)	(21,832)	(7,643)	38,140	(485)	(9,812)
Financing activities	19	(31,439)	(11,381)	(11,466)	(14,228)	(1,068)	(3)
Capital expenditures	8,270	7,889	9,181	7,413	10,564	(502)	(7,495)
Operating data:
Number of hotel rooms(7)	1,217	1,217	1,217	1,217	1,571	1,217	1,571
Average hotel occupancy rate(8)	86.4%	86.3%	84.1%	85.1%	84.1%	79.3%	80.1%
Number of slot machines(7)	2,766	2,751	2,779	2,738	8,665	2,734	8,639
Number of table games(7)	97	99	97	100	177	100	176

	At December 31,					At March 31,
	2010	2011	2012	2013	2014	2015

						(unaudited)
Consolidated balance sheet data:
Cash and cash equivalents	$48,133	$30,150	$25,303	$29,813	$87,604	$71,913
Total assets	333,643	272,662	262,525	270,182	1,175,330	1,150,452
Total debt	209,620	183,502	176,102	170,760	778,862	776,122
Stockholders' equity	95,905	66,023	61,003	75,575	151,622	146,048

(1)    During the three months ended March 31, 2015 and 2014 and the years ended December 31, 2014 and 2013, we incurred $0.1 million, $1.4 million, $7.4 million and $3.2 million, respectively, in acquisition charges in connection with our merger with MTR Gaming. The amounts have been expensed in accordance with the applicable accounting guidance for business combinations.

(2)    Except as explained in note (3) below, equity in income (losses) of unconsolidated affiliates represents (1) Resorts' 48.1% joint venture interest in the Silver Legacy Joint Venture (or, prior to the Merger, its 50% interest in ELLC) and (2) for periods prior to September 1, 2014, Resorts' 21.3% interest in Tamarack. Since the Company operates in the same line of business as Silver Legacy and Tamarack, each with casino and/or hotel operations, the Company's equity in the income (losses) of such affiliates is included in operating income (loss).

(3)    As a result of the Company's identification of triggering events, it recognized non-cash impairment charges of $33.1 million in 2011 for its investment in the Silver Legacy Joint Venture, which is included in the consolidated statement of operations and comprehensive income. Such impairment charge eliminated the Company's remaining investment in the Silver Legacy Joint Venture. Non-controlling interests in the Silver Legacy Joint Venture were allocated $4.8 million of the non-cash impairments, eliminating the remaining non-controlling interest. As a result of the elimination of the Company's remaining investment in the Silver Legacy Joint Venture as of December 31, 2011, we discontinued the equity method of accounting for our investment in the Silver Legacy Joint Venture until the fourth quarter of 2012 when additional investments in Silver Legacy were made. At such time, the Company recognized its share of the Silver Legacy Joint Venture's suspended net losses not recognized during the period the equity method of accounting was discontinued and resumed the equity method of accounting for its investment.

(4)    Prior to September 19, 2014, HoldCo was taxed as a partnership under the Internal Revenue Code pursuant to which income taxes were primarily the responsibility of the partners. On September 18, 2014, as part of the merger with MTR Gaming, ERI became a C Corporation subject to the federal and state corporate-level income taxes at prevailing corporate tax rates. While taxed as a partnership, HoldCo was not subject to federal income tax liability. Because holders of membership interests in HoldCo were required to include their respective shares of HoldCo and Resorts' taxable income (loss) in their individual income tax returns, Resorts made distributions to its member, HoldCo and HoldCo made distributions to its members to cover such liabilities.

(5)    Non-controlling interest represented the minority partners' share of ELLC's 50% joint venture interest in the Silver Legacy Joint Venture. The non-controlling interest in ELLC was owned by certain HoldCo equity holders and was approximately 4%. The non-controlling interest in Silver Legacy is 1.9%.

(6)    Excludes the operating data of Silver Legacy and Tamarack Junction.

(7)    As of the end of each period presented.

(8)    For each period presented.

Management's discussion and analysis of financial condition and results of operations

The Company was formed in September 2014 to be the parent company following the merger of wholly owned subsidiaries of the Company into HoldCo, the parent company of Resorts and MTR Gaming. Effective upon the consummation of the Merger on September 19, 2014, MTR Gaming and HoldCo each became a wholly owned subsidiary of ERI and, as a result of such transactions, Resorts became an indirect wholly owned subsidiary of ERI.

Resorts owns and operates Eldorado Shreveport, a hotel and riverboat gaming complex that includes a 403-room, all suite, art deco-style hotel and a tri-level riverboat dockside casino situated on the Red River in Shreveport, Louisiana and the Eldorado Reno, a premier hotel, casino and entertainment facility in Reno, Nevada. Resorts owns the Eldorado Shreveport indirectly through two wholly owned subsidiaries which own 100% of the partnership interests in the Eldorado Shreveport Joint Venture, a Louisiana general partnership ("Louisiana Partnership"). In addition, Resorts owns a 48.1% interest in a joint venture ("Silver Legacy Joint Venture") which owns the Silver Legacy Resort Casino ("Silver Legacy"), a major, themed hotel/casino connected via a skywalk to the Eldorado Reno. Resorts also previously owned a 21.3% interest in Tamarack Junction, a small casino in south Reno. On September 1, 2014, and as a condition to closing the Merger, Resorts distributed to HoldCo, and HoldCo subsequently distributed to its members on a pro rata basis, all of Resorts' interest in Tamarack. The distribution resulted in no gain or loss being recognized in the accompanying consolidated financial statements because the distribution was in the amount of $5.5 million which was the book value of Tamarack.

MTR Gaming operates as a hospitality and gaming company with racetrack, gaming and hotel properties in West Virginia, Pennsylvania and Ohio. MTR Gaming, through its wholly owned subsidiaries, owns and operates Mountaineer in Chester, West Virginia, Presque Isle Downs in Erie, Pennsylvania ("Presque Isle Downs"), and Scioto Downs in Columbus, Ohio. Scioto Downs, through its subsidiary RacelineBet, Inc., also operates Racelinebet.com, a national account wagering service that offers online and telephone wagering on horse races as a marketing affiliate of TwinSpires.com, an affiliate of Churchill Downs, Inc.

ERI, HoldCo and MTR Gaming are collectively referred to as "we," "us," "our" or the "Company." The Merger closed on the Merger Date and has been accounted for as a reverse acquisition of MTR Gaming by HoldCo under accounting principles generally accepted in the United States. As a result, HoldCo is considered the acquirer of MTR Gaming for accounting purposes. The financial information included in this Management's discussion and analysis of financial condition and results of operations for periods prior to the Merger Date are those of Resorts and its subsidiaries. The presentation of information herein for periods prior to the Merger Date and after the Merger Date are not fully comparable because the results of operations for MTR Gaming are not included for periods prior to the Merger Date. Summary financial results of MTR Gaming for the years ended December 31, 2014, 2013, 2012 and 2010 are included in MTR Gaming's Annual Reports on Form 10-K as filed with the SEC.

Management's discussion and analysis of financial condition and results of operations ("MD&A") is intended to provide information to assist in better understanding and evaluating our financial condition and results of operations. We recommend that you read this MD&A in conjunction with our audited consolidated financial statements and the notes to those statements included elsewhere in this prospectus.

Summary financial results

Three months ended March 31, 2015 compared to the three months ended March 31, 2014

The following table highlights the results of our operations (dollars in thousands):

	Three months ended March 31,
			Percent change
	2015	2014

Net operating revenues	$167,451	$57,030	193.6%
Operating expenses	154,766	53,726	188.1%
Equity in losses of unconsolidated affiliates	(518)	(380)	(36.3)%
Operating income	12,084	1,552	678.6%
Net loss	(6,164)	(2,333)	(164.2)%

Net operating revenues.    MTR Gaming contributed $109.1 million of net operating revenues for the three months ended March 31, 2015, consisting primarily of casino revenues. Including the incremental MTR Gaming revenues, net operating revenues increased 193.6% for the three months ended March 31, 2015 compared to the same prior year period. Excluding incremental MTR Gaming revenues, consolidated net operating revenues increased 2.4% for the three months ended March 31, 2015 compared to the same prior year period primarily due to improvements in casino revenues at both Eldorado Reno and Eldorado Shreveport.

Equity in losses of unconsolidated affiliates.    Losses from our unconsolidated affiliates, the Silver Legacy Joint Venture and our former unconsolidated affiliate, Tamarack, increased $0.1 million for the three months ended March 31, 2015 compared to the same prior year period. Resorts' interest in Tamarack was disposed of on September 1, 2014.

Operating income and net loss.    Consolidated operating income and net loss includes operating income and a net loss of $8.5 million and $7.8 million, respectively, attributable to MTR Gaming for the three months ended March 31, 2015. Excluding operating income attributable to MTR Gaming, consolidated operating income increased $2 million during the three months ended March 31, 2015 compared to the same prior year period and was favorably impacted by the absence of acquisition charges and improved operating margins at Eldorado Reno.

Revenues

The following table highlights our sources of net operating revenues (dollars in thousands):

	Three months ended March 31,
			Percent change
	2015	2014

Casino:
Eldorado Reno	$14,429	$12,866	12.1%
Eldorado Shreveport	31,924	31,803	0.4%
MTR Gaming	101,309	—	100.0%

Total	147,662	44,669	230.6

Pari-mutuel commissions—MTR Gaming	1,205	—	100.0%

Food and beverage:
Eldorado Reno	7,665	7,866	(2.6)%
Eldorado Shreveport	6,800	6,481	4.9%
MTR Gaming	7,717	—	100.0%

Total	22,182	14,347	19.5%

Hotel:
Eldorado Reno	3,802	3,755	1.3%
Eldorado Shreveport	2,084	2,132	(2.3)%
MTR Gaming	1,148	—	100.0%

Total	7,034	5,887	19.5%

Other:
Eldorado Reno	1,480	1,391	6.4%
Eldorado Shreveport	782	789	(0.9)%
MTR Gaming	2,464	—	100.0%

Total	4,726	2,180	116.8%

Promotional allowances:
Eldorado Reno	(3,623)	(3,462)	4.7%
Eldorado Shreveport	(6,956)	(6,591)	5.5%
MTR Gaming	(4,779)	—	100.0%

Total	(15,358)	(10,053)	52.8%

Casino revenues.    MTR Gaming contributed $101.3 million of casino revenues for the three months ended March 31, 2015 consisting primarily of net win from slot operations, table games and poker. As a result, consolidated casino revenues increased 230.6% for the three months ended March 31, 2015 compared to the same prior year period.

Consolidated casino revenues, excluding MTR Gaming casino revenues, increased 3.8% for the three months ended March 31, 2015 compared to the same prior year period. The increase in casino revenues at Eldorado Reno of 12.1% was primarily due to increases in slot handle and table games drop in addition to a higher table games hold percentage. Casino revenues increased 0.4% at Eldorado Shreveport for the three months ended March 31, 2015 compared to the same prior year period due to growth in slot handle and net slot revenues. Although table games drop also increased for the three months ended March 31,

2015 compared the same prior year period, the increase in volume was more than offset by a decrease in the table games hold percentage, resulting in an overall decrease in table games revenues for the three months ended March 31, 2015 compared to the same prior year period.

Pari-mutuel commissions.    MTR Gaming contributed $1.2 million of pari-mutuel commissions for the three months ended March 31, 2015.

Food and beverage revenues.    MTR Gaming contributed $7.7 million of food and beverage revenues for the three months ended March 31, 2015. As a result, consolidated food and beverage revenues increased 19.5% for the three months ended March 31, 2015 compared to the same prior year period.

Consolidated food and beverage revenues, excluding MTR Gaming food and beverage revenues, increased by less than 1.0% for the three months ended March 31, 2015 compared to the same prior year period. Food and beverage revenues decreased 2.6% at Eldorado Reno mainly due to declines in beverage revenues associated with the closure of BuBinga nightclub which reopened in February of 2015 as NoVi subsequent to its remodel and rebranding. This decline in beverage revenues was partially offset by an increase in food revenues for the three months ended March 31, 2015 compared to the same prior year period. This increase was primarily due to growth in our average check price as a result of selective price increases in Eldorado Reno's restaurants partially offset by a decrease in customer counts. Food and beverage revenues increased 4.9% at Eldorado Shreveport for the three months ended March 31, 2015 compared to the same prior year period due to higher complimentary revenues and selective price increases.

Hotel revenues.    MTR Gaming contributed $1.1 million of hotel revenues for the three months ended March 31, 2015. As a result, consolidated hotel revenues increased 19.5% for the three months ended March 31, 2015 compared to the same prior period.

Consolidated hotel revenues, excluding MTR Gaming hotel revenues, remained flat for the three months ended March 31, 2015 compared to the same prior year period. Hotel revenues at Eldorado Reno rose 1.3% primarily due to increases in the ADR from $66.74 for the three months ended March 31, 2014 compared to $67.42 for the three months ended March 31, 2015 as a result of an increase in the resort fee. Eldorado Reno's hotel occupancy was 74.5% for the three months ended March 31, 2015 and 2014. Hotel revenues at Eldorado Shreveport decreased 2.3% due to a decline in the ADR to $63.02 for the three months ended March 31, 2015 from $66.16 for the three months ended March 31, 2014 due to a highly competitive market. This decline in ADR was partially offset by improvement in the occupancy rate to 91.2% for the three months ended March 31, 2015 from 88.8% for the three months ended March 31, 2014.

Other revenues.    Other revenues are comprised of revenues generated by our retail outlets, entertainment venues and other miscellaneous items. MTR Gaming contributed $2.5 million of other revenues for the three months ended March 31, 2015. As a result, consolidated other revenues increased 116.8% for the three months ended March 31, 2015 compared to the same prior year period.

Consolidated other revenues, excluding MTR Gaming other revenues, increased 3.8% for the three months ended March 31, 2015 compared to the same prior year period. Other revenues at Eldorado Reno increased 6.4% during the three months ended March 31, 2015 compared to the same prior year period primarily due to increased entertainment revenues in the Eldorado Reno theatre in the current period, and to a lesser extent, improved retail revenues. Other revenues decreased by less than 1.0% at Eldorado Shreveport during the three months ended March 31, 2015 compared to the same prior year period due to lower retail sales, which were partially offset by improved spa and ATM commission revenues.

Promotional allowances.    Consolidated promotional allowances, expressed as a percentage of casino revenues, decreased to 10.4% for the three months ended March 31, 2015 compared to 22.5% for the same prior year period; however, the total consolidated promotional allowances incurred increased 52.8%. MTR Gaming's promotional allowances represented 4.7% of its casino revenues for the three months ended March 31, 2015. Promotional allowances at Eldorado Reno increased 4.7% for the three months ended March 31, 2015 compared to the same prior year period reflecting an increase in Eldorado Reno's casino direct mail program. Promotional allowances increased 5.5% for the three months ended March 31, 2015 compared to the same prior year period at Eldorado Shreveport in conjunction with the increases in casino volume and as a result of an aggressive direct mail campaign combined with revisions to the players' club program. Management actively reviews the effectiveness of its promotions and direct mail programs to expand successful promotions while eliminating or reducing less profitable promotions. Promotional activities reflect our efforts to maintain ERI's share of the gaming markets in which it operates in an effort to mitigate the impact of increasing competition.

Operating expenses

The following table highlights our operating expenses (dollars in thousands):

	Three months ended March 31,
			Percent change
	2015	2014

Casino:
Eldorado Reno	$6,586	$6,142	7.2%
Eldorado Shreveport	17,999	17,832	0.9%
MTR Gaming	62,233	—	100.0%

Total	86,818	23,974	262.1%

Pari-mutuel commissions—MTR Gaming	1,696	—	100.0%

Food and beverage:
Eldorado Reno	5,272	5,565	(5.3)%
Eldorado Shreveport	1,347	1,456	(7.5)%
MTR Gaming	5,302	—	100.0%

Total	11,921	7,021	69.8%

Hotel:
Eldorado Reno	1,586	1,635	(3.0)%
Eldorado Shreveport	267	310	(13.9)%
MTR Gaming	337	—	100.0%

Total	2,190	1,945	12.6%

Other:
Eldorado Reno	1,328	1,298	2.3%
Eldorado Shreveport	358	351	2.0%
MTR Gaming	1,181	—	100.0%

Total	2,867	1,649	73.9%

Marketing and promotions	7,101	4,137	71.6%
General and administrative	27,704	10,662	159.8%
Management fee	—	150	(100.0)%
Depreciation and amortization	14,469	4,188	245.5%

Casino expenses.    MTR Gaming incurred $62.2 million of casino expenses for the three months ended March 31, 2015. As a result, consolidated casino expenses increased 262.1% for the three months ended March 31, 2015 compared to the same prior year period.

Casino expenses, excluding MTR Gaming casino expenses, increased 2.5% during the three months ended March 31, 2015 compared to the same prior year period. Casino expenses at Eldorado Reno increased 7.2% for the three months ended March 31, 2015 compared to the same prior year period primarily reflecting the increase in departmental variable costs, including taxes, associated with the increase in the revenues. Casino expenses at Eldorado Shreveport increased less than 1.0% during the three months ended March 31, 2015 compared to the same prior year period primarily as a result of higher gaming taxes, slot parts expense and leased machine fees.

Pari-mutuel expense.    MTR Gaming incurred $1.7 million of pari-mutuel expense for the three months ended March 31, 2015.

Food and beverage expenses.    MTR Gaming incurred $5.3 million of food and beverage expenses for the three months ended March 31, 2015. As a result, consolidated food and beverage expenses increased 69.8% for the three months ended March 31, 2015 compared to the same prior period.

Food and beverage expenses, excluding MTR Gaming food and beverage expenses, decreased 5.7% for the three months ended March 31, 2015 compared to the same prior year period. Eldorado Reno food expenses decreased during the current period due to lower cost of sales combined with lower payroll expenditures, while beverage expenses decreased primarily as a result of the closure of our nightclub, BuBinga. Despite a 4.9% increase in food and beverage revenues, food and beverage expenses decreased 7.5% at Eldorado Shreveport for the three months ended March 31, 2015 compared to the same prior year period. Cost of food and beverage sales, as a percentage of associated revenues, both declined during the three months ended March 31, 2015 compared to the same prior year period due to the implementation of selective menu price increases combined with successful efforts to control food and beverage costs of product.

Hotel expenses.    MTR Gaming incurred $0.3 million of hotel expenses for the three months ended March 31, 2015. As a result, consolidated hotel expenses increased 12.6% for the three months ended March 31, 2015 compared to the same prior year period.

Hotel expenses, excluding MTR Gaming hotel expenses, decreased 4.7% for the three months ended March 31, 2015 compared to the same prior year period. Hotel expenses at Eldorado Reno decreased 3.0% mainly due to decreased expenses associated with lower convention sales combined with efforts to control other variable costs including laundry and supplies. For the three months ended March 31, 2015 compared to the same prior year period, hotel expenses at Eldorado Shreveport decreased 13.9% as additional costs associated with higher occupancy were more than offset by decreases in payroll and other departmental variable costs.

Other expenses.    Other expenses are comprised of expenses associated with sales at our retail outlets, entertainment venues and other miscellaneous items. MTR Gaming incurred $1.2 million of other expenses for the three months ended March 31, 2015. As a result, consolidated other expenses increased 73.9% for the three months ended March 31, 2015 compared to the same prior year period.

Other expenses, excluding MTR Gaming other expenses, increased 2.2% for the three months ended March 31, 2015 compared to the same year period. Other expenses at Eldorado Reno increased 2.3% for the three months ended March 31, 2015 compared to the same prior year period reflecting the increase in other revenues. Other expenses at Eldorado Shreveport increased 2.0% despite flat other revenues mainly due to higher retail costs, as a percentage of retail revenues, during the current period.

Marketing and promotional expenses.    MTR Gaming incurred $3.3 million of marketing and promotion expenses for the three months ended March 31, 2015. As a result, consolidated marketing and promotion expenses increased 71.6% for the three months ended March 31, 2015 compared to the same prior year period.

Excluding MTR Gaming, marketing and promotional expenses decreased 7.0% for the three months ended March 31, 2015 compared to the same period in the prior year due to efforts to reduce advertising spend at Eldorado Reno during the current period along with reductions in promotional offers at both properties.

General and administrative expenses and management fees.    MTR Gaming incurred $16 million of general and administrative expenses for the three months ended March 31, 2015. As a result, consolidated general and administrative expenses increased 159.8% during the three months ended March 31, 2015 compared to the same prior year period.

Excluding MTR Gaming, general and administrative expenses increased 10.3% during the three months ended March 31, 2015 compared to the same prior year period due to increases in professional services and additional payroll associated with the Merger.

Historically, we paid management fees to Recreational Enterprises, Inc. ("REI") and Hotel Casino Management, Inc. ("HCM"), affiliates of the Company. For the three months ended March 31, 2014, we paid $0.2 million in management fees to REI and HCM.

Depreciation and amortization expense.    MTR Gaming incurred $10.5 million of depreciation expense for the three months ended March 31, 2015. As a result, depreciation and amortization expense increased 245.5% for three months ended March 31, 2015 compared to the same prior year period.

Depreciation and amortization expense decreased 8.0% for the three months ended March 31, 2015 compared to the same prior year period at Eldorado Reno and Eldorado Shreveport as more assets became fully depreciated.

Acquisition charges

During the three months ended March 31, 2015 and 2014, we incurred $0.1 million and $1.4 million, respectively, in acquisition charges in connection with the Merger. The amounts were expensed in accordance with the applicable accounting guidance for business combinations.

Interest expense, net

MTR Gaming incurred $13.4 million of interest expense for the three months ended March 31, 2015. This incremental expense offset a $0.1 million decline in Resorts' interest expense for the three months ended March 31, 2015 compared to the same prior year period due to a reduction in the balance outstanding under Resorts' credit facility which matured on May 30, 2014 and was not renewed.

Year ended December 31, 2014 compared to the year ended December 31, 2013

The following table highlights the results of our operations (dollars in thousands):

	Year ended December 31,
			Percent change
	2014	2013

Net operating revenues	$361,823	$247,186	46.4%
Operating expenses	339,478	224,560	51.2%
Equity in income of unconsolidated affiliates	2,705	3,355	(19.4)%
Operating income	17,555	22,582	(22.3)%
Net (loss) income	(14,322)	18,897	(175.8)%

Net operating revenues.    MTR Gaming contributed $124.2 million of net operating revenues for the period from the Merger Date through December 31, 2014 consisting primarily of casino revenues. Including the incremental MTR Gaming revenues, net operating revenues increased 46.4% for the year ended December 31, 2014 compared to the prior year.

Excluding incremental MTR Gaming revenues of $124.2 million, consolidated net operating revenues decreased 3.9% for the year ended December 31, 2014 compared to the prior year as both Eldorado Reno and Eldorado Shreveport experienced declines in all components of operating revenues.

Equity in income of unconsolidated affiliates.    Income from our unconsolidated affiliate, the Silver Legacy Joint Venture and our former unconsolidated affiliate, Tamarack, decreased $0.7 million for the year ended December 31, 2014 compared to the prior year. Our equity in the income of the Silver Legacy Joint Venture for the years ended December 31, 2014 and 2013 amounted to $2 million and $2.3 million, respectively. Equity in the income of Tamarack for the year ended December 31, 2014, prior to its disposition on September 1, 2014, amounted to $0.7 million compared to $1.1 million for the year ended December 31, 2013.

Operating income and net (loss) income.    Consolidated operating income and net (loss) income includes operating income and a net loss of $17.6 million and $14.3 million, respectively, attributable to MTR Gaming for the period from the Merger Date through December 31, 2014.

For the year ended December 31, 2014 compared to the prior year, operating income, excluding operating income attributable to MTR Gaming, decreased $12 million primarily due to declines in departmental operating margins, increased general and administrative payroll and professional services associated with the Merger, and a decline in equity income of unconsolidated affiliates. Operating income was also impacted by an increase in acquisition charges of $3.2 million during the year ended December 31, 2014 compared to the prior year. Net (loss) income decreased $24.1 million during the year ended December 31, 2014 compared to the prior year due to the same factors negatively impacting operating income, combined with the absence of a $12 million gain in 2013 for the extinguishment of debt of Silver Legacy and a tax provision of $1.1 million. This decrease during the year ended December 31, 2014 compared to 2013 was partially offset by a $0.7 million gain resulting from the termination of Silver Legacy's supplemental executive retirement plan and a $0.2 million decrease in interest expense.

Revenues

The following table highlights our sources of net operating revenues (dollars in thousands):

	Year ended December 31,
			Percent change
	2014	2013

Casino:
Eldorado Reno	$61,946	$63,002	(1.7)%
Eldorado Shreveport	123,228	129,377	(4.8)%
MTR Gaming	113,674	—	100.0%

Total	298,848	192,379	55.3%

Pari-mutuel commissions—MTR Gaming	1,986	—	100.0%

Food and beverage:
Eldorado Reno	33,500	34,307	(2.4)%
Eldorado Shreveport	25,624	26,249	(2.4)%
MTR Gaming	9,109	—	100.0%

Total	68,233	60,556	12.7%

Hotel:
Eldorado Reno	18,149	18,287	(0.8)%
Eldorado Shreveport	8,498	8,647	(1.7)%
MTR Gaming	1,360	—	100.0%

Total	28,007	26,934	4.0%

Other:
Eldorado Reno	5,976	6,832	(12.5)%
Eldorado Shreveport	3,264	3,552	(8.1)%
MTR Gaming	3,958	—	100.0%

Total	13,198	10,384	27.1%

Promotional allowances:
Eldorado Reno	(15,876)	(15,737)	0.9%
Eldorado Shreveport	(26,654)	(27,330)	(2.5)%
MTR Gaming	(5,919)	—	(100.0)%

Total	(48,449)	(43,067)	12.5%

Casino revenues.    MTR Gaming contributed $113.6 million of casino revenues for the period from the Merger Date through December 31, 2014 consisting primarily of net win from slot operations, table games and poker. As a result, consolidated casino revenues increased 55.3% for the year ended December 31, 2014 compared to the prior year.

Consolidated casino revenues, excluding MTR Gaming revenues, decreased 4.0% for the year ended December 31, 2014 compared to the prior year. The decrease in casino revenues at Eldorado Reno of 1.7% was primarily due to decreases in slot handle and table games credit drop. Casino revenues decreased 4.8% at Eldorado Shreveport for the year ended December 31, 2014 compared to the prior year due to lower slot handle while the slot hold percentage remained constant. The decrease in casino revenues associated with the decline in slot volume was partially offset by an increase in table games revenues resulting from an increase in the table games hold percentage, which more than offset a decrease in table games drop for the year ended December 31, 2014 compared to the prior year. The results of operations of Eldorado Shreveport have also been negatively impacted by the addition of a new competitor in the Shreveport/Bossier City market in June of 2013 that reduced the market share of all of the other casino operators in the market for the year ended December 31, 2014, including Eldorado Shreveport.

Pari-mutuel commissions.    MTR Gaming contributed $2 million of pari-mutuel commissions for the period from the Merger Date through December 31, 2014.

Food and beverage revenues.    MTR Gaming contributed $9.1 million of food and beverage revenues for the period from the Merger Date through December 31, 2014. As a result, consolidated food and beverage revenues increased 12.7% for the year ended December 31, 2014 compared to the prior year.

Consolidated food and beverage revenues, excluding MTR Gaming revenues, decreased 2.4% for the year ended December 31, 2014 compared to the prior year due to declines in food and beverage revenues of 2.4% at both Eldorado Reno and Eldorado Shreveport. Food revenues at Eldorado Reno remained flat for the year ended December 31, 2014 compared to the prior year. Declines in customer counts of 2.5% were offset by an increase in the average check as a result of selective price increases in Eldorado Reno's restaurants. Beverage revenues decreased primarily due to lower complimentary sales and the closure of the BuBinga nightclub in May 2014. The decline in food and beverage revenues at Eldorado Shreveport for the year ended December 31, 2014 compared to the prior year was primarily due to the decrease in customer volume as evidenced by a 1.7% decline in customer counts.

Hotel revenues.    MTR Gaming contributed $1.4 million of hotel revenues for the period from the Merger Date through December 31, 2014 and consolidated hotel revenues increased 4.0% for the year ended December 31, 2014 compared to the prior year.

Consolidated hotel revenues, excluding MTR Gaming, decreased 1.1% for the year ended December 31, 2014 compared to the prior year. Hotel revenues at Eldorado Reno decreased 0.8% due to declines in hotel occupancy to 82.0% for the year ended December 31, 2014 from 82.9% for the year ended December 31, 2013. These declines were partially offset by growth in hotel revenues associated with an increase in our resort fee from $6 to $8 in August of 2013 resulting in a higher ADR which rose to $72.57 for the year ended December 31, 2014 compared to $72.17 during the prior year. Hotel revenues at Eldorado Shreveport decreased 1.7% due to a decline in the ADR to $64.50 during the year ended December 31, 2014 from $65.72 during 2013, which more than offset the slight increase in occupancy to 89.6% during 2014 from 89.4% during 2013.

Other revenues.    Other revenues are comprised of revenues generated by our retail outlets, entertainment venues and other miscellaneous items. MTR Gaming contributed $4 million of other revenues for the period from the Merger Date through December 31, 2014. As a result, consolidated other revenues increased 27.1% for the year ended December 31, 2014 compared to the prior year.

Consolidated other revenues, excluding MTR Gaming, decreased 11.0% for the year ended December 31, 2014 compared to the prior year. Other revenues at Eldorado Reno decreased 12.5% for the year ended December 31, 2014 compared to the prior year primarily due to declines in entertainment revenues associated with lower attendance at the Eldorado Reno theater, and to a lesser extent, decreased retail revenues. Other revenues decreased 8.1% at Eldorado Shreveport for the year ended December 31, 2014 compared to the prior year due to lower ATM commission revenues and retail sales which were partially offset by improved spa revenues.

Promotional allowances.    Consolidated promotional allowances, expressed as a percentage of casino revenues, decreased to 16.2% for the year ended December 31, 2014 compared to 22.4% for the prior year; however, the total consolidated promotional allowances incurred increased 12.5%. MTR Gaming's promotional allowances represented 5.2% of its casino revenues for the period after the Merger. Promotional allowances at Eldorado Reno increased slightly for the year ended December 31, 2014 compared to the prior year reflecting an increase in our casino direct mail program. Promotional allowances decreased 2.5% at Eldorado Shreveport in association with the 4.8% decrease in casino revenues. Management actively reviews the effectiveness of its promotions and direct mail programs to expand successful promotions while eliminating or reducing less profitable promotions. Promotional activities reflect our efforts to maintain the Eldorado's share of the gaming markets in which it operates in an effort to mitigate the impact of increasing competition.

Operating expenses

The following table highlights our operating expenses (dollars in thousands):

	Year ended December 31,
			Percent change
	2014	2013

Casino:
Eldorado Reno	$27,840	$28,339	(1.8)%
Eldorado Shreveport	72,151	73,574	(1.9)%
MTR Gaming	67,801	—	100.0%

Total	167,792	101,913	64.6%

Pari-mutuel commissions—MTR Gaming	2,411	—	100.0%

Food and beverage:
Eldorado Reno	23,460	23,485	(0.1)%
Eldorado Shreveport	5,622	5,497	2.3%
MTR Gaming	8,329	—	100.0%

Total	37,411	28,982	29.0%

Hotel:
Eldorado Reno	6,474	6,725	(3.7)%
Eldorado Shreveport	1,192	1,166	2.6%
MTR Gaming	870	—	100.0%

Total	8,536	7,891	8.2%

Other:
Eldorado Reno	5,752	5,791	(0.7)%
Eldorado Shreveport	1,503	1,499	0.3%
MTR Gaming	2,093	—	100.0%

Total	9,348	7,290	28.2%

Marketing and promotions	21,982	17,740	23.9%
General and administrative	62,905	43,113	45.9%
Management fee	450	600	(25.0)%
Depreciation and amortization	28,643	17,031	68.2%

Casino expenses.    MTR Gaming contributed $67.8 million of casino expenses for the period from the Merger Date through December 31, 2014. As a result, consolidated casino expenses increased 64.6% for the year ended December 31, 2014 compared to the prior year.

Casino expenses at Eldorado Reno decreased 1.8% for the year ended December 31, 2014 compared to the prior year due to lower gaming taxes and declines in bad debt expense. Casino expenses at Eldorado Shreveport decreased 1.9% for the year ended December 31, 2014 compared to the prior year primarily as a result of lower gaming taxes and payroll costs reflecting the decrease in visitor volume.

Pari-mutuel expense.    MTR Gaming contributed $2.4 million of pari-mutuel expense for the period from the Merger Date through December 31, 2014.

Food and beverage expenses.    MTR Gaming contributed $8.3 million of food and beverage expenses for the period from the Merger Date through December 31, 2014. As a result, consolidated food and beverage expenses increased 29.0% for the year ended December 31, 2014 compared to the prior year.

For the year ended December 31, 2014 compared to the prior year, food and beverage expenses at Eldorado Reno remained flat despite a decrease of 2.4% in food and beverage revenues. Increases in food costs associated with higher product costs were offset by decreases in beverage costs in conjunction with lower beverage revenues associated with the closure of the BuBinga nightclub in May of 2014. Despite a 2.4% decrease in food and beverage revenues, food and beverage expenses increased slightly at Eldorado Shreveport for the year ended December 31, 2014 compared to the prior year due to increased food costs related to quality improvements and the addition of new menu items.

Hotel expenses.    MTR Gaming contributed $0.9 million of hotel expenses for the period from the Merger Date through December 31, 2014. As a result, consolidated hotel expenses increased 8.1% for the year ended December 31, 2014 compared to the prior year.

Hotel expenses at Eldorado Reno decreased 3.7% reflecting the decrease in occupancy for the year ended December 31, 2014 compared to the prior year in addition to decreased expenses associated with lower convention sales. For the year ended December 31, 2014 compared to the prior year, hotel expenses at Eldorado Shreveport increased slightly due to increases in payroll and benefits combined with higher supplies costs associated with improved amenities.

Other expenses.    MTR Gaming contributed $2.1 million of other expenses for the period from the Merger Date through December 31, 2014. As a result, consolidated other expenses increased 28.2% for the year ended December 31, 2014 compared to the prior year.

Other expenses at Eldorado Reno decreased slightly for the year ended December 31, 2014 compared to the prior year despite a 12.5% decrease in other revenues. The higher proportion of expenses was due to fixed production and contract costs associated with the theater. Other expenses at Eldorado Shreveport did not change significantly despite an 8.1% decrease in other revenues due to higher retail costs, as a percentage of retail revenues.

Marketing and promotions expenses.    MTR Gaming contributed $4.4 million of marketing and promotion expenses for the period from the Merger Date through December 31, 2014. As a result, consolidated marketing and promotions expense increased 23.9% for the year ended December 31, 2014 compared to the prior year. Excluding MTR Gaming, marketing and promotional expenses did not change significantly for the year ended December 31, 2014 compared to the prior year.

General and administrative expenses and management fees.    MTR Gaming contributed $17.9 million of general and administrative expenses for the period from the Merger Date through December 31, 2014. As a result, consolidated general and administrative expenses increased 45.9% for the year ended December 31, 2014 compared to the prior year. Excluding MTR Gaming, general and administrative expenses increased 4.4% for the year ended December 31, 2014 compared to the prior year due to increases in professional services and additional payroll associated with the Merger in addition to higher property taxes and the absence of a sales tax refund received in the third quarter of 2013 at Eldorado Shreveport.

For the years ended December 31, 2014 and 2013, we paid $0.5 million and $0.6 million, respectively, in management fees to REI and HCM. Management fees were not paid subsequent to the consummation of the Merger. Subsequent to the consummation of the Merger, Donald L. Carano and Raymond J. Poncia received remuneration in the amount of $0.3 million and $0.2 million, respectively, for their services as consultants to ERI and its subsidiaries in lieu of the management fees previously paid under the terms of the Resorts' management agreement.

Depreciation and amortization expense.    MTR Gaming contributed $12.3 million of depreciation expense for the period from the Merger Date through December 31, 2014. As a result, depreciation and amortization expense increased 68.2% for the year ended December 31, 2014 compared to the prior year. Depreciation expense decreased 4.0% for the year ended December 31, 2014 compared to the prior year at Eldorado Reno and Eldorado Shreveport as more assets became fully depreciated.

Acquisition charges

For the years ended December 31, 2014 and 2013, we incurred $7.4 million and $3.2 million, respectively, in acquisition charges in connection with the Merger including $1.1 million contributed by MTR Gaming along with bonuses paid to several key executives in the amount of $2.4 million for the year ended December 31, 2014.

Interest expense

MTR Gaming contributed $15.3 million of interest expense for the period from the Merger Date through December 31, 2014. This incremental expense offset a $0.2 million decline in Resorts' interest expense for the year ended December 31, 2014 compared to the prior year period due to a reduction in the balance outstanding under Resorts' credit facility which matured May 30, 2014 and was not renewed.

Year ended December 31, 2013 compared to the year ended December 31, 2012

The following table highlights the results of our operations (dollars in thousands):

	Year ended December 31,
			Percent change
	2013	2012

Net operating revenues	$247,186	$254,740	(3.0)%
Operating expenses	224,560	229,749	(2.3)%
Equity in income (losses) of unconsolidated affiliates	3,355	(8,952)	137.5%
Operating income	22,582	15,841	42.6%
Net income (loss)	18,897	(991)	2,006.9%

Net operating revenues.    Net operating revenues decreased 3.0% for the year ended December 31, 2013 compared to the prior year primarily as a result of decreases in casino revenues and increases in promotional activities at both Eldorado Shreveport and Eldorado Reno. In addition, decreases in hotel and other revenues at Eldorado Shreveport were only partially offset by increases in food and beverage revenues at both facilities and in hotel and other revenues at Eldorado Reno. As more fully explained below, the decrease in casino revenues at Eldorado Reno resulted primarily from a decrease in the table games hold percentage. The decrease in casino revenues at Eldorado Shreveport primarily reflects reductions in slot machine wagering in 2013 compared to the prior year.

Operating expenses.    Operating expenses decreased 2.3% for the year ended December 31, 2013 compared to the prior year primarily as a result of decreases in casino expenses reflecting the decline in the associated revenues at both Eldorado Shreveport and Eldorado Reno. Also contributing to the decrease were reductions in selling, general and administrative expenses and depreciation and amortization.

Equity in income (losses) of unconsolidated affiliates.    Income from the Company's unconsolidated affiliates, Silver Legacy and Tamarack, increased approximately $12.3 million for year ended December 31, 2013 to the prior year. Following its reorganization, equity in the income of Silver Legacy for 2013 amounted to $2.3 million compared with a loss of $9.7 million in 2012. Equity in the income of Tamarack for the year ended December 31, 2013 increased by $0.4 million due to an increase in Tamarack's net operating revenues.

Operating income and net income (loss).    During 2013, we experienced an increase in operating income of $6.7 million compared to the prior year due primarily to the $12.3 million improvement in our equity in income of unconsolidated affiliates. Operating margins decreased during 2013 as consolidated net operating revenues decreased approximately $2.4 million more than the decrease in consolidated operating expenses. Also offsetting the improvement from our unconsolidated affiliates were $3.2 million of acquisition charges incurred during 2013 in connection with the Merger. Net income increased approximately $19.9 million during 2013 compared to the prior year due to the factors positively impacting operating income previously noted combined with the recognition in 2013 of $12 million of gain on the extinguishment of debt of Silver Legacy as a result of its reorganization, the absence of an $0.8 million loss on property donation incurred in the 2012 period and a $0.4 million reduction in interest expense.

Revenues

The following table highlights our sources of net operating revenues (dollars in thousands):

	Year ended December 31,
	2013	2012	Percent change

Casino:
Eldorado Reno	$63,002	$64,014	(1.6)%
Eldorado Shreveport	129,377	136,278	(5.1)%

Total	192,379	200,292	(4.0)%

Food and beverage:
Eldorado Reno	34,307	33,210	3.3%
Eldorado Shreveport	26,249	26,107	0.5%

Total	60,556	59,317	2.1%

Hotel:
Eldorado Reno	18,287	17,081	7.1%
Eldorado Shreveport	8,647	9,122	(5.2)%

Total	26,934	26,203	2.8%

Other:
Eldorado Reno	6,832	6,667	2.5%
Eldorado Shreveport	3,552	3,791	(6.3)%

Total	10,384	10,458	(0.7)%

Promotional allowances:
Eldorado Reno	(15,737)	(14,882)	(5.7)%
Eldorado Shreveport	(27,330)	(26,648)	(2.6)%

Total	(43,067)	(41,530)	(3.7)%

Casino revenues.    Consolidated casino revenues decreased 4.0% for the year ended December 31, 2013 compared to the prior year. The decrease in such revenues at Eldorado Reno of 1.6% was due to a decrease in the table games hold percentage during 2013 compared to 2012, in which we held higher than normal. This decrease in table games revenue was partially offset by an increase in slot revenue for the year ended December 31, 2013. Casino revenues at Eldorado Shreveport decreased in 2013 by 5.1% compared to 2012 due primarily to a decrease in slot handle. Table game revenues at Eldorado Shreveport did not change significantly in 2013 compared to the prior year.

Food and beverage revenues.    Consolidated food and beverage revenues increased by 2.1% for the year ended December 31, 2012 compared to the prior year. Food and beverage revenues at Eldorado Reno increased 3.3% in 2013 compared to 2012 primarily due to an increase in the average check price as a result of selective price increases in our restaurants along with a 0.8% increase in customer counts. Food and beverage revenues increased by 0.5% at Eldorado Shreveport in 2013 compared to 2012 primarily due to an increase in the average food revenue per customer resulting from selective increases in menu prices.

Hotel revenues.    Consolidated hotel revenues increased 2.8% for the year ended December 31, 2013 compared to the prior year. Hotel revenues at Eldorado Reno increased by 7.1% due to an increased hotel occupancy rate of approximately 82.9% in 2013 compared to 80.6% in 2012 and an increased hotel ADR of

$72.17 in 2013 compared to $68.81 in 2012. Other hotel revenues at Eldorado Reno increased as we increased our resort fee in August 2013. Hotel revenues at Eldorado Shreveport decreased by 5.2% due to a decline in the occupancy rate to 89.4% in 2013 from 91.1% in 2012 and a decrease in the ADR to $66.00 in 2013 from $68.00 in 2012. Hotel room capacity in the Shreveport/Bossier City market increased during June 2013 with the opening of a 400-room hotel across the Red River from Eldorado Shreveport.

Other revenues.    Other revenues are comprised of revenues generated by our retail outlets, entertainment venues and other miscellaneous items. Other revenues at Eldorado Reno increased 2.5% for the year ended December 31, 2013 compared to the prior year due to an increase in retail sales. Other revenues decreased by 6.3% at Eldorado Shreveport during 2013 compared to 2012 due to lower ATM commission revenues and retail sales and to the absence of rental revenue from certain retail space located across the street from Eldorado Shreveport which we donated to the City of Shreveport during the third quarter of 2012.

Promotional allowances.    Consolidated promotional allowances, as a percentage of casino revenues, increased to 22.4% in for the year ended December 31, 2013 compared to 20.7% for the year ended December 31, 2012. Such costs at Eldorado Reno increased 5.7%, whereas such costs increased 2.6% at Eldorado Shreveport. Management actively reviews the effectiveness of its promotions and direct mail programs to expand successful promotions while eliminating or reducing less profitable promotions. Promotional activities at Eldorado Shreveport reflect, in part, our efforts to maintain our property's share of the overall Shreveport/Bossier City gaming market, which added a new competitor during June 2013.

Operating expenses

The following table highlights our operating expenses (dollars in thousands):

	Year ended December 31,
			Percent change
	2013	2012

Casino:
Eldorado Reno	$28,339	$28,061	1.0%
Eldorado Shreveport	73,574	75,983	(3.2)%

Total	101,913	104,044	(2.0)%

Food and beverage:
Eldorado Reno	23,485	22,992	2.1%
Eldorado Shreveport	5,497	6,103	(9.9)%

Total	28,982	29,095	(0.4)%

Hotel:
Eldorado Reno	6,725	6,749	(0.4)%
Eldorado Shreveport	1,166	1,271	(8.3)%

Total	7,891	8,020	(1.6)%

Other:
Eldorado Reno	5,791	5,572	3.9%
Eldorado Shreveport	1,499	1,707	(12.2)%

Total	7,290	7,279	0.2%

Marketing and promotions	17,740	18,724	(5.3)%
General and administrative	43,113	44,336	(2.8)%
Management fee	600	600	—%
Depreciation and amortization	17,031	17,651	(3.5)%

Casino expenses.    Casino expenses at Eldorado Reno increased 1.0% during the year ended December 31, 2013 compared to the prior year primarily due to an increase in bad debt expense and increased promotional allowances related to the cost of rooms, food and retail complimentaries allocated to the casino department. Casino expenses at Eldorado Shreveport decreased during 2013 compared to 2012 as a result of lower gaming taxes.

Food and beverage expenses.    For the year ended December 31, 2013, food and beverage expenses at Eldorado Reno increased 2.1% compared to the prior year due to increases in food and beverage cost of sales and direct payroll associated with the aforementioned increased revenues. Food and beverage expenses decreased 9.9% at Eldorado Shreveport during 2013 compared to 2012 despite an insignificant increase in the associated revenues due primarily to reductions in food and beverage cost of goods sold and in labor and overhead charges as a result of management's cost control efforts.

Hotel expenses.    Hotel expenses at Eldorado Reno did not change significantly for the year ended December 31, 2013 compared to the prior year despite a 7.1% increase in the associated revenues as increased direct payroll associated with the higher occupancy levels was offset by lower group insurance costs and decreased maintenance expenses as a result of our hotel remodel. For the year ended December 31, 2013, hotel expenses at Eldorado Shreveport decreased 8.3% compared to 2012 due to decreases in payroll expenditures associated with the lower occupancy levels as reflected by the decrease in its occupancy percentage from 91.1% in 2012 to 89.4% in 2013.

Other expenses.    Other expenses increased 3.9% at Eldorado Reno for the year ended December 31, 2013 compared to the prior year primarily as a result of increased retail cost of sales associated with the aforementioned increased revenues, higher credit card discounts and increased show production costs in our theatre. Other expenses at Eldorado Shreveport decreased $0.2 million, or 12.2%, for the year ended December 31, 2013 compared to the prior year primarily due to decreases in cost of goods sold associated with reduced retail sales and reduced labor and overhead charges due to management's cost control efforts.

Marketing and promotions expenses.    Marketing and promotions expenses decreased 5.3% for the year ended December 31, 2013 compared to the prior year due to efforts to strategically reduce promotional marketing and special events costs at both Eldorado Reno and Shreveport.

General and administrative expenses and management fees.    For the year ended December 31, 2013, as compared to the prior year, selling, general and administrative expenses decreased primarily due to Eldorado Shreveport experiencing decreases in professional fees and real property taxes.

We have paid management fees to REI and HCM, affiliates of the Company. In each of the years ended December 31, 2013 and 2012, we paid an aggregate of $0.6 million in management fees to REI and HCM.

Depreciation and amortization expense.    Depreciation expense decreased $0.6 million, or 3.5%, during 2013 as compared to 2012 as more assets became fully depreciated.

Acquisition charges

For the year ended December 31, 2013, we incurred $3.2 million in acquisition charges in connection with the Merger.

Interest expense

For the year ended December 31, 2013, interest expense decreased by approximately $0.4 million, or 2.4% compared to the prior year, due to principal reductions in our long-term debt obligations.

Gain on extinguishment of debt of unconsolidated affiliate

For the year ended December 31, 2013, we recognized $12 million of gain on extinguishment of debt of Silver Legacy, an unconsolidated affiliate, as a result of its reorganization.

Loss on property donation

For the year ended December 31, 2012, Eldorado Shreveport donated certain of its property with an appraised value of approximately $2 million to the City of Shreveport. The property had a recorded net value of $0.8 million, which was written off in connection with the donation.

Loss on early retirement of debt

During the third quarter of 2012, we purchased and retired $2 million principal amount of the Resorts Notes utilizing available excess cash. The total purchase price of the Resorts Notes was $2 million plus accrued interest which, after the write off of the associated bond offering costs of $0.1 million, resulted in a net loss on early retirement of debt in the amount of $22,000.

Liquidity and capital resources

We expect that our primary sources of liquidity and capital resources will be existing cash resources, cash flow from operations, borrowings under the New Revolving Credit Facility and issuances of debt and equity securities as market conditions permit.

We expect that our primary capital requirements going forward will relate to the Circus Reno/Silver Legacy Purchase, the operation and maintenance of our properties and servicing our outstanding indebtedness. During the remainder of 2015, our primary capital requirements will relate to payment of the $72.5 million purchase price for the Circus Reno/Silver Legacy Purchase and the repayment in full of all amounts outstanding under t Silver Legacy Joint Venture credit facility, our planned capital expenditures of approximately $21.7 million, net of reimbursements from West Virginia, and interest payments under the Notes and interest and principal payments under the New Credit Facility. We expect to fund the purchase price for the Circus Reno/Silver Legacy Purchase and repayment of amounts outstanding under the Silver Legacy credit agreement by incurring additional indebtedness and proceeds from this offering. To the extent we do not obtain proceeds from this offering that are sufficient to pay the portion of the purchase price that we expect to pay with such proceeds and amounts outstanding under the Silver Legacy credit facility, we will be required to incur additional indebtedness. We expect that cash generated from operations will be sufficient to fund our operations and capital requirements and service our outstanding indebtedness for the next twelve months.

At March 31, 2015, we had consolidated cash and cash equivalents of 80.3 million which included restricted cash of $10.9 million.

Operating cash flow.    For the three months ended March 31, 2015, we used cash flows from operating activities of $5.9 million compared to $6.3 million provided by operating activities during the same prior year period. The decrease in operating cash was primarily due to various changes in balance sheet accounts in conjunction with the Merger along with changes in the balance sheet accounts in the normal course of business. For the year ended December 31, 2014, we generated cash flows from operating activities of $33.9 million as compared to $23.6 million in the prior year. The increase in operating cash was primarily due to various changes in balance sheet accounts in conjunction with the Merger along with changes in the balance sheet accounts in the normal course of business. These changes were offset by the decline in net income, including the absence of Silver Legacy's gain on the early retirement of its debt for the year ended December 31, 2014 compared to the prior year.

Investing cash flow.    Net cash flows used in investing activities totaled $9.8 million for the three months ended March 31, 2015 compared to $0.5 million for the same prior year period. Net cash flows used in investing activities for 2015 primarily consisted of $7.5 million in capital expenditures for various renovation projects and equipment purchases and an increase of $2.6 million in restricted cash at the MTR Gaming properties due to an increase in funds related to horsemen's fines and simulcasting funds that are restricted to payments for improving horsemen's facilities and racing purses at Scioto Downs. Net cash flows provided in investing activities totaled $38.1 million for the year ended December 31, 2014 compared to $7.6 million used for the year ended December 31, 2013. Net cash flows provided in investing activities for 2014 primarily consisted of $53.1 million representing acquired cash, including restricted cash, associated with the Merger. This increase was partially offset by $10.6 million in capital expenditures for various renovation projects and equipment purchases.

Financing cash flow.    Net cash flows used in financing activities for the three months ended March 31, 2015 totaled $0.3 million representing capital lease payments compared to $1.1 million for the three months ended March 31, 2014 primarily resulting from a $1 million payment on the Resorts credit facility which was subsequently terminated in May 2014.

Net cash flows used in financing activities for the year ended December 31, 2014 totaled $14.2 million compared to $11.5 million during the year ended December 31, 2013. Net repayments on our Resorts Secured Credit Facility (see below) amounted to $2.5 million compared to $5 million of debt payments during the year ended December 31, 2013. Other financing activity expenditures included distributions to our members totaling $0.6 million compared to $6.1 million during the prior year. During the year ended December 31, 2014, an increase in restricted cash of $3.2 million due to a decrease in funds related to horsemen's fines and simulcasting funds that are restricted to payments for improving horsemen's facilities and racing purses at Scioto Downs was offset by a decrease in restricted cash related to the return of $2.5 million of the $5 million cash collateral that Resorts previously provided as credit support for Silver Legacy's obligations under its credit agreement.

The repurchase of MTR Gaming common stock totaled $5 million and represented the amount paid in cash by HoldCo upon closing of the Merger. An additional $30 million of MTR Gaming common stock was purchased by MTR Gaming upon closing of the Merger and was reflected as a reduction of the net cash acquired under investing activities. Also during the year ended December 31, 2014, MTR Gaming used $11 million to repurchase $10 million in aggregate principal amount of MTR Notes at a price of $110.25 per $100 in principal amount of the purchased notes.

Capital expenditures

During the three months ended March 31, 2015, additions to property and equipment, primarily slot machines, and other capital projects, aggregated $7.5 million, which included $1.4 million at Eldorado Reno, $0.6 million at Eldorado Shreveport and $5.5 million at the MTR Gaming properties. During the year ended December 31, 2014, additions to property and equipment, primarily slot machines, and other capital projects aggregated $10.6 million, which included $3.5 million at Eldorado Reno, $3.3 million at Eldorado Shreveport and $3.8 million at the MTR Gaming properties.

Under legislation approved by West Virginia in July 2011, Mountaineer participates in a modernization fund which provides for reimbursement from amounts paid to the West Virginia Lottery Commission in an amount equal to $1 for each $2 expended for certain qualifying capital expenditures having a useful life of more than three years and placed into service after July 1, 2011. Qualifying capital expenditures include the purchase of slot machines and related equipment to the extent such slot machines are retained by Mountaineer at its West Virginia location for not less than five years. Any unexpended balance from a given fiscal year will be available for one additional fiscal year, after which time the remaining unused balance carried forward will be forfeited. Mountaineer did not receive any reimbursements during the three months ended March 31, 2015. For the period from the Merger Date to December 31, 2014, Mountaineer was reimbursed $1.4 million on qualified capital expenditures. As of March 31, 2015, Mountaineer remains eligible for approximately $6.5 million under annual modernization fund grants that expire in varying dates through June 30, 2016. We can make no assurances we will be able to make qualifying capital expenditures purchases sufficient to receive reimbursement of the available funds prior to their expiration.

We anticipate spending on capital expenditures during the remainder of 2015 to be approximately $25.6 million, or $21.7 million after anticipated reimbursements from West Virginia on qualified capital expenditures.

Silver Legacy joint venture loan

Under the Plan of Reorganization (as defined elsewhere in this prospectus), each of ELLC and Galleon, Inc. retained its 50% interest in Silver Legacy, but was required to advance $7.5 million to Silver Legacy pursuant to a subordinated loan and provide credit support by depositing $5 million of cash into bank accounts that are subject to a security interest in favor of the lender under Silver Legacy credit agreement. The $7.5 million note receivable from ELLC to Silver Legacy was issued on November 16, 2012 with a stated interest rate of 5% per annum and a maturity date of May 16, 2018. Payment of any interest or principal under the loan is subordinate to the senior indebtedness of Silver Legacy. Accrued interest under the loan will be added to the principal amount of the loan and may not be paid unless principal of the loan may be paid in compliance with the terms of the senior indebtedness outstanding or at maturity. In connection with the Circus Reno/Silver Legacy Purchase, we expect to acquire the note evidencing the $7.5 million made by Galleon, Inc. and that all amounts outstanding under the subordinated loans advanced by ELLC and Galleon, Inc. will be contributed to the equity capital of Silver Legacy. In December 2014, Silver Legacy deposited $5 million of cash into a cash collateral account securing its obligations under its credit agreement, which reduced the credit support obligation of each of ELLC and Galleon, Inc. to $2.5 million each and resulted in the return of $2.5 million of the $5 million of cash collateral that Resorts previously provided as credit support for Silver Legacy's obligations under its credit agreement. In connection with the Circus Reno/Silver Legacy Purchase, we except that all amounts outstanding under the Silver Legacy credit agreement will be paid in full and the cash collateral securing such obligations will be released.

Contractual commitments

The following table summarizes our estimated contractual payment obligations as of March 31, 2015 (in thousands):

	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years

	(in millions)
Contractual cash obligations:
Long-term debt obligations(1)	$728.7	$—	$—	$—	$728.7
Interest on indebtedness	360.7	79.0	157.9	123.8	—
Operating leases(2)	30.3	2.3	2.6	1.9	23.5
Gaming tax and license fees(3)	63.3	12.5	25.3	25.5	See note(3)
Purchase and other contractual obligations	0.8	0.7	0.1	—	—
Minimum purse obligations(4)	20.0	20.0	—	—	—
Contingent earn-out payments(5)	0.9	0.1	0.2	0.2	0.4
Regulatory gaming assessments(6)	4.5	0.4	1.0	1.2	1.9
Total	$1,209.2	$115.0	$187.1	$152.6	$754.5

(1)    These amounts are included in our consolidated balance sheets, which are included elsewhere in this prospectus. See Note 9 to our consolidated financial statements for additional information about our debt and related matters.

(2)    Our operating lease obligations are described in Note 15 to our consolidated financial statements.

(3)    Includes an annual table gaming license fee of $2.5 million for Mountaineer which is due on July 1st of each year as long as Mountaineer operates table games. Includes our obligation for gaming taxes at Presque Isle Downs, which is set at a minimum of $10 million per year, as required by the Pennsylvania Gaming Control Board. Also includes our obligation at Presque Isle Downs, as the holder of a Category 1 license, to create a fund to be used for the improvement and maintenance of the backside area of the racetrack with an amount of not less than $250,000 or more than $1 million annually for a five-year period beginning in 2017.

(4)   Pursuant to an agreement with the Mountaineer Park Horsemen's Benevolent and Protective Association, Inc. and/or in accordance with the West Virginia racing statute, Mountaineer is required to utilize its best efforts to conduct racing for a minimum of 210 days and pay average daily minimum purses established by Mountaineer prior to the first live racing date each year ($95,000 for 2015) for the term of the agreement which expires on December 31, 2015.

(5)    In connection with the 2003 purchase of Scioto Downs, certain shareholders of Scioto Downs elected the option to receive cash and contingent earn-out payments ("CEP Rights") in lieu of all cash for their outstanding shares of Scioto Downs' common stock. The triggering event occurred when Scioto Downs received its permanent VLT license in May 2012 and commenced gaming operations. As a result, we recorded a liability for the estimated ten year payout to the stockholders who elected to receive the CEP Rights. The future obligation was calculated based on Scioto Downs' projected EBITDA for the ten calendar years beginning January 1, 2013.

(6)   These amounts are included in our consolidated balance sheets, which are included elsewhere in this prospectus. See Note 15 to our consolidated financial statements for additional information regarding our regulatory gaming assessments.

The table above excludes certain commitments as of March 31, 2015, for which the timing of expenditures associated with such commitments is unknown, or contractual agreements have not been executed, or the guaranteed maximum price for such contractual agreements has not been agreed upon.

The repayment of our long-term debt is subject to acceleration upon the occurrence of an event of default under the agreements governing these obligations.

We routinely enter into operational contracts in the ordinary course of our business, including construction contracts for minor projects that are not material to our business or financial condition as a whole. Our commitments relating to these contracts are recognized as liabilities in our consolidated balance sheets when services are provided with respect to such contracts.

The Company does not currently have any off-balance sheet arrangements.

Inflation

We do not believe that inflation has had a significant impact on our revenues, results of operations or cash flows since inception.

Other liquidity matters

The Pennsylvania Gaming Control Board (the "PGCB"), the Pennsylvania Department of Revenue and the Pennsylvania State Police (collectively "the Borrowers"), were required to fund the costs they incurred in connection with the initial development of the infrastructure to support gaming operations in Pennsylvania as well as the initial ongoing costs of the Borrowers. The initial funding of these costs was provided from a loan from the Pennsylvania General Fund in the amount of approximately $36.1 million, and further funding was provided from additional loans from the Pennsylvania Property Tax Reserve Fund in the aggregate amount of approximately $63.8 million.

The Pennsylvania Department of Revenue will assess all licensees, including Presque Isle Downs, their proportionate share of amounts represented by the borrowings, which are in the aggregate amount of $99.9 million, once the designated number of Pennsylvania's slot machine licensees is operational. On July 11, 2011, the PGCB issued an administrative order which established that payments associated with the $63.8 million that was borrowed from the Property Tax Reserve Fund would commence on January 1, 2012. The repayment allocation between all current licensees is based upon equal weighting of (i) cumulative gross slot revenue since inception in relation to the combined cumulative gross slot revenue for all licensees and (ii) single year gross slot revenue (during the state's fiscal year ending June 30) in relation to the combined single year gross slot revenue for all licensees; and amounts paid each year will be adjusted annually based upon changes in the licensee's proportionate share of gross slot revenue. We have estimated that our total proportionate share of the aggregate $63.8 million to be assessed to the gaming facilities will be approximately $4.2 million and will be paid quarterly over a ten-year period, which began effective January 1, 2012. For the $36.1 million that was borrowed from the General Fund, payment is scheduled to begin after all fourteen licensees are operational. Although we cannot determine when payment will begin, we have considered a similar repayment model for the General Fund borrowings and estimated that our total proportionate share of the aggregate $36.1 million to all fourteen gaming facilities will be approximately $2.2 million.

The recorded estimate is subject to revision based upon future changes in the revenue assumptions utilized to develop the estimate. Our estimated total obligation at December 31, 2014 is $5 million. The Company paid approximately $0.4 million during the year ended December 31, 2014.

We are faced with certain contingencies involving litigation and environmental remediation and compliance. These commitments and contingencies are discussed in greater detail in Note 15 to our consolidated financial statements, included elsewhere in this prospectus. In addition, new competition may have a material adverse effect on our revenues, and could have a similar adverse effect on our liquidity. See "Risk factors—Risks related to our business" which is included elsewhere in this prospectus.

Critical accounting policies

Our significant accounting policies are included in Note 2 to our consolidated financial statements, which are included elsewhere in this prospectus. These policies, along with the underlying assumptions and judgments made by our management in their application, have a significant impact on our consolidated financial statements. These judgments are subject to an inherent degree of uncertainty and actual results could differ from our estimates.

Business combinations

The Company applied the provisions of Accounting Standards Codification ("ASC") Topic 805, "Business Combinations," in the accounting for the Merger. It required us to recognize the assets acquired and the liabilities assumed at their Merger Date fair values. Goodwill as of the Merger Date was measured as the excess of consideration transferred over the net of the Merger Date fair values of the assets acquired and the liabilities assumed. While we used our best estimates and assumptions to accurately value assets acquired and liabilities assumed at the Merger Date, our estimates were inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the Merger Date, we may record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the final determination of the values of assets acquired or liabilities assumed any subsequent adjustments will be recorded in our consolidated statements of operations.

Accounting for business combinations required our management to make significant estimates and assumptions, including our estimate of intangible assets, such as gaming licenses, trade names and customer loyalty programs. Although we believe the assumptions and estimates made have been reasonable and appropriate, they are inherently uncertain. For our gaming license valuation, our properties estimated future cash flows were the primary assumption in the respective intangible valuations. Cash flow estimates included assumptions regarding factors such as recent and budgeted operating performance, net win per unit (revenue), patron visits and growth percentages. The growth percentages were developed considering general macroeconomic conditions as well as competitive impacts from current and anticipated competition through a review of customer market data, operating margins, and current regulatory, social and economic climates. The most significant of the assumptions used in the valuations included: (1) revenue growth/decline percentages; (2) discount rates; (3) effective income tax rates; (4) future terminal values and (5) capital expenditure assumptions. These assumptions were developed for each of our properties based on historical trends in the current competitive markets in which they operate, and projections of future performance and competition. The primary assumptions with respect to our trade names and customer loyalty program intangibles primary assumptions were selecting the appropriate royalty rates and cost estimates for replacement cost analyses.

In addition, uncertain tax positions and tax related valuation allowances assumed in connection with a business combination are initially estimated as of the Merger Date. The Company will reevaluate these items quarterly based upon facts and circumstances that existed as of the Merger Date with any adjustments to our preliminary estimates being recorded to goodwill if identified within the measurement period. Subsequent to the measurement period or our final determination of the tax allowance's or contingency's estimated value, whichever comes first, changes to these uncertain tax positions and tax related valuation allowances will affect our provision for income taxes in our consolidated statement of operations and could have material impact on our results of operations and financial position.

Accounting for unconsolidated affiliates

The consolidated financial statements include the accounts of the Company and its subsidiaries. Investments in unconsolidated affiliates which are 50% or less owned and do not meet the consolidation criteria of ASC 810, "Consolidation" are accounted for under the equity method. All intercompany balances and transactions have been eliminated in consolidation. Certain amendments of ASC 810 became effective for us beginning January 1, 2010. Such amendments include changes to the quantitative approach to determine the primary beneficiary of a variable interest entity ("VIE"). An enterprise must determine if its variable interest or interests give it a controlling financial interest in a VIE by evaluating whether 1) the enterprise has the power to direct activities of the VIE that have a significant effect on economic performance, and 2) the enterprise has an obligation to absorb losses or the right to receive benefits from the entity that could potentially be significant to the VIE. The amendments to ASC 810 also require ongoing reassessments of whether an enterprise is the primary beneficiary of a VIE. The Company believes the adoption of these amendments did not have a material effect on our consolidated financial statements.

The Company considers whether the fair values of any of its equity method investments have declined below their carrying value whenever adverse events or changes in circumstances indicate that recorded values may not be recoverable. If the Company considers any such decline to be other than temporary, then a write-down would be recorded to the estimated fair value. Estimated fair value is determined using a discounted cash flow analysis based on estimated future results of the investee and market indicators of terminal year capitalization rate. There were no impairments of the Company's equity method investments in 2014, 2013 or 2012.

Revenue recognition

Gaming revenues consist of the net win from gaming activities, which is the difference between amounts wagered and amounts paid to winning patrons, and is recognized at the time wagers are made net of winning payouts to patrons. Base and progressive jackpots are accrued and charged to revenue at the time the obligation to pay the jackpot is established. Pari-mutuel commissions consist of commissions earned from thoroughbred and harness racing, and importing of simulcast signals from other race tracks. Pari-mutuel commissions are recognized at the time wagers are made. Such commissions are a designated portion of the wagering handle as determined by state racing commissions, and are shown net of the taxes assessed by state and local agencies, as well as purses and other contractual amounts paid to horsemen associations. We recognize revenues from fees earned through the exporting of simulcast signals to other race tracks at the time wagers are made. Such fees are based upon a predetermined percentage of handle as contracted with the other race tracks. Revenues from food and beverage are recognized at the time of sale and revenues from lodging are recognized on the date of stay. Other revenues are recorded at the time services are rendered or merchandise sold. We offer certain promotional allowances to our customers, including complimentary lodging, food and beverage, and promotional credits for free play on slot machines. The retail value of these promotional items is shown as a reduction in total revenues on our consolidated statements of operations.

Income taxes

The Company and its subsidiaries file US federal income tax returns and various state and local income tax returns. The Company does not have tax sharing agreements with the other members within the consolidated ERI group. With few exceptions, the Company is no longer subject to US federal or state and local tax examinations by tax authorities for years before 2011.

The Company estimates an annual effective income tax rate based on projected results for the year and applies this rate to income before taxes to calculate income tax expense. Any refinements made due to subsequent information that affects the estimated annual effective income tax rate are reflected as adjustments in the current period. The income tax provision results in an effective tax rate that has an unusual relationship to the Company's pretax income (loss). This is due to the federal and state valuation allowances on the Company's deferred tax assets as discussed below.

The difference between the effective rate and the statutory rate is attributed primarily to the federal and state valuation allowances on the Company's deferred tax assets as discussed below. As a result of the Company's net operating losses and net deferred tax asset position (after exclusion of certain deferred tax liabilities that generally cannot be offset against deferred tax assets, known as "Naked Credits"), the Company expects to continue to provide for a full valuation allowance against substantially all of the net federal and the net state deferred tax assets.

For income tax purposes the Company amortizes or depreciates certain assets that have been assigned an indefinite life for book purposes. The incremental amortization or depreciation deductions for income tax purposes result in an increase in certain deferred tax liabilities that cannot be used as a source of future taxable income for purposes of measuring the Company's need for a valuation allowance against the net deferred tax assets. Therefore, the Company expects to record non-cash deferred tax expense as the Company amortizes these assets for tax purposes.

Prior to the Merger Date, HoldCo was taxed as a partnership under the Internal Revenue Code pursuant to which income taxes were primarily the responsibility of the partners. ERI is a C Corporation subject to the federal and state corporate-level income taxes at prevailing corporate tax rates. While taxed as a partnership, HoldCo was not subject to federal income tax liability. Because holders of membership interests in HoldCo were required to include their respective shares of HoldCo's taxable income (including that of Resorts) in their individual income tax returns, distributions were made to their respective member(s) to cover such tax liabilities. Such distributions were subject to limitation in accordance with the provisions of their respective operating agreements. Eldorado Shreveport #2, LLC has elected as a single member limited liability company to be taxed as a C Corporation. Current and deferred income taxes associated with Eldorado Shreveport #2, LLC were not material.

Under the applicable accounting standards, we may recognize the tax benefit from an uncertain tax position only if it is more-likely-than-not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The accounting standards also provide guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and disclosure requirements for uncertain tax positions. We have recorded no liability associated with uncertain tax positions at December 31, 2014 and 2013.

Property and equipment and other long-lived assets

Property and equipment is recorded at cost, except for MTR which was adjusted for fair value under ASC 805, and is depreciated over its estimated useful life or lease term. Judgments are made in determining estimated useful lives and salvage values of these assets. The accuracy of these estimates affects the amount of depreciation expense recognized in our financial results and whether we have a gain or loss on the disposal of assets. We review depreciation estimates and methods as new events occur, more experience is acquired, and additional information is obtained that would possibly change our current estimates.

Property, equipment and other long-lived assets are assessed for impairment in accordance with ASC 360—Property, Plant, and Equipment. The Company evaluates its long-lived assets periodically for impairment issues or, more frequently, whenever events or circumstances indicate that the carrying amount may not be recoverable. Recoverability of these assets is determined by comparing the net carrying value to the sum of the estimated future net undiscounted cash flows expected to be generated by these assets. The amount of impairment loss, if any, is measured by the difference between the net carrying value and the estimated fair value of the asset which is typically measured using a discounted cash flow model (Level 3 of the fair value hierarchy). For assets to be disposed of, impairment is recognized based on the lower of carrying value or fair value less costs of disposal, as estimated based on comparable asset sales, offers received, or a discounted cash flow model. Based on the results of our periodic reviews we have not recorded any impairment losses during the quarter ended March 31, 2015 and the years ended December 31, 2014, 2013 and 2012.

For undeveloped properties, including non-operating real properties, when indicators of impairment are present, properties are evaluated for impairment and losses are recorded when undiscounted cash flows estimated to be generated by an asset or market comparisons are less than the asset's carrying amount. The amount of the impairment loss is calculated as the excess of the asset's carrying value over its fair value, which is determined using a discounted cash flow analysis, management estimates or market comparisons. The fair value measurements employed for our impairment evaluations, which are subject to the assumptions and factors as previously discussed, were generally based on a review of comparable activities in the marketplace, which falls within Level 3 of the fair value hierarchy.

Goodwill and other indefinite-lived intangible assets

Goodwill represents the excess of the purchase price paid over the fair value of the net assets of the acquired business. Intangible assets acquired in business combinations are recorded based upon their fair value at the date of acquisition. Goodwill and other indefinite-lived intangible assets are reviewed for impairment annually, during the fourth quarter, or more frequently if events or changes in circumstances indicate that an asset might be impaired.

Goodwill is tested by comparing the carrying value of the reporting unit to its fair value. The Company estimates the fair value of the reporting unit utilizing income and market approaches. The income approach is based on projected future cash flow that is discounted to present value using factors that consider the timing and risk of the future cash flows. The market approach is based on the Company's market capitalization at the testing date. The aggregate carrying value of the Company's goodwill approximated $66.8 million as of March 31, 2015. The Company did not have goodwill prior to the Merger Date.

Other indefinite-lived intangible assets are evaluated for impairment by comparing the fair value of the asset to its carrying value. Any excess of carrying value over the fair value is recognized as an impairment within the consolidated statement of operations in the period of review. Our indefinite-lived intangible assets consist of racing and gaming licenses, trade names and customer loyalty programs.

The gaming and racing licenses of each property were valued in aggregate for each respective property, as these licenses are considered to be the most significant asset of the properties and the gaming licenses could not be obtained without holding the racing licenses. Therefore, market participant would consider the licenses in aggregate. The fair value of the licenses is calculated using an excess earnings methodology, which is an income approach methodology that allocates the projected cash flows of the property to the gaming license intangible assets less charges for the use of the other identifiable assets of the property, including working capital, fixed assets, and other intangible assets. We believe this methodology is appropriate as the gaming licenses are the primary asset to the properties, the licenses are linked to each respective facility and it's the lowest level at which discrete cash flows can be directly attributable to the assets. Under the gaming legislation applicable to our properties, licenses are property specific and can only be acquired if a buyer acquires the existing facility. Because existing licenses may not be acquired and transferred for use at a different facility, the estimated future cash flows of each of our properties was the primary assumption in the valuation of such property. The aggregate carrying value of the Company's gaming license intangibles approximated $482 million as of March 31, 2015.

Assessing the indefinite-lived intangible assets for impairment is a process that requires significant judgment and involves detailed quantitative and qualitative business-specific analysis and many individual assumptions which fluctuate between assessments. Our properties' estimated future cash flows are a primary assumption in the respective impairment analyses. Unforeseen events, changes in circumstances and market conditions and material differences in estimates of future cash flows could negatively affect the fair value of our assets and result in an impairment charge, which could be material. Cash flow estimates include assumptions regarding factors such as recent and budgeted operating performance, net win per unit (revenue), patron visits, growth percentages which are developed considering general macroeconomic conditions as well as competitive impacts from current and anticipated competition through a review of customer market data, operating margins, and current regulatory, social and economic climates. These estimates could also be negatively impacted by changes in federal, state, or local regulations, economic downturns or developments and other market conditions affecting travel and access to the properties. The most significant of the assumptions used in our valuations include: (1) revenue growth/decline percentages; (2) discount rates; (3) effective income tax rates; (4) future terminal values and (5) capital expenditure assumptions. These assumptions were developed for each property based on historical trends, the current competitive markets in which they operate, and projections of future performance and competition.

The Company values trade names using the relief-from-royalty method. Royalty rates range from 0.5% - 1.0%. The customer loyalty program was valued using a combination of a replacement cost and lost profits analysis. Trade names are amortized on a straight-line basis over a 3.5 year useful life and the customer loyalty program is being amortized on a straight-line basis over a one year useful life. The aggregate carrying value of trade names and customer loyalty program intangibles as of March 31, 2015 was approximately $6.7 million and $4.8 million, respectively.

We believe we have used reasonable estimates and assumptions to calculate the fair value of our other indefinite-lived intangible assets; however, these estimates and assumptions could be materially different from actual results. If actual market conditions are less favorable than those projected, or if events occur or circumstances change that would reduce the fair value of our licensing intangibles below the carrying value reflected on the consolidated balance sheet, we may be required to conduct an interim test or possibly recognize impairment charges, which may be material, in future periods.

No impairment charges were recorded for our other indefinite-lived intangible assets in any of the years presented.

Reserve for uncollectible accounts receivable

We reserve an estimated amount for receivables that may not be collected. Methodologies for estimating bad debt reserves range from specific reserves to various percentages applied to aged receivables. Historical collection rates are considered, as are customer relationships, in determining specific reserves. As with many estimates, management must make judgments about potential actions by third parties in establishing and evaluating our reserves for bad debts.

Self-insurance reserves

Eldorado Reno and Eldorado Shreveport are self-insured for their group health programs and Eldorado Reno is self-insured for its workmen's compensation program. We utilize historical claims information provided by our third party administrators to make estimates for known pending claims as well as claims that have been incurred, but not reported as of the balance sheet date. In order to mitigate our potential exposure, we have an individual claim stop loss policy on our group health claims and a specific claim stop loss policy on our workmen's compensation claims. If we become aware of significant claims or material changes affecting our estimates, we would increase our reserves in the period in which we made such a determination and record the additional expense. At December 31, 2014 and 2013, $1.3 million was accrued for insurance and workmen's compensation medical claims reserves and is included in accrued and other liabilities on our consolidated balance sheets.

Frequent players program

We offer programs whereby our participating patrons can accumulate points for wagering that can be redeemed for credits for free play on slot machines, lodging, food and beverage, merchandise and in limited situations, cash. Based upon the estimated redemptions of frequent player program points, an estimated liability is established for the cost of redemption on earned but unredeemed points. The estimated cost of redemption utilizes estimates and assumptions of the mix of the various product offerings for which the points will be redeemed and costs of such product offerings. Changes in the programs, membership levels and redemption patterns of our participating patrons can impact this liability. The aggregate outstanding liability for the frequent players program was $2.4 million and $2 million at December 31, 2014 and 2013, respectively, and is included as a component of other accrued liabilities in our accompanying consolidated balance sheets.

Litigation, claims and assessments

We utilize estimates for litigation, claims and assessments. These estimates are based on our knowledge and experience regarding current and past events, as well as assumptions about future events. If our assessment of such a matter should change, we may have to change the estimates, which may have an adverse effect on our financial position, results of operations or cash flows. Actual results could differ from these estimates.

Recently issued accounting pronouncements

In May 2014, the Financial Accounting Standards Board (the "FASB") issued Accounting Standards Update No. 2014-9, Revenue from Contracts with Customers (Topic 606) ("ASU 2014-09"). The standard requires revenue to be recognized when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods and services. Qualitative and quantitative disclosures are also required regarding customer contracts, significant judgments and changes in judgments, and assets recognized from the costs to obtain or fulfill a contract. ASU 2014-09 supersedes and replaces nearly all existing revenue recognition guidance under US GAAP. This accounting guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016. Early adoption is not permitted. The Company is currently evaluating the impact of the adoption of ASU 2014-09 on its consolidated financial statements and related disclosures.

In August 2014, the FASB issued ASU No. 2014-15, "Presentation of Financial Statements—Going Concern" (Subtopic 205-40) which amends the current guidance in ASC Topic 205 by adding Subtopic 40. Subtopic 40 requires management to evaluate whether there are conditions or events that in aggregate would raise substantial doubt about an entity's ability to continue as a going concern for one year from the date the financial statements are issued or available to be issued. If substantial doubt existed, management would be required to make certain disclosures related to nature of the substantial doubt and under certain circumstances, how that substantial doubt would be mitigated. This amendment is effective for annual periods ending after December 15, 2016 and for subsequent interim and annual periods thereafter. Early adoption is permitted. The Company is currently evaluating the effects, if any, adoption of this guidance will have on its consolidated financial statements.

In January 2015, the FASB issued ASU No. 2015-1, "Income Statement—Extraordinary and Unusual Items" (Subtopic 225-20) which eliminates the concept of accounting of Extraordinary Items, previously defined as items that are both unusual and infrequent, which were reported as a separate item on the income statement, net of tax, after income from continuing operations. The elimination of this concept is intended to simplify accounting for unusual items and more closely align with international accounting practices. This amendment is effective for annual periods ending after December 15, 2015 and for subsequent interim and annual periods thereafter. Early adoption is permitted. The Company believes that the effects, if any, of the adoption of this guidance will not have a material impact on its consolidated financial statements.

Significant factors impacting operating trends

Key performance metrics

Our operating results are highly dependent on the volume of customers visiting and staying at our properties. Key performance metrics include volume indicators such as table games drop and slot handle, which refer to amounts wagered by our customers. The amount of volume we retain, which is not fully controllable by us, is recognized as casino revenues and is referred to as our win or hold. In addition, hotel occupancy and price per room designated by average daily rate ("ADR") are key indicators for our hotel business. Our calculation of ADR consists of the average price of occupied rooms per day including the impact of complimentary rooms. Complimentary room rates are determined based on an analysis of retail or cash rates for each customer segment and each type of room product to estimate complimentary rates which are consistent with retail rates. Complimentary rates are reviewed at least annually and on an interim basis if there are significant changes in market conditions. Complimentary rooms are treated as occupied rooms in our calculation of hotel occupancy.

Economic impact

The economic downturn and the uneven recovery from the downturn continue to adversely influence consumers' confidence, discretionary spending levels and travel patterns. High unemployment and the record number of home foreclosures experienced in the economic downturn, increased competition and volatility of the economy have had, and continue to have, a significant negative impact on the gaming and tourism industries, and, as a result, our operating performance over the past several years. In response to the impact of the economic down turn, increased competition and other market factors on our business, our management has implemented cost savings measures and will continue to review our operations to look for opportunities to further reduce expenses and maximize cash flows. While there has been some improvement in the economy, we believe the impact of the economic downturn and the continuing uneven recovery may continue to negatively affect our operating results for some period of time. We remain uncertain as to the duration and magnitude of the impact of such factors on our operations and the length and sustainability of the recovery from the economic downturn.

Expansion of Native American gaming and regional gaming

Our business has been adversely impacted by the expansion of Native American gaming and the expansion of gaming in our markets, including Ohio. Future growth of Native American and other gaming establishments, including the addition of hotel rooms and other amenities, would place additional competitive pressure on our operations. While we cannot predict the extent of any future impact, it could be significant.

Eldorado Reno.    A significant portion of our revenues and operating income are generated from patrons who are residents of northern California and as such, our operations have been adversely impacted by the growth in Native American gaming in northern California.

Many existing Native American gaming facilities in northern California are modest compared to Eldorado Reno. However, a number of Native American tribes have established large-scale gaming facilities in California and some Native American tribes have announced that they are in the process of expanding, developing, or are considering establishing, large-scale hotel and gaming facilities in northern California. As northern California Native American gaming operations have expanded, we believe the increasing competition generated by these gaming operations has had a negative impact, principally on drive-in, day-trip visitor traffic from our main feeder markets in northern California.

Under their current compacts, most Native American tribes in California may operate up to 2,000 slot machines and up to two gaming facilities on any one reservation. However, under action taken by the National Indian Gaming Commission, gaming devices similar in appearance to slot machines, but which are deemed to be technological enhancements to bingo style gaming, are not subject to such limits and may be used by tribes without state permission. The number of slot machines the tribes may be allowed to operate could increase as a result of any new or amended compacts the tribes may enter into with the State of California that receive the requisite approvals. Such increases have occurred with respect to a number of new or amended compacts which have been executed and approved.

Eldorado Shreveport.    Casino gaming is currently prohibited in several jurisdictions from which the Shreveport/Bossier City market draws customers, primarily Texas. Although casino gaming is currently not permitted in Texas, the Texas legislature has from time to time considered proposals to authorize casino gaming and there can be no assurance that casino gaming will not be approved in Texas in the future, which would have a material adverse effect on our business. Eldorado Shreveport competes with several Native American casinos located in Oklahoma, certain of which are located near our core Texas markets. Because we draw a significant amount of our customers from the Dallas/Fort Worth area, but are located approximately 190 miles from that area, we believe we will continue to face increased competition from gaming operations in Oklahoma, including the WinStar and Choctaw casinos, and would face significant competition that may have a material adverse effect on our business and results of operations if casino gaming is approved in Texas. In June 2013, construction was completed on a new 30,000 square foot casino and 400-room hotel in Bossier City across the Red River from Eldorado Shreveport. The facility, which also includes several restaurants and a 1,000-seat entertainment arena, received final approval from the Louisiana Gaming Control Board and opened on June 15, 2013. In December 2014, a new luxury, land-based casino with 1,600 slot machines, 72 gaming tables, a poker room, and a 740-room hotel with a ballroom and spa, opened in Lake Charles, Louisiana approximately 200 miles south of Eldorado Shreveport, but closer to the Houston, Texas market.

MTR Gaming.    All of MTR Gaming's properties experience varying competitive pressures, from casinos in western Pennsylvania, western New York, northern West Virginia and eastern Ohio. We believe the expansion of gaming in Ohio, which includes casinos that opened in Cleveland in May 2012 and Columbus in October 2012 and additional casinos in Cincinnati and Toledo, as well as the installation of VLTs at existing horse race tracks near Cleveland, one of which opened in April 2013 and the other in December 2013 and the relocation of a racetrack to Austintown, Ohio in 2014, has had and will continue to have a negative impact on our results of operations at all of our properties and such impact may be material. We intend to be proactive in our efforts to mitigate the effects of such competition, which include expanding marketing initiatives and proactively managing our cost structures at our properties.

Major bowling tournaments in the Reno market

The National Bowling Stadium, located one block from Eldorado Reno, is one of the largest bowling complexes in North America and has been selected to host multi-month tournaments in Reno every year through 2018 except for 2017. It has also been selected to host ten United States Bowling Congress ("USBC") tournaments from 2019 through 2026. During this period, two of the ten USBC Tournaments may be held in the same year. Through a one-time agreement, the National Bowling Stadium hosted the USBC Open Tournament in Reno in 2014; usually an off-year for Reno. Historically, these multi-month bowling tournaments have attracted a significant number of visitors to the Reno market and have benefited business in the downtown area, including Eldorado Reno. The USBC brought approximately 73,000 bowlers to the Reno area during the 2013 tournament period which began on March 1st and continued through July 7th. Both tournaments returned to Reno in 2014 and brought approximately 62,000 bowlers to the Reno area during the 2014 tournament period which began on February 28th and continued through July 12th. The USBC Tournament is expected to attract approximately 16,000 women bowlers to the Reno market from March to July in 2015.

West Virginia smoking ban

On August 26, 2014, the Board of Health of Hancock County, West Virginia adopted and approved the Clean Air Regulation Act of 2014 ("Regulation"), which became effective July 1, 2015. The Regulation banned smoking in public places in Hancock County including at Mountaineer. Although we constructed a smoking patio with slots and table games to help mitigate the impact of the Regulation, we expect that the Regulation will have a negative impact on our business and results of operations at Mountaineer, and such impact may be material. Any future similar regulations could also adversely impact our business and results of operations.

Quantitative and qualitative disclosures about market risk

Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and commodity prices. We are exposed to changes in interest rates primarily from variable rate long-term debt arrangements, of which there are none outstanding at March 31, 2015.

The Company evaluates its exposure to market risk by monitoring interest rates in the marketplace and has, on occasion, utilized derivative financial instruments to help manage this risk. The Company does not utilize derivative financial instruments for trading purposes. There were no material quantitative changes in our market risk exposure, or how such risks are managed, for the three months ended March 31, 2015 or the year ended December 31, 2014.

Description of our business

Our Company

Founded in 1973 in Reno, Nevada, Eldorado is dedicated to providing exceptional guest service, a dynamic gaming product, award-winning dining, exciting entertainment and premier accommodations. We are a gaming and hospitality company that owns and operates gaming facilities located in Ohio, Louisiana, Nevada, Pennsylvania and West Virginia. Our primary source of revenue is gaming, but we use our hotels, restaurants, bars, shops and other services to attract customers to our properties. We were founded as a family business by the Carano family and continue to maintain our commitment to customer service, high-quality dining and outstanding amenities. We believe that our extraordinary level of personal service and the variety, quality and attractive pricing of our food and beverage outlets are important factors in attracting customers to our properties and building customer loyalty.

We own and operate the following properties:

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Scioto Downs—A modern "racino" offering over 2,100 video lottery terminals located 15 minutes from downtown Columbus, Ohio;

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Eldorado Resort Casino, Shreveport ("Eldorado Shreveport")—A 403-room, all suite art deco style hotel and tri-level riverboat dockside casino situated on the Red River in Shreveport, Louisiana;

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Eldorado Hotel and Casino, Reno ("Eldorado Reno")—A 814-room hotel, casino and entertainment facility located in downtown Reno, Nevada;

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Silver Legacy Resort Casino ("Silver Legacy")2—A 1,711-room themed hotel and casino located adjacent to Eldorado Reno;

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Presque Isle Downs and Casino ("Presque Isle Downs")—A casino and live thoroughbred horse racing facility with slot machines, table games and poker located in Erie, Pennsylvania; and

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Mountaineer Casino, Racetrack and Resort ("Mountaineer")—A 354-room resort with a casino and live thoroughbred horse racing located on the Ohio River at the northern tip of West Virginia's northwestern panhandle

On September 19, 2014 (the "Merger Date") a wholly owned subsidiary of Eldorado Resorts, Inc. ("ERI" or the "Company") merged (the "Merger") into Eldorado HoldCo LLC ("HoldCo"), the parent company of Eldorado Resorts LLC ("Resorts"), which owns Eldorado Shreveport, Eldorado Reno and a 48.1% interest in Silver Legacy, and MTR Gaming Group, Inc. ("MTR Gaming"), which owns Mountaineer, Presque Isle Downs and Scioto Downs. Effective upon the consummation of the Merger, MTR Gaming and HoldCo each became a wholly owned subsidiary of ERI and, as a result of such transactions. Resorts became an indirect wholly owned subsidiary of ERI.

Business strengths & strategy

Personal service and high quality amenities

One of the cornerstones of our business strategy is to provide our customers with an extraordinary level of personal service. Our senior management is actively involved in the daily operations of our properties,

2  We currently own a 48.1% interest in Silver Legacy and our affiliates own a 1.9% interest. We have entered into a purchase agreement to acquire the 50% interest in the Silver Legacy Joint Venture that is owned by a subsidiary of MGM Resorts International and expect that we will acquire the 1.9% interest that is held by our affiliates in connection with the purchase of the 50% interest from the subsidiary of MGM Resorts International. See "Recent Developments—Circus Reno/Silver Legacy Purchase."

frequently interacting with gaming, hotel and restaurant patrons to ensure that they are receiving the highest level of personal attention. Management believes that personal service is an integral part of fostering customer loyalty and generating repeat business. We continually monitor our casino operations to react to changing market conditions and customer demands. We target both premium-play and value-conscious gaming patrons with differentiated offerings at our state-of-the-art casinos, which feature the latest in game technology, innovative bonus options, dynamic signage and customer-convenient features.

Diversified portfolio across markets and customer segments

We are geographically diversified across the United States, with no single property accounting for more than 26% and 38%, respectively, of our net revenues and property EBITDA for year ended December 31, 2014. Our customer pool draws from a diversified base of both local and out-of-town patrons. For example, approximately 20% of our customer base at Eldorado Reno is local, while 80% visit from out-of-town and utilize our hotel, restaurants and other amenities for a full-service gaming experience. We have also initiated changes to our marketing strategy to reach more potential customers through targeted direct mailings and electronic marketing. Lastly, we do not expect any material new competition in the foreseeable future as no new significant gaming operations have opened within the past year in any of our primary markets with the sole exception of Hollywood Mahoning Casino in Youngstown, Ohio, which opened in September 2014. We believe we have assembled a platform on which we can continue to grow and provide a differentiated customer experience.

Management team with deep gaming industry experience and strong local relationships

We have an experienced management team that includes, among others, Gary Carano, our Chief Executive Officer and the Chairman of the Board, who has more than thirty years of experience in the gaming and hotel industry. Previously, Mr. Carano served as President and Chief Operating Officer of Eldorado Resorts LLC, where he was the driving force behind the Company's development and operations in Nevada and Louisiana. In addition to Gary Carano, our senior executives have significant experience in the gaming and finance industries. Our extensive management experience and unwavering commitment to our team members, guests and equity holders have been the primary drivers of our strategic goals and success. We take pride in our reinvestment in our properties and the communities we support along with emphasizing our family-style approach in an effort to build loyalty among our team members and guests. We will continue to focus on the future growth and diversification of our company while maintaining our core values and striving for operational excellence.

Operations and facility enhancement initiatives across entire portfolio

In 2015 we implemented a property enhancement program at all of our properties. In particular, we have begun a $29.2 million capital improvements program, net of $3.5 million of reimbursements from West Virginia, and are working to bring Eldorado's legacy of hospitality and service excellence to the MTR properties through new and upgraded food and beverage offerings, the relocation of certain members of the Company's management team and the addition of new amenities to address market-specific challenges and opportunities. One such property enhancement is underway currently at Scioto Downs, where we are building The Brew Brothers, a new $5.9 million microbrewery and restaurant scheduled to open by the fourth quarter of 2015. Similarly, the $5.0 million five phase design and facility enhancement program underway at Presque Isle Downs & Casino, consisting of a reconfiguration of the casino floor, the addition of a center bar in the casino and enhancements of existing facilities, is scheduled to be completed by year-end. The remodel of over 200 rooms in the Skyline Tower at Eldorado Reno was completed in the second quarter of 2015. At Eldorado Shreveport, we are constructing a new casino bar and a new high limit room. In addition, we constructed a smoking patio at Mountaineer casino with approximately 200 slot machines and 6 gaming tables. We expect that the newly-constructed smoking patio will help mitigate the county-wide ban on smoking in public places that was implemented on July 1, 2015.

Execution of cost savings program

We have identified several areas to improve property level and corporate adjusted EBITDA margins through operating and cost efficiencies and exercising financial discipline throughout the Company without impacting the player experience. In addition to cost savings relating to duplicative executive compensation, legal and accounting fees and other corporate expenses that we have eliminated or expect to eliminate as a result of the Merger, we currently expect to achieve savings in marketing, food and beverage costs, selling, general and administrative expenses and other operating departments as a result of operating efficiencies and purchasing power of the combined MTR and Eldorado organization. In total, we expect to reduce corporate and property level expenses by more than $10 million (property level and corporate level synergies of $5 million each) on an annualized basis over the next 12 months. A portion of such expense reduction was reflected in our operating results for the quarter ended March 31, 2015 and we expect that the full impact of such expense reduction will be realized by the second quarter of 2016. See "Risk factors—Risks related to the proposed Circus Reno/Silver Legacy Purchase and the Merger—We may not realize all of the anticipated benefits of Circus Reno/Silver Legacy Purchase and the Merger and we may encounter difficulties in integrating Circus Reno, Silver Legacy and the MTR Gaming properties with our operations."

Properties

As of March 31, 2015, we owned or operated approximately 431,600 square feet of casino space with approximately 7,830 slot machines, 2,150 VLTs, 280 table games, and 3,280 hotel rooms, including Silver Legacy's 89,200 square feet of casino space and approximately 1,340 slot machines, 63 table games and 1,700 hotel rooms.

The following table sets forth certain information regarding our properties as of and for the year ended December 31, 2014. See footnote (f) under "—Summary historical consolidated financial information" for an explanation of our calculation of Adjusted EBITDA.

	Year ended December 31, 2014 Adjusted EBITDA ($mm)	Casino space (Sq.ft)	Slot machines / VLTs	Table and poker games	Hotel rooms

Scioto Downs	$49,345	83,000	2,150	NA	NA
Eldorado Shreveport	$24,142	28,200	1,474	61	403
Eldorado Reno	$8,000	76,500	1,223	59	814
Presque Isle	$19,415	61,400	1,720	46	NA
The Mountaineer Casino	$30,412	93,300	2,098	51	354

Scioto Downs

Scioto Downs is located in the heart of Central Ohio, directly off Highway 23/South High Street, approximately eight miles from downtown Columbus. Columbus is one of the largest metropolitan areas within the state of Ohio. Columbus is centrally located and is a popular tourist destination for state residents and out of state visitors, attracting 37.6 million visitors in 2014 with 22% staying at least one night and $1.56 billion of tourist spending in 2014. The Columbus market generated $275.9 million, $274.8 million and $115.3 million in slot revenues in 2014, 2013 and 2012, respectively. Year to date as of

May 31, 2015, the Columbus market generated slot revenues of $121.6 million, which represented a 4.5% increase over the comparable prior year period.

Scioto Downs ran its first Standardbred horse race in 1959 and has since established a rich and deep connection within the regional racing community. Opening VLT operations with a new 132,000 square foot gaming facility on June 1, 2012, Scioto Downs became the first "Racino" operation in the State of Ohio and is one of only two licensed gaming facilities in the Columbus area. The new gaming facility was designed to integrate with the iconic and recognizable racing structures; blending architectural features and aspects to achieve a seamless and marketable look. Scioto Downs currently offers:

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83,000 square feet of gaming space housing approximately 2,150 VLTs, including a 3,200 square foot outdoor smoking patio;

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Six full service bars which include the approximately 120 seat lounge atmosphere of the Veil Bar which offers live entertainment three nights a week, the High Limit Bar, a sports bar with eight big screen TVs and state of the art audio, as well as supporting bars within our racing operations facilities;

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Live standard bred harness horse racing conducted from May through mid-September with barns, paddock and related facilities for the horses, drivers and trainers, that can accommodate over 2,600 patrons for live racing as well as a Summer Concert Series, featuring national acts;

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On-site pari-mutuel wagering and thoroughbred, harness and greyhound racing simulcast from other prominent tracks, as well as wagering on Scioto Downs' races at over 800 sites to which the races are simulcast; and

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Surface parking for approximately 3,500 vehicles.

Scioto Downs dining venues include the following:

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The Grove Buffet, with a seating capacity of approximately 270, features a variety of cuisines including American, Italian, Chinese, Mexican, a pizza station, salad and dessert bar;

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The DASH Café, with a seating capacity of approximately 120, is a 24-hour-a-day café style restaurant featuring standard fare and grilled foods;

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The Clubhouse, with a seating capacity of approximately 500, is our main racing dining venue featuring steaks, local favorite dishes, salads and desserts;

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Scioto Scoops, offers a variety of ice cream and milkshakes available throughout the year; and

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The Penthouse, sandwich and snack bar catering to Simulcasting enthusiasts.

Eldorado Shreveport

Eldorado Shreveport is a premier resort casino located in Shreveport, Louisiana, the largest gaming market in Louisiana, adjacent to Interstate 20, a major highway that connects the Shreveport market with the attractive feeder markets of East Texas and Dallas/Fort Worth, Texas. Eldorado Shreveport was built next to an existing riverboat gaming and hotel facility formerly operated by Harrah's Entertainment and now operated by Boyd Gaming Corporation. The two casinos form the first and only "cluster" in the Shreveport/Bossier City market, allowing patrons to park once and easily walk between the two facilities. There are currently six casinos and a racino operating in the Shreveport/Bossier City market, which is the largest gaming market in Louisiana. The Shreveport/Bossier City gaming market permits continuous dockside gaming without cruising requirements or simulated cruising schedules, allowing casinos to operate

24 hours a day with uninterrupted access. Based on information published by the state of Louisiana, the six casino operators and racino in the Shreveport/Bossier City market generated approximately $736.1 million, $727.3 million, and $713.3 million in gaming revenues in 2014, 2013 and 2012, respectively.

The principal target markets for Eldorado Shreveport are patrons from the Dallas/Fort Worth Metroplex and East Texas. Shreveport/Bossier City has an estimated 445,000 residents and there are approximately 7.2 million adults who reside within approximately 200 miles of Shreveport/Bossier City according to the most recent census data. Eldorado Shreveport is located approximately 185 miles east of Dallas and can be reached by car in approximately three hours. Flight times are less than one hour from both Dallas and Houston to the Shreveport Regional Airport.

Eldorado Shreveport opened in 2000 and is a modern, Las Vegas-style resort with a gaming experience that appeals to both local gamers and out-of-town visitors. Our integrated casino and entertainment resort benefits from the following features:

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A location that positions us as the first casino that customers reach when driving to Shreveport from our primary feeder markets and the Shreveport Regional Airport;

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A purpose-built 80,634-square foot barge that houses approximately 28,200 square feet of gaming space, as measured by the actual footprint of the gaming equipment, offering approximately 1,470 slots and 60 table and poker games;

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An approximately 185,000 square foot land-based pavilion featuring a 60-foot high atrium that enables patrons to see the casino floor;

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An 85-foot wide seamless entrance that connects the casino to the land-based pavilion on all three levels resulting in the feel of a land-based casino;

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Numerous restaurants and entertainment amenities, including a deli and ice cream shop, VIP check-in, a premium quality bar and a retail store;

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A luxurious 403-room, all-suite, hotel, with updated rooms featuring modern décor and flat screen TVs;

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Part of the only "cluster" in our market that allows for walkable visits between two gaming facilities with over 900 hotel rooms;

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A 380-seat ballroom with four breakout rooms, a 5,940-square foot spa, a fitness center and salon, a premium players' club and an entertainment show room; and

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Two parking lots and an eight story parking garage providing approximately 1,800 parking spaces that connects directly to the pavilion by an enclosed walkway, including valet parking for approximately 300 vehicles.

Eldorado Shreveport offers award winning cuisine ranging from fine dining to a sports themed casual diner. Eldorado Shreveport's four dining venues include the following:

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The Vintage, with a seating capacity of approximately 175, is a gourmet steakhouse offering 100% USDA prime beef and fresh seafood along with an extensive wine list;

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The Cinema Cafe, with a seating capacity of approximately 24, is a self-service deli featuring pre-made sandwiches, fresh pastries, gourmet coffees, salads, desserts and ice cream;

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The Buffet, with a seating capacity of approximately 330, serves a variety of regional to ethnic dishes, including Mexican, steak and seafood buffet, fresh salads and desserts; and

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Sportsmans' Paradise Café, with a seating capacity of approximately 197, and which is located in the pavilion, offers 24-hours-a-day service with a menu featuring omelets and buttermilk pancakes to thick steaks and gourmet burgers as well as a wide variety of southern favorites and the Noodle Bar, an authentic Asian noodle kitchen.

The riverboat casino floats in a concrete and steel basin that raises the riverboat nearly 20 feet above the river. The basin virtually eliminates variation in the water height and allows the boat to be permanently moored to the land-based pavilion. Eldorado Shreveport's computerized pumping system is designed to regulate the water level of the basin to a variance of no more than three inches.

Eldorado Reno

We also own and operate Eldorado Reno, an 814-room premier hotel, casino and entertainment facility centrally located in downtown Reno, Nevada. Reno is the second largest metropolitan area in Nevada, with a population of approximately 433,700 according to the most recently available census data, and is located at the base of the Sierra Nevada Mountains along Interstate 80, approximately 135 miles east of Sacramento, California and 225 miles east of San Francisco, California. Reno is a destination market that attracts year-round visitation by offering gaming, numerous summer and winter recreational activities and popular special events such as national bowling tournaments. Management believes that approximately two-thirds of visitors to the Reno market arrive by some form of ground transportation. Popular special events include the National Championship Air Races, the Reno-Tahoe Open PGA tour event, Street Vibrations, a motorcycle event, and Hot August Nights, a vintage car event.

According to the Reno-Sparks Convention & Visitors Authority (the "Visitors Authority"), the greater Reno area attracted approximately 4.6 million and 4.7 million visitors during the years 2014 and 2013, respectively, and year to date visitation through April 2015 was 1.4 million, an increase in 4.1% compared to the comparable prior year period. In addition, a number of companies, including Tesla and Switch, have recently established or announced that they plan to establish operations in the Reno area. Based on information reported by the Nevada State Gaming Control Board, gaming revenues for the Reno/Sparks gaming markets were $671.6 million, $670.1 million and $644.8 million in 2014, 2013 and 2012, respectively. Year to date as of May 31, 2015, the Reno market generated gaming revenues of $281.0 million, which represented a 4.7% increase over the comparable prior year period.

Eldorado Reno currently offers:

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Approximately 76,500 square feet of gaming space, with approximately 1,200 slot machines and 60 table games;

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814 finely-appointed guest rooms, including 134 suites, which include "Eldorado Player's Spa Suites" with bedside spas and one or two bedroom suites;

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Nationally-recognized cuisine which ranges from buffet to gourmet;

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An approximately 560-seat showroom, a VIP lounge, three retail shops, a versatile 12,010 square foot convention center and an outdoor plaza located diagonal to Eldorado Reno which hosts a variety of special events; and

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Parking facilities for over 1,100 vehicles, including a an approximately 640-space self-park garage, 120-space surface parking lot and 350-space valet parking facility.

Eldorado Reno's dining venues include the following:

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Roxy's, with a seating capacity of approximately 160, is a Parisian-style bistro, restaurant and bar with contemporary American influences offering French country fare, steaks and seafood along with an extensive wine list;

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Sushi Sake, with a seating capacity of approximately 46, is located on the patio of Roxy's, provides sushi and libations in a contemporary Euro-Asian setting;

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La Strada, with a seating capacity of approximately 164, features northern Italian cuisine in an Italian countryside villa setting;

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The Brew Brothers, with a seating capacity of approximately 190, is located on the mezzanine level and offers an expansive menu, full-scale microbrewery and nightly entertainment;

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The Prime Rib Grill, with a seating capacity of approximately 186, is a spirited, lively steak and seafood house specializing in prime rib and grilled entrees;

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The Buffet, with a seating capacity of approximately 340, offers a 200-foot long buffet with a variety of cuisines, including American, Italian, Chinese, Mexican, Hop Wok grill, a pizza station and salad, fruit and ice cream bars;

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Millies 24, with a seating capacity of approximately 227, offers a 24-hour-a-day "coffee shop" restaurant and bakery featuring breakfast, lunch and dinner along with gourmet coffees and specialty cocktails;

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Pho Mein, with a seating capacity of approximately 122, is an authentic Asian noodle kitchen featuring an array of Chinese and Vietnamese favorites available for dine-in or take-out; and

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Eldorado Coffee Company, featuring Eldorado Reno's freshly roasted on-site blends, offering gourmet coffee and teas along with cakes, pies, and gelato.

Eldorado Reno's selection of high-quality food and beverages reflects our emphasis on the dining experience. Eldorado Reno chefs utilize homemade pasta, carefully chosen imported ingredients, fresh seafood and top quality USDA choice cuts of beef. Throughout the property, beverage offerings include The Brew Brothers micro brewed beers and wines from the Ferrari Carano Winery.

Silver Legacy Resort Casino

The Silver Legacy, a joint venture between Resorts and MGM Resorts International, opened in July 1995. Silver Legacy's design is inspired by Nevada's rich mining heritage and the legend of Sam Fairchild, a fictitious silver baron who "struck it rich" on the site of the casino. Silver Legacy's hotel, the tallest building in northern Nevada, is a "Y"-shaped structure with three wings, consisting of 37-, 34- and 31-floor tiers. Silver Legacy's opulent interior showcases a casino built around Sam Fairchild's 120-foot tall mining rig, which appears to mine for silver. The rig is situated beneath a 180-foot diameter dome, which is a distinctive landmark on the Reno skyline. The interior surface of the dome features dynamic sound and laser light shows, providing visitors with a unique experience when they are in the casino.

Silver Legacy is situated on two city blocks, encompassing 240,000 square feet in downtown Reno. The hotel currently offers 1,711 guest rooms, including 141 player spa suites, eight penthouse suites and seven hospitality suites. Many of Silver Legacy's guest rooms feature views of Reno's skyline and the Sierra

Nevada mountain range. Silver Legacy's 10-story parking facility can accommodate approximately 1,800 vehicles. As of March 31, 2015, Silver Legacy's casino featured approximately 89,200 square feet of gaming space with approximately 1,340 slot machines and 63 table games, including blackjack, craps, roulette, Pai Gow Poker, Let It Ride®, Baccarat and Pai Gow, a keno lounge and a race and sports book. "Club Legacy," Silver Legacy's slot club, offers customers exciting special events and tournaments and convenient ways of earning complimentaries and slot free play.

Silver Legacy's dining options are offered in eight venues, which have an aggregate seating capacity of more than 1,000 and include the following:

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Sterling's Seafood Steakhouse, with a seating capacity of approximately 182, offers steaks and seafood along with an extensive wine list, tableside desserts and a Sunday brunch;

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Flavors! The Buffet, with a seating capacity of approximately 412, offers seafood, American, Italian, Asian and Mexican cuisine;

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Pearl Oyster Bar and Grill, with a seating capacity of approximately 95, offers specialized seafood dining, an expanded bar and innovative new grill options;

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Café Central, with a seating capacity of approximately 191, offers a newly designed menu that includes American classics and Chinese cuisine 24-hours a day;

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Fresh Express Food Court, with a seating capacity of approximately 102, offers a range of options including a deli and grill, authentic Asian cuisine and American classics;

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Hussong's Cantina Taqueria, fabled to be the originator of the margarita, the landmark Hussong's Cantina of Ensenada, Mexico, features a large bar and seating capacity of approximately 80 and offers authentic Baja cuisine, sing-along rock n' roll Mariachi bands and universal appeal. This new leased venue opened in April of 2013.

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Sips Coffee & Tea, situated in the hotel lobby, offers gourmet coffee and teas; and

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Starbuck's Coffee Company, a new licensed franchise opened in March of 2013 and is located on the casino floor providing a popular attraction for the downtown Reno corridor and Silver Legacy guests.

In addition, the hotel sponsors entertainment events which are held in the hotel's convention area. Silver Legacy's other amenities include retail shops, exercise and spa facilities, a beauty salon and an outdoor swimming pool and sundeck. A city-owned 50,000 square-foot ballroom containing approximately 35,000 square feet of convention space is operated and managed by Silver Legacy, together with Eldorado Reno and Circus Circus-Reno, and complements the existing Reno Events Center. It provides an elegant venue for large dinner functions and convention meeting space along with concert seating for approximately 3,000 attendees.

We and our affiliates currently own a 50% interest in the Silver Legacy Joint Venture and we have entered into an agreement to acquire the other 50% interest in the Silver Legacy Joint Venture that is owned by a subsidiary of MGM Resorts International. See "Recent Developments—Circus Reno/Silver Legacy Purchase."

Presque Isle Downs & Casino

Presque Isle Downs, located in Erie, Pennsylvania, opened for business in 2007 and commenced table gaming operations in 2010. Erie is located in northwestern Pennsylvania and Erie County has a population of approximately 280,000 according to the most recently available census data. Presque Isle Downs is located directly off of highway 90 and Presque Isle State Park attracts nearly four million visitors annually. The 153,400 square foot facility consists of:

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61,400 square feet of gaming space housing approximately 1,730 slot machines, 36 casino table games and a nine table poker room, which we began operating on October 3, 2011;

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Live thoroughbred horse racing conducted from May through September on a one-mile track with a state-of-the-art one-mile mile synthetic racing surface with grandstand, barns, paddock and related facilities, and indoor and outdoor seating for approximately 750 patrons;

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On-site pari-mutuel wagering and thoroughbred and harness racing simulcast from other prominent tracks, as well as wagering on Presque Isle Downs' races at over 1,200 sites to which the races are simulcast; and

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Surface parking for approximately 3,200 vehicles.

Presque Isle Downs' dining venues include the following:

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Backstretch Buffet, with a seating capacity of approximately 250, offers a variety of cuisines, including Chinese, Mexican, American (or comfort food selections), Italian, a pizza station along with salad, fruit and ice cream bars;

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The Downs Clubhouse & Lounge, with a seating capacity of approximately 300, is located on the second floor of the casino overlooking our state of the art thoroughbred race track, offering a casual dining experience with menu options that include casual American cuisine;

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La Bonne Vie, with a seating capacity of approximately 75, is a French inspired traditional steakhouse with an intimate setting, offering a fresh selection of steak and seafood;

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The INCafé, is a 24-hour-a-day "snack shop" restaurant featuring breakfast, lunch and dinner;

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Scoopin', offers a variety of locally sourced ice cream; and

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Concessions, an outdoor venue open during live racing season that is also used to service outdoor concerts on the property.

Mountaineer Casino, Racetrack & Resort

Mountaineer is one of only four racetracks in West Virginia currently permitted to operate slot machines and traditional casino table gaming. Mountaineer is located on the Ohio River at the northern tip of West Virginia's northwestern panhandle, approximately thirty miles from the Pittsburgh International Airport and a one-hour drive from downtown Pittsburgh. Mountaineer is a diverse gaming, entertainment and convention complex with:

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93,300 square feet of gaming space housing approximately 2,100 slot machines, 40 casino table games (including blackjack, craps, roulette and other games), and 11 poker tables;

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354 hotel rooms, including the 256-room, 219,000 square foot Grande Hotel at Mountaineer, 27 suites, a full-service spa and salon, a retail plaza and indoor and outdoor swimming pools;

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12,090 square feet of convention space, which can accommodate seated meals for groups of up to 575, as well as smaller meetings in more intimate break-out rooms that can accommodate approximately 75 people and entertainment events for approximately 1,500 guests;

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Live thoroughbred horse racing conducted from March through December on a one-mile dirt surface or a 7/8 mile grass surface with expansive clubhouse, restaurant, bars and concessions, as well as grandstand viewing areas with enclosed seating for approximately 3,570 patrons;

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On-site pari-mutuel wagering and thoroughbred, harness and greyhound racing simulcast from other prominent tracks, as well as wagering on Mountaineer's races at over 1,400 sites to which the races are simulcast;

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Woodview, an eighteen-hole par 71 golf course measuring approximately 6,200 yards located approximately seven miles from Mountaineer;

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A 69,000 square foot theater and events center that seats approximately 5,000 patrons for concerts and other entertainment offerings;

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A 13,650 square foot fitness center which has a full complement of weight training and cardiovascular equipment, as well as a health bar, locker rooms with steam and sauna facilities, and outdoor tennis courts; and

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Surface parking for approximately 5,300 vehicles.

Mountaineer's dining venues include the following:

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Big Al's, a 24-hour-a-day operation that offers Starbucks coffee products, pastries, sandwiches, pizza and ice cream;

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The Riverfront Buffet, with a seating capacity of approximately 250, offers a variety of cuisines, including American, Italian, comfort and seafood, along with a pizza station, carving station, salad and dessert bar;

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The Gatsby, with a seating capacity of approximately 144, featuring breakfast, lunch, and dinner, offers casual dining, a variety of comfort and Italian foods and daily specials;

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Mahogany Sports Bar, a sports bar that offers a variety of seasonal beverages for any time of the year;

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La Bonne Vie, "The Good Life," is a fine dining experience with a seating capacity of approximately 68, offering in house cut CAB steaks and seafood with an extensive wine list and weekly specials;

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Vickar's, located trackside and offering a variety of concession items; and

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Mountaineer Club, located trackside is a tiered dining room overlooking the racetrack offering a buffet with most dining tables having a closed-circuit television monitor.

Competition

The gaming industry includes land-based casinos, dockside casinos, riverboat casinos, casinos located on Native American reservations and other forms of legalized gaming. There is intense competition among companies in the gaming industry, many of which have significantly greater resources than we do. Certain states have legalized casino gaming and other states may legalize gaming in the future. Legalized casino gaming in these states and on Native American reservations near our markets or changes to gaming laws in states surrounding Nevada, Louisiana, West Virginia, Pennsylvania, or Ohio could increase competition and could adversely affect our operations. We also compete, to a lesser extent, with gaming facilities in other jurisdictions with dockside gaming facilities, state sponsored lotteries, on-and-off track pari-mutuel wagering, card clubs, riverboat casinos and other forms of legalized gambling. In addition, various forms of internet gaming have been approved in Nevada and New Jersey and legislation permitting internet gaming has been proposed by the federal government and other states. The expansion of internet gaming in Nevada and other jurisdictions could result in significant additional competition.

Eldorado Shreveport.    The Shreveport/Bossier City, Louisiana gaming market is characterized by intense competition and the market has not grown appreciably since Eldorado Shreveport opened in December 2000. We compete directly with five casinos, all but one of which have operated in the Shreveport/Bossier City market for several years and have established customer bases. In addition, we also compete with the slot machine facility at Harrah's Louisiana Casino and Racetrack located in Bossier City and WinStar Casino and casino facilities owned by the Choctaw Nation located in Oklahoma. Casino gaming is currently prohibited in several jurisdictions from which the Shreveport/Bossier City market draws customers, primarily Texas. The Texas legislature has from time to time considered proposals to legalize gaming. Any such proposal would require an amendment to the Texas State constitution, which requires approval by two-thirds of the Texas State Legislature and approval by a majority of votes cast in a statewide voter referendum. Such approvals would legalize gaming in Texas notwithstanding vetoes by the Governor of casino gambling bills. There can be no assurance that casino gaming will not be approved in Texas in the future, which would have a material adverse effect on our business. Eldorado Shreveport competes with several Native American casinos located in Oklahoma, certain of which are located near our core Texas markets. WinStar Casinos, a Las Vegas-style gaming facility owned by the Chickasaw Nation, is located in Oklahoma approximately 60 miles north of the Dallas/Fort Worth area and has 500,000 square feet of gaming space, more than 7,400 electronic gaming devices, 88 table games, 46 poker tables, a 937-seat bingo hall, an event center, two hotel towers with over 1,500 rooms, a spa and a 27-hole golf course. Eldorado Shreveport also competes with Choctaw Casino Resort, a casino and hotel facility owned by the Choctaw Nation and located in Durant, Oklahoma, approximately 75 miles north of the Dallas/Fort Worth area, with approximately 3,500 electronic gaming devices, table games, 30 poker tables, a bingo hall, hotel, 5,500-seat capacity event center, an 1,000-seat concert hall, several restaurants, a buffet, amphitheater, dance hall, spa and RV park. Both the Chickasaw Nation and the Choctaw Nation are permitted to operate Class-III (as set forth in the Indian Gaming Regulatory Act) gaming devices in the state of Oklahoma, which permits them to offer Las Vegas-style gaming. Because Eldorado Shreveport draws a significant amount of customers from the Dallas/Fort Worth, Texas area, but is located approximately 190 miles from that area, we believe we will continue to face increased competition from gaming operations in Oklahoma, including the WinStar and Choctaw casinos, and would face significant competition that may have a material adverse effect on our business and results of operations if casino gaming were to be approved in Texas.

In June 2013, construction was completed on a new 30,000 square foot casino and 400-room hotel in Bossier City across the Red River from Eldorado Shreveport. The facility, which also includes several restaurants and a 1,000-seat entertainment arena, received final approval from the Louisiana Gaming Control Board and opened on June 15, 2013. The owner acquired the license for an existing casino site in Lake Charles, Louisiana and received the required regulatory approvals to move the location to Bossier City. In December 2014, a new luxury, land-based casino with 1,600 slot machines, 72 gaming tables, a poker room, and a 740-room hotel with a ballroom, spa and 18-hole golf course, opened in Lake Charles, Louisiana approximately 200 miles south of Eldorado Shreveport, but closer to the Houston, Texas market.

Eldorado Reno.    Of the 31 casinos currently operating in the Reno market, we believe we compete principally with the six other hotel-casinos that, like Eldorado Reno and Silver Legacy, each generate at least $36 million in annual gaming revenues. At this time, we cannot predict the extent to which new and proposed projects will be undertaken or the extent to which current hotel and/or casino space may be expanded. We expect that any additional rooms added in the Reno market will increase competition for visitor revenue. There can be no assurance that any growth in Reno's current room base or gaming capacity will not adversely affect our financial condition or results of operations.

We also compete with hotel-casinos located in the nearby Lake Tahoe region as well as those in other areas of Nevada, including Las Vegas. A substantial number of customers travel to both Reno and the Lake Tahoe area during their visits. Consequently, we believe that our success is influenced to some degree by the success of the Lake Tahoe market. The number of visitors increased during the year ended December 31, 2014 compared with the prior year, and while we do not anticipate a significant change in the popularity of either Reno or Lake Tahoe as tourist destination areas in the foreseeable future, any decline could adversely affect our operations.

Since visitors from California comprise a significant portion of our customer base, we also compete with Native American gaming operations in California. In total, the State of California has signed and ratified compacts with 72 Native American tribes, and there are currently 60 Native American casinos operating in California, including casinos located in northern California, which we consider to be a significant target market. These Native American tribes are allowed to operate slot machines, lottery games and banking and percentage games on Native American lands. Although many existing Native American gaming facilities in northern California are modest compared to Eldorado Reno and Silver Legacy, a number of Native American tribes have established large-scale gaming facilities in California and some Native American tribes have announced that they are in the process of expanding, developing, or are considering establishing, large-scale hotel and gaming facilities in northern California. Off-reservation proposals for tribal gaming in northern California continue to face resistance at the federal and local levels.

Under their current compacts, most Native American tribes in California may operate up to 2,000 slot machines, and up to two gaming facilities may be operated on any one reservation. However, under action taken by the National Indian Gaming Commission, gaming devices similar in appearance to slot machines, but which are deemed to be technological enhancements to bingo style gaming, are not subject to such limits and may be used by tribes without state permission. The number of slot machines the tribes are allowed to operate may increase as a result of any new or amended compacts the tribes may enter into with the State of California that receive the requisite approvals, such as has been the case with respect to a number of new or amended compacts which have been executed and approved.

Management believes the Reno market draws over 50% of its visitors from California. As northern California Native American gaming operations have expanded, we believe the increasing competition generated by these gaming operations has negatively impacted, and may continue to negatively impact, principally drive-in, day-trip visitor traffic from our main feeder markets in northern California. A new gaming facility located in Sonoma County, California opened on November 5, 2013 with 3,000 slot machines, 144 table games, multiple dining options and a 10,000 square foot events center. In addition to gaming on Native American-owned land, California allows other non-casino style gaming, including pari-mutuel wagering, a state sponsored lottery, card clubs, bingo and off-track betting.

MTR Gaming properties.    Mountaineer, Presque Isle Downs and Scioto Downs primarily compete with gaming facilities located in West Virginia, Ohio and Pennsylvania, including, to a certain extent, each other, and gaming locations located in neighboring states including New York, Indiana and Michigan. In particular, Mountaineer (and to a lesser extent Presque Isle Downs) competes with other gaming facilities located in Pennsylvania, including The Rivers Casino located in downtown Pittsburgh, Pennsylvania and The Meadows Racetrack and Casino located in Washington, Pennsylvania, approximately 50 miles southeast of Mountaineer. An additional license has been granted for a casino to be located in Lawrence County

Pennsylvania, approximately 45 miles from Mountaineer and 90 miles from Presque Isle Downs, which would result in further competition for both of those properties. Further, gaming facilities in Ohio that have recently commenced operations, including the Horseshoe Casino Cleveland, Hollywood Casino Columbus, ThistleDown Racino, Austintown, Hollywood Mahoning Casino, Hollywood Casinos, at Dayton Raceway, Northfield Park, present significant competition for Mountaineer, Presque Isle Downs and Scioto Downs.

Mountaineer competes with smaller gaming operations conducted in local bars and fraternal organizations. West Virginia law permits limited video lottery machines ("LVLs") in local bars and fraternal organizations. The West Virginia Lottery Commission authorizes up to 7,500 slot machines in these facilities throughout West Virginia. No more than five slot machines are allowed in each establishment licensed to sell alcoholic beverages, and no more than ten slot machines are allowed in each licensed fraternal organization. As of December 31, 2014, there were a total of approximately 700 LVL's in bars and fraternal organizations in Hancock county, West Virginia (where Mountaineer is located) and the two neighboring counties (Brooke and Ohio counties). Although the bars and fraternal organizations housing these machines lack poker and table gaming, as well as the amenities and ambiance of our Mountaineer facility, they do compete with Mountaineer, particularly for the local patronage.

While there are three other tracks and one resort in West Virginia that offer slot machine and table gaming, only one, Wheeling Island Casino, lies within Mountaineer's primary market in Wheeling, West Virginia. Wheeling Island Casino currently operates approximately 1,400 slot machines, nine poker tables, and 24 casino table games.

Scioto Downs has also competed with smaller gaming operations in Ohio commonly referred to as Internet/sweepstakes cafes. These establishments offer services including internet time and computer access, in addition to offering games such as poker and games that operate like slot machines. In March 2013, the Ohio General Assembly passed legislation which effectively bans the Internet cafes by defining use of the computers in these facilities as illegal gambling. Efforts have been underway to enforce the closure of the internet cafes.

Mountaineer's, and to a lesser extent Presque Isle Downs', racing and pari-mutuel operations compete directly for wagering dollars with racing and pari-mutuel operations at a variety of other horse and greyhound racetracks that conduct pari-mutuel gaming, including Wheeling Island Casino, in Wheeling, West Virginia; ThistleDown and Northfield Park, in Cleveland, Ohio; Beulah Park, in Austintown Ohio, and The Meadows Racetrack & Casino, in Washington, Pennsylvania. Wheeling Island Casino conducts pari-mutuel greyhound racing, simulcasting and casino gaming. Both ThistleDown and Northfield Park conduct pari-mutuel horse racing, with video lottery gaming which commenced in 2013. Beulah Park was relocated from Columbus, Ohio to Austintown, Ohio in 2014 and conducts pari-mutuel wagering, simulcasting and video lottery gaming. The Meadows Racetrack & Casino conducts live harness racing, simulcasting and casino gaming. Mountaineer (and to a lesser extent, Presque Isle Downs) also will compete with Valley View Downs in Lawrence County, Pennsylvania, if it is constructed and opened. Since commencing export simulcasting in August 2000, Mountaineer competes with racetracks across the country to have its signal carried by off-track wagering parlors. Mountaineer, Presque Isle Downs and Scioto Downs also competes for wagering dollars with off-track wagering facilities in Ohio and Pennsylvania, and competes with other racetracks for participation by quality racehorses.

General.    All of our gaming operations also compete to a lesser extent with operations in other locations, including Native American lands, and with other forms of legalized gaming in the United States, including state-sponsored lotteries, on- and off-track wagering, high-stakes bingo, card parlors, and the emergence of

Internet gaming, including proposals at the state and federal levels that would legalize various forms of internet gaming. In addition, casinos in Canada have likewise recently begun advertising and increasing promotional activities in our target markets. See "Risk factors—Risks related to our business—We face substantial competition in the hotel and casino industry and expect that such competition will continue" which is included elsewhere in this prospectus.

Governmental gaming regulations

The gaming and racing industries are highly regulated and we must maintain our licenses and pay gaming taxes to continue our operations. We are subject to extensive regulation under laws, rules and supervisory procedures primarily in the jurisdictions where our facilities are located or docked. These laws, rules and regulations generally concern the responsibility, financial stability and characters of the owners, managers, and persons with financial interests in the gaming operations. If additional gaming regulations are adopted in a jurisdiction in which we operate, such regulations could impose restrictions or costs that could have a significant adverse effect on us. From time to time, various proposals have been introduced in legislatures of jurisdictions in which we have operations that, if enacted, could adversely affect the tax, regulatory, operational or other aspects of the gaming industry and us. We do not know whether or when such legislation will be enacted. Gaming companies are currently subject to significant state and local taxes and fees in addition to normal federal and state corporate income taxes, and such taxes and fees are subject to increase at any time. Any material increase in these taxes or fees could adversely affect us.

Some jurisdictions, including those in which we are licensed, empower their regulators to investigate participation by licensees in gaming outside their jurisdiction and require access to periodic reports respecting those gaming activities. Violations of laws in one jurisdiction could result in disciplinary action in other jurisdictions.

Under provisions of gaming laws in jurisdictions in which we have operations, and under our organizational documents, certain of our securities are subject to restriction on ownership which may be imposed by specified governmental authorities. The restrictions may require a holder of our securities to dispose of the securities or, if the holder refuses, or is unable, to dispose of the securities, we may be required to repurchase the securities.

See Exhibit 99.1—Description of Governmental Regulations and Licensing filed with our Annual Report on Form 10-K, incorporated by reference herein, for the year ended for a more complete discussion of governmental and gaming regulations.

Reporting and record-keeping requirements

We are required periodically to submit detailed financial and operating reports and furnish any other information about us and our subsidiaries which gaming authorities may require. We are required to maintain a current stock ledger which may be examined by gaming authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to gaming authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. Gaming authorities may, and in certain jurisdictions do, require certificates for our securities to bear a legend indicating that the securities are subject to specified gaming laws.

Taxation

Gaming companies are typically subject to significant taxes and fees in addition to normal federal, state and local income taxes, and such taxes and fees are subject to increase at any time. We pay substantial taxes and fees with respect to our operations. From time to time, federal, state, local and provincial legislators and officials have proposed changes in tax laws, or in the administration of such laws, affecting the gaming industry. It is not possible to determine the likelihood of changes in tax laws or in the administration of such laws.

Internal revenue service regulations

The Internal Revenue Service requires operators of casinos located in the United States to file information returns for U.S. citizens, including names and addresses of winners, for keno, bingo and slot machine winnings in excess of stipulated amounts. The Internal Revenue Service also requires operators to withhold taxes on some keno, bingo and slot machine winnings of nonresident aliens. We are unable to predict the extent to which these requirements, if extended, might impede or otherwise adversely affect operations of, and/or income from, the other games.

Regulations adopted by the Financial Crimes Enforcement Network of the Treasury Department ("FINCEN") and the Nevada Gaming Authorities require the reporting of currency transactions in excess of $10,000 occurring within a gaming day, including identification of the patron by name and social security number. This reporting obligation began in May 1985 and may have resulted in the loss of gaming revenues to jurisdictions outside the United States which are exempt from the ambit of these regulations. In addition to currency transaction reporting requirements, suspicious financial activity is also required to be reported to FINCEN.

Other laws and regulations

Our businesses are subject to various federal, state and local laws and regulations in addition to gaming regulations. These laws and regulations include, but are not limited to, restrictions and conditions concerning alcoholic beverages, food service, smoking, environmental matters, employees and employment practices, currency transactions, taxation, zoning and building codes, and marketing and advertising. Such laws and regulations could change or could be interpreted differently in the future, or new laws and regulations could be enacted. As an example, On August 26, 2014, the Board of Health of Hancock County, West Virginia adopted and approved the Clean Air Regulation Act of 2014, which became effective July 1, 2015. The Regulation banned smoking in public places in Hancock County including at Mountaineer. Although we constructed a smoking patio with slots and table games to help mitigate the impact of the Regulation, we expect that the Regulation will have a negative impact on our business and results of operations at Mountaineer, and such impact may be material. Any other material changes, new laws or regulations, or material differences in interpretations by courts or governmental authorities could adversely affect our operating results.

The sale of alcoholic beverages is subject to licensing, control and regulation by applicable local regulatory agencies. All licenses are revocable and are not transferable. The agencies involved have full power to limit, condition, suspend or revoke any license, and any disciplinary action could, and revocation would, have a material adverse effect upon our operations.

Intellectual property

We use a variety of trade names, service marks, trademarks, patents and copyrights in our operations and believe that we have all the licenses necessary to conduct our continuing operations. We have registered several service marks, trademarks, patents and copyrights with the United States Patent and Trademark Office or otherwise acquired the licenses to use those which are material to conduct our business. We also own patents relating to unique casino games. We file copyright applications to protect our creative artworks, which are often featured in property branding, as well as our distinctive website content.

Seasonality

Casino, hotel and racing operations in our markets are subject to seasonal variation. Winter conditions can frequently adversely affect transportation routes to each of our properties and also may cause cancellations of live horse racing at Mountaineer, Scioto Downs and Presque Isle Downs. As a result, unfavorable seasonal conditions could have a material adverse effect on our operations.

Environmental matters

We are subject to various federal, state and local environmental, health and safety laws and regulations, including those relating to the use, storage, discharge, emission and disposal of hazardous materials and solid, animal and hazardous wastes and exposure to hazardous materials. Such laws and regulations can impose liability on potentially responsible parties, including the owners or operators of real property, to clean up, or contribute to the cost of cleaning up, sites at which hazardous wastes or materials were disposed of or released. In addition to investigation and remediation liabilities that could arise under such laws and regulations, we could also face personal injury, property damage, fines or other claims by third parties concerning environmental compliance or contamination or exposure to hazardous materials, and could be subject to significant fines or penalties for any violations. We have from time to time been responsible for investigating and remediating, or contributing to remediation costs related to, contamination located at or near certain of our facilities, including contamination related to underground storage tanks and groundwater contamination arising from prior uses of land on which certain of our facilities are located. In addition, we have been, and may in the future be, required to manage, abate, remove or contain manure and wastewater generated by concentrated animal feeding operations due to our racetrack operations, mold, lead, asbestos-containing materials or other hazardous conditions found in or on our properties. Although we have incurred, and expect that we will continue to incur, costs related to the investigation, identification and remediation of hazardous materials or conditions known or discovered to exist at our properties, those costs have not had, and are not expected to have, a material adverse effect on our financial condition, results of operations or cash flow.

Employees

As of March 31, 2015, we had approximately 7,100 employees, including Silver Legacy. As of such date, we have four collective bargaining agreements covering approximately 500 employees. As of July 6, 2015, Circus Reno had approximately 1,110 employees and six collective bargaining agreements covering approximately 560 employees.

Legal proceedings

We are a party to various lawsuits, which have arisen in the normal course of our business. Estimated losses are accrued for these lawsuits and claims when the loss is probable and can be estimated. The current liability for the estimated losses associated with those lawsuits is not material to our consolidated financial condition and those estimated losses are not expected to have a material impact on our results of operations.

State ex rel. Walgate v. Kasich; Case No. 11 CV-10-13126; Court of Common Pleas Franklin County, Ohio. On October 21, 2011, the Ohio Roundtable filed a complaint in the Court of Common Pleas in Franklin County, Ohio against a number of defendants, including the Governor, the Ohio Lottery Commission and the Ohio Casino Control Commission. The complaint alleges a variety of substantive and procedural defects relative to the approval and implementation of video lottery terminals as well as several counts dealing with the taxation of standalone casinos. As interveners, we, along with four of the other racinos in Ohio, filed motions for judgment on the pleadings to supplement the position of the Racing Commission. In May 2012, the Court of Common Pleas dismissed the case; however, the plaintiffs filed an appeal and oral arguments were held on January 17, 2013 in the 10th District Court of Appeals. In March 2013, the Court of Appeals upheld the ruling. The decision of the Appeals Court was appealed to the Ohio Supreme Court by the plaintiffs on April 30, 2013 and the Ohio Supreme Court has elected to accept the appeal. The Ohio Supreme Court temporarily stayed the appeal until it first ruled on a matter with similar procedural issues. A decision was issued on that case on June 10, 2014. Accordingly, along with the State Appellees, a motion to dismiss as improvidently granted was filed which was partially granted. The remaining propositions of law have been briefed by both parties and oral arguments were held on June 23, 2015.

Management and directors

The following table sets forth certain information concerning the members of the Board of Directors and executive officers of ERI, as of the date of this prospectus.

Name	Age	Position and office held

Gary L. Carano	63	Chairman of the Board; Chief Executive Officer
Thomas R. Reeg	44	Director; President
Robert M. Jones	72	Chief Financial Officer
Joseph L. Billhimer, Jr.	52	Chief Operating Officer
Anthony L. Carano.	33	General Counsel
Frank J. Fahrenkopf Jr.(2)(4)	76	Director
James B. Hawkins(1)(3)	59	Director
Michael E. Pegram(1)(2)(3)	63	Director
David P. Tomick(1)(4)	63	Director
Roger P. Wagner(3)(4)	67	Director

(1)    Member of the Audit Committee

(2)    Member of the Compliance Committee

(3)    Member of the Compensation Committee

(4)   Member of the Nominating & Governance Committee

The following is a biographical summary of the experience of our directors and executive officers:

Gary L. Carano, 63, has served as the chairman of the board of directors of the Company and the Chief Executive Officer of the Company and its subsidiaries since September 2014. Previously, Mr. Carano served as President and Chief Operating Officer of Eldorado Resorts LLC ("Eldorado Resorts") from 2004 to September 2014, and as President and Chief Operating Officer of Eldorado HoldCo LLC ("Eldorado Holdco") from 2009 to September 2014. Mr. Carano served as the General Manager and Chief Executive Officer of the Silver Legacy Resort Casino ("Silver Legacy") from its opening in 1995 to September 2014. Mr. Carano is an active philanthropist, serving on a number of charitable boards and foundations in the state of Nevada. Mr. Carano holds a Bachelor's degree in Business Administration from the University of Nevada, Reno. In May 2012, Silver Legacy filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Nevada. Silver Legacy emerged from its Chapter 11 reorganization proceedings in November 2012. Mr. Carano has been selected to serve as director because of his extensive experience in the gaming and hospitality industry and because of his familiarity with the business of Resorts. Gary L. Carano is Anthony Carano's father.

Thomas R. Reeg, 44, has served as a director of the Company since September 2014 and served as a member of Eldorado Resorts LLC's ("Resorts") board of managers from December 2007 to September 2014. Mr. Reeg has served as President of the Company and its subsidiaries since September 2014 and served as Senior Vice President of Strategic Development for Resorts from January 2011 to September 2014. From September 2005 to November 2010, Mr. Reeg was a Senior Managing Director and founding partner of Newport Global Advisors L.P., which is an indirect stockholder of the Company. Mr. Reeg was a member of the executive committee of Silver Legacy (which is the governing body of Silver Legacy) from August 2011 through August 2014. Mr. Reeg was a member of the board of managers of NGA HoldCo, LLC, which is a stockholder of the Company, from 2007 through 2011 and served on the board of directors of Autocam Corporation from 2007 to 2010. From 2002 to 2005 Mr. Reeg was a Managing Director and portfolio manager at AIG Global Investment Group ("AIG"), where he was responsible for co-management of the high-yield mutual fund portfolios. Prior to his role at AIG, Mr. Reeg was a senior high-yield research analyst covering various sectors, including the casino, lodging and leisure sectors, at Bank One Capital Markets. Mr. Reeg holds a Bachelor of Business Administration in Finance from the University of Notre Dame and is a Chartered Financial Analyst. Mr. Reeg has been selected to serve as a director because of his extensive financial experience and his familiarity with the business of Resorts.

Robert M. Jones, 72, has served as the Executive Vice President and Chief Financial Officer of the Company since September 2014 and the Chief Financial Officer of Resorts for over twenty-nine years. Mr. Jones earned a bachelor's degree in accounting from the University of Arizona and a MBA in business administration from Golden Gate University.

Joseph L. Billhimer Jr., 52, has served as Executive Vice President and Chief Operating Officer of the Company and Resorts since September 2014. Mr. Billhimer joined MTR in April 2011 and has served as Chief Operating Officer of MTR from 2012 and as President of MTR from September 2013 to September 2014. Mr. Billhimer served as Executive Vice President of MTR from 2012 to 2013 and Senior Vice President of Operations & Development at MTR and President and General Manager of the Mountaineer Casino, Racetrack and Resort since 2012. Mr. Billhimer was a principal of Foundation Gaming Group, an advisory and management services firm for the gaming industry, which among other engagements, managed Harlow's Casino & Resort in Greenville, Mississippi from 2009 to 2010 and marketed its sale to Churchill Downs. Prior to Foundation Gaming Group, Mr. Billhimer served as president of Trilliant Gaming Illinois, LLC, a gaming development company, from 2008 to 2009. From 2003 to 2008, he was president and chief executive officer of Premier Entertainment LLC, the developer and parent of the Hard Rock Hotel and Casino in Biloxi, Mississippi. While at Premier Entertainment, he was named Casino Journal's Executive of the Year in 2007 for his efforts in re-developing the Hard Rock Hotel and Casino after being destroyed by Hurricane Katrina and filing bankruptcy. Prior to Premier Entertainment, Mr. Billhimer spent three years as President and General Manager of Caesars Entertainment's Grand Casino Resort in Gulfport, Mississippi, and prior to that experience, eight years with Pinnacle Entertainment where he was Executive Vice President and General Manager of Casino Magic in Bay St. Louis, Mississippi.

Anthony L. Carano, 33, has served as Executive Vice President, General Counsel and Secretary of the Company since September 2014. Prior to joining the Company, Mr. Carano was an attorney at the Nevada law firm of McDonald Carano Wilson, LLP, where his practice was devoted primarily to transactional, gaming and regulatory law. Mr. Carano holds a B.A. from the University of Nevada, his J.D. from the University of San Francisco, School of Law and his M.B.A. in Finance from the University of San Francisco, School of Business. Anthony Carano is Gary L. Carano's son.

Frank J. Fahrenkopf, Jr., 76, has served as a director of the Company since September 2014. Mr. Fahrenkopf serves as the chair of the Nominating and Governance Committee of the board of directors of the Company and a member of the Compliance Committee of the Company. He served as President and Chief Executive Officer of the American Gaming Association ("AGA"), an organization that represents the commercial casino-entertainment industry by addressing federal legislation and regulatory issues, from 1995 until June 2013. At the AGA, Mr. Fahrenkopf was the national advocate for the commercial casino industry and was responsible for positioning the AGA to address regulatory, political and educational issues affecting the gaming industry. Mr. Fahrenkopf is currently co-chairman of the Commission on Presidential Debates, which he founded and which conducts debates among presidential candidates. He serves as a board member of the International Republican Institute, which he founded. He also founded the National Endowment for Democracy, where he served as Vice Chairman and a board member from 1983 to 1992. Mr. Fahrenkopf served as chairman of the Republican National Committee from 1983 to 1989. Prior to his role at AGA, Mr. Fahrenkopf was a partner at Hogan & Hartson, where he regularly represented clients before the Nevada gaming regulatory authorities. Mr. Fahrenkopf served as the first Chairman of the American Bar Association Committee on Gaming Law and was a founding Trustee and President of the International Association of Gaming Attorneys. Mr. Fahrenkopf also sits on the board of directors of six NYSE-listed public companies: First Republic Bank, Gabelli Equity Trust, Inc., Gabelli Utility Trust, Gabelli Global Multimedia Trust, Gabelli Dividend and Income Trust, and Gabelli Gold and Natural Resources. He is a graduate of the University of Nevada, Reno and holds a Juris Doctor from the University of California Berkeley School of Law. Mr. Fahrenkopf has been selected to serve as a director because of his extensive knowledge of gaming regulatory matters, his relevant legal experience and his experience as a director of many organizations.

James B. Hawkins, 59, has served as a director of the Company since September 2014. Mr. Hawkins is a member of the Audit Committee and Compensation Committee of the board of directors of the Company. Mr. Hawkins has served as Chief Executive Officer and on the board of directors of Natus Medical Inc. ("Natus") since April 2004 and as President of Natus since June 2013. He also previously served as President of Natus from April 2004 to January 2011. Mr. Hawkins currently serves as the chairman of the board of directors of Iradimed Corporation, a publicly traded company that provides non-magnetic intravenous infusion pump systems and as a director of Digirad Corporation, a publicly traded company that provides diagnostic solutions in the science of imaging. Prior to joining Natus, Mr. Hawkins was President, Chief Executive Officer and on the board of directors of Invivo Corporation, a developer and manufacturer of vital sign monitoring equipment, and its predecessor, from 1985 until 2004, and as Secretary from 1986 until 2004. Mr. Hawkins earned a Bachelor's degree in Business Commerce from Santa Clara University and an MBA from San Francisco State University. Mr. Hawkins has been selected to serve as a director because of his extensive experience in executive management oversight and as a director of multiple publicly traded companies.

Michael E. Pegram, 63, has served as a director of the Company since September 2014. Mr. Pegram is a member of the Audit Committee, Compensation Committee and Compliance Committee of the board of directors of the Company. Mr. Pegram has been a partner in the Carson Valley Inn in Minden, Nevada since June 2009 and a partner in the Bodines Casino in Carson City, Nevada since January 2007. Mr. Pegram has more than thirty years of experience owning and operating twenty-five successful McDonald's franchises. Mr. Pegram currently serves as Chairman of the Thoroughbred Owners of California and has been the owner of a number of racehorses, including 1998 Kentucky Derby and Preakness Stakes winner, Real Quiet, 2010 Preakness Stakes winner, Lookin at Lucky, 1998 Breeders' Cup Juvenile Fillies winner and 1999 Kentucky Oaks winner, Silverbulletday, 2001 Dubai World Cup winner, Captain Steve, and the 2007 and 2008 Breeders' Cup Sprint winner, Midnight Lute. Additionally, Mr. Pegram has served as a director of Skagit State Bancorp since 1996. Mr. Pegram has been selected to serve as a director because of his extensive experience in the horse racing industry and as an investor, business owner, and director of various companies.

David P. Tomick, 63, has served as a director of the Company since September 2014. Mr. Tomick is the chair of the Audit Committee and a member of the Nominating and Governance Committee of the board of directors of the Company. Mr. Tomick co-founded Securus, Inc., a company involved in the GPS monitoring and Personal Emergency Response business, and served as its Chief Financial Officer from 2008 to 2010 and as its Chairman from 2010 to March 2015. From 1997 to 2004 Mr. Tomick was Executive Vice President and Chief Financial Officer of SpectraSite, Inc., a NYSE-listed, wireless tower company. Mr. Tomick was, from 1994 to 1997, the Chief Financial Officer of Masada Security, a company involved in the security monitoring business and, from 1988 to 1994, the Vice President-Finance of Falcon Cable TV, where he was responsible for debt management, mergers and acquisitions, equity origination and investor relations. Prior to 1988, he managed a team of corporate finance professionals focusing on the communications industry for The First National Bank of Chicago. Mr. Tomick has served on the board of directors of the following organizations: Autocam Corporation, Autocam Medical, First Choice Packaging, NuLink Digital and TransLoc, Inc. Mr. Tomick received his bachelor's degree from Denison University and a masters of business administration from The Kellogg School of Management at Northwestern University. Mr. Tomick has been selected to serve as a director because of his financial and management expertise and his extensive experience with respect to raising capital, mergers and acquisitions, corporate governance and investor relations.

Roger P. Wagner, 67, has served as a director of the Company since September 2014 and was a member of the board of directors of MTR Gaming Group, Inc. ("MTR") from July 2010 to September 2014. Mr. Wagner is the chair of the Compensation Committee and a member of the Nominating and Governance Committee of the board of directors of the Company. Mr. Wagner has over forty years of experience in the gaming and hotel management industry. Mr. Wagner was a founding partner of House Advantage, LLC, a gaming consulting group that focuses on assisting gaming companies in improving market share and bottom line profits. Mr. Wagner served as Chief Operating Officer for Binion Enterprises LLC from 2008 to 2010, assisting Jack Binion in identifying gaming opportunities. From 2005 to 2007, Mr. Wagner served as Chief Operating Officer of Resorts International Holdings. Mr. Wagner served as President of Horseshoe Gaming Holding Corp. from 2001 until its sale in 2004 and as its Senior Vice President and Chief Operating Officer from 1998 to 2001. Prior to joining Horseshoe, Mr. Wagner served as President of the development company for Trump Hotels & Casino Resorts from 1996 to 1998, President and Chief Operating Officer of Trump Castle Casino Resort from 1991 to 1996 and President and Chief Operating Officer of Claridge Casino Hotel from 1983 to 1991. Prior to his employment by Claridge Casino Hotel, he was employed in various capacities by the Edgewater Hotel Casino, Sands Hotel Casino, MGM Grand Casino—Reno, Frontier Hotel Casino and Dunes Hotel Casino. Mr. Wagner holds a Bachelor of Science from the University of Nevada Las Vegas in Hotel Administration. Mr. Wagner has been selected to serve as a director because of his extensive experience in the gaming and hospitality industry and because of his familiarity with the business of MTR.

Corporate governance

For a director to be considered independent, the director must meet the bright-line independence standards under the listing standards of The NASDAQ Stock Market, Inc. ("NASDAQ") and the Board must affirmatively determine that the director has no material relationship with us, directly, or as a partner, stockholder or officer of an organization that has a relationship with us. The Board determines director independence based on an analysis of the independence requirements of the NASDAQ listing standards. In addition, the Board will consider all relevant facts and circumstances in making an independence determination. The Board also considers all commercial, industrial, banking, consulting, legal, accounting, charitable, familial or other business relationships any director may have with us. The Board has determined that the following five directors satisfy the independence requirements of NASDAQ: Frank J. Fahrenkopf Jr., James B. Hawkins, Michael E. Pegram, David P. Tomick, Roger P. Wagner.

The Board held two (2) meetings and acted one (1) time by written consent during the fiscal year ended December 31, 2014. Each current director attended at least 75% of the aggregate number of all meetings of the Board of Directors and committees of which he was a member (from the time of the appointment to such committee) during such year.

Audit committee

The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to oversee the Company's corporate accounting and financial reporting processes and audits of its financial statements. Messrs. Hawkins, Pegram, and Tomick, all of whom are independent directors, make up the Board's Audit Committee. Mr. Tomick is Chairperson of the Audit Committee. During the fiscal year ended December 31, 2014, the Audit Committee met one (1) time. The Audit Committee's responsibilities are discussed in a written charter adopted by the Board of Directors. The Audit Committee charter is available on our Internet website at www.eldoradoresorts.com under "Corporate Governance—Committee Charting." Our website and information contained on it or incorporated in it are not intended to be incorporated in this prospectus or our other filings with the Securities and Exchange Commission.

Compensation committee

Messrs. Hawkins, Pegram, and Wagner, all of whom are independent directors, make up the Board's Compensation Committee (and meet the NASDAQ independence requirements with respect to Compensation Committee members). Mr. Wagner serves as Chairperson of the Compensation Committee. The Compensation Committee's responsibilities are discussed in a written charter adopted by the Board of Directors. The Compensation Committee charter is available on our Internet website at www.eldoradoresorts.com under "Corporate Governance—Committee Charting." The Compensation Committee makes recommendations with respect to salaries, bonuses, restricted stock, and deferred compensation for the Company's executive officers as well as the policies underlying the methods by which the Company compensates its executives. During the fiscal year ended December 31, 2014, the Compensation Committee held two (2) meetings. Except as otherwise delegated by the Board of Directors or the Compensation Committee, the Compensation Committee acts on behalf of the Board with respect to compensation matters. The Compensation Committee may form and delegate authority to subcommittees and may delegate authority to one or more designated Committee members to perform certain of its duties on its behalf, including, to the extent permitted by applicable law, the delegation to a subcommittee of one director the authority to grant stock options and equity awards. The Compensation Committee reviews the recommendations of the Company's CEO with respect to individual elements of the total compensation of the Company's executive officers (other than the CEO) and key management.

Compensation policies and risk management.    It is the responsibility of the Compensation Committee to ensure that the Company's policies and practices related to compensation do not encourage excessive risk-taking behavior. The Company believes that any risks arising from its current compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. As described in the section entitled "Compensation Discussion and Analysis" below, the Company is developing future compensation policies with the objective of ensuring that management incentives promote disciplined, sustainable achievement of the Company's long-term goals.

Nominating and governance committee

The Nominating and Governance Committee of the Company currently includes independent directors Messrs. Fahrenkopf Jr., Tomick, and Wagner, with Mr. Fahrenkopf Jr. as Chairperson. The Nominating and Governance Committee's responsibilities are discussed in a written charter adopted by the Board of Directors. The Nominating and Governance Committee charter is available on our Internet website at www.eldoradoresorts.com under "Corporate Governance—Committee Charting." Our Board of Directors has determined that each of the members of the Nominating and Governance Committee is "independent" within the meaning of the general independence standards in the listing standards of NASDAQ. The Nominating and Governance Committee (which was established in September 2014), did not meet during

2014. The primary purposes and responsibilities of the Nominating and Governance Committee are to (1) identify and vet individuals qualified to become directors, consistent with the criteria approved by our Board of Directors set forth in the Nominating and Governance Committee Charter, (2) nominate qualified individuals for election to the Board of Directors at the next annual meeting of stockholders, and (3) in consultation with the Chairperson of the Board, review the operational relationship of the various committees of the Board as set forth in the Nominating and Governance Committee Charter.

Director Candidate recommendations and nominations by stockholders.    The Nominating and Governance Committee's Charter provides that the Nominating and Governance Committee will consider director candidate nominations by stockholders. In evaluating nominations received from stockholders, the Nominating and Governance Committee will apply the same criteria and follow the same process set forth in the Nominating and Governance Committee Charter as it would with its own nominations.

Nominating and governance committee process for identifying and evaluating director candidates.    The Nominating and Governance Committee identifies and evaluates all director candidates in accordance with the director qualification standards described in the Nominating and Governance Committee Charter. In identifying candidates, the Nominating and Governance Committee has the authority to engage and terminate any third-party search firm that is used to identify director candidates and has the authority to approve the fees and retention terms of any search firm. The Nominating and Governance Committee evaluates any candidate's qualifications to serve as a member of our Board based on the totality of the merits of the candidate and not based on minimum qualifications or attributes. In evaluating a candidate, the Nominating and Governance Committee takes into account the background and expertise of individual Board members as well as the background and expertise of our Board as a whole. In addition, the Nominating and Governance Committee evaluates a candidate's independence and his or her background and expertise in the context of our Board's needs. The Nominating and Governance Committee Charter requires that the Nominating and Governance Committee ascertain that each nominee has: (i) demonstrated business and industry experience that is relevant to the Company; (ii) the ability to meet the suitability requirements of all relevant regulatory agencies; (iii) freedom from potential conflicts of interest with the Company and independence from management with respect to independent director nominees; (iv) the ability to represent the interests of stockholders; (v) the ability to demonstrate a reasonable level of financial literacy; (vi) the availability to work with the Company and dedicate sufficient time and energy to his or her board duties; (vii) an established reputation for good character, honesty, integrity, prudent business skills, leadership abilities as well as moral and ethical bearing; and (viii) the ability to work constructively with the Company's other directors and management. The Nominating and Governance Committee may also take into consideration whether a candidate's background and skills meet any specific needs of the Board that the Nominating and Governance Committee has identified and will take into account diversity in professional and personal experience, background, skills, race, gender and other factors of diversity that it considers relevant to the needs of the Board.

Compliance committee

As a publicly traded corporation registered with and licensed by the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Louisiana Gaming Control Board, the West Virginia Lottery Commission, the West Virginia Racing Commission, the Pennsylvania Gaming Control Board, the Pennsylvania Racing Commission, the Ohio Lottery Commission, and the Ohio State Racing Commission, the Company has a Compliance Committee which implements and administers the Company's Compliance Plan. The Committee's duties include investigating key employees, vendors of goods and services, sources of financing, consultants, lobbyists and others who wish to do substantial business with the Company or its subsidiaries and making recommendations to the Company's management concerning suitability. The

Compliance Committee of the Company currently includes independent directors Messrs. Fahrenkopf Jr. and Pegram, and non-director members A.J. "Bud" Hicks (who serves as the chairperson), Anthony Carano and Vincent Azzarello. The Compliance Committee held one (1) meeting in 2014.

Compensation committee interlocks and insider participation

The current members of the Company's Compensation Committee are Messrs. Hawkins, Pegram, and Wagner, each of whom is an independent director. No member of the Compensation Committee (i) was, during 2014, or had previously been an officer or employee of the Company or its subsidiaries nor (ii) had any direct or indirect material interest in a transaction of the Company or a business relationship with the Company, in each case that would require disclosure under the applicable rules of the SEC. No interlocking relationship existed between any member of the Compensation Committee or an executive officer of the Company, on the one hand, and any member of the compensation committee (or committee performing equivalent functions, or the full board of directors) or an executive officer of any other entity, on the other hand, requiring disclosure pursuant to the applicable rules of the SEC.

The Compensation Committee is authorized to review all compensation matters involving directors and executive officers and Committee approval is required for any compensation to be paid to executive officers or directors who are employees of the Company.

Stockholder communications

Stockholders may communicate with the Board of Directors by sending written correspondence to the Chairman of the Nominating and Governance Committee at the following address: Eldorado Resorts, Inc., 100 West Liberty St., Suite 1150, Reno, NV 89501, Attention: Corporate Secretary. The Chairman of the Nominating and Governance Committee and his or her duly authorized representatives shall be responsible for collecting and organizing stockholder communications. Absent a conflict of interest, the Corporate Secretary is responsible for evaluating the materiality of each stockholder communication and determining whether further distribution is appropriate, and, if so, whether to (i) the full Board, (ii) one or more Board members and/or (iii) other individuals or entities.

Board leadership structure and risk oversight

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board, since the Board believes it is in the best interests of the Company and its stockholders to make that determination based on the position and direction of the Company and the composition of the Board. The Company believes this structure facilitates independent oversight of management while fostering effective communication between the Company's management and the Board. The roles of Chief Executive Officer and Chairman of the Board are currently combined and held by Mr. Gary L. Carano.

The Company's senior management is responsible for the day-to-day assessment and management of the Company's risks, and our Board is responsible for oversight of the Company's enterprise risk management in general. The risks facing our Company include risks associated with the Company's financial condition, liquidity, operating performance, ability to meet its debt obligations and regulations applicable to our operations and compliance therewith. The Board's oversight is primarily managed and coordinated through Board Committees. Our Audit Committee oversees the Company's risk management with respect to significant financial and accounting policies as well as the effectiveness of management's processes that monitor and manage key business risks, and the Compliance Committee is responsible for overseeing risks associated with the Company's gaming activities and regulatory compliance. Additionally, the Compensation Committee oversees risks related to compensation policies. The Audit, Compensation and Compliance Committees report their findings to the full Board. In addition, at its meetings, the Board discusses risks that the Company faces, including those management has highlighted as the most relevant risks to the Company. Furthermore, the Board's oversight of enterprise risk involves assessment of the risk inherent in the Company's long-term strategies reviewed by the Board, as well as other matters brought to the attention of the Board. We believe that the structure and experience of our Board allows our directors to provide effective oversight of risk management. The Board recognizes that it is the Company's and its management's responsibility to identify and attempt to mitigate risks that could cause significant damage to the Company's business or stockholder value.

Stock ownership guidelines

Effective January 1, 2015, the Company adopted minimum stock ownership guidelines for its named executive officers, or NEOs. These stock ownership guidelines require that the chief executive officer of the Company hold common stock with a minimum value equal to three times the chief executive officer's annual base salary, and that all other NEOs hold common stock with a minimum value equal to one times each respective NEO's annual base salary. NEOs have five years from implementation of the stock ownership guidelines or promotion to a new role to achieve their minimum stock ownership and once achieved, the Board expects the NEOs to maintain their stated guideline for as long as they are subject to the guideline.

Also effective January 1, 2015, the Company adopted minimum stock ownership guidelines for its non-employee directors. The stock ownership guideline requires the holding of Company stock with a minimum value equal to five times such director's annual base retainer fee. Prior to achievement of the guideline, RSU grants will vest immediately; however, payment will be mandatorily deferred until termination of Board service. After guideline achievement, Restricted Stock Unit ("RSU") grants will continue to vest immediately. Payment will also be immediate unless the director makes a timely voluntary election to defer payment until termination of Board service. Non-employee directors have five years to achieve their minimum stock ownership and once achieved, the Board expects non-employee directors to maintain their stated guideline for as long as they are subject to the guideline. During 2014 no equity awards were issued to directors.

Audit committee financial expert

The Securities and Exchange Commission adopted a rule requiring disclosure concerning the presence of at least one "audit committee financial expert" on audit committees. Our Board has determined that Mr. Tomick qualifies as an "audit committee financial expert" as defined by the Securities and Exchange Commission and that Mr. Tomick is independent, as independence for Audit Committee members is defined pursuant to the applicable NASDAQ listing requirements.

Code of ethics and business conduct

We have adopted a code of ethics and business conduct applicable to all directors and employees, including the chief executive officer, chief financial officer and principal accounting officer. The code of ethics and business conduct is posted on our website, http://www.eldoradoresorts.com (accessible through the "Corporate Governance" caption of the Investor Relations page) and a printed copy will be delivered on request by writing to the corporate secretary at Eldorado Resorts, Inc., c/o corporate secretary, 100 West Liberty Street, Suite 1150, Reno, NV 89501. We intend to satisfy the disclosure requirement regarding certain amendments to, or waivers from, provisions of its code of ethics and business conduct by posting such information on our website.

Compensation committee interlocks and insider participation

None of the members of the Compensation Committee has ever been an officer or employee of the Company or any of its subsidiaries. None of the Company's named executive officers (as set forth under "Executive Compensation") has ever served as a director or member of the Compensation Committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served in either of those capacities for the Company.

Executive compensation

This section describes the material components of our executive pay programs for our named executive officers from September 19, 2014, the effective date of the Merger, through December 31, 2014, the end of the Company's fiscal year (the "Post-Merger Period"), whose compensation is set forth in the tables following this discussion in accordance with SEC rules. We have included certain information in this section for periods subsequent to December 31, 2014 that we believe may be useful for a complete understanding of our executive compensation arrangements. This section will provide you with an overview and explanation of:

•
our compensation programs and policies for certain of our named executive officers identified below;

•
the material compensation decisions made by the Compensation Committee of the Board (the "Compensation Committee") under those programs and policies; and

•
the material factors that the Compensation Committee considered in making those decisions.

Our named executive officers

•
Gary L. Carano, Chief Executive Officer and Chairman of the Board
•
Robert M. Jones, Chief Financial Officer
•
Thomas R. Reeg, President
•
Joseph L. Billhimer, Jr., Chief Operating Officer
•
Anthony L. Carano, General Counsel

Our compensation strategy

Our executive compensation program is designed to attract, motivate and retain critical executive talent, and to motivate behaviors that drive profitable growth and the enhancement of long-term value for our stockholders. Our program includes base salary and performance-based incentives (including both cash and equity opportunities) and is designed to be flexible, market competitive, reward achievement of difficult but fair performance criteria, and enhance stock ownership at the executive level. Our philosophy is that concise, distinct and attainable goals should be established in order to enable the assessment of performance by the Compensation Committee.

Pursuant to that philosophy, the Compensation Committee is guided by the general principles that compensation should be designed to:

•
enhance stockholder value by focusing our executives' efforts on the specific performance metrics that drive enterprise value;

•
attract, motivate, and retain highly-qualified executives committed to our long-term success;

•
assure that the Company's executives receive fair compensation opportunities relative to their peers at similar companies, and fair actual compensation relative to Company performance; and

•
align critical decision making with the Company's business strategy and goal setting.

The following table summarizes key elements of our executive compensation program going forward:

How we determine compensation

Role of the compensation committee

The Compensation Committee's primary role is to discharge the Board's responsibilities regarding compensation policies relating to our named executive officers. The Compensation Committee consists of independent directors and is responsible to our Board for the oversight of our executive compensation programs. Among its duties, the Compensation Committee is responsible for:

•
review and assessment of competitive market data from the independent compensation consultant;

•
review and approval of incentive goals/objectives and compensation recommendations for Directors and above, including the named executive officers;

•
evaluation of the competitiveness of each named executive officer's total compensation package;

•
approval of any changes to the total compensation package including, but not limited to, salary, annual incentives, long-term incentive award opportunities and payouts, and retention programs;

•
ensuring the Company's policies and practices relating to compensation do not encourage excessive risk-taking conduct.

Following review and discussion, the Compensation Committee submits recommendations to the Board for approval. The Compensation Committee is supported in its work by the Chief Financial Officer and staff, and Aon Hewitt, its independent executive compensation consultant (the "Compensation Consultant"). Based on the foregoing considerations, the Compensation Committee made the following executive compensation decisions:

•
approved new employment agreements for the named executive officers, as recommended by Aon Hewitt;

•
adopted a new annual incentive plan and long-term incentives, in each case, as recommended by Aon Hewitt, and consistent with the previous MTR Gaming structure;

•
considered terms for a new equity incentive plan, the final version of which was approved by our shareholders on June 23, 2015.

These compensation programs and determinations are discussed in greater detail below.

Role of the independent compensation consultant

The Compensation Committee retained Aon Hewitt for independent executive compensation advisory services, namely, to conduct its annual total compensation study for executive and key manager positions. Aon Hewitt reports directly to the Compensation Committee and the Compensation Committee directly oversees the fees paid for the services provided. The Compensation Committee instructs Aon Hewitt to give advice to the Compensation Committee independent of management and to provide such advice for the benefit of our Company and stockholders. With the Compensation Committee's approval, Aon Hewitt may work directly with management on executive compensation matters. Aon Hewitt did not perform any other consulting services for the Company during the Post-Merger Period in 2014, and their services to the Compensation Committee did not raise any conflicts of interests between the Compensation Committee, the Company, and management.

Specific roles of the Compensation Consultant include, but are not limited to, the following:

•
identify and advise the Compensation Committee on executive compensation trends and regulatory developments;

•
provide a total compensation study for executives against peer companies and recommendations for named executive officer pay;

•
provide advice to the Compensation Committee on governance best practices as well as any other areas of concern or risk;

•
serve as a resource to the Compensation Committee Chair for meeting agendas and supporting materials in advance of each meeting; and

•
advise the Compensation Committee on management's pay recommendations.

Role of management in compensation decisions

The CEO makes recommendations to the Compensation Committee concerning the compensation of the other named executive officers and other senior management. In addition, the CEO and CFO are involved in setting the business goals that are used as the performance goals for the annual incentive plan and long-term performance units, subject to the Compensation Committee's approval. The CEO and CFO work closely with the Compensation Committee, Aon Hewitt and management to (i) ensure that the Compensation Committee is provided with the appropriate information to make its decisions, (ii) propose recommendations for the Compensation Committee's consideration and (iii) communicate those decisions to management for implementation. None of the named executive officers, however, play a role in determining their own compensation and are not present at executive sessions in which their pay is discussed.

Determination of CEO pay

In an executive session without management present, the Compensation Committee reviews and evaluates CEO compensation. The Compensation Committee reviews competitive market data, and both corporate financial performance and individual performance. Pay recommendations for the CEO, including salary, incentive payments for the previous year, and equity grants for the current year, are presented to the independent members of the Board. During an executive session of the Board, the Board conducts its own review and evaluation of the CEO's performance.

Peer companies and competitive benchmarking

As previously noted, the Compensation Committee commissioned Aon Hewitt to conduct an annual total compensation study for executive and key manager positions. The Compensation Committee reviewed competitive market data to gain a comprehensive understanding of market pay practices, and combined that information with the discretion to consider experience, tenure, position, and individual contributions to assist with individual pay decisions (i.e., salary adjustments, target bonus, and long-term incentive grants).

For conducting a competitive assessment of the compensation levels of each of its named executives in fiscal year 2014, the Compensation Committee approved a peer group of fourteen companies, as follows:

Elements of our compensation program

The executive officer compensation program consists of three key elements: (1) base salary, (2) annual incentives (bonus plan), and (3) long-term incentives.

Base salaries are intended to compete for and retain quality executives and to compensate the named executive officers for their day-to-day services to the Company. Annual incentive compensation is designed to motivate the executive officers to achieve shorter-term company-wide and individual performance goals. Long-term equity-based awards are designed to encourage the achievement of longer-term performance goals and create an ownership culture focused on long-term value creation for our stockholders. The Company also provides executives with access to retirement and health and welfare programs, on the same terms and conditions as those made to salaried employees generally. The Company's targeted pay mix (salary vs. performance-based incentive pay) reflects a combination of competitive market conditions and strategic business needs. The degree of performance-based incentive pay ("at risk" compensation) and total compensation opportunities increase with an executive's responsibility level. Competitive pay practices are reviewed annually by the Compensation Committee.

Base salary

Base salaries are designed to recognize the skill, competency, experience and performance an executive brings to his or her position. The Compensation Committee determines base salaries using both competitive market data from Aon Hewitt's annual study and a comprehensive assessment of relevant factors such as experience level, value to stockholders, responsibilities, future leadership potential, critical skills, individual contributions and performance, economic conditions, and the market demands for similar talent. The following table summarizes the Compensation Committee's salary decisions starting in 2014.

Annual incentives (bonus plan)

Consistent with the Compensation Committee's primary objective to enhance the performance orientation of the Company's incentive programs, the Compensation Committee worked closely with Aon Hewitt to develop and approve a formal annual incentive compensation structure, starting in 2015. The aims of the new annual incentive plan are to be straight-forward, enhance the understanding of what needs to get done, focus on clearly measurable metrics, balance corporate and property performance by individual participants, and implement the appropriate level of upside/downside reward potential.

For 2015, under our annual incentive plan, our named executive officers have the opportunity to earn annual cash incentives based on the attainment of critical performance criteria. Performance targets are set annually at the start of the fiscal year. In 2015, after a thorough review of internal equity and the recommendations of Aon Hewitt, the Compensation Committee maintained individual target award opportunities for the named executive officers that were based on a percentage of each named executive officer's base salary as follows:

Awards are based on achievement of performance criteria, consisting of both financial (80%) and discretionary (20%) components. The annual incentive plan for the named executive officers is structured to measure Adjusted EBITDA (80% of the target award opportunity) and key individual performance objectives (20% of the target award opportunity). Adjusted EBITDA was utilized as a metric because the Compensation Committee believed that it reflects the results of operations of the Company and represents the dominant performance metric in the gaming/casino industry. Adjusted EBITDA was utilized as a performance metric by 12 of the 14 industry peers that disclosed their annual incentive performance metric. Individual goals were used because they are critical drivers of the Company's financial success. The goals are customized to each named executive officer and provide the Compensation Committee with a mechanism to gauge individual performance achievement on metrics within each named executive officer's direct control.

The details of the financial and performance criteria are discussed in turn below:

Adjusted EBITDA (80% of the target award opportunity):

With respect to the financial component, performance requirements for threshold and maximum bonus opportunities are 90% to 120% of target and payout opportunities are 50% to 200% of target, depending on actual performance achievement (payouts for performance between points is interpolated on a straight-line basis).

Key individual performance criteria (20% of the target award opportunity):

With respect to the discretionary component, the plan allows management to align 20% of annual incentive opportunities to performance criteria specific to the individual, the property, and/or corporate entity. Key performance criteria are identified at the beginning of the year. Performance is assessed at year-end by management and reviewed with the Compensation Committee. The Company is not obligated to pay out this pool unless management and the Compensation Committee agree that payments are warranted. The range of potential payments will be the same as the financial component (i.e., 50% to 200% of target). Discretionary performance criteria may include, but is not limited to, the following: customer satisfaction, employee satisfaction, export of play to other Company properties, and property appearance.

Long-term incentives

Under the Eldorado Resorts, Inc. 2015 Equity Incentive Plan (the "Plan"), the Company intends to grant incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards, other stock-based awards, and performance compensation awards.

Primary objectives

The Compensation Committee and management worked closely with Aon Hewitt to create the performance orientation of the Company's executive compensation programs. The primary objectives were to design incentive programs that:

•
support the Company's strategic business plan;
•
enhance the alignment of management behaviors with stockholder value;
•
address important executive retention issues; and
•
provide the compensation tools necessary for the company to attract critical talent.

In designing the long-term incentive arrangements, the Compensation Committee also considered MTR Gaming's long-term incentive structure.

For 2015, the Compensation Committee granted long-term incentive awards with (i) 50% of the equity grants in the form of restricted stock units (RSUs) with three-year cliff vesting and (ii) 50% in the form of performance RSUs. The performance units will be subject to a one-year performance period, with a two-year additional vesting requirement for a total of three years from grant date to vesting/payment date. The participants' payment values after three years are dependent on one-year Adjusted EBITDA performance and two additional years of stock price performance. Performance units will be paid as follows: 50% of target will be earned at threshold performance, 100% of target will be earned at target performance, and 200% of target will be earned at maximum performance. No award is earned if performance falls below the threshold. Please see the "New Plan Benefits" section below for more information on the grants that each named executive officer received in 2015.

Employment agreements

In order to provide continuity and stability in leadership following the Merger, the Company entered into employment agreements with each of the named executive officers. Please see "Potential Payments Upon Termination or Change in Control" for more information on the amounts that each named executive officer is entitled to in the event that his employment is terminated.

Other compensation

Retirement and benefit programs

The named executive officers were eligible to participate in various benefit plans including, 401(k), health insurance and life insurance plans that are generally available to all employees. The 401(k) plan provides for a company match, which for all of the named executive officers, except Mr. Billhimer, was 25% of the first 4% of permitted employee contributions to the plan during 2014. During 2014, Mr. Billhimer received a company match of 50% of the first 4% of permitted employee contributions to the plan. Long-term disability insurance was provided to Joseph L. Billhimer which would entitle Mr. Billhimer to receive 60% of his base salary from the date of his termination until the date he reaches age 65. Life insurance was also provided to the named executive officers for a total of $50,000, except Joseph L. Billhimer who was provided life insurance at two times salary.

Perquisites

It is the Company's intent to continually assess business needs and evolving market practices to ensure that perquisite offerings are competitive and in the best interest of our stockholders. During 2014, the Company provided perquisites to executives that consisted of club membership, a modest auto allowance and reimbursement for temporary housing and relocation. For more information on these perquisites, see the footnotes to the Summary Compensation Table. Effective with the Merger, the named executive officer contracts provide for perquisites consisting of financial planning and tax preparation fees ranging from $6,750 to $10,000 and an annual executive physical of up to $3,000.

Equity grant practices

Under the Company's insider trading policy, named executive officers, other employees with access to material non-public information about the Company and directors are always prohibited from engaging in transactions in the Company's securities when in possession of material non-public information and are otherwise restricted from engaging in transactions in the Company's securities during black-out periods. The Compensation Committee's policy with respect to equity grants is consistent with the Company's insider trading policy. We have a policy that prohibits all directors, officers, and employees of the Company and its other controlled businesses from entering into short sales of the securities of the Company and its other controlled businesses, and buying or selling exchange-traded options (puts or calls) on the securities of the Company and its other controlled businesses.

Compensation risk assessment

It is the responsibility of the Compensation Committee to ensure that the Company's policies and practices related to compensation do not encourage excessive risk-taking behavior. The Compensation Committee has worked closely with Aon Hewitt to design a performance-based compensation system that supports the Company's objective to align stockholder and management interests, supports the Company's strategic business plan, and mitigates the possibility of executives taking unnecessary or excessive risks that would adversely impact the Company. The following factors mitigate the risk associated with our compensation programs:

•
The Board approves short- and long-term performance objectives for our incentive plans, which we believe are appropriately correlated with stockholder value and use multiple metrics to measure performance;

•
The Compensation Committee's discretion to amend final payouts of both short- and long-term incentive plans;

•
The use of company-wide performance metrics for both the short-and long-term incentive programs ensure that no single executive has complete and direct influence over outcomes, encouraging decision making that is in the best long-term interest of stockholders;

•
The use of equity and cash opportunities with vesting periods to foster retention and alignment of our executives' interests with those of our stockholders;

•
Capping the potential payouts under both the short- and long-term incentive plans to eliminate the potential for any windfalls; and

•
The use of competitive general and change-in-control severance programs help to ensure that executives continue to work towards the stockholders' best interests in light of potential employment uncertainty.

Adjusted EBITDA is a non-GAAP financial measure. A reconciliation to the GAAP measures and other information can be found at footnote (f) under "—Summary historical consolidated financial information" elsewhere in this prospectus.

Tax and accounting treatment of compensation

Under Section 162(m) of the Code, a public company generally may not deduct compensation in excess of $1.0 million paid to any of the named executive officers (other than the Chief Financial Officer); however, the statute exempts qualifying performance-based compensation from the deduction limit when specified requirements are met. In general, we strive to design programs that qualify for this exemption, however, the Compensation Committee may not necessarily limit executive compensation to the amount deductible under Section 162(m) of the Code. In certain situations, the Compensation Committee may approve compensation that will not be deductible in order to ensure competitive levels of total compensation for the named executive officers or for other reasons.

Summary compensation table

The following table summarizes the total compensation paid to or earned by each of the named executive officers of the Company for the fiscal year ended December 31, 2014. Total compensation paid to or earned by listed named executive officers of the Company under their capacity as employees of Resorts or MTR, as applicable, during the years ended December 31, 2014, 2013 and 2012 are also included. Following the Merger Date, each of the named executive officers of the Company has also served as a named executive officer of Resorts and MTR. The compensation reported in the table below for 2014 reflects the total compensation that the applicable named executive officer received in the periods presented below for services performed for serving as a named executive officer of each of the Company, Resorts and MTR.

Name and principal position	Year	Salary	Bonus		Stock awards(6)	Option awards(6)	Non-equity incentive plan compensation		All other compensation(3)		Total

Gary L. Carano(1)	2014	$251,539	$200,000	(2)	$—	$—	$—		$3,747		$455,286
Chief Executive Officer	2013	—	—		—	—	—		—		—
	2012	—	—		—	—	—		—		—
Robert M. Jones	2014	$393,558	$250,000	(2)	$—	$—	$—		$17,054		$660,612
Chief Financial Officer	2013	359,615	—		—	—	—		24,074		383,689
	2012	350,000	—		—	—	—		24,649		374,649
Thomas R. Reeg	2014	$427,423	$1,725,000	(2)	$—	$—	$—		$30,970		$2,183,393
President	2013	364,000	100,000	(4)	—	—	—		12,889		476,889
	2012	364,000	100,000		—	—	—		8,224		472,224
Joseph L. Billhimer, Jr.	2014	$523,846	$100,000	(5)	$156,748	$—	$522,000	(7)	$61,046		$1,363,641
Chief Operating Officer	2013	429,231	—		39,006	78,221	156,960		30,014		733,432
	2012	340,000	—		46,116	90,267	511,006		13,171		1,000,560
Anthony L. Carano	2014	$127,088	$200,000	(2)	$—	$—	$—			$(8)	$327,088
	2013	—	—		—	—	—		—		—
	2012	—	—		—	—	—		—		—

(1)    Prior to August 1, 2014, Mr. Gary L. Carano served as the President and Chief Operating Officer of Resorts and HoldCo and General Manager and Chief Executive Officer of Silver Legacy. Mr. Carano received no remuneration from Resorts or HoldCo for services provided prior to August 1, 2014. See "Transactions with Related Persons" for a discussion of remuneration received by Mr. Gary L. Carano in respect of his services as General Manager and Chief Executive Officer of Silver Legacy prior to August 1, 2014.

(2)    Represents bonus amounts paid to Mr. Gary L. Carano, Mr. Jones, Mr. Reeg and Mr. Anthony L. Carano in 2014 in conjunction with the Merger.

(3)    All other compensation for 2014 consists of the following:

Name	Insurance premiums and medical reimbursement	401(k) match	Tax services	Club memberships	Travel reimbursement and relocation expenses	Car allowance

Gary L. Carano	$1,860	$1,887	—	—	—	—
Robert M. Jones	$3,476	$2,600	$2,270	$8,708	—	—
Thomas R. Reeg	$1,309	$2,600	—	—	$27,061	—
Joseph L. Billhimer, Jr.	$39,387	$2,059	—	—	$10,000	$9,600

(4)   Represents a bonus payment to Mr. Reeg in 2013 by Silver Legacy in connection with its restructuring in 2012.

(5)    Bonus amount was paid upon completion of the Merger in accordance with the second amendment to the employment agreement, dated as of March 30, 2011, by and between MTR Gaming Group, Inc. and Joseph L. Billhimer.

(6)   The restricted stock unit ("RSU") awards and stock option awards represent the aggregate grant date fair value computed in accordance with ASC 718—Compensation—Stock Compensation. The RSUs and stock options vested upon consummation of the Merger.

(7)    As to 2014, amount represents the annual incentive compensation (bonus plan) earned but not paid in 2014, and the vesting of cash-based performance awards granted in 2013 and 2014 that had previously not been reported as the amounts had not been earned. The 2014 cash-based performance awards granted in 2014 relate to the achievement of differing levels of performance and are measured by the level of the Company's corporate free cash flow over a two-year performance period, which is defined as calendar years 2014 and 2015. Once the performance awards are earned, they will vest and become payable at the end of the vesting period, which is defined as a one-calendar year following the performance period. The vesting of these cash-based performance awards was a result of the change-in-control provision triggered as a result of the Merger.

(8)   Mr. Anthony Carano received no other compensation payments in 2014.

Grant of plan based awards table

The following table sets forth information regarding the grant of Plan based awards made during 2014 to the named executive officers.

								All other stock awards: number of shares of stock or units (#)	All other option awards: number of securities underlying options (#)
		Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards					Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards(2)
Name	Grant date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Gary L. Carano		$	$	$		$
Robert M. Jones		$	$	$		$
Thomas R. Reeg		$	$	$		$
Joseph L. Billhimer, Jr.(1)	1/24/2014	$78,750	$157,500	$315,000		$		29,800			$156,748
Anthony L. Carano		$	$	$		$

(1)      On January 24, 2014, the Compensation Committee of MTR Gaming Group, Inc. approved the grant of a total of 29,800 RSUs with a fair value of $5.26 per unit, the NASDAQ official average price per share on that date. A cash-based performance award totaling $157,500 was granted to Mr. Billhimer on January 24, 2014. The RSUs and cash-based performance award vested in connection with the Merger.

Narrative disclosure to summary compensation table and grants of plan-based awards table

On September 29, 2014, the Company entered into employment agreements (each, an "Employment Agreement") with each of the named executive officers. The Employment Agreement between the Company and Gary Carano provides for a minimum annual base salary of $700,000, an annual incentive bonus opportunity with a target established at 80% of his base salary, and Gary L. Carano will be considered for long-term incentive awards equal to 90% of his base salary. The Employment Agreements between the Company and Thomas R. Reeg, Joseph L. Billhimer, Jr., Robert M. Jones, and Anthony L. Carano, provide for a minimum annual base salary of $550,000, $525,000, $400,000 and $300,000, respectively, an annual incentive bonus opportunity with a target established at 50% of the applicable executive's base salary, and each of the applicable executives will be considered for long-term incentive awards equal to 60% of the applicable executive's base salary. Each executive is entitled to three weeks paid vacation and reimbursement of certain expenses, including up to a maximum of $3,000 for an annual executive physical program and reasonable financial planning, estate planning and tax preparation fees up to an annual maximum of $10,000 for Gary Carano and up to an annual maximum of $6,750 for the other executives.

Each Employment Agreement is for a term of three years, with automatic one year renewals unless a notice of non-renewal is provided by either party at least three months before the scheduled renewal date. If a "change of control" (as defined in the applicable Employment Agreement) occurs during the term of an Employment Agreement, the term of such Employment Agreement will be extended to the second year following such change of control, subject to automatic renewal for subsequent periods.

In the event of a termination of Gary L. Carano's employment without "cause" or if Mr. Carano terminates his employment for "good reason" (each as defined in Mr. Carano's Employment Agreement), Mr. Carano would be entitled to receive (i) a lump-sum payment equal to 1.5 times the sum of his base salary and annual incentive award target, or 2.0 times such amount in the event of such a termination within two years following a change of control, (ii) lump-sum payment of a prorated portion of his actual annual incentive award, if any, or a prorated portion of his annual incentive award target in the event of such a termination within two years following a change of control, (iii) a lump-sum payment equal to 18 months of health benefits coverage, or 24 months if such a termination is within two years following a change of control, and (iv) outplacement services for no more than 18 months and in an amount not to exceed

$15,000, or for no more than 24 months and in an amount not to exceed $20,000 if such a termination is within two years following a change of control.

With respect to each of the other executives, in the event that the Company terminates the executive's employment without "cause" or if such other executive terminates his employment for "good reason" (each as defined in the applicable Employment Agreement), such executive would be entitled to receive (i) his Accrued Rights, (ii) (x) in the case of Messrs. Reeg, Jones, and A. Carano, a lump-sum payment equal to 1.0 times the sum of such executive's base salary and annual incentive award target (or 1.5 times such amount in the event of such a termination within two years following a change of control) and (y) in the case of Mr. Billhimer, continued payment of his base salary for a period of 12 months and a lump-sum payment equal to his annual incentive award at target (or 18 months of continued salary payments and a lump-sum payment equal to 1.5 times his annual incentive award at target in the event of such a termination within two years following a change of control), (iii) lump-sum payment of a prorated portion of such executive's actual annual incentive award for the calendar year that includes the date of the termination, if any, or a prorated portion of such executive's annual incentive award target in the event of such a termination within two years following a change of control, (iv) a lump-sum payment equal to 12 months of health benefits coverage (or 18 months if such a termination is within two years following a change of control), and (v) outplacement services for no more than 12 months and in an amount not to exceed $10,000 (or for no more than 18 months and in an amount not to exceed $15,000 if such a termination is within two years following a change of control). In addition, Mr. Billhimer will be eligible to receive the change in control severance benefits described above if his employment is terminated by the Company without cause or if he terminates his employment for good reason, in either case, on or before September 29, 2015.

In recognition of the outstanding contributions and efforts of each of Mr. Gary L. Carano, Mr. Jones, Mr. Reeg, and Mr. Anthony L. Carano in connection with the Merger, the Company provided each executive with a discretionary cash bonus in the following respective amounts: $200,000, $250,000, $1,725,000, and $200,000. Mr. Billhimer received a bonus of $100,000 upon completion of the Merger in accordance with the terms of the second amendment to the employment agreement, dated as of March 30, 2011, by and between MTR Gaming Group, Inc. and Joseph L. Billhimer, Jr.

Outstanding equity awards at fiscal year-end table

As of December 31, 2014, none of the named executive officers, except as noted below, had any outstanding equity awards as no awards were issued after consummation of the Merger.

	Option awards					Stock awards
Name(2)	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(1)	Market value shares or units of stock that have not vested (#)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)

Joseph L. Billhimer, Jr.	46,500			$2.78	5/4/2021
	56,800			$2.44	1/27/2022
	29,600			$3.94	1/25/2023

Option exercises and stock vested table

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)

(a)	(b)	(c)	(d)	(e)
Joseph L. Billhimer, Jr.			74,200	$337,910

Potential payments upon termination or change in control

The following describes the severance provisions contained in the employment agreements of our named executive officers.

In the event of the death of a named executive officer, his estate or his beneficiaries would be entitled to receive (i) unpaid salary, accrued and unused vacation, and unreimbursed business expenses through the date of termination (the "Accrued Rights") and (ii) lump-sum payment of a prorated portion of his annual incentive award, at target level.

Upon a termination of employment due to disability, each of the named executive officers would be entitled to receive (i) his Accrued Rights, (ii) lump-sum payment of a prorated portion of his annual incentive award, at target level, and (iii) a lump-sum payment equal to 12 months of health benefits coverage.

In the event of a termination of Mr. Gary L. Carano's employment without "cause" or if Mr. Carano terminates his employment for "good reason" (each as defined in Mr. Gary L. Carano's Employment Agreement), Mr. Carano would be entitled to receive (i) his Accrued Rights, (ii) a lump-sum payment equal to 1.5 times the sum of his base salary and annual incentive award target, or 2.0 times such amount in the event of such a termination within two years following a change of control, (iii) lump-sum payment of a prorated portion of his actual annual incentive award, if any, or a prorated portion of his annual incentive award target in the event of such a termination within two years following a change of control, (iv) a lump-sum payment equal to 18 months of health benefits coverage, or 24 months if such a termination is within two years following a change of control, and (v) outplacement services for no more than 18 months and in an amount not to exceed $15,000, or for no more than 24 months and in an amount not to exceed $20,000 if such a termination is within two years following a change of control.

With respect to each of the other executives, in the event that the Company terminates the executive's employment without "cause" or if any other executive terminates his employment for "good reason" (each as defined in the applicable Employment Agreement), such executive would be entitled to receive (i) his Accrued Rights, (ii) (x) in the case of Messrs. Reeg, Jones, and A. Carano, a lump-sum payment equal to 1.0 times the sum of such executive's base salary and annual incentive award target (or 1.5 times such amount in the event of such a termination within two years following a change of control), and (y) in the case of Mr. Billhimer, continued payment of his base salary for a period of 12 months and a lump-sum payment equal to his annual incentive award target (or 18 months of continued salary payments and a lump-sum payment equal to 1.5 times his annual incentive award at target in the event of such a termination within two years following a change of control), (iii) lump-sum payment of a prorated portion of such executive's actual annual incentive award for the calendar year that includes the date of the termination, if any, or a prorated portion of such executive's annual incentive award target in the event of such a termination within two years following a change of control, (iv) a lump-sum payment equal to 12 months of health benefits coverage (or 18 months if such a termination is within two years following a change of control), and (v) outplacement services and for no more than 12 months and in an amount not to exceed $10,000 (or for no more than 18 months and in an amount not to exceed $15,000 if such a termination is within two years following a change of control). In addition, Mr. Billhimer will be eligible to receive the change in control severance benefits described above if his employment is terminated by the Company without cause or if he terminates his employment for good reason, in either case, on or before September 29, 2015.

Potential payments upon termination or change in control table

The following table describes and quantifies certain compensation that would become payable under existing agreements, plans and arrangements, with named executive officers, if employment was terminated on December 31, 2014, given compensation levels as of such date and, if applicable, based on the Company's closing stock price on that date.

Name	Compensation components	Voluntary		Involuntary with cause		Involuntary without cause for good reason		Death		Disability		Change in control(12)	Change in control with termination

Gary L. Carano	Salary/Bonus	$—	(2)	$—	(2)	$1,050,000	(3)	$50,000	(9)	$—	(2)	$—	$1,400,000	(8)
	Other Benefits	$—		$—		$19,220	(3)	$—		$2,813	(6)	$—	$25,627	(8)
	Options	$—		$—		$—		$—		$—		$—	$—
	Restricted Stock Units	$—		$—		$—		$—		$—		$—	$—
	Cash Awards	$—		$—		$—		$—		$—		$—	$—
TOTAL		$—		$—		$1,069,220		$50,000		$2,813		$—	$1,425,627
Robert M. Jones	Salary/Bonus	$—	(2)	$—	(2)	$400,000	(4)	$50,000	(9)	$—	(2)	$—	$600,000	(7)
	Other Benefits	$—		$—		$12,813	(4)	$—		$2,813	(6)	$—	$19,220	(7)
	Options	$—		$—		$—		$—		$—		$—	$—
	Restricted Stock Units	$—		$—		$—		$—		$—		$—	$—
	Cash Awards	$—		$—		$—		$—		$—		$—	$—
TOTAL		$—		$—		$412,813		$50,000		$2,813		$—	$619,220
Thomas R. Reeg	Salary/Bonus	$—	(2)	$—	(2)	$550,000	(4)	$50,000	(9)	$—	(2)	$—	$825,000	(7)
	Other Benefits	$—		$—		$18,908	(4)	$—		$8,908	(6)	$—	$28,362	(7)
	Options	$—		$—		$—		$—		$—		$—	$—
	Restricted Stock Units	$—		$—		$—		$—		$—		$—	$—
	Cash Awards	$—		$—		$—		$—		$—		$—	$—
TOTAL		$—		$—		$568,908		$50,000		$8,908		$—	$853,362
Joseph L. Billhimer, Jr.	Salary/Bonus	$330,288	(1)	$330,288	(1)	$855,288	(5)	$330,288	(1)	$330,288	(1)	$—	$1,117,788	(7)
	Other Benefits	$—		$—		$25,303	(5)	$1,050,000	(9)	$15,303	(6)	$—	$37,955	(7)
	Options(10)(11)	$419,559		$—		$419,559		$419,559		$419,559		$—	$419,559
	Restricted Stock Units	$—		$—		$—		$—		$—		$—	$—
	Cash Awards	$—		$—		$—		$—		$—		$—	$—
TOTAL		$749,847		$330,288		$1,300,150		$1,799,847		$765,150		$—	$1,575,302
Anthony L. Carano	Salary/Bonus	$—	(2)	$—	(2)	$300,000	(4)	$50,000	(9)	$—	(2)	$—	$450,000	(7)
	Other Benefits	$—		$—		$18,908	(4)	$—		$8,908	(6)	$—	$28,362	(7)
	Options	$—		$—		$—		$—		$—		$—	$—
	Restricted Stock Units	$—		$—		$—		$—		$—		$—	$—
	Cash Awards	$—		$—		$—		$—		$—		$—	$—
TOTAL		$—		$—		$318,908		$50,000		$8,908		$—	$478,362

(1)    Amount represents (i) unpaid base salary, accrued and unused vacation, and unreimbursed business expenses through the date of termination (the "Accrued Rights") and (ii) the annual incentive award earned and approved to be paid with respect to completed fiscal period that preclude the date of termination but have not yet been paid, which was applicable for Mr. Billhimer based on his outstanding payments due under the former MTR annual incentive plan.

(2)    There were no Accrued Rights due as of December 31, 2014.

(3)    Amount represents (i) Accrued Rights, (ii) a lump-sum payment equal to 1.5 times executive's base salary, (iii) a lump-sum payment equal to 18 months of health benefits coverage, and (v) outplacement services for no more than 18 months in an amount not to exceed $15,000.

(4)   Amount represents (i) Accrued Rights, (ii) a lump-sum payment equal to 1.0 times the sum of such executive's base salary, (iii) a lump-sum payment equal to 12 months of health benefits coverage, and (iv) outplacement services for no more than 12 months and in an amount not to exceed $10,000.

(5)    Amount represents (i) Accrued Rights, (ii) the annual incentive award earned and approved to be paid with respect to completed fiscal period that preclude the date of termination but have not yet been paid, which was applicable for Mr. Billhimer based on his outstanding payments due under the former MTR annual incentive plan, (iii) continued payment of his base salary for a period of one year, (iv) a lump-sum payment equal to 12 months of health benefits coverage, and (v) outplacement services for no more than 12 months in an amount not to exceed $10,000. Mr. Billhimer will instead receive the change in control severance benefits described in footnote (7) below if his employment is terminated by the Company without cause or if he terminates his employment for good reason, in either case, on or before September 29, 2015.

(6)    Amount represents a lump-sum payment equal to 12 months of health benefits coverage.

With respect to Mr. Billhimer, the above does not include his Long-Term Disability Payment amount he may be entitled to pursuant to a long-term disability policy that we maintain for his benefit. As disclosed in the Summary Compensation Table under "All Other Compensation", the Company pays an annual premium for such policy in an amount equal to $5,351. The policy entitles Mr. Billhimer to receive 60% of his base salary from the date of his termination until the date he reaches age 65. The Company is solely responsible for the premium and the insurance company is responsible for the continuation of the payments in the event Mr. Billhimer becomes disabled.

(7)    Amounts represent (i) Accrued Rights, (ii) lump-sum payment equal to 1.5 times executives base salary (or 18 months of continued base salary payments in the case of Mr. Billhimer), (iii) lump-sum payment equal to 18 months of health coverage, and (iv) outplacement services for no more than 18 months in an amount not to exceed $15,000, assuming the executive's employment was terminated by the Company without "cause" or by the executive with "good reason" as of December 31, 2014, and that a "change in control" (as defined in the employment agreements) occurred within two years prior to such termination.

(8)    Amounts represent (i) Accrued Rights, (ii) lump-sum payment equal to 2.0 times executives base salary, (iii) lump-sum payment equal to 24 months of health coverage, and (iv) outplacement services for no more than 24 months in an amount not to exceed $20,000, assuming Mr. Carano's employment was terminated by the Company without "cause" or by the executive with "good reason" as of December 31, 2014, and that a "change in control" (as defined in the employment agreement) occurred within two years prior to such termination.

(9)    Amount represents, in the event of death, a life insurance policy specified per the terms of the employment agreement or benefit policy as approved by the Compensation Committee.

(10)  Amount would represent in-the-money value of vested options to purchase common stock based on the closing market price of ERI's common stock on December 31, 2014, of $4.05.

(11)   For option awards issued pursuant to the former MTR long-term incentive plan, in the event that Mr. Billhimer's employment with ERI is terminated by reason of death or disability, Mr. Billhimer or in the case of death, his legal representative (as defined), may exercise the options granted to him, at any time within twelve months, but not thereafter and in no event after the date the award would otherwise have expired. If Mr. Billhimer's employment with the Company is terminated for reasons other than death or disability, Mr. Billhimer may exercise the options granted to him at any time within three months after termination, but not thereafter and in no event after the date the award would otherwise have expired. However, if such relationship is terminated either (a) for cause, or (b) without the consent of the Company, such exercisable options will terminate immediately.

(12)  "Change in Control" is generally defined as (i) an acquisition of more than 50% of the Company's common stock by an unaffiliated party, (ii) a majority change in the Board's composition that is not approved by existing directors, (iii) a merger or similar event where our shareholders cease to be the majority owners of the resulting entity or our Board ceases to constitute a majority of the resulting entity Board, or (iv) shareholder approval of a complete liquidation or dissolution of the Company.

Director compensation

During 2014, the Compensation Committee reviewed the compensation structure for the members of the Company's Board of Directors to ensure that the annual retainer stipend and committee fees represent a fair reimbursement for the level of work and responsibility assigned to different members of the board. Based on a study of the Company's peer competitor group (which is the same peer group that the Committee used with respect to the NEOs as we describe under "Peer Companies and Competitive Benchmarking"), the Compensation Committee established a target compensation level for its Board members that are equal to the median level paid its peers in the gaming industry. In addition, the Compensation Committee compared its recommended compensation practices for our Board members with a recent report published by the National Association of Corporate Directors (NACD). This study of proxy statements indicated that our compensation structure is reasonable and appropriate when compared with the median average board member compensation for the peer group. Additionally, in the Company's quest to ensure that director's interests are aligned with those of the Company's stockholders, effective January 1, 2015 at least half of each director's average annual base retainer fee will be comprised of restricted stock unit grants. Effective January 1, 2015, the Company adopted minimum stock ownership guidelines for its non-employee directors. The stock ownership guideline requires the holding of Company Common Stock with a minimum value equal to five times such director's annual base retainer fee. Prior to achievement of the guideline, RSU grants will vest immediately; however, payment will be mandatorily deferred until termination of Board service. After guideline achievement, Restricted Stock Unit ("RSU") grants will continue to vest immediately. Payment will also be immediate unless the director makes a timely voluntary election to defer payment until termination of Board service. Non-employee directors have five years to achieve their minimum stock ownership and once achieved, the Board expects non-employee directors to maintain their stated guideline for as long as they are subject to the guideline. During 2014 no equity awards were issued to directors.

During 2014, the Company's non-employee directors received an all cash stipend of $31,250 that was commensurate with the time they served from their appointment to the Board upon the consummation of the Merger on September 19, 2014 through December 31, 2014. Additionally, in 2014, each Board member was paid a total of $3,750, except Mr. Tomick who was paid $6,250, for their service on their respective committees. Effective January 1, 2015, each Board committee member, except the committee chairman, is entitled to the following annual stipend: Audit Committee: $10,000; Compensation Committee: $5,000; Nominating and Governance Committee: $5,000; Compliance Committee: $5,000. Each Board committee chairman is entitled to the following annual stipend: Audit Committee: $20,000; Compensation Committee: $10,000; Nominating and Governance Committee: $10,000. The Compliance committee chair is a Board representative who is not entitled to compensation. We reimburse board members for expenses incurred in attending meetings.

The following table sets forth the compensation of the Company's non-employee directors for services rendered in 2014. Directors who are also employees of the Company do not receive compensation (other than their compensation as employees of the Company) for their services on the Board.

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)	Option awards ($)(1)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings	All other compensation ($)	Total ($)

Frank J. Fahrenkopf Jr.	$35,000						$35,000
James B. Hawkins	$35,000						$35,000
Michael E. Pegram	$35,000						$35,000
David P. Tomick	$37,500						$37,500
Roger P. Wagner	$35,000						$35,000

(1)    No stock awards or stock options were awarded to non-employee directors during 2014; non-employee directors did not have any stock awards or stock options outstanding as of December 31, 2014.

Equity compensation plan information

The following table sets forth information as of December 31, 2014 regarding shares of our common stock to be issued upon exercise and the weighted-average exercise price of all outstanding options, warrants and rights granted under the MTR Gaming Group, Inc. 2010 Long Term Incentive Plan (the "Existing Plan"), as well as the number of shares available for issuance under such plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A)) (c)

Equity compensation plans approved by security holders(1)	398,200	$7.88	1,747,759
Equity compensation plans not approved by security holders	0	0	0

(1)    No future equity awards will be made pursuant to the Existing Plan. However, outstanding awards granted under the Existing Plan will continue unaffected after the Effective Date (as defined in the new Plan).

The following table sets forth information as of April 24, 2015 regarding shares of the Common Stock to be issued upon exercise and the weighted-average exercise price of all outstanding options, warrants and rights granted only under the Existing Plan, as well as the number of shares available for issuance under such plan. Please see the "New Plan Benefits" section for information on the grants made under the new Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A)) (c)

Equity compensation plans approved by security holders(1)	272,200	$5.68	1,873,759
Equity compensation plans not approved by security holders	0	0	0

(1)    No future equity awards will be made pursuant to the Existing Plan. However, outstanding awards granted under the Existing Plan will continue unaffected after the Effective Date.

New plan benefits

The following reflects time-based restricted stock unit grants made under the Plan in January 2015. All future awards to directors, executive officers, and employees will be made at the discretion of the Compensation Committee. Therefore, we cannot determine future benefits for any other awards under the Plan at this time.

Name and position	Number of units(1)

Gary L. Carano, Chairman of the Board and Chief Executive Officer	75,517
Thomas R. Reeg, President	39,556
Robert M. Jones, Chief Financial Officer	28,768
Joseph L. Billhimer, Chief Operating Officer	37,758
Anthony L. Carano, General Counsel	21,576
Executive Group	203,175
Non-Executive Director Group	139,628
Non-Executive Officer Employee Group

(1)    On January 23, 2015, each of the named executive officers received time-based restricted stock unit grants ("RSUs") that will vest and become non-forfeitable upon the third anniversary of the date of grant. Unvested RSUs will vest immediately upon (x) the termination of employment if such termination is without cause, for good reason, or due to the death or the disability of the reporting person and (y) consummation of a change of control of the Company.

The following reflects performance-based restricted stock unit grants made under the Plan in January 2015. All future awards to directors, executive officers, and employees will be made at the discretion of the Compensation Committee. Therefore, we cannot determine future benefits for any other awards under the Plan at this time.

Name and position	Number of units(1)

Gary L. Carano, Chairman of the Board and Chief Executive Officer	75,517
Thomas R. Reeg, President	39,556
Robert M. Jones, Chief Financial Officer	28,768
Joseph L. Billhimer, Chief Operating Officer	37,758
Anthony L. Carano, General Counsel	21,576
Executive Group	203,175
Non-Executive Director Group	139,628
Non-Executive Officer Employee Group

(1)    On January 23, 2015, each of the named executive officers received performance RSUs that are subject to a one-year performance period, with a two-year additional vesting requirement for a total of three years from grant date to vesting/payment date. Earned but unvested performance RSUs will immediately vest upon (x) the termination of employment if such termination is without cause, for good reason, or due to the death or the disability of the reporting person and (y) consummation of a change of control of the Company. Unearned performance RSUs will immediately vest, under the same termination scenarios as earned RSUs, in the amount of RSU shares as determined at the later of (i) the date of termination or (ii) the Compensation Committee determination with respect to review of the performance goal achievement levels for the amount of RSUs that were to be earned. The amount of RSUs that will vest must be determined after the amount that is earned is determined.

Eldorado Resorts, Inc. 2015 equity incentive plan

Plan highlights

Double-trigger vesting.    The Plan contains a so-called "double-trigger" vesting provision, which generally provides that awards will not be accelerated upon a change of control of the Company if (i) an acquiror replaces or substitutes outstanding awards in accordance with the requirements of the Plan and (ii) a participant holding the replacement or substitute award is not involuntarily terminated within two years following the change of control.

Independent plan administrator.    The Compensation Committee, which is composed of independent directors, administers the Plan, and retains full discretion to determine the number and amount of awards to be granted under the Plan, subject to the terms of the Plan.

Reasonable plan limits.    Subject to adjustment as described in the Plan, total awards under the Plan are limited to 4,800,000 shares of our Common Stock. These shares may be shares of original issuance or treasury shares or a combination of the foregoing.

The Plan also provides that, subject to adjustment as described in the Plan:

•
no participant will be granted awards (including stock options and SARs) under the Plan for more than 1,000,000 shares of Common Stock during any one fiscal year;

•
no participant will be granted a performance award under the Plan that is intended to qualify as "performance-based compensation" under Section 162(m) for more than 250,000 shares of Common Stock in respect of any single performance period; and

•
no non-employee member of the Board will be granted awards (including stock options and SARs) under the Plan for more than 250,000 shares of Common Stock during any one fiscal year.

Stockholder approval of material amendments.    The Plan requires us to seek stockholder approval for any material amendments to the Plan, such as materially increasing benefits accrued to participants and materially increasing the number of shares available.

Prohibition on the repricing of options and SARs.    The Plan prohibits the repricing of outstanding stock options or SARs without stockholder approval (outside of certain corporate transactions or adjustment events described in the Plan). We have never repriced underwater stock options or SARs.

No transfers of awards for value.    The Plan requires that no awards granted under the Plan may be transferred for value, subject to exceptions for certain familial transfers.

No discounted stock options or SARs.    The Plan requires that the exercise price for newly-issued stock options or SARs be at least 100% of the per share "fair market value" (as defined in the Plan) on the date of grant.

Prohibition of dividends or dividend equivalents on unvested performance awards.    The Plan prohibits the current payment of dividends or dividend equivalents with respect to shares underlying performance-based awards prior to the achievement of the applicable performance objectives. Any such dividends or dividend equivalents will be deferred until and contingent upon the achievement of the underlying performance objectives.

Section 162(m)

The Code limits to $1.0 million per year the deduction allowed for federal income tax purposes for compensation paid to the Chief Executive Officer and certain other highly compensated executive officers of public companies (the "Deduction Limit"). The Deduction Limit applies to compensation that does not qualify for any of a limited number of exceptions. The Deduction Limit does not apply to compensation paid under a stockholder-approved plan that meets certain requirements for "qualified performance-based compensation." The Compensation Committee considers the benefits Section 162(m) of the Code provides for federal income tax purposes and other relevant factors when determining executive compensation.

However, the Compensation Committee may, from time to time, approve compensation that is not deductible under Section 162(m) of the Code if it determines that it is in our best interest not to do so.

Purpose

The Plan authorizes the Compensation Committee, or another committee designated by the Board and made up of two or more non-employee directors and outside directors (as applicable, the "Committee"), to provide equity-based or other incentive-based compensation for the purpose of attracting and retaining directors, employees and certain consultants and providing our directors, employees and such consultants incentives and rewards for superior performance.

The Plan is designed to comply with the requirements of applicable federal and state securities laws, and the Code, including allowing us to issue awards that may comply with the performance-based exclusion from the deduction limitations under Section 162 (m) of the Code.

Shares subject to the plan

The Board has authorized the issuance of 4,800,000 shares of our Common Stock in connection with awards pursuant to the Plan. No more than 4,800,000 of the total number of shares available for issuance under the Plan may be issued upon the exercise of ISOs. The number of shares with respect to awards (including options and SARs) that may be granted under the Plan to any individual participant in any single fiscal year may not exceed 1,000,000 shares (with grants to non-employee directors limited to 250,000 shares), and the maximum number of shares that may be paid to any individual participant in connection with awards intended to qualify as "performance-based compensation" under Section 162(m) of the Code in respect of a single performance period may not exceed 1,000,000 shares (or the cash equivalent of such shares), each as subject to potential adjustment as described in the Plan.

Any shares of our Common Stock covered by an award granted under the Plan, which for any reason is canceled, forfeited or expires or, in the case of an award other than a stock option, is settled in cash, will again be available for awards under the Plan. In addition, (i) shares not issued or delivered as a result of the net settlement of an outstanding stock option or SAR (ii) shares used to pay the exercise price or withholding taxes related to an outstanding award, and (iii) shares repurchased by the Company using proceeds realized by the Company in connection with a participant's exercise of an option or SAR, will again become available for grant.

Subject to the Plan's share counting rules, Common Stock covered by awards granted under the Plan will not be counted as used unless and until the shares are actually issued or transferred. However, Common Stock issued or transferred under awards granted under the Plan in substitution for or conversion of, or in connection with an assumption of, stock options, SARs, restricted stock, RSUs or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with us or any of our subsidiaries will not count against (or be added back to) the aggregate share limit or other Plan limits described above. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the Plan, under circumstances further described in the Plan, but will not count against the aggregate share limit or other Plan limits described above. The various limits described above are subject to potential adjustment as described in the Plan.

Plan administration

The Plan is administered by the Committee. The Committee generally may select eligible employees to whom awards are granted, determine the types of awards to be granted and the number of shares covered by awards and set the terms and conditions of awards. The Committee's determinations and interpretations under the Plan will be binding on all interested parties. The Committee may delegate to a subcommittee or to officers certain authority with respect to the granting of awards other than awards to certain officers and directors as specified in the Plan.

Eligibility

Awards may be made by the Committee to any of our employees or certain qualifying consultants, or to employees or certain qualifying consultants of our affiliates, or non-employee directors who are members of the Board or the board of directors of our affiliates; provided that ISOs may only be granted to our employees or employees of our affiliates. Currently, there are approximately 20 individuals whom we believe would be eligible to participate in the Plan subject to any necessary approvals by the Committee.

No repricing without shareholder approval

Except in connection with a corporate transaction or other adjustment event described in the Plan, repricing of underwater options and SARs is prohibited without stockholder approval under the Plan.

Types of awards under the plan

Stock options.    Option rights may be granted that entitle the optionee to purchase shares of our Common Stock at a price not less than (except with respect to Substitute Awards described below) fair market value at the date of grant, and may be ISOs, nonqualified stock options, or combinations of the two. Stock options granted under the Plan will be subject to such terms and conditions, including exercise price and conditions and timing of exercise, as may be determined by the Committee and specified in the applicable award agreement. Payment in respect of the exercise of an option granted under the Plan may be made (i) in cash or its equivalent, or (ii) in the discretion of the Committee, by exchanging shares owned by the optionee (which are not the subject of any pledge or other security interest and which have been owned by such optionee for at least six months), or (iii) in the discretion of the Committee and subject to such rules as may be established by the Committee and applicable law, either through delivery of irrevocable instructions to a broker to sell the shares being acquired upon exercise of the option and to deliver promptly to us an amount equal to the aggregate exercise price or (iv) in the discretion of the Committee and subject to any conditions or limitations established by the Committee, by having us withhold from shares otherwise deliverable an amount equal to the aggregate option exercise price, or (v) by a combination of the foregoing, or (vi) by such other methods as may be approved by the Committee, provided that the combined value of all cash and cash equivalents and the fair market value of such shares so tendered to us or withheld as of the date of such tender or withholding is at least equal to the aggregate exercise price of the option. No stock option may be exercisable more than 10 years from the date of grant.

Stock appreciation rights.    SARs granted under the Plan will be subject to such terms and conditions, including grant price and the conditions and limitations applicable to exercise thereof, as may be determined by the Committee and specified in the applicable award agreement. SARs may be granted in tandem with another award, in addition to another award, or freestanding and unrelated to another award. A SAR will entitle the participant to receive an amount equal to the excess of the fair market value of a share on the date of exercise of the SAR over the grant price thereof (which may not be (except with respect to Substitute Awards described below) less than fair market value on the date of grant). The Committee, in its sole discretion, will determine whether a SAR will be settled in cash, shares or a combination of cash and shares. No SAR may be exercisable more than 10 years from the date of grant.

Restricted stock and restricted stock units.    Restricted stock and RSUs granted under the Plan will be subject to such terms and conditions, including the duration of the period during which, and the conditions, if any, under which, the restricted stock and restricted stock units may be forfeited to us, as may be determined by the Committee in its sole discretion. Each RSU will have a value equal to the fair market value of a share of our Common Stock. RSUs will be paid in cash, shares, other securities or other property, as determined by the Committee in its sole discretion, upon or after the lapse of the restrictions applicable thereto or otherwise in accordance with the applicable award agreement. Dividends paid on any Restricted Stock or dividend equivalents paid on any RSUs will be paid directly to the participant, withheld by us subject to vesting of the Restricted Stock or RSUs under the terms of the applicable award agreement, or may be reinvested in additional Restricted Stock or in additional RSUs, as determined by the Committee in its sole discretion.

Performance awards.    Performance awards granted under the Plan will consist of a right which is (i) denominated in cash or shares, (ii) valued, as determined by the Committee, in accordance with the achievement of such performance goals during such performance periods as the Committee will establish, and (iii) payable at such time and in such form as the Committee will determine. Subject to the terms of the Plan and any applicable award agreement, the Committee will determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any performance award and the amount and kind of any payment or transfer to be made pursuant to any performance award. Performance awards may be paid in a lump sum or in installments following the close of the performance period (as set forth in the applicable award agreement) or, in accordance with procedures established by the Committee, on a deferred basis. The Committee may require or permit the deferral of the receipt of performance awards upon such terms as the Committee deems appropriate and in accordance with Section 409A of the Code.

Other stock-based awards.    In addition to the foregoing types of awards, the Committee will have authority to grant to participants an "other stock-based award" (as defined in the Plan), which will consist of any right which is (i) not a stock option, SAR, restricted stock or RSU or performance award and (ii) an award of shares or an award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of our Common Stock (including, without limitation, securities convertible into shares of our Common Stock), as deemed by the Committee to be consistent with the purposes of the Plan; provided that any such rights must comply, to the extent deemed desirable by the Committee, with Rule 16b-3 and applicable law. Subject to the terms of the Plan and any applicable award agreement, the Committee will determine the terms and conditions of any such other stock-based award, including the price, if any, at which securities may be purchased pursuant to any other stock-based award granted under the Plan.

Dividend equivalents.    In the sole discretion of the Committee, an award (other than options or SARs), whether made as another stock-based award or as any other type of award issuable under the Plan, may provide the participant with the right to receive dividends or dividend equivalents, payable in cash, shares, other securities or other property and on a current or deferred basis. However, for awards with respect to which any applicable performance criteria or goals have not been achieved, dividends and dividend equivalents may be paid only on a deferred basis, to the extent the underlying award vests.

Performance criteria

The Plan requires that the Committee establish measurable "Performance Criteria" for purposes of any award under the Plan that is intended to qualify as "performance-based compensation" under Section 162(m) of the Code. The Performance Criteria that will be used to establish such performance goal(s) will be based on one or more, or a combination of, the following: (i) return on net assets; (ii) pretax income before allocation of corporate overhead and bonus; (iii) budget; (iv) net income; (v) division, group or corporate financial goals; (vi) return on stockholders' equity; (vii) return on assets;

(viii) return on capital; (ix) revenue; (x) profit margin; (xi) earnings per Share; (xii) net earnings; (xiii) operating earnings; (xiv) free cash flow; (xv) attainment of strategic and operational initiatives; (xvi) appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company; (xvii) market share; (xviii) gross profits; (xix) earnings before interest and taxes; (xx) earnings before interest, taxes, depreciation and amortization; (xxi) operating expenses; (xxii) capital expenses; (xxiii) enterprise value; (xxiv) equity market capitalization; (xxv) economic value-added models and comparisons with various stock market indices; or (xxvi) reductions in costs. To the extent required under Section 162(m) of the Code, the Committee will, not later than the 90th day of a performance period (or, if longer, within the maximum period allowed under Section 162(m) of the Code), define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such performance period. Performance awards can be granted that either are intended to or not intended to qualify as "performance-based compensation" under Section 162(m) of the Code.

Amendments

The Board may amend the Plan from time to time without further approval by our stockholders, except where (i) the amendment would materially increase the benefits accruing to participants under the Plan, (ii) the amendment would materially increase the number of securities which may be issued under the Plan, or (iii) stockholder approval is required by applicable law or securities exchange rules and regulations, and provided that no such action that would materially impair the rights of any participant with respect to awards previously granted under the Plan will be effective without the participant's consent.

Transferability

Each award, and each right under any award, will be exercisable only by the participant during the participant's lifetime, or, if permissible under applicable law, by the participant's guardian or legal representative, and no award may be sold, assigned, pledged, attached, alienated or otherwise transferred or encumbered by a participant, other than by will or by the laws of descent and distribution, and any such purported sale, assignment, pledge, attachment, alienation, transfer or encumbrance will be void and unenforceable against us or any affiliate; provided that the designation of a beneficiary will not constitute a sale, assignment, pledge, attachment, alienation, transfer or encumbrance. In no event will any award granted under the Plan be transferred for value. However, the Committee may permit the transferability of an award under the Plan by a participant to certain members of the participant's immediate family or trusts for the benefit of such persons or other entities owned by such persons.

Adjustments

The number and kind of shares covered by outstanding awards and available for issuance or transfer (and Plan limits) under the Plan and, if applicable, the prices per share applicable thereto, are subject to adjustment in the event of dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities of ours, issuance of warrants or other rights to purchase our shares or other securities, or other corporate transaction or event. In the event of any such transaction, the Committee may, in its discretion, adjust to prevent dilution or enlargement of benefits (i) the number of our shares or other securities (or number and kind of other securities or property) with respect to which awards may be granted, (ii) the number of our shares or other securities of (or number and kind of other securities or property) subject to outstanding awards, and (iii) the grant or exercise price with respect to any award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding award in consideration for the cancellation of such award, which, in the case of options and SARs will equal the excess, if any, of the fair market value of the shares subject to such options or SARs over the aggregate exercise price or grant price of such options or SARs. However, such adjustment to the Plan limits will be made only if and to the extent that such adjustment would not cause any ISO to fail to so qualify.

Change of control

Unless a replacement award (as defined in the Plan) is provided to the participant and unless otherwise (i) determined by the Committee at the date of grant, or (ii) set forth in the applicable award agreement, in the event of a Change in Control (as defined in the Plan), each then outstanding Option and Stock Appreciation Right will become fully vested and exercisable and the restrictions applicable to each outstanding Restricted Stock award, Restricted Stock Unit Award, Performance Award or Other Stock-Based Award will lapse and the award will be fully vested (with any applicable performance goals deemed to have been achieved at a target level as of the date of such vesting). Unless otherwise provided in the Plan, and at the discretion of the Committee, a spin-off of a division or subsidiary of the Company to its stockholders will not constitute a Change in Control.

With respect to a replacement award held by a participant during the two year period after a Change in Control, upon the termination of employment or service by the Company without Cause or termination of employment by the participant for Good Reason (each, as defined in the Plan, unless otherwise defined in an applicable award agreement or individual employment, severance, or similar agreement), (i) all Replacement Awards held by the participant will become fully vested and, if applicable, exercisable and free of restrictions (with any applicable performance goals deemed to have been achieved at a target level as of the date of such vesting), and (ii) all Options and Stock Appreciation Rights held by the participant immediately before such termination of employment that the participant also held as of the date of the Change in Control or that constitute Replacement Awards will remain exercisable for a period of 90 days following the Involuntary Termination or until the expiration of the stated term of the Option or Stock Appreciation Right, whichever period is shorter (subject to any longer period of exercisability that may be provided in the applicable award agreement).

Unless otherwise provided in the Plan or an award agreement, to the extent any Plan or award agreement provision would cause a payment of deferred compensation upon a Change in Control or termination of service that is subject to Section 409A of the Code, then payment will not be made unless the provisions comply with Section 409A of the Code. Any payment that would have been made but for the application of the preceding sentence will be made in accordance with the payment schedule that would have applied in the absence of a Change in Control or termination of employment or service, but disregarding any future service or performance requirements.

Withholding taxes

A participant may be required to pay to us, and, subject to Section 409A of the Code, we will have the right and are authorized to withhold from any award, from any payment due or transfer made under any award or under the Plan or from any compensation or other amount owing to a participant the amount (in cash, shares, other securities, other awards or other property) of any applicable withholding taxes in respect of an award, its exercise, or any payment or transfer under an award or under the Plan and to take such other action as may be necessary in our opinion to satisfy all obligations for the payment of such taxes. In the discretion of the Committee and subject to such rules as the Committee may adopt, a participant may satisfy, in whole or in part, the withholding liability by delivery of shares owned by the participant (which are not subject to any pledge or other security interest and which have been owned by the participant for at least six months) with a fair market value equal to such withholding liability or by having us withhold from the number of shares otherwise issuable upon the occurrence of a vesting event a number of shares with a fair market value equal to such withholding liability.

Detrimental activity and recapture provisions

Any award agreement may provide for the cancellation or forfeiture of an award or the forfeiture and repayment of any gain related to an award, or other provisions intended to have a similar effect, upon terms and conditions determined by the Committee, if a participant, either during (i) his or her employment or other service with us or an affiliate or (ii) within a specific period after termination of employment or service, engages in any "detrimental activity" (as defined in such award agreement). In addition, any award agreement may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to us of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time or under Section 10D of the Exchange Act, or the rules of any national securities exchange or national securities association on which our Common Stock is traded.

Termination

No grant will be made under the Plan more than 10 years after January 23, 2015 (the date on which the Plan was approved by the Board), but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of the Plan.

Certain relationships and related party transactions

Management agreement and payments to affiliates of REI and HCM

Prior to the consummation of the Merger, Resorts was party to a management agreement (the "Eldorado Management Agreement") with REI and HCM, pursuant to which REI and HCM (collectively, the "Managers") agreed to (a) develop strategic plans for Resorts' business, including preparing annual budgets and capital expenditure plans, (b) provide advice and oversight with respect to financial matters of Resorts, (c) establish and oversee the operation of financial accounting systems and controls and regularly review Resorts' financial reports, (d) provide planning, design and architectural services to Resorts and (e) furnish advice and recommendations with respect to certain other aspects of Resorts' operations. In consideration for such services, Resorts agreed to pay the Managers a management fee not to exceed 1.5% of Resorts' annual net revenues, not to exceed $0.6 million per year. In 2014, Resorts paid management fees to REI and HCM in the aggregate amount of $0.5 million. REI is beneficially owned by members of the Carano family and HCM is beneficially owned by members of the Poncia family. The Carano family and Poncia family hold significant ownership interests in the Company. Management fees were not paid subsequent to the consummation of the Merger. Subsequent to the consummation of the Merger, Donald L. Carano and Raymond J. Poncia received remuneration in the amount of $0.3 million and $0.2 million, respectively, for their services as consultants to the Company and its subsidiaries in lieu of the management fees previously paid under the terms of the Eldorado Management Agreement.

Leased property

Resorts owns the parcel on which Eldorado Reno is located, except for approximately 30,000 square feet which is leased from C. S. & Y. Associates, a general partnership of which Donald Carano is a general partner (the "CSY Lease"). The CSY Lease expires on June 30, 2027. Annual rent is payable in an amount equal to the greater of (i) $400,000 or (ii) an amount based on a decreasing percentage of Eldorado Reno's gross gaming revenues for the year ranging from 3% of the first $6.5 million of gross gaming revenues to 0.1% of gross gaming revenues in excess of $75 million. Rent pursuant to the CSY Lease amounted to approximately $0.6 million in 2014. On May 30, 2011, Resorts and C. S. & Y Associates entered into a fourth amendment to the CSY Lease. C. S & Y Associates agreed to execute and deliver the deeds of trust encumbering the approximately 30,000 square feet leased from C. S. & Y Associates on which a portion of Eldorado Reno is located as security for Resorts Notes. In exchange for this subordination, a fee of $0.1 million will be paid annually during the time that the Resorts Notes are outstanding. In 2014 Resorts paid $0.1 million to C. S. & Y Associates for this subordination.

Compensation paid to related parties

For the period beginning January 1, 2014 to April 15, 2015, members of the Carano family who are related to Gary L. Carano, Anthony L. Carano and Donald L. Carano were paid compensation in connection with their positions at Eldorado Reno and the Company as follows:

Name	Relationship	Position	Entity	Compensation including perquisites

Gene Carano	Brother of Gary L. Carano and son of Donald L. Carano	Senior Vice President Operations—Company and General Manager—Eldorado Reno	Company and Eldorado Reno	$509,326
Gregg Carano	Brother of Gary L. Carano and son of Donald L. Carano	Senior Vice President Food and Beverage	Company	$527,255
Rhonda Carano	Wife of Donald L. Carano	Senior Vice President of Creative and Brand Strategies	Company	$274,450
Cindy Carano	Sister of Gary L. Carano and daughter of Donald L. Carano	Executive director of Hotel Operations	Eldorado Reno	$281,206

In addition, Glenn T. Carano, brother of Gary L. Carano and son of Donald L. Carano, was named as the General Manager of Silver Legacy effective August 1, 2014 and served as the Executive Director of Marketing of Silver Legacy prior to such date. From January 1, 2014 to April 15, 2015, Glenn T. Carano received $501,169 in compensation from the Silver Legacy in addition to a $1.7 million lump-sum payment in connection with the termination of Silver Legacy's supplemental executive retirement program. Gary L. Carano was the Chief Executive Officer and General Manager of Silver Legacy prior to the time he was named the Chief Executive Officer of the Company in September 2014. From January 1, 2014 to July 31, 2014, Gary L. Carano received $226,333 in compensation from the Silver Legacy in addition to a $2.5 million lump-sum payment in connection with the termination of Silver Legacy's supplemental executive retirement program.

Aircraft and yacht lease; Purchases from related parties.

Resorts from time to time leases aircraft and yachts owned by REI or its affiliates, for use in operating Resorts' business. In 2014 lease payments for the aircraft and yachts totaled approximately $0.6 million. No lease payments have been made in 2015.

The Company occasionally purchases wine directly from the Ferrari Carano Winery, which is owned by REI and Donald Carano. Wine purchases are sent directly to customers in appreciation of their patronage. In 2014, the Company spent approximately $35,000 for these products. No purchases have been made in 2015.

Distributions

In 2014 distributions of $0.6 million were made by Resorts to HoldCo and, in turn, by HoldCo to its members, including Donald L. Carano, Raymond J. Poncia and members of their immediate families.

Resorts previously owned a 21.3% interest in Tamarack Crossing, LLC ("Tamarack"), a Nevada limited liability company that owned and operated Tamarack Junction, a casino in south Reno which commenced operations on September 4, 2001. On September 1, 2014, and as a condition to closing the Merger, Resorts distributed to HoldCo, and HoldCo subsequently distributed to its members on a pro rata basis, Resorts' interest in Tamarack totaling $5.5 million.

Retained interest agreement

As part of the Merger, REI, HCM, Resorts, ELLC and the Company entered into a Retained Interest Agreement (the "Retained Interest Agreement"), pursuant to which, subject to the receipt of required approvals of gaming regulatory authorities, the parties agreed that the following transactions would occur:

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REI and HCM agreed to waive their rights to receive an aggregate of 373,136 shares of the Company's common stock, par value $0.00001 per share, that otherwise would have been issued to them under terms of the Merger Agreement as consideration for the consummation of the Merger (the "Retained Consideration").

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ELLC agreed to redeem all of Resorts' interest in ELLC in exchange for a distribution to Resorts of a 48.1% interest in Silver Legacy, such that REI and HCM would hold an indirect 1.9% interest in Silver Legacy.

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HCM and REI granted Resorts a right, exercisable for three months commencing on the first business day after the first anniversary of the Merger Date, to acquire from HCM and REI all of their interests in ELLC in exchange for the issuance to HCM and REI of their respective portions of the Retained Consideration.

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Resorts granted each of HCM and REI a right, exercisable for three months commencing on the first business day after the second anniversary of the Merger Date, to put to Resorts all of their indirect interests in Silver Legacy in exchange for the issuance to HCM and REI of their respective portions of the Retained Consideration.

In connection with the consummation of the Circus Reno/Silver Legacy Purchase, ERI expects to acquire the 1.9% indirect interest in the Silver Legacy Joint Venture pursuant to the Retained Interest Agreement.

Policies and procedures for related party transactions

The Company's Code of Ethics and Business Conduct (the "Code") requires that any proposed transaction between the Company and a related party, or in which a related party would have a direct or indirect material interest, be promptly disclosed to the Audit Committee of the Company.

The Company's Audit Committee Charter requires the Audit Committee of the Company to review and approve all related party transactions of the Company. Any director having an interest in the transaction is not permitted to vote on such transaction. The Audit Committee will determine whether or not to approve any such transaction on a case-by-case basis and in accordance with the provisions of the Audit Committee Charter and the Code, including the standards set forth in the Conflicts of Interest Policy contained in the Code. Under the Code, a "related party" is any of the following:

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an executive officer of the Company;

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a director (or director nominee) of the Company;

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an immediate family member of any executive officer or director (or director nominee);

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a beneficial owner of five percent or more of any class of the Company's voting securities;

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an entity in which one of the above described persons has a substantial ownership interest or control of such entity; or

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any other person or entity that would be deemed to be a related person under Item 404 of SEC Regulation S-K or applicable NASDAQ rules and regulations.

For a director to be considered independent, the director must meet the bright-line independence standards under the listing standards of NASDAQ and the Board must affirmatively determine that the director has no material relationship with us, directly, or as a partner, stockholder or officer of an organization that has a relationship with us. The Board determines director independence based on an analysis of the independence requirements of the NASDAQ listing standards. In addition, the Board will consider all relevant facts and circumstances in making an independence determination. The Board also considers all commercial, industrial, banking, consulting, legal, accounting, charitable, familial or other business relationships any director may have with us. The Board has determined that the following five directors satisfy the independence requirements of NASDAQ: Frank J. Fahrenkopf Jr., James B. Hawkins, Michael E. Pegram, David P. Tomick, Roger P. Wagner.

Principal stockholders

The following table sets forth, as of May 30, 2015, the ownership of the presently issued and outstanding shares of our common stock by persons known by the Company to be a beneficial owner of 5% or more of such stock, and the ownership of such stock by our named executive officers and directors, individually and as a group. Unless otherwise indicated, the address for each of the stockholders listed below is c/o 100 West Liberty Street, Suite 1150, Reno, Nevada, 89501.

Name	Amount and nature of beneficial ownership	Percentage of class

Recreational Enterprises, Inc.(1)(6)	10,881,110	23.44%
Hotel Casino Management, Inc.(2)(6)	5,744,083	12.37%
Newport Global Opportunities Fund, LP(3)(6)	4,030,440	8.68%
PAR Investment Partners, L.P.(4)(6)	3,747,305	8.07%
Lafitte Capital Management LP(5)(6)	2,410,279	5.19%
Gary L. Carano(7)(8)	85,941	*
Frank J. Fahrenkopf, Jr.(7)	—	*
James B. Hawkins(7)	20,000	*
Michael E. Pegram(7)	25,000	*
Thomas R. Reeg(7)	17,000	*
David P. Tomick(7)	—	*
Roger P. Wagner(7)	112,020	*
Robert M. Jones(7)	—	*
Joseph L. Billhimer, Jr(7)(9)	181,108	*
Anthony L. Carano(7)	2,500	*
All Board Members and Executive Officers as a Group	443,569	*

*      Indicates less than one percent.

(1)    The voting stock of Recreational Enterprises, Inc. ("REI") is beneficially owned by the following members of the Carano family in the following percentages: Donald L. Carano—49.5%; Gene R. Carano—10.1%; Gregg R. Carano—10.1%; Gary L. Carano—10.1%; Cindy L. Carano—10.1% and Glenn T. Carano—10.1%. The voting power and dispositive power with respect to REI's 23.44% interest in the Company is controlled by REI's board of directors that is elected by the family members (voting in proportion to the percentages above). Gary L. Carano holds his interest in REI directly and indirectly through various trusts. Gary L. Carano disclaims beneficial ownership of REI's 23.44% interest in the Company except to the extent of any pecuniary interest therein. The address of REI is P.O. Box 2540, Reno, Nevada 89505.

(2)    The voting stock of Hotel Casino Management, Inc. ("HCM") is beneficially owned by the following members of the Poncia family in the following percentages: Raymond J. Poncia, Jr.—49.712%; Cathy L. Poncia—Vigen—12.572%; Linda R. Poncia Ybarra—12.572%; Michelle L. Poncia Staunton—12.572% and Tammy R Poncia—12.572%. The voting power and dispositive power with respect to HCM's 12.37% interest in the Company is controlled by HCM's board of directors that is elected by the family members (voting in proportion to the percentages above). Cathy, Linda, Michelle and Tammy each hold all of their respective interests in HCM through various trusts. Cathy, Linda, Michelle and Tammy each disclaim beneficial ownership of HCM's 12.37% interest in the Company except to the extent of any pecuniary interest therein. The address of HCM is P.O. Box 429, Verdi, Nevada 89439.

(3)    Includes NGA VoteCo, LLC ("NGA VoteCo"), which controls NGA AcquisitionCo, LLC ("NGA AcquisitionCo"), including NGA AcquisitionCo's voting and dispositive power with regard to its 8.68% interest in the Company, and also includes Timothy T. Janszen, Ryan Langdon and Roger May, who are the managers of NGA VoteCo and who beneficially own NGA VoteCo in the following percentages: Mr. Janszen—42.86%; Mr. Langdon—42.86% and Mr. May—14.28%. The address of NGA AcquisitionCo, NGA VoteCo is 21 Waterway Avenue, Suite 150, The Woodlands, Texas 77380.

(4)   The address of Par Investment Partners, L.P. is One International Place, Suite 2041, Boston, MA, 02110.

(5)    The address of Lafitte Capital Management LP is 701 Brazos, Suite 310, Austin, TX 78701

(6)   Based on filings made under Sections 13(d) and 13(g) of the Exchange Act during February 2015.

(7)    The address of Messrs. Gary Carano, Fahrenkopf, Hawkins, Pegram, Tomick, Wagner, Reeg, Jones, Billhimer and Anthony Carano is c/o Eldorado Resorts, Inc., 100 West Liberty Street, Suite 1150, Reno, Nevada 89501.

(8)   Represents shares of Common Stock owned directly by Mr. Carano and indirectly by Mr. Carano through the Gary L. Carano S Corporation Trust. In addition to the shares of Common Stock reported in the table above, Gary L. Carano holds a 10.1% ownership interest in REI and a 10% ownership interest in Hotel Casino Realty, Inc. ("HCRI"). He does not hold voting power or dispositive power with respect to REI's 10,881,110 shares of the Company's Common Stock or HCRI's 1,214,108 shares of the Company's Common Stock, and he disclaims beneficial ownership of REI's 10,881,110 shares of the Company's Common Stock and HCRI's 1,214,108 shares of the Company's Common Stock, in each case, except to the extent of any pecuniary interest therein.

(9)   Includes 48,208 shares held by Joseph L. Billhimer Jr. and options to acquire 132,900 shares.

Description of capital stock

The following is a general description of the terms and provisions of our amended and restated certificate of incorporation, our amended and restated bylaws, and applicable provisions of law, in each case as currently in effect on the date of this prospectus. The following description is only a summary of the material provisions of our capital stock, amended and restated certificate of incorporation and amended and restated bylaws and does not purport to be complete and is qualified in its entirety by reference to the provisions of our amended and restated certificate of incorporation and our amended and restated bylaws, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

General

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.00001 per share. As of July 9, 2015, there were 46,444,694 shares of our common stock outstanding. We have reserved an aggregate of 4,800,000 shares of our common stock for issuance to our current and future directors, employees and consultants pursuant to the Eldorado Resorts, Inc. 2015 Equity Incentive Plan.

Common stock

Dividend rights

We will be permitted to pay dividends if, as and when declared by our board of directors, subject to compliance with limitations imposed by the NRS. The holders of our common stock are entitled to receive and share equally in these dividends as they may be declared by our board of directors out of funds legally available for such purpose. We do not currently expect to pay dividends on our common stock.

Voting rights

Our common stock votes as a single class on all matters on which stockholders are entitled to vote, and each share of our common stock is entitled to cast one vote in person or by proxy on such matters. Holders of our common stock do not have the right to cumulate votes in the election of directors. Directors are elected by a plurality of the shares actually voting on the matter at each annual meeting or special meeting called for the purpose of electing such directors at which a quorum is present.

Liquidation rights

Upon our liquidation, dissolution or winding-up, whether voluntary or involuntary, the holders of our common stock will be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of our assets available for distribution.

Preemptive rights

Holders of our common stock are not entitled to any preemptive rights to subscribe for additional shares of our common stock, nor are they liable to further capital calls or to assessments by us. Therefore, if we issue additional shares without the opportunity for existing stockholders to purchase more shares, a stockholder's ownership interest in our Company may be subject to dilution.

Transfer agent and registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

Limitation of liability and indemnification matters

We have entered into indemnification agreements with certain of our executive officers and each of our directors pursuant to which we have agreed to indemnify such executive officers and directors against liability incurred by them by reason of their services as an executive officer or director to the fullest extent allowable under applicable law. We also provide liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as our directors or officers.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to our executive officers and directors pursuant to the foregoing, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

National market listing

Our common stock is listed on the NASDAQ Global Select Market under the symbol "ERI."

Material U.S. federal income tax consequences to non-U.S. holders

The following is a summary of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock applicable to Non-U.S. Holders (as defined below). This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), currently existing and proposed U.S. Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change or differing interpretation at any time, possibly with retroactive effect. No opinion of counsel has been obtained, and we do not intend to seek a ruling from the Internal Revenue Service (the "IRS"), as to any of the statements made and conclusions reached in the following summary. There can be no assurance that the IRS will agree with such statements and conclusions.

This summary is limited to the material U.S. federal income tax consequences to Non-U.S. Holders who purchase our common stock pursuant to this offering and who hold shares of our common stock as capital assets within the meaning of Section 1221 of the Code. The summary below does not address all aspects of U.S. federal income and estate taxation that may be important to a Non-U.S. Holder in light of such Non-U.S. Holder's particular circumstances or that may be applicable to Non-U.S. Holders subject to special treatment under U.S. federal income tax law (including financial institutions, dealers in securities, traders in securities that elect mark-to-market treatment, insurance companies, tax-exempt entities, Non-U.S. Holders who acquire our common stock pursuant to the exercise of employee stock options or otherwise as compensation, entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein), Non-U.S. Holders liable for the alternative minimum tax, Non-U.S. Holders who own or have at any time owned (directly or by attribution) more than 5% of the Company's shares, controlled foreign corporations, passive foreign investment companies, companies that accumulate earnings to avoid U.S. federal income tax, former citizens or former long-term residents of the United States, and Non-U.S. Holders who hold our common stock as part of a hedge, straddle, constructive sale or conversion transaction).

This discussion does not address U.S. federal tax laws other than U.S. federal income tax laws (such as U.S. federal gift tax or the Medicare contribution tax on certain net investment income), nor does it address any aspects of U.S. state, local or non-U.S. taxes. Non-U.S. Holders should consult with their own tax advisors regarding the possible application of these taxes.

For the purposes of this discussion, except as modified for estate tax purposes (as discussed below), the term "Non-U.S. Holder" means a beneficial owner of our common stock that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust, other than:

•
an individual who is a citizen or resident of the United States as determined for U.S. federal income tax purposes;

•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia;

•
an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a person treated as a partner generally will depend on the status of the partner and the activities of the partnership. Persons that, for U.S. federal income tax purposes, are treated as partners in a partnership holding shares of our common stock should consult their own tax advisors.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES RELATING TO THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. PERSONS CONSIDERING PURCHASING OUR COMMON STOCK SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF OTHER U.S. FEDERAL TAX LAWS AND ANY STATE, LOCAL, NON-U.S. INCOME AND OTHER TAX LAWS) OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

Distributions on our common stock

Distributions of cash or property made in respect of our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Except as described below under "—Effectively Connected Income," a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a rate of 30%, or such lower rate specified by an applicable income tax treaty, on any dividends received in respect of our common stock. In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form) certifying such Non-U.S. Holder's entitlement to benefits under the treaty. This certification must be provided to the applicable withholding agent prior to the payment of dividends and may be required to be updated periodically. Non-U.S. Holders are urged to consult their own tax advisors regarding the possible entitlement to benefits under an income tax treaty.

To the extent a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a return of capital to the extent of the Non-U.S. Holder's tax basis in our common stock, and thereafter will be treated as capital gain. If an applicable withholding agent is unable to determine to what extent, if any, a distribution is in excess of our current or accumulated earnings and profits, such withholding agent may withhold on the entire distribution.

Gain on the sale or other disposition of our common stock

Subject to the discussion below under "—Information Reporting and Backup Withholding" and "—FATCA," a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on any gain recognized upon a sale or other taxable disposition of our common stock unless:

•
the gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States, , in which case the gain will be subject to tax in the manner described below under "—Effectively Connected Income";

•
the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or other disposition occurs and certain other conditions are met, in which case the gain (reduced by certain U.S. source capital losses recognized in the taxable year of the disposition) will be subject to a flat 30% (or a lower applicable treaty rate) tax; or

•
we are, or have been, a "United States real property holding corporation" ("USRPHC") for U.S. federal income tax purposes, at any time during the shorter of the five-year period preceding such disposition and the Non-U.S. Holder's holding period in our common stock (the "Specified Testing Period"); provided, that so long as our common stock is regularly traded on an established securities market, a Non-U.S. Holder generally would be subject to taxation with respect to a taxable disposition of our common stock by virtue of our being a USRPHC only if at some time during the Specified Testing Period, such Non-U.S. Holder owned more than 5%, directly or by attribution, of our common stock.

Under U.S. federal income tax laws, we will be a USRPHC if the fair market value of our "United States real property interests" equals or exceeds 50% of the fair market value of (i) our real property interests plus (ii) our other assets used or held for use in a trade or business. We can give no assurances that we are not currently a USRPHC. In addition, even if we are not a USRPHC at the present time, since the determination of USRPHC status in the future will be based upon the composition of our assets from time to time, there can be no assurance that we will not become a USRPHC in the future. However, as indicated above, so long as our stock is treated as "regularly traded" on an established securities market (within the meaning of applicable Treasury regulations), a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax by virtue of our status as a USRPHC on any gain realized from the sale or other taxable disposition of our common stock unless such holder holds, directly or by attribution, at some time within the Specified Testing Period, more than 5% of our common stock. We currently expect that our common stock will be considered to be "regularly traded" on an established securities market for these purposes because it is currently traded on the NASDAQ Global Select Market. If we were considered a USRPHC and our common stock ceased to be regularly traded on an established securities market, a Non-U.S. Holder generally would become subject to U.S. federal income tax on any gain realized from the sale or other taxable disposition of our common stock on a net income basis in generally the same manner as if such Non-U.S. Holder were a United States person (as defined in the Code), unless an applicable income tax treaty provides otherwise, and, upon any sale or other disposition of our common stock, a 10% withholding tax would apply to the gross sale proceeds. The rules regarding United States real property interests are complex, and Non-U.S. Holders are urged to consult with their own tax advisors on the application of these rules based on their particular circumstances.

Effectively connected income

If a dividend received on our common stock, or any gain from a sale or other taxable disposition of our common stock, is treated as effectively connected with a Non-U.S. Holder's conduct of a trade or business in the United States, such Non-U.S. Holder generally will be subject to U.S. federal income tax on a net income basis on any such dividends or gains in the same manner as if such Non-U.S. Holder were a United States person (as defined in the Code) unless an applicable income tax treaty provides otherwise. Such Non-U.S. Holder generally will be exempt from withholding tax on any such dividends, provided such Non-U.S. Holder complies with certain certification requirements (generally on IRS Form W-8ECI). In addition, a Non-U.S. Holder that is a foreign corporation may be subject to a branch profits tax at a rate of 30% (or a lower rate provided by an applicable income tax treaty) on such Non-U.S. Holder's earnings and profits that are effectively connected with such Non-U.S. Holder's conduct of a trade or business in the United States, subject to adjustments.

Federal estate tax

Shares of our common stock owned or treated as owned at the time of death by an individual Non-U.S. Holder who is not a citizen or resident of the United States (as specifically defined for U.S. federal estate tax purposes) will be included in that Non-U.S. Holder's estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information reporting and backup withholding

Generally, we must report to our Non-U.S. Holders and the IRS the amount of dividends paid during each calendar year, if any, and the amount of any tax withheld. These information reporting requirements apply even if no withholding is required (e.g., because the distributions are effectively connected with the Non-U.S. Holder's conduct of a United States trade or business, or because withholding is eliminated by an applicable income tax treaty). This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides or is established.

Backup withholding generally will not apply to dividends paid to a Non-U.S. Holder on shares of our common stock provided that the Non-U.S. Holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, generally by providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or certain other requirements are met.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the Non-U.S. Holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, generally by providing a valid IRS Form W-8BEN, W-8BEN-E or IRS Form W-8ECI, or such Non-U.S. Holder otherwise establishes an exemption.

Backup withholding is not an additional tax but merely an advance payment, which may be credited against a Non-U.S. Holder's U.S. federal income tax liability or refunded to the extent it results in an overpayment of tax and the appropriate information is timely supplied by the Non-U.S. Holder to the IRS.

FATCA

Pursuant to the provisions of the Code commonly known as the Foreign Account Tax Compliance Act, or "FATCA," foreign financial institutions (which include most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and any other investment vehicles) and certain other foreign entities must comply with information reporting rules with respect to their U.S. account holders and investors or they will be subject to U.S. federal withholding tax on U.S. source payments made to them (whether received as a beneficial owner or as an intermediary for another party). More specifically, a foreign financial institution or other foreign entity that does not comply with the FATCA reporting requirements generally will be subject to a 30% withholding tax with respect to any "withholdable payments." For this purpose, withholdable payments generally include U.S. source dividends and also generally include gross proceeds from the sale or other disposition of any equity instruments of U.S. issuers. This FATCA withholding tax may apply even if the payment would otherwise not be subject to U.S. nonresident withholding tax. The FATCA withholding obligation currently applies to U.S. source dividends and will apply to proceeds from sales or other dispositions of U.S. common stock on or after January 1, 2017. FATCA withholding will not apply to withholdable payments made directly to foreign governments, certain international organizations, foreign central banks of issue and individuals, and the U.S. Treasury is authorized to provide additional exceptions.

Non-U.S. Holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions to them based on their particular circumstances.

Underwriting

We are offering the common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC is acting as joint book-running manager of the offering and J.P. Morgan Securities LLC is acting as representative of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of shares of common stock

J.P. Morgan Securities LLC

Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the common stock sold under the underwriting agreement if any of these shares of common stock are purchased. The underwriters will sell the common stock to the public when and if the underwriters buy the common stock from us.

The underwriters have advised us that they initially propose to offer the common stock directly to the public for cash at the public offering price set forth on the cover page of this prospectus and to certain dealers at that public offering price less a concession not in excess of $              per share. After the initial public offering of the common stock, the offering price and other selling terms may be changed by the underwriters. The underwriters may offer and sell the common stock through certain of their affiliates.

The underwriters have an option to buy up to                           additional shares of common stock from us at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions and less an amount per share equal to any dividends that are paid or payable by us on the common stock reflected in the preceding table but that are not payable on the common stock purchased on exercise of this option. The underwriters have 30 days from the date of this prospectus to exercise this option. The additional common stock may be purchased pursuant to the option. If any additional shares of common stock are purchased with this option, the underwriters will purchase such additional shares of common stock in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional common stock on the same terms as those on which the common stock are being offered.

The underwriting fee is equal to the public offering price per share less the amount paid by the underwriters to us per share. The underwriting fee is $              per share. The following table shows the underwriting fee per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

	Without option exercise	With full option exercise

Per share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $              .

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares of common stock to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any common stock or securities convertible into or exercisable or exchangeable for any common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other agreement that transfers all or a portion of the economic consequences associated with the ownership of any common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC for a period of 90 days after the date of this prospectus, other than the common stock to be sold under the underwriting agreement and any of our common stock issued upon the exercise of options granted under our existing stock-based compensation plans.

Our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons, with limited exceptions, for a period of 90 days after the date of this prospectus, may not, without the prior written consent of J.P. Morgan Securities LLC, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors or executive officers in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any of our common stock or any security convertible into or exercisable or exchangeable for our common stock.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involve making bids for, purchasing and selling common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing common stock on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' option to purchase additional shares referred to above, or may be "naked" shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing common stock in the open market. In making this determination, the underwriters will consider, among other things, the price of common stock available for purchase in the open market compared to the price at which the underwriters may purchase common stock through the option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase common stock in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representative of the underwriters purchases common stock in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters that sold those common stock as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NASDAQ Stock Market, in the over-the-counter market or otherwise.

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, market making, financing and brokerage activities.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other financial and non-financial services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. Also, certain of the underwriters and/or their affiliates are lenders and/or agents under certain of our debt facilities and may acts as lender, agents and/or initial purchasers in the Refinancing Transaction.

In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling restrictions

General

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus, the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about, and to observe any restrictions relating to, the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to prospective investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a "Relevant Member State"), no offer of the common stock may be made to the public in that Relevant Member State other than:

A.
to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.
to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative; or

C.
in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of the common stock shall require the Company or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any common stock being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any common stock to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

The Company, the representative and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus has been prepared on the basis that any offer of common stock in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of common stock. Accordingly any person making or intending to make an offer in that Relevant Member State of common stock which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of common stock in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression "an offer to the public" in relation to any common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common stock to be offered so as to enable an investor to decide to purchase or subscribe the common stock, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Notice to prospective investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons").

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Legal matters

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Milbank, Tweed, Hadley & McCloy LLP, Los Angeles, California and McDonald Carano Wilson LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cahill Gordon & Reindel LLP.

Experts

The consolidated financial statements of Eldorado Resorts, Inc. and MTR Gaming Group, Inc. at December 31, 2014, and for each of the three years in the period ended December 31, 2014, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports appearing elsewhere herein and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Circus and Eldorado Joint Venture, LLC at December 31, 2014, and for each of the three years in the period ended December 31, 2014, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed with the SEC under the Securities Act a registration statement on Form S-1 with respect to the common stock offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. Statements made in this prospectus regarding the contents of any contract or other document are summaries of the material terms of the contract or document. With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit. For further information pertaining to us and the common stock offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto, and any document we file with the SEC, copies of which may be inspected without charge at the public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Because we submit filings to the SEC electronically, access to this information is available at the SEC's internet website (www.sec.gov). This site contains reports and other information regarding issuers that file electronically with the SEC. The information on the SEC's website is not part of this prospectus, and any references to this website or any other website are inactive textual references only.

We also make available, free of charge, at our principal internet address (www.eldoradoresorts.com) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and, if applicable, amendments to those reports filed or furnished pursuant to the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

Eldorado Resorts, Inc.
Consolidated balance sheets
(dollars in thousands)

	March 31, 2015	December 31, 2014

	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$71,913	$87,604
Restricted cash	8,357	5,734
Accounts receivable, net	5,608	7,112
Due from affiliates	312	362
Inventories	7,149	7,234
Prepaid expenses and other	8,632	9,447

Total current assets	101,971	117,493
Restricted cash	2,500	2,500
Investment in and advances to unconsolidated affiliates	13,491	14,009
Property and equipment, net	449,754	456,139
Gaming licenses and other intangibles, net	489,978	491,913
Non-operating real property	16,419	16,419
Goodwill	66,826	66,826
Other assets, net	9,513	10,031

Total assets	$1,150,452	$1,175,330

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of capital lease obligations	$31	$32
Accounts payable	9,776	12,184
Interest payable	14,972	27,469
Income taxes payable	423	137
Accrued gaming taxes and assessments	8,560	12,998
Accrued payroll	10,389	9,441
Accrued other liabilities	27,716	26,788
Deferred income taxes	2,608	2,608
Due to affiliates	223	187

Total current liabilities	74,698	91,844
Long-term debt	776,090	778,827
Capital lease obligations, less current portion	1	3
Deferred income taxes	145,073	144,439
Other liabilities	8,542	8,595

Total liabilities	1,004,404	1,023,708

Stockholders' Equity:
Common stock, 100,000,000 shares authorized, 46,426,714 issued and outstanding, par value $0.00001	—	—
Paid-in capital	166,447	165,857
Accumulated deficit	(20,589)	(14,425)
Accumulated other comprehensive income	87	87

Stockholders' equity before non-controlling interest	145,945	151,519
Non-controlling interest	103	103

Total stockholders' equity	146,048	151,622

Total liabilities and stockholders' equity	$1,150,452	$1,175,330

The accompanying notes are an integral part of these consolidated financial statements.

Eldorado Resorts, Inc.
Consolidated statements of operations
(dollars in thousands, except per share data)
(unaudited)

	Three months ended March 31,
	2015	2014

Revenues:
Casino	$147,662	$44,669
Pari-mutuel commissions	1,205	—
Food and beverage	22,182	14,347
Hotel	7,034	5,887
Other	4,726	2,180

	182,809	67,083
Less—promotional allowances	(15,358)	(10,053)

Net operating revenues	167,451	57,030

Expenses:
Casino	86,818	23,974
Pari-mutuel commissions	1,696	—
Food and beverage	11,921	7,021
Hotel	2,190	1,945
Other	2,867	1,649
Marketing and promotions	7,101	4,137
General and administrative	27,704	10,812
Depreciation and amortization	14,469	4,188

Total operating expenses	154,766	53,726
Gain on sale or disposal of property	1	—
Acquisition charges	(84)	(1,372)
Equity in losses of unconsolidated affiliates	(518)	(380)

Operating Income	12,084	1,552

Other Income (Expense):
Interest income	5	4
Interest expense	(17,237)	(3,889)

Total other expense	(17,232)	(3,885)

Net loss before income taxes	(5,148)	(2,333)
Provision for income taxes	(1,016)	—

Net loss	$(6,164)	$(2,333)

Net Loss per share of Common Stock:
Basic and Diluted	$(0.13)	$(0.10)

Weighted Average Number of Shares Outstanding
Basic and Diluted	46,494,638	23,311,492

The accompanying notes are an integral part of these consolidated financial statements.

Eldorado Resorts, Inc.
Consolidated statements of comprehensive loss
(dollars in thousands)
(unaudited)

	Three months ended March 31,
	2015	2014

Net Loss	$(6,164)	$(2,333)
Other Comprehensive Loss net of tax:
Other Comprehensive Loss	—	—

Comprehensive Loss, net of tax	$(6,164)	$(2,333)

The accompanying notes are an integral part of these consolidated financial statements.

Eldorado Resorts, Inc.
Consolidated statements of cash flows
(dollars in thousands)
(unaudited)

	Three months ended March 31,
	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(6,164)	$(2,333)
Adjustments to reconcile net loss to net cash provided (used in) by operating activities:
Depreciation and amortization	14,469	4,188
Amortization of debt issuance costs and (premium) discount	(2,523)	214
Equity in losses of unconsolidated affiliates	518	380
Distributions from unconsolidated affiliate	—	191
Stock-based compensation expense	590	—
Gain on sale or disposal of property	(1)	—
Provision for (recoveries of) bad debts	116	(204)
Change in fair value of acquisition related contingencies	16	—
Provision for deferred income taxes	634	—
Change in operating assets and liabilities:
Accounts receivable	1,438	(33)
Inventories	85	(94)
Prepaid expenses and other	815	(214)
Accounts payable	(2,655)	100
Interest payable	(12,497)	3,622
Income taxes payable	286	—
Accrued and other liabilities and due to affiliates	(1,003)	527

Net cash (used in) provided by operating activities	(5,876)	6,344

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures, net of payables	(7,495)	(502)
Proceeds from sale of property and equipment	2	—
Increase in restricted cash	(2,623)	—
Increase in other assets, net	304	17

Net cash used in investing activities	(9,812)	(485)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of long-term debt	—	(1,000)
Principal payments on capital leases	(3)	(68)

Net cash used in financing activities	(3)	(1,068)

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(15,691)	4,791
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	87,604	29,813

CASH AND CASH EQUIVALENTS, END OF PERIOD	$71,913	$34,604

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$32,238	$47
Payables for capital expenditures	247	275

The accompanying condensed notes are an integral part of these consolidated financial statements.

Eldorado Resorts, Inc.
Notes to unaudited consolidated financial statements

Note 1.  Organization and basis of presentation

Organization

The accompanying unaudited consolidated financial statements include the accounts of Eldorado Resorts, Inc. ("ERI" or the "Company"), a Nevada corporation formed in September 2013, and its consolidated subsidiaries. As explained in greater detail in Note 2, ERI was formed in September 2013 to be the parent company following the merger of wholly owned subsidiaries of the Company into Eldorado HoldCo LLC ("HoldCo"), a Nevada limited liability company formed in 2009 that is the parent company of Eldorado Resorts LLC ("Resorts") and MTR Gaming Group, Inc. ("MTR Gaming"), a Delaware corporation incorporated in 1988 (the "Merger"). Effective upon the consummation of the Merger on September 19, 2014 (the "Merger Date"), HoldCo and MTR Gaming each became a wholly owned subsidiary of ERI and, as a result of such transactions, Resorts became an indirect wholly owned subsidiary of ERI. The Merger was accounted for as a reverse acquisition of MTR Gaming by HoldCo under accounting principles generally accepted in the United States ("US GAAP"). As a result, HoldCo is considered the acquirer of MTR Gaming for accounting purposes. The accompanying unaudited consolidated financial statements for periods prior to the Merger Date are those of HoldCo and its subsidiaries, and for periods subsequent to the Merger Date, include MTR Gaming and its subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

Resorts owns and operates the Eldorado Hotel and Casino, a premier hotel, casino and entertainment facility centrally located in downtown Reno, Nevada (the "Eldorado Reno"), which opened for business in 1973. Resorts also owns Eldorado Resort Casino Shreveport ("Eldorado Shreveport"), a 403-room all suite art deco-style hotel and a tri-level riverboat dockside casino complex situated on the Red River in Shreveport, Louisiana, which commenced operations under its previous owners in December 2000.

Resorts also owns a 48.1% interest in the joint venture (the "Silver Legacy Joint Venture") which owns the Silver Legacy Resort Casino (the "Silver Legacy"), a major themed hotel and casino situated between and seamlessly connected at the mezzanine level to the Eldorado Reno and Circus Circus-Reno, a hotel and casino owned and operated by Galleon, Inc. ("Galleon"), an indirect, wholly owned subsidiary of MGM Resorts International. Galleon owns 50% of the interests of the Silver Legacy Joint Venture. Pursuant to a Retained Interest Agreement, subject to regulatory approval, entered into in connection with the Merger (see Note 3), Resorts has the right to acquire the remaining 1.9% interest in the Silver Legacy from Eldorado Limited Liability Company ("ELLC"), a Nevada limited liability company, on the terms and conditions described therein.

Resorts previously owned a 21.3% interest in Tamarack Crossing, LLC ("Tamarack"), a Nevada limited liability company that owned and operated Tamarack Junction, a casino in south Reno which commenced operations on September 4, 2001. On September 1, 2014, and as a condition to closing the Merger, Resorts distributed to HoldCo, and HoldCo subsequently distributed to its members on a pro rata basis, Resorts' interest in Tamarack. No gain or loss was recognized as a result of such distribution because the distribution was in the amount of the book value of Tamarack and totaled $5.5 million.

MTR Gaming is a hospitality and gaming company with racetrack, gaming and hotel properties in West Virginia, Pennsylvania and Ohio. MTR Gaming, through its wholly owned subsidiaries, owns and operates Mountaineer Casino Racetrack & Resort in Chester, West Virginia ("Mountaineer"), Presque Isle Downs &

Casino in Erie, Pennsylvania ("Presque Isle Downs") and Scioto Downs in Columbus, Ohio. Scioto Downs, through its subsidiary, RacelineBet, Inc., also operates Racelinebet.com, a national account wagering service that offers online and telephone wagering on horse races as a marketing affiliate of TwinSpires.com, an affiliate of Churchill Downs, Inc.

Basis of presentation

The accompanying unaudited consolidated financial statements of the Company and its subsidiaries have been prepared in accordance with US GAAP for interim financial information with the instructions for Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by US GAAP for complete financial statements. In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments, all of which are normal and recurring, considered necessary for a fair presentation and have been included herein. The results of operations for these interim periods are not necessarily indicative of the operating results for other quarters, for the full year or any future period.

The executive decision makers of the Company review operating results, assess performance and make decisions on a "significant market" basis. Accordingly, the Company considers the Eldorado Reno, Eldorado Shreveport and MTR Gaming properties to be operating segments.

These unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2014.

Recently issued accounting pronouncements

In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-9, "Revenue from Contracts with Customers", which provides guidance for revenue recognition. The new standard outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The core principle of the revenue model is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The standard is designed to create greater comparability for financial statement users across industries and jurisdictions and also requires enhanced disclosures. The guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2017. Early adoption effective for fiscal years, and interim periods within those years, beginning after December 15, 2016 is permitted. The Company is currently evaluating the impact of the adoption of ASU 2014-09 on its consolidated financial statements

In August 2014, the FASB issued ASU No. 2014-15, "Presentation of Financial Statements—Going Concern" (Subtopic 205-40) which amends the current guidance in ASC Topic 205 by adding Subtopic 40. Subtopic 40 requires management to evaluate whether there are conditions or events that in aggregate would raise substantial doubt about an entity's ability to continue as a going concern for one year from the date the financial statements are issued or available to be issued. If substantial doubt existed, management would be required to make certain disclosures related to nature of the substantial doubt and under certain circumstances, how that substantial doubt would be mitigated. This amendment is effective for annual periods ending after December 15, 2016 and for subsequent interim and annual periods thereafter. Early adoption is permitted. The Company is currently evaluating the effects, if any, adoption of this guidance will have on its consolidated financial statements.

In January 2015, the FASB issued ASU No. 2015-1, "Income Statement—Extraordinary and Unusual Items" (Subtopic 225-20) which eliminates the concept of accounting of Extraordinary Items, previously defined as items that are both unusual and infrequent, which were reported as a separate item on the income statement, net of tax, after income from continuing operations. The elimination of this concept is intended to simplify accounting for unusual items and more closely align with international accounting practices. This amendment is effective for annual periods ending after December 15, 2015 and for subsequent interim and annual periods thereafter. Early adoption is permitted. The Company believes the effects, if any, of the adoption of this guidance will not have a material impact on its consolidated financial statements.

In February 2015, the FASB issued ASU No. 2015-2, "Consolidation: Amendments to the Consolidation Analysis" (Topic 810) which provides guidance to companies in evaluating whether certain legal entities should be included in their consolidated financial statements. This guidance is effective for annual periods beginning after December 15, 2015. Early adoption is permitted, including adoption in an interim period. The Company believes the effects, if any, of the adoption of this guidance will not have a material impact on its consolidated financial statements.

In April 2015, the FASB issued ASU No. 2015 3, "Interest—Imputation of Interest" (Subtopic 835-30) which requires debt issuance costs be presented in the balance sheet as a direct reduction of the associated debt obligation, with the amortization of such costs being reported as a component of interest expense. The description of the debt obligation will also include the effective interest rate resulting from the amortization of debt issuance costs. This guidance is effective for annual periods beginning after December 15, 2015 and interim periods within such annual periods. Early adoption is permitted, including adoption in an interim period. The new guidance is to be adopted on a retrospective basis with appropriate disclosure reflecting a change in accounting principle. The Company believes the effects of the adoption of this guidance will not have a material impact on its consolidated financial statements.

Fair value of financial instruments

Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Accordingly, fair value is a market based measurement that is determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, there is a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair values as follows:

•
Level 1:    Quoted market prices in active markets for identical assets or liabilities.

•
Level 2:    Observable market-based inputs or unobservable inputs that are corroborated by market data.

•
Level 3:    Unobservable inputs that are not corroborated by market data.

The following methods and assumptions are used to estimate the fair value of each class of financial instruments for which it is practical to estimate fair value:

Cash and cash equivalents:    Cash equivalents include investments in money market funds. Investments in this category can be redeemed immediately at the current net asset value per share. A money market fund is a mutual fund whose investments are primarily in short-term debt securities designed to maximize current income with liquidity and capital preservation, usually maintaining per share net asset value at a constant amount, such as one dollar. The carrying amounts approximate the fair value because of the short maturity of those instruments.

Restricted cash:    The credit support deposit is classified as Level 1 as its carrying value approximates market prices.

Advance to Silver Legacy Joint Venture:    The $7.5 million note receivable due to ELLC from the Silver Legacy Joint Venture (see Note 3) is classified as Level 2 based upon market-based inputs.

Long-term debt:    The 8.625% Senior Secured Notes due 2019 (the "Resorts Senior Secured Notes," see Note 7) and MTR Gaming 11.5% Senior Secured Second Lien Notes due August 1, 2019 (the "MTR Second Lien Notes", see Note 7) are classified as Level 2 based upon market inputs. The fair value of the Resorts Senior Secured Notes has been calculated based on management's estimates of the borrowing rates available as of March 31, 2015 and December 31, 2014 for debt with similar terms and maturities. The fair value of the MTR Second Lien Notes has been based on quoted market prices as of March 31, 2015.

Acquisition-related contingent considerations:    Contingent consideration related to the July 2003 acquisition of Scioto Downs represents the estimate of amounts to be paid to former stockholders of Scioto Downs under certain earn-out provisions. We consider the acquisition related contingency's fair value measurement, which includes forecast assumptions, to be Level 3 within the fair value hierarchy. The fair value of the acquisition-related contingent consideration was based on its fair value as of the Merger Date.

The estimated fair values of the Company's financial instruments are as follows (amounts in thousands):

	March 31, 2015 (unaudited)		December 31, 2014
	Carrying amount	Fair value	Carrying amount	Fair value

Financial assets:
Cash and cash equivalents	$71,913	$71,913	$87,604	$87,604
Restricted cash	8,357	8,357	8,234	8,234
Advance to Silver Legacy Joint Venture	—	5,067	—	4,911
Financial liabilities:
8.625% Resorts Senior Secured Notes	168,000	175,980	168,000	174,720
11.5% MTR Second Lien Notes	608,090	608,321	610,827	606,919
Acquisition-Related Contingent Considerations	546	546	524	524

The following table represents the change in acquisition-related contingent consideration liabilities during the period December 31, 2014 to March 31, 2015:

Balance as of December 31, 2014	$524
Amortization of present value discount(1)	16
Fair value adjustment for change in consideration expected to be paid(2)	6
Settlements	—

Balance as of March 31, 2015	$546

(1)    Changes in present value are included as a component of interest expense in the consolidated statements of operations.

(2)    Fair value adjustments for changes in earn-out estimates are recorded to indefinite-lived intangibles in the consolidated balance sheets.

Reclassifications

Certain reclassifications, which have no effect on previously reported net loss, have been made to the unaudited consolidated statements of operations to conform to the 2015 presentation. Specifically,

entertainment revenues ($0.7 million for the three months ended March 31, 2014) and entertainment expenses ($0.5 million for the three months ended March 31, 2014) have been reclassified from what was previously "Food, Beverage and Entertainment Revenues" and "Food, Beverage and Entertainment Expenses" to "Other Revenues" and "Other Expenses", respectively. Marketing and promotions costs have been reclassified to a separate line item from "Casino Expenses" ($3.5 million for the three months ended March 31, 2014) and from "General and Administrative Expenses" ($0.6 million for the three months ended March 31, 2014). Valet related expenses ($0.2 million for the three months ended March 31, 2014) have been reclassified to "Other Expenses" from "General and Administrative Expenses."

Note 2.  Acquisition and purchase accounting

The Merger has been accounted for as a reverse acquisition of MTR Gaming by HoldCo under which HoldCo is considered the acquirer for accounting purposes.

Consideration transferred

The total consideration paid was $103.0 million. The purchase consideration in a reverse acquisition was determined with reference to the value of equity the accounting acquirer, HoldCo, would have had to issue to the owners of the accounting acquiree, MTR Gaming, to give them the same percentage interest in the combined entity. However, in a reverse acquisition between a public company as the legal acquirer and a private company as the accounting acquirer, the fair value of the legal acquirer's publicly traded stock generally was a more reliable determination of the fair value of the purchase consideration than the fair value of the accounting acquirer's untraded equity security, and, as such, was used in calculating the purchase consideration. Accordingly, the following table provides the calculation of the purchase price using the fair value of the outstanding common stock of MTR Gaming based on the closing stock price of $4.43 on the Merger Date, as well as a reconciliation of the total shares outstanding on the Merger Date.

ERI Outstanding Share Calculation:
Shares issued to HoldCo(1)	23,286,202
Number of MTR Gaming shares outstanding on the Merger Date(2)	28,386,084
MTR Gaming RSUs that vested upon closing of the Merger(3)	499,179

Total ERI shares outstanding—before share repurchase	52,171,465
MTR Gaming shares acquired at $6.05 per share based on $35.0 million cash election(4)	(5,785,123)

Total ERI shares outstanding at Merger Date(5)	46,386,342
Resorts % ownership	50.20%
MTR Gaming % ownership	49.80%
Consideration Transferred (dollars in thousands, except stock price)
Number of MTR Gaming shares outstanding at the Merger Date	28,386,084
MTR Gaming RSUs that vested upon closing of the Merger	499,179
MTR Gaming shares acquired at $6.05 per share based on $35.0 million cash election	(5,785,123)

Total net MTR Gaming shares	23,100,140
FMV of MTR Gaming common stock at Merger Date	$4.43

Fair value of MTR Gaming shares	$102,334
Fair value of MTR Gaming stock options(3)	677

Total consideration transferred	$103,011

(1)    The number of shares issued to members of HoldCo in the Mergers as merger consideration was determined pursuant to the terms of the Merger Agreement. The shares have been adjusted based upon the final review, as defined in the Merger Agreement. As a result, 25,290 escrow shares previously issued were returned to authorized and unissued prior to December 31, 2014.

(2)    Number of shares of MTR Gaming common stock issued and outstanding immediately prior to closing.

(3)    Pursuant to the MTR Gaming 2010 Long-Term Incentive Plan, immediately prior to closing, all outstanding stock options and MTR Gaming RSUs vested and became immediately exercisable. All vested MTR Gaming RSUs were exchanged for one share of ERI common stock. All outstanding stock options became exercisable for shares of ERI common stock with the same terms as the previous awards.

(4)   Total cash election includes $30.0 million paid by MTR Gaming and $5.0 million paid by HoldCo on the Merger Date.

(5)    The number of shares issued and outstanding, after settlement of the escrow shares, as determined pursuant to the terms of the Merger Agreement.

Final purchase price allocation

The following table summarizes the fair values of the assets acquired and liabilities assumed at the Merger Date. The fair values were based on management's analysis, including work performed by third-party valuation specialists. The following table summarizes the final purchase price allocation of the acquired assets and assumed liabilities as recorded at fair value on the Merger Date (dollars in thousands):

Current and other assets	$75,031
Property and equipment	289,211
Goodwill	66,826
Intangible assets(1)	473,000
Other noncurrent assets	20,381

Total assets	924,449

Current liabilities	46,446
Long-term debt(2)	624,877
Deferred income taxes(3)	143,104
Other noncurrent liabilities	7,011

Total liabilities assumed	821,438

Net assets acquired	$103,011

(1)    Intangible assets consist of gaming licenses, trade names and customer loyalty programs.

(2)    Long-term debt was comprised of MTR Second Lien Notes totaling $570.7 million.

(3)    Deferred tax liabilities were derived based on fair value adjustments for property and equipment, identified intangibles, deferred financing costs, certain long term liabilities and long-term debt.

Goodwill, the excess of the purchase price of acquiring MTR Gaming over the fair market value of the net assets acquired, in the amount of $66.8 million, was recorded as of the Merger Date. The Company considers the goodwill to represent benefits expected to be realized as a result of the Merger.

Pro forma information

The following table includes the pro forma results for the three months ended March 31, 2014 which gives effect to the Merger as if it had occurred on January 1, 2013 and reflect proforma adjustments that are expected to have a continuing impact on the results of operations of the Company and are directly attributable to the Merger (amounts in thousands, except per share data):

Three months ended March 31, 2014

(unaudited)
Net revenues	$171,858
Net loss	(3,127)
Net loss per common share:
Basic and diluted	$(0.07)
Weighted shares outstanding:
Basic and diluted	46,386,342

These pro forma results do not necessarily represent the results of operations that would have been achieved if the Merger had taken place on January 1, 2013, nor are they indicative of the results of operations for future periods. The pro forma amounts include the historical operating results of the Company and MTR Gaming prior to the acquisition, with adjustments directly attributable to the Merger.

Note 3.  Investment in unconsolidated affiliates

Effective March 1, 1994, ELLC and Galleon, (each a "Partner" and, together, the "Partners"), entered into the Silver Legacy Joint Venture pursuant to a joint venture agreement (the "Original Joint Venture Agreement" and, as amended to date, the "Joint Venture Agreement") to develop the Silver Legacy. The Silver Legacy consists of a casino and hotel located in Reno, Nevada, which began operations on July 28, 1995. Each partner owned a 50% interest in the Silver Legacy Joint Venture. The Company owns a direct or indirect 48.1% interest in the Silver Legacy Joint Venture. The noncontrolling interest's share of $103,000 in income earned prior to the Merger Date is reflected in the accompanying consolidated statements of operations.

Under the Plan of Reorganization, each of Resorts through ELLC and Galleon retained its 50% interest in the Silver Legacy, but was required to advance $7.5 million to the Silver Legacy pursuant to a subordinated loan and provide credit support by depositing $5.0 million of cash into a bank account as collateral in favor of the lender under the Silver Legacy credit agreement. The $7.5 million note receivable from Resorts to the Silver Legacy was issued on November 16, 2012 with a stated interest rate of 5% per annum and a maturity date of May 16, 2018 and is included on the accompanying consolidated balance sheets in Investment in and Advances to Unconsolidated Affiliates at March 31, 2015 and December 31, 2014.

In December 2014, Silver Legacy deposited $5.0 million of cash into a cash collateral account securing its obligations under its credit agreement, which reduced the credit support obligation of ELLC and Galleon to $2.5 million each and resulted in the return of $2.5 million of the $5.0 million of collateral that Resorts previously provided as credit support for Silver Legacy's obligations under its credit agreement. The collateral deposit is included as noncurrent restricted cash in the amount of $2.5 million in the accompanying consolidated balance sheets at March 31, 2015 and December 31, 2014.

On December 16, 2013, the Silver Legacy Joint Venture entered into a new senior secured term loan facility totaling $90.5 million (the "Silver Legacy Credit Facility") to refinance its indebtedness under its then existing senior secured term loan and Silver Legacy Second Lien Notes. The Silver Legacy Credit Facility matures on November 16, 2017.

Equity in losses related to the Silver Legacy Joint Venture for the three months ended March 31, 2015 and 2014 amounted to $0.5 million and $0.7 million, respectively.

Summarized information for the Company's investment in and advances to the Silver Legacy Joint Venture as of and for the three months ended March 31, 2015 and 2014 is as follows (in thousands):

	March 31, 2015	March 31, 2014

	(unaudited)
Beginning balance	$14,009	$13,081
Equity in losses of unconsolidated affiliate	(518)	(652)

Ending balance	$13,491	$12,429

Summarized balance sheet information for the Silver Legacy Joint Venture is as follows (in thousands):

	March 31, 2015	December 31, 2014

	(unaudited)
Current assets	$30,994	$30,563
Property and equipment, net	188,747	190,592
Other assets, net	5,904	6,412

Total assets	$225,645	$227,567

Current liabilities	$18,549	$18,707
Long-term liabilities	88,634	89,322
Partners' equity	118,462	119,538

Total liabilities and partners' equity	$225,645	$227,567

Summarized unaudited results of operations for the Silver Legacy Joint Venture are as follows (in thousands):

	Three months ended March 31,
	2015	2014

	(unaudited)
Net revenues	$27,651	$27,577
Operating expenses	25,989	26,146

Operating income	1,662	1,431
Other expense	(2,738)	(2,737)

Net loss	$(1,076)	$(1,306)

Note 4.  Other and intangible assets, net

Other and intangible assets, net, consisted of the following amounts (in thousands):

	March 31, 2015	December 31, 2014

	(unaudited)
Goodwill	$66,826	$66,826

Gaming license (Indefinite-lived)	$482,074	$482,074
Trade names	6,700	6,700
Customer loyalty programs	4,800	4,800

	493,574	493,574
Accumulated amortization trade names	(1,025)	(547)
Accumulated amortization customer loyalty programs	(2,571)	(1,114)

Total goodwill and other intangible assets	$489,978	$491,913

Land held for development	$906	$906
Bond offering costs, 8.625% Resorts Senior Secured Notes	6,851	6,851
Other	5,050	5,354

	12,807	13,111
Accumulated amortization bond costs 8.625% Senior Secured	(3,294)	(3,080)

Total Other Assets, net	$9,513	$10,031

Goodwill, the excess of the purchase price of acquiring MTR Gaming over the fair market value of the net assets acquired, in the amount of $66.8 million was recorded as of the Merger Date. For financial reporting purposes, goodwill is not amortized, but is reviewed no less than annually or when events or circumstances indicate the carrying value might exceed the market value to determine if there has been an impairment in the recorded value.

Included in gaming licenses is the Eldorado Shreveport gaming license recorded at $20.6 million at both March 31, 2015 and December 31, 2014. The license represents an intangible asset acquired from the purchase of a gaming entity located in a gaming jurisdiction where competition is limited, such as when only a limited number of gaming operators are allowed to operate. Gaming license rights are not subject to amortization as the Company has determined that they have an indefinite useful life.

Trade names are amortized on a straight-line basis over a 3.5 year useful life and the customer loyalty program is amortized on a straight-line basis over a one year useful life. Amortization expense with respect to trade names and the customer loyalty program amounted to $1.9 million for the three months ended March 31, 2015, which is included in depreciation and amortization in the accompanying unaudited consolidated statement of operations. There was no such amortization for the three months ended March 31, 2014. Based upon the amortizable intangible assets as of March 31, 2015, the estimated aggregate future amortization expense is $3.7 million for the remainder of 2015, $1.9 million for the year ended December 31, 2016, $1.9 million for the year ended December 31, 2017 and $0.4 million for the year ended December 31, 2018.

Amortization of Resorts' bond costs is computed using the straight-line method, which approximates the effective interest method, over the term of the bonds, and is included in interest expense on the accompanying unaudited consolidated statements of operations. Amortization expense with respect to deferred financing costs amounted to $0.2 million for each of the three months ended March 31, 2015 and 2014. Such amortization expense is expected to be $0.7 million during the remainder of 2015, $0.9 million during each of the years ended December 31, 2016 through 2018 and $0.4 million during 2019.

Note 5.  Income taxes

Prior to the Merger Date, the Company was taxed as a partnership under the Internal Revenue Code pursuant to which income taxes were primarily the responsibility of the partners. On September 18, 2014, as part of the Merger with MTR Gaming, the Company became a C corporation subject to federal and state corporate-level income taxes at prevailing corporate tax rates. The Company files a US federal tax return, and various state and local income tax returns. With few exceptions, the Company is no longer subject to US federal or state and local tax examinations by tax authorities for years before 2011.

The Company estimates an annual effective income tax rate based on projected results for the year and applies this rate to income before taxes to calculate income tax expense. Any refinements made due to subsequent information that affects the estimated annual effective income tax rate are reflected as adjustments in the current period. The Company is estimating its operating results will be at or about break-even, but incurs significant tax expense related to tax amortization of indefinite lived gaming licenses (i.e. Naked Credits) as noted below. This unusual circumstance may result in significant variations in the customary relationship between income tax expense and pretax accounting income in interim periods. The Company is applying the guidance of ASC 740-270-30-18 and applying the actual effective tax rate for the year to date operations as the best estimate of the annual effective tax rate.

The income tax provision results in an effective tax rate that has an unusual relation to our pretax income (loss). This is due to the federal and state valuation allowances on deferred tax assets as discussed below.

The difference between the effective rate and the statutory rate is attributed primarily to the federal and state valuation allowances on our deferred tax assets. As a result of net operating losses and the net deferred tax asset position (after exclusion of certain deferred tax liabilities that generally cannot be offset against deferred tax assets, known as "Naked Credits"), the Company expects to continue to provide for a full valuation allowance against substantially all of our net federal and state deferred tax assets.

For income tax purposes the Company amortizes or depreciates certain assets that have been assigned an indefinite life for book purposes. The incremental amortization or depreciation deductions for income tax purposes result in an increase in certain deferred tax liabilities that cannot be used as a source of future taxable income for purposes of measuring our need for a valuation allowance against the net deferred tax assets. Therefore, we expect to record non cash deferred tax expense as we amortize these assets for tax purposes.

During the three months ended March 31, 2015, the Company's tax expense was $1.0 million. There was no income tax expense during the three months ended March 31, 2014 because the Company was a partnership for income tax purposes. As of March 31, 2015, there are no unrecognized tax benefits and the Company does not expect a significant increase or decrease to the total amounts of unrecognized tax benefits within the next twelve months.

Note 6.  Accrued and other liabilities

Accrued and other liabilities consisted of the following (in thousands):

	March 31, 2015	December 31, 2014

	(unaudited)
Accrued insurance and medical claims	$966	$1,273
Unclaimed chips	1,124	938
Accrued purses and track related liabilities	7,159	4,303
Accrued real estate and property taxes	1,741	2,578
Jackpot liabilities and other accrued gaming promotions	8,409	8,211
Construction project and equipment liabilities	736	2,333
Other	7,581	7,152

	$27,716	$26,788

Note 7.  Long-term debt

Long-term debt consisted of the following (in thousands):

	March 31, 2015	December 31, 2014

	(unaudited)
Resorts:
8.625% Senior Secured Notes	$168,000	$168,000

MTR Gaming:
11.5% MTR Second Lien Notes	560,664	560,664
Unamortized premium	47,426	50,163

	608,090	610,827

Total Long-Term Debt	776,090	778,827
Less—Current portion	—	—

	$776,090	$778,827

Scheduled maturities of long-term debt are $728.7 million in 2019.

Resorts' debt obligations

On June 1, 2011, Resorts completed the issuance of $180 million of 8.625% Senior Secured Notes due June 15, 2019 (the "Resorts Senior Secured Notes"). Interest on the Resorts Senior Secured Notes is payable semiannually each June 15 and December 15 to holders of record on the preceding June 1 or December 1, respectively.

The indenture relating to the Resorts Senior Secured Notes contains various restrictive covenants, including limitations on the payment of dividends and other restricted payments, making additional investments, additional liens, transactions with affiliates, covenants imposing limitations on additional debt, dispositions of property, mergers and similar transactions. As of March 31, 2015, Resorts was in compliance with all of the covenants under the indenture relating to the Resorts Senior Secured Notes.

The Resorts Senior Secured Notes are unconditionally guaranteed, jointly and severally, by all of Resorts' current and future domestic restricted subsidiaries other than Eldorado Capital Corp., an entity that was formed for the exclusive purpose of acting as co-issuer of debt issued by Resorts (collectively, the "Guarantors"). The Silver Legacy Joint Venture is not a subsidiary and did not guarantee the Resorts Senior Secured Notes. The Resorts Senior Secured Notes are secured by a first priority security interest on substantially all of Resorts' current and future assets (other than certain excluded assets, including gaming licenses and Resorts' interests the Silver Legacy Joint Venture). In addition, all of the membership interests in Resorts and equity interests in the Guarantors are subject to a pledge for the benefit of the holders of the Resorts Senior Secured Notes.

Resorts may redeem some or all of the Resorts Senior Secured Notes prior to June 15, 2015 at a redemption price of 100% of the principal amount thereof plus a "make whole premium" together with accrued and unpaid interest thereon. On or after June 15, 2015, Resorts may redeem the Resorts Senior Secured Notes at the following redemption prices (expressed as a percentage of principal amount) plus any accrued and unpaid interest thereon:

Year beginning June 15,	Percentage

2015	104.313%
2016	102.156%
2017 and thereafter	100.000%

MTR Gaming debt obligations

On August 1, 2011, MTR Gaming completed the offering of $565.0 million in aggregate principal amount of senior secured second lien notes (the "MTR Second Lien Notes") due August 1, 2019 at an issue price equal to 97% of the aggregate principal amount of the MTR Second Lien Notes. The MTR Second Lien Notes mature on August 1, 2019, with interest payable semi-annually in arrears on February 1 and August 1 of each year.

The MTR Second Lien Notes and the guarantees are senior secured obligations and are jointly and severally, fully, and unconditionally guaranteed by MTR Gaming's current and future domestic restricted subsidiaries, other than MTR Gaming's immaterial subsidiaries. The MTR Second Lien Notes are secured by a second priority lien on substantially all of the assets of MTR Gaming and the guarantors, other than excluded property, as defined in the Senior Secured Second Lien Indenture. The MTR Second Lien Notes and the guarantees are effectively junior to any of MTR Gaming's and the guarantors' existing and future debt that is secured by senior or prior liens on the collateral to the extent of the value of the collateral securing such obligations.

The indenture governing the MTR Second Lien Notes contains a number of customary covenants, including limitations on the payment of distributions and other restricted payments, making additional investments, additional liens, transactions with affiliates, additional debt, dispositions of property, mergers and similar transactions, and events of default. In addition, if the consolidated total debt ratio of MTR Gaming is equal to or greater than 4.0 to 1.0 and such offer is permitted pursuant to the terms of MTR Gaming's credit facilities, MTR Gaming is required to repay debt under its credit facility or make an offer to purchase MTR Second Lien Notes with the excess cash flow amounts (as such term is defined in the indenture governing the MTR Second Lien Notes). As of March 31, 2015, MTR Gaming was in compliance with the covenants under the indenture relating to the MTR Second Lien Notes.

MTR Gaming may redeem some or all of the MTR Second Lien Notes prior to August 1, 2015 at a redemption price of 100% of the principal amount thereof plus a "make whole premium" together with accrued and unpaid interest thereon. On or after August 1, 2015, MTR Gaming may redeem the MTR Second Lien Notes at the following redemption prices (expressed as a percentage of principal amount) plus any accrued and unpaid interest thereon:

Year beginning August 1,	Percentage

2015	106.00%
2016	103.00%
2017 and thereafter	100.00%

In October 2014, MTR Gaming repurchased $10 million in aggregate principal amount of its 11.5% MTR Second Lien Notes, at a price of $110.25 per $100 in principal amount of the purchased notes. The repurchase resulted in a $1.2 million annual savings in interest expense. After giving effect to the repurchase of the bonds in October 2014, the annual interest expense on the MTR Second Lien Notes approximates $64.5 million. Additionally, annual amortization of the premium on the MTR Second Lien Notes is $10.9 million.

Note 8.  Earnings per share

The following table illustrates the required disclosure of the reconciliation of the numerators and denominators of the basic and diluted net income per share computations during the three months ended March 31, 2015 and 2014 (dollars in thousands, except per share amounts):

	Three months ended March 31,
	2015	2014

	(unaudited)
Net loss available to common stockholders	$(6,164)	$(2,333)

Shares outstanding:
Weighted average shares outstanding	46,494,638	23,311,492

Net loss per common share:
Basic	$(0.13)	$(0.10)

As the accounting acquirer in the Merger and in accordance with the applicable accounting guidance in ASC 805, for purposes of computing comparative earnings per share, the Company has presented the historical weighted average number of common shares outstanding multiplied by the exchange ratio established in the Merger Agreement (see Note 2) for the three months ended March 31, 2014. At the Merger Date, there were no dilutive securities outstanding.

Note 9.  Commitments and contingencies

Litigation

We are a party to various lawsuits, which have arisen in the normal course of our business. Estimated losses are accrued for these lawsuits and claims when the loss is probable and can be estimated. The current liability for the estimated losses associated with those lawsuits is not material to our consolidated financial condition and those estimated losses are not expected to have a material impact on our results of operations.

On April 17, 2010, Presque Isle Downs, Inc. initiated legal action in the Court of Common Pleas of Erie County, Pennsylvania, against defendants Dwayne Cooper Enterprises, Inc. ("DCE"), Turner Construction Company ("Turner"), and Rectenwald Buehler Architects, Inc. f/k/a Weborg Rectenwald Buehler Architects, Inc. ("RB") to recover damages arising out of failures of the surveillance system installed during the original construction of the casino facilities at Presque Isle Downs. DCE supplied and installed the surveillance system, RB acted as the project architect, and Turner served as the construction manager on the project. Shortly after Presque Isle Downs opened on February 28, 2007, it discovered that certain components of the surveillance system were defective, malfunctioning or missing. After efforts to remediate the deficiencies in the system were unsuccessful, it became necessary to replace certain components of the surveillance system at a cost of $1.9 million, and to write-off approximately $1.5 million related to the net book value of the equipment that was replaced. On April 5, 2011, Presque Isle Downs obtained a default judgment against DCE in the amount of $2.7 million. Efforts to enforce the judgment against DCE are ongoing but the assets of DCE appear to be modest and materially insufficient to pay the judgment. Any proceeds that may be received will be recorded as the amounts are realized. Defendant RB joined five additional vendors/subcontractors as additional defendants in the case. Each of the defendants and all but one of the additional defendants filed motions or objections requesting that the Court dismiss the claims against it. After these motions and objections were denied and the parties engaged in limited discovery, the parties agreed to submit the case to mediation. The mediation occurred on February 10, 2015, and resulted in an agreement under which the sum of $0.7 million would be paid to Presque Isle Downs, Inc. in exchange for a general release of the defendants (except DCE) and the additional defendants. A draft settlement agreement has been prepared and is currently under review by all parties. It is anticipated the settlement will be concluded and the case voluntarily dismissed by June 30, 2015.

On October 21, 2011, the Ohio Roundtable filed a complaint in the Court of Common Pleas in Franklin County, Ohio against a number of defendants, including the Governor, the Ohio Lottery Commission and the Ohio Casino Control Commission. The complaint alleges a variety of substantive and procedural defects relative to the approval and implementation of video lottery terminals as well as several counts dealing with the taxation of standalone casinos. As interveners, we, along with four of the other racinos in Ohio, filed motions for judgment on the pleadings to supplement the position of the Racing Commission. In May 2012, the Court of Common Pleas dismissed the case; however, the plaintiffs filed an appeal and oral arguments were held on January 17, 2013 in the 10th District Court of Appeals. In March 2013, the Court of Appeals upheld the ruling. The decision of the Appeals Court was appealed to the Ohio Supreme Court by the plaintiffs on April 30, 2013 and the Ohio Supreme Court has elected to accept the appeal. The Ohio Supreme Court temporarily stayed the appeal until it first ruled on a matter with similar procedural issues. A decision was issued on that case on June 10, 2014. Accordingly, along with the State Appellees, a motion to dismiss as improvidently granted was filed which was partially granted. The remaining propositions of law have been briefed by both parties and oral argument is scheduled for June 23, 2015.

Environmental remediation

In October 2004, we acquired 229 acres of real property, known as the International Paper site, as an alternative site to build Presque Isle Downs. In connection with our acquisition of the International Paper site, we entered into a consent order and decree (the "Consent Order") with the PaDEP and International Paper insulating us from liability for certain pre-existing contamination, subject to compliance with the Consent Order, which included a proposed environmental remediation plan for the site, which was tied specifically to the use of the property as a racetrack. The proposed environmental remediation plan in the

Consent Order was based upon a "baseline environmental report" and management estimated that such remediation would be subsumed within the cost of developing the property as a racetrack. The racetrack was never developed at this site. In October 2005, we sold approximately 205 acres to GEIDC who assumed primary responsibility for the remediation obligations under the Consent Order relating to the property they acquired. However, we were advised by the PaDEP that we were not released from our liability and responsibility under the Consent Order. We also purchased an Environmental Risk Insurance Policy in the amount of $10.0 million with respect to the property, which expires in October 2015. We believe the insurance coverage is in excess of any exposure that we may have in this matter.

Regulatory gaming assessments

The Pennsylvania Gaming Control Board (the "PGCB"), the Pennsylvania Department of Revenue and the Pennsylvania State Police (collectively "the Borrowers"), were required to fund the costs they incurred in connection with the initial development of the infrastructure to support gaming operations in Pennsylvania as well as the initial ongoing costs of the Borrowers. The initial funding of these costs was provided from a loan from the Pennsylvania General Fund in the amount of $36.1 million, and further funding was provided from additional loans from the Pennsylvania Property Tax Reserve Fund in the aggregate amount of $63.8 million.

The Pennsylvania Department of Revenue will assess all licensees, including Presque Isle Downs, their proportionate share of amounts represented by the borrowings, which are in the aggregate amount of $99.9 million, once the designated number of Pennsylvania's slot machine licensees is operational. On July 11, 2011, the PGCB issued an administrative order which established that payments associated with the $63.8 million that was borrowed from the Property Tax Reserve Fund would commence on January 1, 2012. The repayment allocation between all current licensees is based upon equal weighting of (1) cumulative gross slot revenue since inception in relation to the combined cumulative gross slot revenue for all licensees and (2) single year gross slot revenue (during the state's fiscal year ending June 30) in relation to the combined single year gross slot revenue for all licensees; and amounts paid each year will be adjusted annually based upon changes in the licensee's proportionate share of gross slot revenue. MTR Gaming has estimated that its total proportionate share of the aggregate $63.8 million to be assessed to the gaming facilities will be approximately $4.2 million and will be paid quarterly over a ten-year period, which began effective January 1, 2012. For the $36.1 million that was borrowed from the General Fund, payment is scheduled to begin after all fourteen licensees are operational. Although MTR Gaming cannot determine when payment will begin, it has considered a similar repayment model for the General Fund borrowings and estimated that its total proportionate share of the aggregate $36.1 million to all fourteen gaming facilities will approximate $2.2 million, which has been accrued in the accompanying consolidated balance sheets at March 31, 2015 and December 31, 2014.

The recorded estimate is subject to revision based upon future changes in the revenue assumptions utilized to develop the estimate. The estimated total obligation at March 31, 2015 and December 31, 2014 was $4.9 million and $0.5 million, respectively, and is accrued in the accompanying consolidated balance sheets. As of and during the three months ended March 31, 2015, our total estimated liability increased as a result of changes in the forecasted assumptions utilized in the model by $20,000 and was recognized in gaming operating expenses. MTR Gaming paid approximately $0.1 million during the three months ended March 31, 2015.

Note 10.  Related parties

As of March 31, 2015, the Company's receivables and payables to related parties amounted to $0.3 million and $0.2 million, respectively. As of December 31, 2014, the Company's receivables and payables to related parties amounted to $0.4 million and $0.2 million, respectively. These amounts represent amounts related to shared services and other transactions in the ordinary course of business between Resorts and Silver Legacy.

Note 11.  Segment information

The following table sets forth, for the period indicated, certain operating data for our reportable segments. Management views each of our casinos as an operating segment. Operating segments are aggregated based on their similar economic characteristics, types of customers, types of services and products provided, and their management and reporting structure. The Company's principal operating activities occur in three geographic regions: Reno, Shreveport and the eastern states. The Company has aggregated its operating segments into three reportable segments: Eldorado Reno, Eldorado Shreveport and MTR Gaming.

	Three months ended March 31,
	2015	2014

	(in thousands, unaudited)
Revenues and expenses
Eldorado Reno
Net operating revenues(a)	$23,753	$23,166
Expenses, excluding depreciation	(21,322)	(22,483)
Corporate management fee	(384)	—
Acquisition charges	—	(1,372)
Equity in losses of unconsolidated affiliates	(518)	(380)
Depreciation	(1,932)	(2,028)

Operating loss—Eldorado Reno	$(403)	$(3,097)

Eldorado Shreveport
Net operating revenues	$34,634	$34,614
Expenses, excluding depreciation and amortization(a)	(27,516)	(27,805)
Corporate management fee	(496)	—
Depreciation and amortization	(1,919)	(2,160)

Operating income—Eldorado Shreveport	$4,703	$4,649

MTR Gaming
Net operating revenues	$109,064	$—
Expenses, excluding depreciation and amortization	(88,189)	—
Corporate management fee	(1,763)	—
Gain on sale or disposal of property	1	—
Acquisition charges	(84)	—
Depreciation and amortization	(10,539)	—

Operating income—MTR Gaming	$8,490	$—

Eldorado Corporate
Expenses, excluding depreciation and amortization(a)	$(3,270)	$—
Corporate management fee	2,643	—
Depreciation and amortization	(79)	—

Operating income—Eldorado Corporate	$(706)	$—

Total Reportable Segments
Net operating revenues(a)	$167,451	$57,780
Expenses, excluding depreciation and amortization(a)	(140,297)	(50,288)
Gain on sale or disposal of property	1	—
Acquisition charges	(84)	(1,372)
Equity in losses of unconsolidated affiliates	(518)	(380)
Depreciation and amortization	(14,469)	(4,188)

Operating income—Total Reportable Segments	$12,084	$1,552

Reconciliations to Consolidated Net Loss
Operating Income—Total Reportable Segments	$12,084	$1,552
Unallocated income and expenses:
Interest income	5	4
Interest expense	(17,237)	(3,889)
Provision for income taxes	(1,016)	—

Net loss	$(6,164)	$(2,333)

(a)    Excludes intercompany management fee revenues earned by Eldorado Reno and expensed by Eldorado Shreveport amounting to $0.8 million for the three months ended March 31, 2014.

	Three months ended March 31,
	2015	2014

	(in thousands, unaudited)
Capital Expenditures
Eldorado Reno	$1,389	$321
Eldorado Shreveport	620	181
MTR Gaming	5,486	—

Total	$7,495	$502

	As of March 31, 2015	As of December 31, 2014

	(in thousands)
	(unaudited)
Total Assets(a)
Eldorado Reno	$236,788	$236,330
Eldorado Shreveport	146,811	143,928
Eldorado Corporate	5,942	—
MTR Gaming	895,184	921,726
Eliminating and reclassification entries(b)	(134,273)	(126,654)

Total	$1,150,452	$1,175,330

(a)    Total assets presented in this table are considered restricted under the Company's indenture described in Note 7.

(b)   Reflects the following for the periods indicated:

Proceeds from Resorts Senior Secured Notes loaned to Eldorado Shreveport	$116,308	$116,308
Accrued interest on the above intercompany loan	2,926	418
Intercompany receivables/payables	3,344	130
Reclassification of noncurrent deferred tax assets	1,897	—
Net investment in and advances to MTR Gaming	5,000	5,000
Net investment in and advances to Eldorado Shreveport	4,798	4,798

	$134,273	$126,654

Report of independent registered public accounting firm

The Board of Directors and Stockholders
Eldorado Resorts, Inc.

We have audited the accompanying consolidated balance sheets of Eldorado Resorts, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive (loss) income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2014. Our audits also included the financial statement schedule listed in the Index at Item 15. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Eldorado Resorts, Inc. at December 31, 2014 and 2013, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Eldorado Resorts, Inc.'s internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), and our report dated March 16, 2015 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Las Vegas, Nevada
March 16, 2015

Eldorado Resorts, Inc.
Consolidated balance sheets
(dollars in thousands)

	December 31, 2014	December 31, 2013

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$87,604	$29,813
Restricted cash	5,734	305
Accounts receivable, net	7,112	3,240
Due from affiliates	362	430
Inventories	7,234	3,109
Prepaid expenses and other	9,447	2,532

Total current assets	117,493	39,429
RESTRICTED CASH	2,500	5,000
INVESTMENT IN AND ADVANCES TO UNCONSOLIDATED AFFILIATES	14,009	18,349
PROPERTY AND EQUIPMENT, NET	456,139	180,342
GAMING LICENSES AND OTHER INTANGIBLES, NET	491,913	20,574
NON-OPERATING REAL PROPERTY	16,419	—
GOODWILL	66,826	—
OTHER ASSETS, net	10,031	6,488

Total assets	$1,175,330	$270,182

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$—	$2,500
Current portion of capital lease obligations	32	225
Accounts payable	12,184	6,762
Interest payable	27,469	633
Income taxes payable	137	—
Accrued gaming taxes and assessments	12,998	2,447
Accrued payroll	9,441	4,568
Accrued other liabilities	26,788	7,764
Deferred income taxes	2,608	—
Due to affiliates	187	248

Total current liabilities	91,844	25,147
LONG-TERM DEBT, less current portion	778,827	168,000
CAPITAL LEASE OBLIGATIONS, less current portion	3	35
DEFERRED INCOME TAXES	144,439	—
OTHER LIABILITIES	8,595	1,425

Total liabilities	1,023,708	194,607

COMMITMENTS AND CONTINGENCIES (Note 6)
STOCKHOLDERS' EQUITY:
Common stock, 100,000,000 shares authorized, 46,426,714 issued and outstanding, par value $0.00001	—	—
Paid-in capital	165,857	73,803
Accumulated deficit	(14,425)	—
Accumulated other comprehensive income	87	1,772

Stockholders' equity before non-controlling interest	151,519	75,575
Non-controlling interest	103	—

Total stockholders' equity	151,622	75,575

Total liabilities and stockholders' equity	$1,175,330	$270,182

The accompanying notes are an integral part of these consolidated financial statements.

Eldorado Resorts, Inc.
Consolidated statements of operations
(dollars in thousands, except per share data)

	For the year ended December 31,
	2014	2013	2012

REVENUES:
Casino	$298,848	$192,379	$200,292
Pari-mutuel commissions	1,986	—	—
Food and beverage	68,233	60,556	59,317
Hotel	28,007	26,934	26,203
Other	13,198	10,384	10,458

	410,272	290,253	296,270
Less—promotional allowances	(48,449)	(43,067)	(41,530)

Net operating revenues	361,823	247,186	254,740

EXPENSES:
Casino	167,792	101,913	104,044
Pari-mutuel commissions	2,411	—	—
Food and beverage	37,411	28,982	29,095
Hotel	8,536	7,891	8,020
Other	9,348	7,290	7,279
Marketing and promotions	21,982	17,740	18,724
General and administrative	63,355	43,713	44,936
Depreciation and amortization	28,643	17,031	17,651

Total operating expenses	339,478	224,560	229,749
LOSS ON SALE OR DISPOSAL OF PROPERTY	(84)	(226)	(198)
ACQUISITION CHARGES	(7,411)	(3,173)	—
EQUITY IN INCOME (LOSSES) OF UNCONSOLIDATED AFFILIATES	2,705	3,355	(8,952)

OPERATING INCOME	17,555	22,582	15,841

OTHER INCOME (EXPENSE):
Interest income	18	16	14
Interest expense	(30,752)	(15,681)	(16,069)
Gain on extinguishment of debt of unconsolidated affiliate	—	11,980	—
Gain on termination of supplemental executive retirement plan assets of unconsolidated affiliates	715	—	—
Loss on property donation	—	—	(755)
Loss on early retirement of debt, net	(90)	—	(22)

Total other expense	(30,109)	(3,685)	(16,832)

NET (LOSS) INCOME BEFORE INCOME TAXES	(12,554)	18,897	(991)
PROVISION FOR INCOME TAXES	(1,768)	—	—

NET (LOSS) INCOME	(14,322)	18,897	(991)
NON-CONTROLLING INTEREST	(103)	—	—

NET INCOME (LOSS) ATTRIBUTABLE TO ERI, INC.	$(14,425)	$18,897	$(991)

Net (Loss) Income per share of Common Stock:
Basic and Diluted	$(0.48)	$0.81	$(0.04)

Weighted Average Number of Shares Outstanding
Basic and Diluted	29,901,405	23,311,492	23,311,492

The accompanying notes are an integral part of these consolidated financial statements.

Eldorado Resorts, Inc.
Consolidated statements of comprehensive (loss) income
(dollars in thousands)

	For the year ended December 31,
	2014	2013	2012

NET (LOSS) INCOME	$(14,425)	$18,897	$(991)
Other Comprehensive Income (Loss), net of tax:
Defined benefit pension plan—amortization of net gain	87	—	—
Minimum pension liability adjustment of unconsolidated affiliate	(1,772)	1,772	—

Other Comprehensive (Loss) Income	(1,685)	1,772	—

Comprehensive (Loss) Income, net of tax	$(16,110)	$20,669	$(991)

The accompanying notes are an integral part of these consolidated financial statements.

Eldorado Resorts, Inc.
Consolidated statements of stockholders' equity
(dollars in thousands)

	Common stock					Accumulated other comprehensive income
			Paid-in capital	Accumulated deficit	Noncontrolling interest
	Shares	Amount					Total

Balances, January 1, 2012	23,311,492	$—	$66,023	$—	$—	$—	$66,023
Net loss	—	—	(991)	—	—	—	(991)
Cash contributions	—	—	106	—	—	—	106
Cash distributions	—	—	(4,135)	—	—	—	(4,135)

Balances, December 31, 2012	23,311,492	—	61,003	—	—	—	61,003
Net income	—	—	18,897	—	—	—	18,897
Other comprehensive income—Minimum pension liability adjustment of unconsolidated affiliate	—	—	—	—	—	1,772	1,772
Cash distributions	—	—	(6,097)	—	—	—	(6,097)

Balances, December 31, 2013	23,311,492	—	73,803	—	—	1,772	75,575
Noncash distribution of investment in Tamarack Crossing, LLC	—	—	(5,479)	—	—	—	(5,479)
Cash distributions	—	—	(575)	—	—	—	(575)
MTR Gaming shares converted upon reverse merger	23,100,140	—	98,011	—	—	—	98,011
Escrow shares returned to authorized and unissued	(25,290)	—	—	—	—	—	—
Net loss	—	—	—	(14,425)	103	—	(14,322)
Pension other comprehensive gain, net of tax of $50	—	—	—	—	—	87	87
Minimum pension liability adjustment of unconsolidated affiliate	—	—	—	—	—	(1,772)	(1,772)
Exercise of stock options	76,633	—	245	—	—	—	245
Shares withheld related to net share settlement of stock awards	(36,261)	—	(148)	—	—	—	(148)

Balances, December 31, 2014	46,426,714	$—	$165,857	$(14,425)	103	$87	$151,622

The accompanying notes are an integral part of these consolidated financial statements.

Eldorado Resorts, Inc.
Consolidated statements of cash flows
(dollars in thousands)

	Year ended December 31,
	2014	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(14,322)	$18,897	$(991)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	28,643	17,031	17,651
Amortization of debt issuance costs and (premium) discount	(2,261)	854	1,006
Equity in (income) losses of unconsolidated affiliates	(2,705)	(3,355)	8,952
Gain on termination of supplemental executive retirement plan assets of unconsolidated affiliate	(715)	—	—
Loss on property donation	—	—	755
Gain on extinguishment of debt of unconsolidated affiliate	—	(11,980)	—
Gain on early retirement of debt, net	90	—	22
Distributions from unconsolidated affiliate	509	1,626	893
Change in fair value of acquisition related contingencies	16	—	—
Loss on sale or disposal of property	84	226	198
Provision for bad debts	1,070	847	271
Provision for deferred income taxes	1,583	—	—
Change in operating assets and liabilities:
Accounts receivable	358	(454)	(213)
Inventories	(12)	(264)	284
Prepaid expenses and other	2,503	(37)	(129)
Accounts payable	1,811	400	(1,473)
Interest payable	18,063	—	(62)
Income taxes payable	137	—	—
Accrued and other liabilities and due to affiliates	(973)	(172)	1,202

Net cash provided by operating activities	33,879	23,619	28,366

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures, net of payables	(10,564)	(7,413)	(9,181)
Investment in and loans to unconsolidated affiliate	—	—	(7,500)
Cash acquired in Merger, net of $35 million cash used to repurchase stock	48,110	—	—
Proceeds from sale of property and equipment	3	19	10
Decrease (increase) in restricted cash due to credit support deposit	2,500	—	(5,000)
Reimbursement of capital expenditures from West Virginia regulatory authorities	799	—	—
Increase in restricted cash	(2,273)	(83)	(62)
Increase in other assets, net	(435)	(166)	(99)

Net cash provided by (used in) investing activities	38,140	(7,643)	(21,832)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of long-term debt	(13,525)	(5,000)	(6,952)
Principal payments on capital leases	(225)	(369)	(400)
Cash contributions	—	—	106
Cash distributions	(575)	(6,097)	(4,135)
Proceeds from exercise of stock options	245	—	—
Repurchase of treasury stock	(148)	—	—

Net cash used in financing activities	(14,228)	(11,466)	(11,381)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	57,791	4,510	(4,847)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	29,813	25,303	30,150

CASH AND CASH EQUIVALENTS, END OF YEAR	$87,604	$29,813	$25,303

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$14,848	$14,827	$15,125
Local income taxes paid	360	—	—
Noncash distribution of Tamarack investment	5,479	—	—
Payables for capital expenditures	3,890	397	418
Capital lease obligations settled through deposits	—	68	—
Equipment acquired under capital leases	—	95	—

The accompanying notes are an integral part of these consolidated financial statements.

Eldorado Resorts, Inc.
Notes to consolidated financial statements
December 31, 2014

1.     Organization and basis of presentation

The accompanying consolidated financial statements include the accounts of Eldorado Resorts, Inc. ("ERI" or the "Company"), a Nevada corporation formed in September 2013, and its consolidated subsidiaries. As explained in greater detail in Note 3, ERI was formed in September 2013 to be the parent company following the merger of wholly owned subsidiaries of the Company into Eldorado HoldCo LLC ("HoldCo"), a Nevada limited liability company formed in 2009 that is the parent company of Eldorado Resorts LLC ("Resorts"), and MTR Gaming Group, Inc. ("MTR Gaming"), a Delaware corporation incorporated in 1988 (the "Merger"). Effective upon the consummation of the Merger on September 19, 2014 (the "Merger Date"), MTR Gaming and HoldCo each became a wholly owned subsidiary of ERI and, as a result of such transactions, Resorts became an indirect wholly owned subsidiary of ERI. The Merger has been accounted for as a reverse acquisition of MTR Gaming by HoldCo under accounting principles generally accepted in the United States ("US GAAP"). As a result, HoldCo is considered the acquirer of MTR Gaming for accounting purposes. The accompanying consolidated financial statements for periods prior to the Merger Date are those of HoldCo and its subsidiaries, and for periods subsequent to the Merger Date also include MTR Gaming and its subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

Resorts owns and operates the Eldorado Hotel and Casino, a premier hotel, casino and entertainment facility centrally located in downtown Reno, Nevada (the "Eldorado Reno"), which opened for business in 1973. Resorts also owns Eldorado Resort Casino Shreveport ("Eldorado Shreveport"), a 403-room all suite art deco-style hotel and a tri-level riverboat dockside casino complex situated on the Red River in Shreveport, Louisiana, which commenced operations under its previous owners in December 2000.

Resorts also owns a 48.1% interest in the joint venture (the "Silver Legacy Joint Venture") which owns the Silver Legacy Resort Casino (the "Silver Legacy"), a major themed hotel and casino situated between and seamlessly connected at the mezzanine level to the Eldorado Reno and Circus Circus-Reno, a hotel and casino owned and operated by Galleon, Inc. ("Galleon"), an indirect, wholly owned subsidiary of MGM Resorts International. Galleon owns 50% of the interests of the Silver Legacy Joint Venture. Pursuant to a Retained Interest Agreement entered into in connection with the Merger (see Note 5), Resorts has the right to acquire the remaining 1.9% interest in the Silver Legacy from Eldorado Limited Liability Company ("ELLC"), a Nevada limited liability company that was a 96% owned subsidiary of Resorts prior to the Merger, on the terms and conditions described therein.

Resorts previously owned a 21.3% interest in Tamarack Crossing, LLC ("Tamarack"), a Nevada limited liability company that owned and operated Tamarack Junction, a casino in south Reno which commenced operations on September 4, 2001. On September 1, 2014, and as a condition to closing the Merger, Resorts distributed to HoldCo, and HoldCo subsequently distributed to its members on a pro rata basis Resorts' interest in Tamarack. No gain or loss was recognized in the accompanying consolidated financial statements as a result of such distribution because the distribution was in the amount of the book value of Tamarack and totaled $5.5 million.

MTR Gaming operates as a hospitality and gaming company with racetrack, gaming and hotel properties in West Virginia, Pennsylvania and Ohio. MTR Gaming, through its wholly owned subsidiaries, owns and operates Mountaineer Casino, Racetrack & Resort in Chester, West Virginia ("Mountaineer"), Presque Isle Downs & Casino in Erie, Pennsylvania ("Presque Isle Downs"), and Scioto Downs in Columbus, Ohio. Scioto Downs, through its subsidiary, RacelineBet, Inc., also operates Racelinebet.com, a national account wagering service that offers online and telephone wagering on horse races as a marketing affiliate of TwinSpires.com, an affiliate of Churchill Downs, Inc.

2.     Summary of significant accounting policies

Principles of consolidation.    The accompanying consolidated financial statements include the accounts of the Company as described in Note 1. All significant intercompany transactions have been eliminated in consolidation.

Use of estimates.    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("US GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates incorporated into the Company's unaudited condensed consolidated financial statements include estimated useful lives for depreciable and amortizable assets, estimated allowance for doubtful accounts receivable, estimated cash flows in assessing the recoverability of long-lived assets, self-insurance reserves, players' club liabilities, contingencies and litigation, claims and assessments, and fair value measurements related to the Company's long-term debt. Actual results could differ from these estimates.

Cash and cash equivalents.    Cash and cash equivalents include all unrestricted, highly liquid investments purchased with a remaining maturity of 90 days or less. Cash and cash equivalents also includes cash maintained for gaming operations.

Restricted cash.    Restricted cash includes unredeemed winning tickets from our racing operations, funds related to horsemen's fines and certain simulcasting funds that are restricted to payments for improving horsemen's facilities and racing purses at Scioto Downs, cash deposits that serve as collateral for letters of credit surety bonds and short-term certificates of deposit that serve as collateral for certain bonding requirements. The Company maintains renewable short-term certificates of deposit in the amount of $0.3 million.

The Company also has a certificate of deposit which is used for security with the Nevada Department of Insurance for its self-insured workers compensation. The certificate of deposit matured on August 2, 2014 at which time it was renewed and increased in amount to $321,000 and the maturity date was extended to February 2, 2015. It was subsequently renewed and extended to August 5, 2015.

Additionally, in connection with the Plan of Reorganization of the Silver Legacy Joint Venture (Note 5), each of Resorts and Galleon were required, among other things, to deposit $5.0 million of cash into a bank account as collateral in favor of the lender under the Silver Legacy Joint Venture credit agreement. In December 2014, the amount of cash deposited by Resorts and Galleon as collateral in favor of the lenders under the Silver Legacy Joint Venture credit agreement was reduced to $2.5 million.

Accounts receivable and credit risk.    Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of casino accounts receivable. The Company issues markers to approved casino customers following background checks and assessments of creditworthiness. Trade receivables, including casino and hotel receivables, are typically non-interest bearing. Accounts are written off when management deems the account to be uncollectible. Recoveries of accounts previously written off are recorded when received. An estimated allowance for doubtful accounts is maintained to reduce the Company's receivables to their carrying amount, which approximates fair value. The allowance is estimated based on specific review of customer accounts as well a historical collection experience and current economic and business conditions. Management believes that as of December 31, 2014 and 2013, no significant concentrations of credit risk existed.

Certain concentrations of risk.    The Company's operations are in limited market areas. Therefore, the Company is subject to risks inherent within those markets. To the extent that new casinos enter into the markets or hotel room capacity is expanded, competition will increase. The Company may also be affected by economic conditions in the United States and globally affecting the markets or trends in visitation or spending in the markets in which it operates. We maintain cash balances at certain financial institutions in excess of amounts insured by the Federal Deposit Insurance Corporation. In addition, we maintain significant cash balances on hand at our gaming facilities.

Inventories.    Inventories are stated at the lower of average cost, using a first-in, first-out basis, or market. Inventories consist primarily of food and beverage, retail merchandise and operating supplies. Cost is determined primarily by the average cost method for food and beverage and operating supplies.

Property and equipment.    Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful life of the asset or the term of the capitalized lease, whichever is less. Costs of major improvements are capitalized, while costs of normal repairs and maintenance are charged to expense as incurred. Gains or losses on the disposal of property and equipment are included in operating income.

Investment in unconsolidated affiliates.    Because Resorts does not control, but exerts significant influence over the operations of the Silver Legacy, the Company previously accounted for ELLC's 50% joint venture interest in and will account for its now 48.1% direct interest in the Silver Legacy using the equity method of accounting. Since Resorts operates in the same line of business as the Silver Legacy, which has casino and hotel operations, Resorts' equity in the income (loss) of the Silver Legacy Joint Venture is included in operating income. Similarly, Resorts accounted for its 21.3% interest in Tamarack using the equity method of accounting and included its equity in the income (loss) of Tamarack in operating income.

The Company considers whether the fair values of any of its equity method investments have declined below their carrying value whenever adverse events or changes in circumstances indicate that recorded values may not be recoverable. Estimated fair value is determined using a discounted cash flow analysis based on estimated future results of the investee and market indicators of terminal year capitalization rate. There were no impairments of the Company's equity method investments during 2014, 2013 or 2012.

Long-lived and finite-lived intangible assets and non-operating real properties.    Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company compares the estimated future cash flows of the asset, on an undiscounted basis, to the carrying amount of the asset. If the undiscounted cash flows exceed the carrying value, no impairment is indicated. If the undiscounted cash flows do not exceed the carrying amount, an impairment is recorded based on the fair value of the asset, typically measured using a discounted cash flow model. If the asset is still under development, future cash flows include remaining construction costs. An estimate of undiscounted future cash flows produced by the asset is compared to its carrying value to determine whether an impairment exists. An impairment loss is recognized only if the carrying amount of a long-lived asset is not recoverable and exceeds its fair value. If the undiscounted cash flows do not exceed the carrying amount, an impairment is recorded based on the fair value of the asset, typically measured using a discounted cash flow model. That assessment is based on the carrying amount of the asset at the date it is tested for recoverability, whether in use or under development. An impairment loss is measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value.

We have designated certain assets, consisting principally of land and undeveloped properties, as non-operating real property and have declared our intent to sell those assets. No less than annually, we obtain independent appraisals of the fair value of these assets. Although we continue to actively market these properties for sale, we do not anticipate that we will be able to sell the majority of the assets within the next twelve months. As such, these properties are not classified as held-for-sale as of December 31, 2014. For undeveloped properties, including non-operating real properties, when indicators of impairment for non-operating properties are present, the properties are evaluated for impairment and losses are recorded when undiscounted cash flows estimated to be generated by an asset or market comparisons are less than the asset's carrying amount. The amount of the impairment loss is calculated as the excess of the asset's carrying value over its fair value, which is determined using a discounted cash flow analysis, management estimates or market comparisons.

Indefinite-lived intangible assets.    Indefinite-lived intangible assets consist primarily of expenditures associated with obtaining racing and gaming licenses. Indefinite-lived intangible assets are not subject to amortization, but are subject to an annual impairment test. If the carrying amount of an indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.

Self-insurance reserves.    The Company is self-insured for various levels of general liability, employee medical insurance coverage and workers' compensation coverage. Self-insurance reserves are estimated based on the Company's claims experience and are included in accrued other liabilities on the consolidated balance sheets. At December 31, 2014 and 2013, accrued insurance and medical claims reserves were $1.3 million.

Outstanding chip liability.    The Company recognizes the impact on gaming revenues on an annual basis to reflect an estimate of the change in the value of outstanding chips that are not expected to be redeemed. This estimate is determined by measuring the difference between the total value of chips placed in service less the value of chips in the inventory of chips under our control. This measurement is performed on an annual basis utilizing a methodology in which a consistent formula is applied to estimate the percentage value of chips not in custody that are not expected to be redeemed. In addition to the formula, certain judgments are made with regard to various denominations and souvenir chips.

Frequent players program.    The Company offers programs at its properties whereby our participating patrons can accumulate points for wagering that can be redeemed for credits for free play on slot machines, lodging, food and beverage, merchandise and in limited situations, cash. Based upon the estimated redemptions of frequent player program points, an estimated liability is established for the cost of redemption of earned but unredeemed points. The estimated cost of redemption utilizes estimates and assumptions of the mix of the various product offerings for which the points will be redeemed and costs of such product offerings. Changes in the programs, membership levels and changes in the redemption patterns of our participating patrons can impact this liability. The aggregate outstanding liability for the frequent players program was $2.4 million and $2.0 at December 31, 2014 and 2013, respectively, and is included as a component of other accrued liabilities in our accompanying consolidated balance sheets.

Revenues and promotional allowances.    The Company recognizes as casino revenue the net win from gaming activities, which is the difference between gaming wins and losses. Base and progressive jackpots are accrued and charged to revenue at the time the obligation to pay the jackpot is established. Gaming revenues are recognized net of certain cash and free play incentives. Pari-mutuel commissions consist of commissions earned from thoroughbred and harness racing and importing of simulcast signals from other race tracks and are recognized at the time wagers are made. Such commissions are a designated portion of the wagering handle as determined by state racing commissions, and are shown net of the taxes assessed by state and local agencies, as well as purses and other contractual amounts paid to horsemen associations. The Company recognizes revenues from fees earned through the exporting of simulcast signals to other race tracks at the time wagers are made. Such fees are based upon a predetermined percentage of handle as contracted with the other race tracks. Hotel, food and beverage, and other operating revenues are recognized as services are performed. Advance deposits on rooms and advance ticket sales are recorded as accrued liabilities until services are provided to the customer.

The retail value of food, beverage, rooms and other services furnished to customers on a complimentary basis is included in gross revenues and then deducted as promotional allowances. The Company rewards customers, through the use of our loyalty programs, with complimentaries based on amounts wagered or won that can be redeemed for a specified time period. The Company also offers discretionary coupons to our customers, the retail values of which are included as a component of promotional allowances in the accompanying consolidated statements of operations in accordance with Financial Accounting Standards Board ("FASB") Section 605-50 for revenue recognition.

The retail value of complimentaries included in promotional allowances is as follows (in thousands):

	For the year ended December 31,
	2014	2013	2012

Food and beverage	$33,182	$29,356	$28,246
Hotel	12,582	11,386	11,095
Other	2,685	2,325	2,189

	$48,449	$43,067	$41,530

The estimated cost of providing such complimentary services are as follows (in thousands):

	For the year ended December 31,
	2014	2013	2012

Food and beverage	$25,190	$22,873	$22,288
Hotel	5,030	4,438	4,300
Other	1,860	1,608	1,539

	$32,080	$28,919	$28,127

Advertising.    Advertising costs are expensed in the period the advertising initially takes place and are included in marketing and promotions expenses. Advertising costs included in marketing and promotion expenses were $22.0 million, $17.7 million and $18.7 million for the years ended December 31, 2014, 2013 and 2012, respectively.

Income taxes.    We account for income taxes and the related accounts under the liability method. Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted rates expected to be in effect during the year in which the basis differences reverse.

We record valuation allowances to reduce deferred tax assets to the amount that is more likely than not to be realized. When assessing the need for valuation allowances, we consider future taxable income and ongoing prudent and feasible tax planning strategies. Should a change in circumstances lead to a change in judgment about the realizability of deferred tax assets in future years, we would adjust related valuation allowances in the period that the change in circumstances occurs, along with a corresponding increase or charge to income.

We recognize a benefit for tax positions that we believe will more likely than not be sustained upon examination. The amount of benefit recognized is the largest amount of benefit that we believe has more than a 50% probability of being realized upon settlement. We regularly monitor our tax positions and adjust the amount of recognized tax benefit based on our evaluation of information that has become available since the end of our last financial reporting period. Changes in recognized tax benefits are reflected within income tax expense. The difference between the amount of benefit taken or expected to be taken in a tax return and the amount of benefit recognized for financial reporting represents unrecognized tax benefits. These unrecognized tax benefits are presented in the balance sheet principally within accrued income taxes. Interest and tax-related penalties associated with uncertain tax positions are included in benefit for income taxes in the accompanying consolidated statement of operations.

Prior to September 19, 2014, HoldCo was taxed as a partnership under the Internal Revenue Code pursuant to which income taxes were primarily the responsibility of the partners. ERI is a C Corporation subject to the federal and state corporate-level income taxes at prevailing corporate tax rates. There was no income tax expense for periods prior to the Merger Date because the Company was a partnership for income tax purposes. During the years ended December 31, 2014, 2013 and 2012, distributions of $0.6 million, $6.1 million and $4.1 million, respectively, were made by Resorts, on behalf of HoldCo, to its members. In 2013, the Silver Legacy Joint Venture made payments pursuant to its operating agreement, representing tax distributions to Resorts in the amount of $0.7 million, who then on behalf of HoldCo, distributed the $0.7 million to its members. No such distributions were made during the year ended December 31, 2014.

Fair value measurements.    Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Accordingly, fair value is a market based measurement that is determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, there is a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair values as follows:

•
Level 1:    Quoted market prices in active markets for identical assets or liabilities.

•
Level 2:    Observable market-based inputs or unobservable inputs that are corroborated by market data.

•
Level 3:    Unobservable inputs that are not corroborated by market data.

The following methods and assumptions are used to estimate the fair value of each class of financial instruments for which it is practical to estimate fair value:

Cash and cash equivalents:    Cash equivalents include investments in money market funds. Investments in this category can be redeemed immediately at the current net asset value per share. A money market fund is a mutual fund whose investments are primarily in short-term debt securities designed to maximize current income with liquidity and capital preservation, usually maintaining per share net asset value at a constant amount, such as one dollar. The carrying amounts approximate the fair value because of the short maturity of those instruments.

Restricted cash:    The credit support deposit is classified as Level 1 as its carrying value approximates market prices.

Advance to Silver Legacy Joint Venture:    The $7.5 million note receivable due to ELLC from the Silver Legacy Joint Venture (see Note 5) is classified as Level 2 based upon market-based inputs.

Long-term debt:    The Resorts 8.625% Senior Secured Notes due June 15, 2019 (the "Resorts Senior Secured Notes," see Note 9) and MTR Gaming 11.5% Senior Secured Second Lien Notes due August 1, 2019 (the "MTR Second Lien Notes", see Note 9) are classified as Level 2 based upon market-based inputs. The fair value of the Resorts Senior Secured Notes has been calculated based on management's estimates of the borrowing rates available as of December 31, 2014 and 2013 for debt with similar terms and maturities. The fair value of the MTR Second Lien Notes was based on quoted market prices as of December 31, 2014.

Term loan:    Resorts' term loan under the Resorts Secured Credit Facility (see Note 9) is classified as Level 2 as it is tied to market rates of interest and its carrying value approximates market value.

Acquisition-related contingent considerations:    Contingent consideration related to the July 2003 acquisition of Scioto Downs represents the estimate of amounts to be paid to former stockholders of Scioto Downs under certain earn-out provisions. We consider the acquisition-related contingency's fair value measurement, which includes forecast assumptions, to be Level 3 within the fair value hierarchy. The fair value of the acquisition-related contingent consideration was based on its fair value as of the Merger Date (see Note 3).

The estimated fair values of the Company's financial instruments are as follows (amounts in thousands):

	December 31, 2014		December 31, 2013
	Carrying amount	Fair value	Carrying amount	Fair value

Financial assets:
Cash and cash equivalents	$87,604	$87,604	$29,813	$29,813
Restricted cash	8,234	8,234	5,305	5,305
Advance to Silver Legacy Joint Venture	—	4,911	—	4,004
Financial liabilities:
8.625% Senior Secured Notes	168,000	174,720	168,000	178,080
11.5% Senior Secured Second Lien Notes	610,827	606,919	—	—
Term loan	—	—	2,500	2,500
Acquisition-related contingent considerations	524	524	—	—

The following table represents the change in acquisition-related contingent consideration liabilities during the period from the Merger Date to December 31, 2014 (amounts in thousands):

Balance as of Merger Date	$508
Amortization of present value discount(1)	38
Fair value adjustment for change in consideration expected to be paid(2)	(22)
Settlements	—

Balance as of December 31, 2014	$524

(1)    Changes in present value are included as a component of interest expense in the consolidated statement of operations.

(2)    Fair value adjustments for changes in earn-out estimates are recorded as a component of general and administrative expense in the consolidated statement of operations.

Property donation.    During the third quarter of 2012, Eldorado Shreveport donated certain of its property to the City of Shreveport and recorded a charge of $755,000, which represented the net book value of the property as of the donation date.

Stock-based compensation.    We account for stock-based compensation in accordance with Accounting Standards Codification ("ASC") 718, Compensation—Stock Compensation. ASC 718 requires all share-based payments to employees and non-employee members of the Board of Directors, including grants of stock options and restricted stock units ("RSUs"), to be recognized in the consolidated statement of operations based on their fair values and that compensation expense be recognized for awards over the requisite service period of the award or until an employee's eligible retirement date, if earlier.

Earnings per share.    Basic earnings per share is computed by dividing net income (loss) by the weighted average shares outstanding during the reporting period. Diluted earnings per share is computed similarly to basic earnings per share except that the weighted average shares outstanding are increased to include additional shares from the assumed exercise of stock options and the assumed vesting of restricted share units, if dilutive. The number of additional shares is calculated by assuming that outstanding stock options were exercised, that outstanding restricted share units were released and that the proceeds from such activities were used to acquire shares of common stock at the average market price during the reporting period.

Segment reporting.    The executive decision makers of our Company review operating results, assess performance and make decisions on a "significant market" basis. We, therefore, consider the Eldorado Reno, Eldorado Shreveport and MTR Gaming properties to be operating segments.

Recently issued accounting pronouncements

In May 2014, the FASB issued Accounting Standards Update ("ASU") No. 2014-9, "Revenue from Contracts with Customers", which provides guidance for revenue recognition. The new standard outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The core principle of the revenue model is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The standard is designed to create greater comparability for financial statement users across industries and jurisdictions and also requires enhanced disclosures. The guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016. Early adoption is not permitted. The Company is currently evaluating the impact of the adoption of ASU 2014-09 on its consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, "Presentation of Financial Statements—Going Concern" (Subtopic 205-40) which amends the current guidance in ASC Topic 205 by adding Subtopic 40. Subtopic 40 requires management to evaluate whether there are conditions or events that in aggregate would raise substantial doubt about an entity's ability to continue as a going concern for one year from the date the financial statements are issued or available to be issued. If substantial doubt existed, management would be required to make certain disclosures related to nature of the substantial doubt and under certain circumstances, how that substantial doubt would be mitigated. This amendment is effective for annual periods ending after December 15, 2016 and for subsequent interim and annual periods thereafter. Early adoption is permitted. The Company is currently evaluating the effects, if any, adoption of this guidance will have on its consolidated financial statements.

In January 2015, the FASB issued ASU No. 2015-1, "Income Statement—Extraordinary and Unusual Items" (Subtopic 225-20) which eliminates the concept of accounting of Extraordinary Items, previously defined as items that are both unusual and infrequent, which were reported as a separate item on the income statement, net of tax, after income from continuing operations. The elimination of this concept is intended to simplify accounting for unusual items and more closely align with international accounting practices. This amendment is effective for annual periods ending after December 15, 2015 and for subsequent interim and annual periods thereafter. Early adoption is permitted. The Company believes that the effects, if any, of the adoption of this guidance will not have a material impact on its consolidated financial statements.

Reclassifications

Certain reclassifications, which have no effect on previously reported net income, have been made to the 2013 consolidated balance sheet and to the 2013 and 2012 consolidated statements of operations to conform to ERI's 2014 financial statement presentation. "Accrued Other Liabilities" at December 31, 2013 has been reduced by $7.0 million to disclose "Accrued Gaming Taxes and Assessments" ($2.4 million) and "Accrued Payroll and Related" ($4.6 million) as separate balance sheet line item categories. Entertainment revenues ($3.6 million during each of 2013 and 2012) and entertainment expenses ($2.5 million during each of 2013 and 2012) have been reclassified from what was previously "Food, Beverage and Entertainment Revenues" and "Food, Beverage and Entertainment Expenses" to "Other Revenues" and "Other Expenses", respectively. Marketing and promotions costs have been reclassified to a separate line item from "Casino Expenses" ($15.4 million and $16.5 million for 2013 and 2012, respectively) and from "General and Administrative Expenses" ($2.3 million for 2013 and 2012). Valet related expenses ($0.9 million during each of 2013 and 2012) have been reclassified to "Other Expenses" from "General and Administrative Expenses".

3.     Acquisition and purchase accounting

The Merger has been accounted for as a reverse acquisition of MTR Gaming by HoldCo under which HoldCo is considered the acquirer for accounting purposes. HoldCo was considered the accounting acquirer on the Merger Date based on the following facts and circumstances:

•
The former members of HoldCo own approximately 50% of ERI.

•
Certain former members of HoldCo control the largest blocks of voting shares in ERI with the remaining shares of ERI being owned in smaller amounts by a diverse group of investors.

•
All of the initial members of ERI's board of directors were selected by HoldCo.

•
The Chief Executive Officer, President, the Chief Financial Officer and other key management of HoldCo assumed leadership positions at ERI upon consummation of the Merger.

•
As of the Merger Date, ERI and the combined Company's headquarters are in the same location in Reno, Nevada.

Consideration transferred

The total consideration paid was $103.0 million. The purchase consideration in a reverse acquisition is determined with reference to the value of equity that the accounting acquirer, HoldCo, would have had to issue to the owners of the accounting acquiree, MTR Gaming, to give them the same percentage interest in the combined entity. However, in reverse acquisition between a public company as the legal acquirer and a private company as the accounting acquirer, the fair value of the legal acquirer's publicly traded stock generally is a more reliable determination of the fair value of the purchase consideration than the fair value of the accounting acquirer's untraded equity security, and, as such, is generally used in calculating the purchase consideration. Accordingly, the following table provides the calculation of the purchase price using the fair value of the outstanding common stock of MTR Gaming based on the closing stock price of $4.43 on the Merger Date, as well as a reconciliation of the total shares outstanding on the Merger Date.

ERI Outstanding Share Calculation:
Shares issued to HoldCo(1)	23,286,202
Number of MTR Gaming shares outstanding on the Merger Date(2)	28,386,084
MTR Gaming RSUs that vested upon closing of the Merger(3)	499,179

Total ERI shares outstanding—before share repurchase	52,171,465
MTR Gaming shares acquired at $6.05 per share based on $35.0 million cash election(4)	(5,785,123)

Total ERI shares outstanding at Merger Date(5)	46,386,342
Resorts % ownership	50.20%
MTR Gaming % ownership	49.80%
Consideration Transferred (dollars in thousands, except stock price)
Number of MTR Gaming shares outstanding at the Merger Date	28,386,084
MTR Gaming RSUs that vested upon closing of the Merger	499,179
MTR Gaming shares acquired at $6.05 per share based on $35.0 million cash election	(5,785,123)

Total net MTR Gaming shares	23,100,140
FMV of MTR Gaming common stock at Merger Date	$4.43

Fair value of MTR Gaming shares	$102,334
Fair value of MTR Gaming stock options(3)	677

Total consideration transferred	$103,011

(1)    The number of shares issued to members of HoldCo in the Mergers as merger consideration was determined pursuant to the terms of the Merger Agreement. The shares have been adjusted based upon the final review, as defined in the Merger Agreement. As a result, 25,290 escrow shares previously issued were returned to authorized and unissued.

(2)    Number of shares of MTR Gaming common stock issued and outstanding immediately prior to closing.

(3)    Pursuant to the MTR Gaming 2010 Long-Term Incentive Plan, immediately prior to closing, all outstanding stock options and MTR Gaming RSUs vested and became immediately exercisable. All vested MTR Gaming RSUs were exchanged for one share of ERI common stock. All outstanding stock options became exercisable for shares of ERI common stock with the same terms as the previous awards.

(4)   Total cash election includes $30.0 million paid by MTR Gaming and $5.0 million paid by HoldCo on the Merger Date.

(5)    The number of shares issued and outstanding, after settlement of the escrow shares, as determined pursuant to the terms of the Merger Agreement.

Final purchase price allocation

The following table summarizes the fair values of the assets acquired and liabilities assumed at the Merger Date. The fair values were based on management's analysis, including work performed by third-party valuation specialists. The following table summarizes the final purchase price allocation of the acquired assets and assumed liabilities as recorded at fair value on the Merger Date (dollars in thousands):

Current and other assets	$75,031
Property and equipment	289,211
Goodwill	66,826
Intangible assets(1)	473,000
Other noncurrent assets	20,381

Total assets	924,449

Current liabilities	46,446
Long-term debt(2)	624,877
Deferred income taxes(3)	143,104
Other noncurrent liabilities	7,011

Total liabilities assumed	821,438

Net assets acquired	$103,011

(1)    Intangible assets consist of gaming licenses, trade names and customer loyalty programs.

(2)    Long-term debt was comprised of MTR Second Lien Notes totaling $570.7 million.

(3)    Deferred tax liabilities were derived based on fair value adjustments for property and equipment, identified intangibles, deferred financing costs, certain long term liabilities and long-term debt.

During the fourth quarter of 2014, the Company finalized its valuation procedures and adjusted the preliminary purchase price allocations, as disclosed in the September 30, 2014 Form 10-Q, to their updated values. The significant changes in values were as follows; $19.0 increase in property and equipment, $36.4 million increase in intangible assets, $14.6 million increase in deferred income taxes, $2.0 million increase in other noncurrent liabilities and a $37.9 million decrease in goodwill. These changes were primarily related to management finalizing its financial forecasts and refining certain operating and competitive assumptions. The Company recorded the incremental depreciation and amortization expense from the Acquisition Date through December 31, 2014 based on the revised measurement of property and equipment and definite-lived intangible assets. The incremental expense recorded was not material.

Goodwill, the excess of the purchase price of acquiring MTR Gaming over the fair market value of the net assets acquired, in the amount of $66.8 million was recorded as of the Merger Date. The Company considers the goodwill to represent benefits expected to be realized as a result of the Merger, including, but not limited to, the expected synergies and the assembled workforce. None of the goodwill is expected to be deductible for tax purposes.

Trade receivables and payable, inventory as well as other current and noncurrent assets and liabilities were valued at the existing carrying values as they represented the fair value of those items at the Merger Date, based on management's judgments and estimates.

The fair value of property and equipment utilized a combination of the cost and market approaches, depending on the characteristics of the asset classification. The fair value of land was determined using the market approach, which considers sales of comparable assets and applies compensating factors for any differences specific to the particular assets. With respect to personal property components of the assets (gaming equipment, furniture, fixtures and equipment, computers, and vehicles) the cost approach was used, which is based on replacement or reproduction costs of the asset. Building and site improvements were valued using the cost approach using a direct cost model built on estimates of replacement cost.

The fair value of non-operating real property was determined utilizing a sales comparison approach.

The gaming and racing licenses of each property were valued in aggregate for each respective property, as these licenses are considered to be the most significant asset of MTR Gaming and the gaming licenses could not be obtained without holding the racing licenses. Therefore, a market participant would value the licenses in aggregate. The fair value of the licenses was determined using the excess earnings methodology, which is an income approach methodology that allocates the projected cash flows of the business to the gaming license intangible assets less charges for the use of other identifiable assets of MTR Gaming including working capital, fixed assets and other intangible assets. This methodology was considered appropriate as the gaming licenses are the primary asset of MTR Gaming and the licenses are linked to each respective facility. Under the gaming legislation applicable to the MTR Gaming properties, licenses are property specific and can only be acquired if a buyer acquires the existing facility. Because existing licenses may not be acquired and transferred for use at a different facility, the estimated future cash flows of each of the MTR Gaming properties was the primary assumption in the valuation of such property.

Management has assigned an indefinite useful life to the gaming licenses, in accordance with its review of the applicable guidance of ASC 350. The standard required management to consider, among other things, the expected use of the asset, the expected useful life of other related asset or asset group, any legal, regulatory, or contractual provisions that may limit the useful life, the Company's own historical experience in renewing similar arrangements, the effects of obsolescence, demand and other economic factors, and the maintenance expenditures required to obtain the expected cash flows. In that analysis, management determined that no legal, regulatory, contractual, competitive, economic or other factors limit the useful lives of these intangible assets. The Company has licenses in Pennsylvania, West Virginia and Ohio. The renewal of each state's gaming license depends on a number of factors, including payment of certain fees and taxes, providing certain information to the state's gaming regulator, and meeting certain inspection requirements. However, the Company's historical experience has not indicated, nor does management expect, any limitations regarding its ability to continue to renew each license. No other competitive, contractual, or economic factor limits the useful lives of these assets. Accordingly, the Company has concluded that the useful lives of these licenses are indefinite.

Trade names were valued using the relief-from-royalty method. The customer loyalty program was valued using a combination of a replacement cost and lost profits analysis. Trade names are being amortized on a straight-line basis over a 3.5 year useful life and the customer loyalty program is being amortized on a straight-line basis over a one year useful life. The weighted average useful life of all amortizing intangible assets related to the Merger is approximately 1.7 years.

Existing long term debt assumed on the Merger Date was fair valued based on quoted market prices.

Deferred income tax assets and liabilities as of the Merger Date represent the expected future tax consequences of temporary differences between the fair values of the assets acquired and liabilities assumed and their tax bases.

Unaudited pro forma information

The following table includes the unaudited pro forma financial results for the years ended December 31, 2014 and 2013 which give effect to the Merger as if it had occurred on January 1, 2013 and reflect proforma adjustments that are expected to have a continuing impact on the results of operations of the Company and are directly attributable to the Merger:

	2014	2013

	(in thousands, except per share data)
Net revenues	$713,700	$744,977
Net loss	(5,215)	(176)
Net (loss) income per common share:
Basic	$(0.11)	$.00
Diluted	$(0.11)	$.00
Weighted shares outstanding:
Basic	46,396,307	46,386,342
Diluted	46,396,307	46,386,342

These pro forma results do not necessarily represent the results of operations that would have been achieved if the MTR Gaming transaction had taken place on January 1, 2013, nor are they indicative of the results of operations for future periods. The pro forma amounts include the historical operating results of the Company and MTR Gaming prior to the acquisition, with adjustments directly attributable to the Merger.

4.     Accounts receivable

Components of accounts receivable, net are as follows (in thousands):

	December 31,
	2014	2013

Accounts receivable	$9,701	$4,619
Allowance for doubtful accounts	(2,589)	(1,379)

Total	$7,112	$3,240

The provision for bad debt expense was $1.1 million, $0.8 million and $0.3 million for the years ended December 31, 2014, 2013 and 2012, respectively. Write-offs of accounts receivable were $0.2 million, $1.1 million and $1.1 million for the years ended December 31, 2014, 2013 and 2012, respectively. Recoveries of accounts receivable previously written off during the year ended December 31, 2014 amounted to $0.2 million and were less than $0.1 million during each of the years ended December 31, 2013 and 2012.

5.     Investment in unconsolidated affiliates

Silver Legacy Joint Venture.    Effective March 1, 1994, ELLC and Galleon, (each a "Partner" and, together, the "Partners"), entered into the Silver Legacy Joint Venture pursuant to a joint venture agreement (the "Original Joint Venture Agreement" and, as amended to date, the "Joint Venture Agreement") to develop the Silver Legacy. The Silver Legacy consists of a casino and hotel located in Reno, Nevada, which began operations on July 28, 1995. Each partner owned a 50% interest in the Silver Legacy Joint Venture. Prior to the Merger Date, the Company owned a 48.1% interest in the Silver Legacy Joint Venture by means of its 96.2% ownership of ELLC, which owned a 50% interest in the Silver Legacy Joint Venture. Subsequent to the Merger Date, the Company owns a direct 48.1% interest in the Silver Legacy Joint Venture. The remaining 1.9% noncontrolling interest is owned by ELLC. The noncontrolling interest's share of $103,000 in income is reflected in the accompanying consolidated statements of operations.

On May 17, 2012, the Silver Legacy Joint Venture and Silver Legacy Capital Corp. (the "Silver Legacy Debtors") filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code and on June 1, 2012 the Silver Legacy Debtors filed a joint plan of reorganization, which was subsequently amended on June 29, 2012 and August 8, 2012 (the "Plan of Reorganization"). On October 23, 2012, an order of confirmation relating to the Plan of Reorganization was entered by the bankruptcy court. The effective date, as defined in the Plan of Reorganization, occurred on November 16, 2012. Concurrently, the Silver Legacy Joint Venture closed on its new debt facilities and issued its new subordinated debt owed to its partners. All creditors were paid under the terms of the Plan of Reorganization (with the exception of the quarterly installment payments to certain general unsecured creditors which were paid in full by November 16, 2013) and the Silver Legacy Joint Venture emerged from bankruptcy. A final hearing was held and the Chapter 11 case closed on March 20, 2013.

Under the Plan of Reorganization, each of ELLC and Galleon retained its 50% interest in the Silver Legacy, but was required to advance $7.5 million to the Silver Legacy pursuant to a subordinated loan and provide credit support by depositing $5.0 million of cash into a bank account as collateral in favor of the lender under the Silver Legacy credit agreement. The $7.5 million note receivable from ELLC to the Silver Legacy was issued on November 16, 2012 with a stated interest rate of 5% per annum and a maturity date of May 16, 2018 and is included on the accompanying consolidated balance sheets in Investment in and Advances to Unconsolidated Affiliates at December 31, 2014 and 2013. Payment of any interest or principal under the loan is subordinate to the senior indebtedness of the Silver Legacy. Accrued interest under the loan will be added to the principal amount of the loan and may not be paid unless principal of the loan may be paid in compliance with the terms of the senior indebtedness outstanding or at maturity. In December 2014, Silver Legacy deposited $5.0 million of cash into a cash collateral account securing its obligations under its credit agreement, which reduced the credit support obligation of each of ELLC and Galleon to $2.5 million each and resulted in the return of $2.5 million of the $5.0 million of cash collateral that Resorts previously provided as credit support for Silver Legacy's obligations under its credit agreement. The collateral deposit is included as noncurrent restricted cash in the amounts of $2.5 million and $5.0 million, respectively, in the accompanying consolidated balance sheets at December 31, 2014 and 2013.

On December 16, 2013, the Silver Legacy Joint Venture entered into a new senior secured term loan facility totaling $90.5 million (the "New Silver Legacy Credit Facility") to refinance its indebtedness under its then existing senior secured term loan and Silver Legacy Second Lien Notes. The proceeds from the New Silver Legacy Credit Facility, in addition to $7.0 million of operating cash flows, were used to repay $63.8 million representing principal and interest outstanding under the Silver Legacy Credit Facility, $31.7 million representing principal and interest related to the extinguishment of the Silver Legacy Second Lien Notes and $2.0 million in fees and expenses associated with the transactions. The New Silver Legacy Credit Facility consists of a $60.5 million first-out tranche term loan and a $30.0 million last-out tranche term loan. The New Silver Legacy Credit Facility matures on November 16, 2017, which was the maturity date of the original Silver Legacy credit facility.

Equity in income (losses) related to the Silver Legacy Joint Venture for the years ended December 31, 2014, 2013 and 2012 amounted to $2.0, million, $2.3 million and ($9.7) million, respectively.

Summarized information for the Company's investment in and advances to the Silver Legacy Joint Venture for is as follows (in thousands):

	For the year ended December 31,
	2014	2013	2012

Beginning balance	$13,081	$(2,198)	$—
Investment in joint venture	—	—	7,500
Equity in income (losses) of unconsolidated affiliate	1,985	2,261	(9,698)
Gain on early extinguishment of debt of unconsolidated affiliate	—	11,980	—
Gain on termination of supplemental executive retirement plan of unconsolidated affiliate	715	—	—
Other comprehensive (loss) income—minimum pension liability adjustment of unconsolidated affiliate	(1,772)	1,772	—
Member's distribution	—	(734)	—

Ending balance	$14,009	$13,081	$(2,198)

Summarized balance sheet information for the Silver Legacy Joint Venture is as follows (in thousands):

	December 31,
	2014	2013

Current assets	$30,563	$29,565
Property and equipment, net	190,592	198,150
Other assets, net	6,412	8,201

Total assets	$227,567	$235,916

Current liabilities	$18,707	$27,475
Long-term liabilities	89,322	92,541
Partners' equity	119,538	115,900

Total liabilities and partners' equity	$227,567	$235,916

Summarized results of operations for the Silver Legacy Joint Venture are as follows (in thousands):

	For the year ended December 31,
	2014	2013	2012

Net revenues	$127,095	$125,841	$114,800
Operating expenses	(112,086)	(112,558)	(113,387)

Operating income	15,009	13,283	1,413
Other income (expense)	(9,607)	15,606	(12,188)
Reorganization items	—	(407)	(8,621)

Net income (loss)	$5,402	$28,482	$(19,396)

The Company has determined for the year ended December 31, 2013, the Silver Legacy Joint Venture met the conditions of a significant subsidiary under Rule 1-02(w) of Regulation S-X for which the Company, pursuant to Rule 3-09 of Regulation S-X, attached separate financial statements to this Annual Report on Form 10-K as Exhibit 99.2.

Tamarack.    Prior to the Merger, Resorts owned a 21.3% interest in Tamarack, which owned and operated Tamarack Junction, a small casino in south Reno, Nevada. Donald L. Carano ("Carano"), who was the presiding member of Resorts' Board of Managers and the Chief Executive Officer of Resorts, owned a 26.3% interest in Tamarack. Four members of Tamarack, including Resorts and three unaffiliated third parties, managed the business and affairs of Tamarack Junction. At December 31, 2013, Resorts' financial investment in Tamarack was $5.3 million. Resorts' capital contribution to Tamarack represented its proportionate share of the total capital contributions of the members. Resorts' investment in Tamarack was accounted for using the equity method of accounting. Equity in income related to Tamarack for the period prior to its disposition in 2014 and for the years ended December 31, 2013 and 2012 of $0.7 million, $1.1 million and $0.7 million, respectively, is included as a component of operating income.

On September 1, 2014, and as a condition to closing the Merger, Resorts distributed to HoldCo and HoldCo subsequently distributed to its members on a pro rata basis Resorts' interest in Tamarack. No gain or loss was recognized in the accompanying unaudited consolidated financial statements as a result of such distribution because the distribution was in the amount of the book value of Tamarack. The distributed interests in Tamarack had a carrying amount of $5.5 million.

Summarized information for the Company's equity in Tamarack for 2014 prior to its disposition and for the years ended December 31, 2013 and 2012 is as follows (in thousands):

		For the year ended December 31,
	Period from, January 1, 2014 through September 1, 2014
		2013	2012

Beginning balance	$5,268	$5,066	$5,213
Member's distribution	(509)	(892)	(893)
Equity in net income of unconsolidated affiliate	720	1,094	746
Distribution of investment	(5,479)	—	—

Ending balance	$—	$5,268	$5,066

Summarized balance sheet information for Tamarack at December 31, 2013 is as follows (in thousands):

Current assets	$6,165
Property and equipment, net	22,065
Other assets	19

Total assets	$28,249

Current liabilities	$2,020
Notes payable and capital lease obligations	1,443
Partners' equity	24,786

Total liabilities and partners' equity	$28,249

Summarized unaudited results of operations for Tamarack are as follows (in thousands):

		For the year ended December 31,
	Period from January 1, 2014 through September 1, 2014
		2013	2012

Net revenues	$12,908	$21,548	$17,845
Operating expenses	(9,431)	(16,172)	(14,284)

Operating income	3,477	5,376	3,561
Other expense	(45)	(97)	(182)

Net income	$3,432	$5,279	$3,379

6.     Property and equipment

Property and equipment consisted of the following (in thousands):

	Estimated service life (years)	December 31,
		2014	2013

Land and improvements	—	$40,170	$29,660
Buildings and other leasehold improvements	10 - 45	460,662	250,429
Riverboat	25	39,023	39,023
Furniture, fixtures and equipment	3 - 15	166,207	119,286
Furniture, fixtures and equipment held under capital leases (Note)	3 - 15	30,833	3,592
Construction in progress		3,130	496

		740,025	442,486
Less—Accumulated depreciation and amortization		(283,886)	(262,144)

Property and equipment, net		$456,139	$180,342

Substantially all property and equipment is pledged as collateral under our long-term debt (see Note 9).

Depreciation expense, including amortization expense on capital leases, was $26.9 million, $17.0 million and $17.7 million for the years ended December 31, 2014, 2013 and 2012, respectively. At December 31, 2014 and 2013, accumulated depreciation and amortization includes $3.4 million and $3.3 million, respectively, related to assets acquired under capital leases.

During the year ended December 31, 2014, the West Virginia Racing Commission reimbursed Mountaineer for capital expenditures aggregating $0.2 million. These reimbursement amounts were applied against the applicable acquisition costs, which resulted in corresponding adjustments to the basis of the capitalized fixed assets. These reimbursements, which are reflected within investing activities in our accompanying consolidated statement of cash flows, did not have a material impact on our consolidated financial statements. Future reimbursements from the West Virginia Racing Commission are subject to the availability of racing funds.

In addition to the racing funds discussed above, Mountaineer also participates in a modernization fund which provides for reimbursement from amounts paid to the West Virginia Lottery Commission of $1 for each $2 expended for certain qualifying capital expenditures having a useful life of more than three years and placed into service after July 1, 2011. Qualifying capital expenditures include the purchase of slot machines and related equipment to the extent such slot machines are retained by Mountaineer at its West Virginia location for not less than five years. Any unexpended balance from a given fiscal year will be available for one additional fiscal year, after which time the remaining unused balance carried forward will be forfeited. During the year ended December 31, 2014, Mountaineer was reimbursed $0.6 million on qualified capital expenditures. As of December 31, 2014, Mountaineer remains eligible for approximately $5.8 million under annual modernization fund grants that expire in varying dates through June 30, 2016.

7.     Other and intangible assets, net

Other and intangible assets, net, include the following amounts (in thousands):

	December 31,
	2014	2013

Goodwill	$66,826	$—

Gaming license (Indefinite-lived)	482,074	20,574
Trade names	6,700	—
Customer loyalty programs	4,800	—

	493,574	20,574
Accumulated amortization trade names	(547)	—
Accumulated amortization customer loyalty programs	(1,114)	—

Total goodwill and other intangible assets	$491,913	$20,574

Land held for development	$906	$906
Bond offering costs, 8.625% Resorts Senior Secured Notes	6,851	6,851
Other	5,354	957

	13,111	8,714
Accumulated amortization bond costs 8.625% Senior Secured	(3,080)	(2,226)

Total Other Assets, net	$10,031	$6,488

Goodwill, the excess of the purchase price of acquiring MTR Gaming over the fair market value of the net assets acquired, in the amount of $66.8 million was recorded as of the Merger Date. For financial reporting purposes, goodwill is not amortized, but is reviewed no less than annually or when events or circumstances indicate the carrying value might exceed the market value to determine if there has been an impairment in the recorded value.

Included in gaming licenses is the Eldorado Shreveport gaming license recorded at $20.6 million at both December 31, 2014 and 2013. The license represents an intangible asset acquired from the purchase of a gaming entity located in a gaming jurisdiction where competition is limited, such as when only a limited number of gaming operators are allowed to operate. Gaming license rights are not subject to amortization as the Company has determined that they have an indefinite useful life.

Trade names are amortized on a straight-line basis over a 3.5 year useful life and the customer loyalty program is amortized on a straight-line basis over a one year useful life. Amortization expense with respect to trade names and the customer loyalty program amounted to $0.5 million and $1.1 million, respectively, for the year ended December 31, 2014, which is included in depreciation and amortization in the consolidated statement of operations. Such amortization expense is expected to be $5.6 million for the year ended December 31, 2015, $1.9 million during each of the years ended December 31, 2015 through 2017 and $0.4 million for the year ended December 31, 2017.

Amortization of Resorts' bond costs is computed using the straight-line method, which approximates the effective interest method, over the term of the bonds, and is included in interest expense on the accompanying consolidated statements of operations. Amortization expense with respect to deferred financing costs amounted to $0.9 million for each of the years ended December 31, 2014 and 2013 and $1.0 million for the year ended December 31, 2012. Such amortization expense is expected to be $0.9 million during each of the years ended December 31, 2015 through 2018 and $0.4 million during 2019.

8.     Accrued and other liabilities

Accrued and other liabilities consisted of the following (in thousands):

	December 31,
	2014	2013

Accrued insurance and medical claims	$1,273	$1,285
Unclaimed chips	938	1,482
Accrued purses and track related liabilities	4,303	—
Accrued real estate and property taxes	2,578	—
Jackpot liabilities and other accrued gaming promotions	8,211	3,044
Construction project and equipment liabilities	2,333	—
Other	7,152	1,953

	$26,788	$7,764

9.     Long-term debt

Long-term debt consisted of the following (in thousands):

	December 31,
	2014	2013

8.625% Resorts Senior Secured Notes	$168,000	$168,000
Term Loan under Secured Credit Facility	—	2,500

Total Resorts	168,000	170,500

11.5% MTR Second Lien Notes	560,664	—
Unamortized premium	50,163	—

Total MTR Gaming	610,827	—

Total Long-Term Debt	778,827	170,500
Less—Current portion	—	2,500

	$778,827	$168,000

Scheduled maturities of long-term debt are $728.7 million in 2019.

Resorts' debt obligations.    On June 1, 2011, Resorts and Capital completed the issuance of $180 million of 8.625% Resorts Senior Secured Notes due June 15, 2019 (the "Resorts Senior Secured Notes"). Interest on

the Resorts Senior Secured Notes is payable semiannually each June 15 and December 15 to holders of record on the preceding June 1 or December 1, respectively.

The indenture relating to the Resorts Senior Secured Notes contains various restrictive covenants, including limitations on the payment of dividends and other restricted payments, making additional investments, additional liens, transactions with affiliates, covenants imposing limitations on additional debt, dispositions of property, mergers and similar transactions. As of December 31, 2014, the Company was in compliance with all of the covenants under the indenture relating to the Resorts Senior Secured Notes.

The Resorts Senior Secured Notes are unconditionally guaranteed, jointly and severally, by all of Resorts' current and future domestic restricted subsidiaries other than Eldorado Capital Corp., an entity that was formed for the exclusive purpose of acting as co-issuer of debt issued by Resorts (collectively, the "Guarantors"). The Silver Legacy Joint Venture is not a subsidiary and did not guarantee the Resorts Senior Secured Notes. The Resorts Senior Secured Notes are secured by a first priority security interest on substantially all of Resorts' current and future assets (other than certain excluded assets, including gaming licenses and Resorts' interests the Silver Legacy Joint Venture). Such security interests are junior to the security interests with respect to obligations of Resorts and the Guarantors under the Resorts Secured Credit Facility. In addition, all of the membership interests in Resorts and equity interests in the Guarantors are subject to a pledge for the benefit of the holders of the Resorts Senior Secured Notes.

Resorts may redeem some or all of the Resorts Senior Secured Notes prior to June 15, 2015 at a redemption price of 100% of the principal amount thereof plus a "make whole premium" together with accrued and unpaid interest thereon. On or after June 15, 2015, Resorts may redeem the Resorts Senior Secured Notes at the following redemption prices (expressed as a percentage of principal amount) plus any accrued and unpaid interest thereon:

Year beginning June 15,	Percentage

2015	104.313%
2016	102.156%
2017 and thereafter	100.000%

On June 1, 2011, Resorts entered into a new $30 million senior secured revolving credit facility (the "Resorts Secured Credit Facility") available until May 30, 2014 consisting of a $15 million term loan requiring principal payments of $1.25 million each quarter beginning September 30, 2011 (the "Term Loan") and a $15 million revolving credit facility. The Term Loan was repaid during the second quarter of 2014. At December 31, 2013, the outstanding principal amount under on the Term Loan was $2.5 million. Resorts did not renew the Resorts Secured Credit Facility when it matured on May 30, 2014.

MTR Gaming's debt obligations.    On August 1, 2011, MTR Gaming completed the offering of $565.0 in aggregate principal amount of senior secured second lien notes (the "MTR Second Lien Notes") due August 1, 2019 at an issue price equal to 97% of the aggregate principal amount of the MTR Second Lien Notes. The MTR Second Lien Notes mature on August 1, 2019, with interest payable semi-annually in arrears on February 1 and August 1 of each year.

The MTR Second Lien Notes and the guarantees are senior secured obligations and are jointly and severally, fully, and unconditionally guaranteed by MTR Gaming's current and future domestic restricted subsidiaries, other than MTR Gaming's immaterial subsidiaries. The MTR Second Lien Notes are secured by a second priority lien on substantially all of the assets of MTR Gaming and the guarantors, other than excluded property, as defined in the Senior Secured Second Lien Indenture. The MTR Second Lien Notes

and the guarantees are effectively junior to any of MTR Gaming's and the guarantors' existing and future debt that is secured by senior or prior liens on the collateral to the extent of the value of the collateral securing such obligations.

The indenture governing the MTR Second Lien Notes contains a number of customary covenants, including limitations on the payment of distributions and other restricted payments, making additional investments, additional liens, transactions with affiliates, additional debt, dispositions of property, mergers and similar transactions, and events of default. In addition, if the consolidated total debt ratio of MTR Gaming is equal to or greater than 4.0 to 1.0 and such offer is permitted pursuant to the terms of MTR Gaming's credit facilities, MTR Gaming is required to repay debt under its credit facility or make an offer to purchase MTR Second Lien Notes with the excess cash flow amounts (as such term is defined in the indenture governing the MTR Second Lien Notes). As of December 31, 2014, MTR Gaming was in compliance with the covenants under the indenture relating to the MTR Second Lien Notes.

MTR Gaming may redeem some or all of the MTR Second Lien Notes prior to August 1, 2015 at a redemption price of 100% of the principal amount thereof plus a "make whole premium" together with accrued and unpaid interest thereon. On or after August 1, 2015, MTR Gaming may redeem the MTR Second Lien Notes at the following redemption prices (expressed as a percentage of principal amount) plus any accrued and unpaid interest thereon:

Year beginning August 1,	Percentage

2015	106.00%
2016	103.00%
2017 and thereafter	100.00%

In October 2014, MTR Gaming repurchased $10 million in aggregate principal amount of its 11.25% MTR Second Lien Notes, at a price of $110.25 per $100 in principal amount of the purchased notes. The repurchase resulted in a $1.2 million annual savings in interest expense. After giving effect to the repurchase of the bonds in October 2014, the annual interest expense on the MTR Second Lien Notes approximates $64.5 million. Additionally, annual amortization of the premium on the MTR Second Lien Notes is approximately $10.9 million.

On August 1, 2011, MTR Gaming entered into a senior secured revolving credit facility (the "MTR Credit Facility") with a borrowing availability of $20.0 million and a maturity date of August 1, 2016. On December 5, 2014, MTR Gaming terminated the MTR Credit Facility. There were no borrowings outstanding under the Credit Facility at the time of its termination. MTR Gaming terminated the Credit Facility because it determined that it had sufficient capital resources to meet its expected liquidity needs without incurring borrowings under the Credit Facility. MTR Gaming did not incur any fees or penalties in connection with the termination of the Credit Facility.

10.   Income taxes

The components of the Company's provision for income taxes for the year ended December 31, 2014 are presented below (amounts in thousands). For the years ended December 31, 2013 and 2012, the Company was treated as a partnership for income tax purposes.

Current:
Federal	$10
State	120
Local	55

Total current	185

Deferred:
Federal	846
State	711
Local	26

Total deferred	1,583

Income tax expense	$1,768

The following is a reconciliation of the statutory federal income tax rate (benefit) to the Company's effective tax rate for the year ended December 31, 2014:

Federal statutory rate	(35.0)%
State and local taxes	(4.4)%
Permanent items	3.6%
Valuation allowance	77.3%
Minority interest	1.2%
Change in tax status	(28.0)%
Other	(0.6)%

Provision for income taxes	14.1%

The difference between the effective rate and the statutory rate is attributed primarily to the federal and state valuation allowances on our deferred tax assets and the change in tax status described below. As a result of our net operating losses and the state deferred tax asset position, after exclusion of certain deferred tax liabilities that generally cannot be offset against deferred tax assets, known as "Naked Credits," the Company expects to continue to provide for a full valuation allowance against all of our net federal and state deferred tax assets.

For income tax purposes the Company amortizes or depreciates certain assets that have been assigned an indefinite life for book purposes result in an increase in certain deferred tax liabilities that cannot be used as a source of future taxable income for purposes of measuring our need for a valuation allowance against the net deferred tax assets. Therefore, the Company expects to record non cash deferred tax expense as the Company amortizes these assets for tax purposes.

Prior to September 19, 2014, HoldCo was taxed as a partnership under the Internal Revenue Code pursuant to which income taxes were primarily the responsibility of the partners. The Company is a C Corporation subject to the federal and state corporate-level income taxes at prevailing corporate tax rates. As a result of this change in status, a state tax expense of $0.7 million was recognized by the Company during 2014.

During the year ended December 31, 2014, the Company's tax expense was $1.8 million and reflects the recording of additional naked credit amortization in the amount of $1.1 million and a state and local income tax provision of $0.7 million.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's net deferred taxes related to continuing operations at December 31, 2014 are as follows (amounts in thousands):

Deferred tax assets:
Loss and credit carryforwards	$43,505
Accrued expenses	6,431
Fixed assets	10,956
Investment in partnerships	5,845
Debt	23,826
Stock-based compensation	179
Other	35

90,777

Deferred tax liabilities:
Identified intangibles	(146,715)
Prepaid expenses	(2,042)

(148,757)

Valuation allowance	(89,067)

Net deferred tax liabilities	$(147,047)

At December 31, 2014, management determined it was not more-likely-than-not that the Company will realize its federal and state deferred tax assets, with the exception of Louisiana and Columbus, Ohio. Therefore, a full valuation allowance has been recognized against these deferred tax assets, excluding deferred tax liabilities related to indefinite-lived assets. These indefinite-lived assets primarily related to gaming licenses in various jurisdictions. These gaming licenses are not being amortized for book purposes, and will only reverse upon ultimate sale or book impairment. Due to the uncertain timing of such reversal, the temporary differences associated with indefinite-lived intangibles and certain land improvements cannot be considered a source of future taxable income for purposes of determining the valuation allowance.

As of December 31, 2014, the Company had federal and state net operating loss carryforwards of approximately $116.9 million and $28.6 million, respectively. The federal and state net operating losses begin to expire in 2027 and 2018, respectively. As of December 31, 2014, the Company had Alternative Minimum Tax credit carryforwards of $0.6 million, which can be carried forward indefinitely. As of December 31, 2014, the Company had federal jobs credit carryforwards of $0.6 million, which begin to expire in 2026.

Utilization of net operating loss, credit, and other carryforwards are subject to annual limitations due to ownership changes as provided by the Internal Revenue Code of 1986, as amended and similar state provisions. An ownership change is defined as a greater than 50% change in ownership by 5% shareholders in any three-year period. Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, the Company had a "change in ownership" event that limits the utilization of net operating loss, credit, and other carryforwards that were previously available to MTR Gaming Group to offset future taxable income. The "change in ownership" event occurred on September 19, 2014 in connection with the merger with MTR Gaming Group. This limitation resulted in no significant loss of federal attributes, but did result in significant loss of state attributes. The federal and state net operating loss credit and other carryforwards are stated net of limitations.

As of December 31, 2014, there are no unrecognized tax benefits and the Company does not expect a significant increase or decrease to the total amounts of unrecognized tax benefits within the next twelve months.

The Company files a US federal and various state and local income tax returns.

11.   Employee benefit plans

Resorts' plans.    Resorts participates in a multi-employer savings plan (the "401(k) Plan") qualified under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended. The 401(k) Plan in which Resorts participates functions as an aggregation of several single-employer plans in order to enable the participating employers to pool plan assets for investment purposes and to reduce the costs of plan administration. The 401(k) Plan maintains separate accounts for each employer so that each employer's contributions provide benefits only for its employees. Generally, all employees of Resorts who are 21 years of age or older, who have completed six months and 1,000 hours of service and who are not covered by collective bargaining agreements, including the named executive officers, are eligible to participate in the 401(k) Plan. Employees who elect to participate in the 401(k) Plan may defer up to 100% but not less than 1% of their annual compensation, subject to statutory and certain other limits. Effective February 15, 2009, Resorts ceased making matching contributions to the 401(k) Plan. Effective February 1, 2014, Eldorado Reno reinstated an employer matching contribution up to 25 percent of the first four percent of each participating employee's compensation. Employees of the Eldorado Shreveport also participate in Resorts' 401(k) Plan. The plan covering Eldorado Shreveport's employees allows for an employer contribution up to 50 percent of the first six percent of each participating employee's contribution, subject to statutory and certain other limits. Resorts' matching contributions were $0.4 million, $0.2 million and $0.3 million, respectively, for the years ended December 31, 2014, 2013 and 2012.

MTR Gaming's plans.    In December 2008, MTR Gaming established the MTR Gaming Group, Inc. Retirement Plan (the "MTR Retirement Plan"). At that time, the Mountaineer qualified defined contribution plan and the Scioto Downs' 401(k) plan were merged into the MTR Retirement Plan. Additionally, the Retirement Plan provides 401(k) participation to Presque Isle Downs' employees. Matching contributions by MTR Gaming were $0.1 million for the 2014 period subsequent to the Merger Date.

Mountaineer's qualified defined contribution plan (established by West Virginia legislation) covers substantially all of its employees and was merged as a component of the MTR Retirement Plan as previously discussed. Contributions to the plan are based on 1/4% of the race track and simulcast wagering handles and approximately 1% of the net win from gaming operations until the racetrack reaches its Excess Net Terminal Income threshold, which for Mountaineer is approximately $160 million per year based on the state's June 30 fiscal year. Contributions to the MTR Retirement Plan for the benefit of Mountaineer employees were $0.4 million for the 2014 period subsequent to the Merger Date.

Scioto Downs sponsors a noncontributory defined-benefit plan covering all full-time employees meeting certain age and service requirements. On May 31, 2001, the plan was amended to freeze eligibility, accrual of years of service and benefits. Scioto Downs' pension income during the 2014 period subsequent to the Merger Date was $39,000. As of December 31, 2014, the fair value of the plan assets was approximately $1.2 million and the fair value of the benefit obligations was approximately $0.9 million, resulting in an over-funded status of $0.3 million. The plan assets are comprised primarily of money market and mutual funds whose values are determined based on quoted market prices and are classified in Level 1 of the fair value hierarchy. We did not make cash contributions to the Scioto Downs pension plan during the 2014 period subsequent to the Merger Date.

12.   Common stock and incentive awards

Common stock & stock-based awards

The Company has authorized common stock of 100,000,000 shares, par value $0.00001 per share.

On September 19, 2014, as a result of the Merger, all MTR Gaming common stock, par value $0.00001 per share ("MTR Stock"), all options and rights to receive MTR Gaming Stock (each, a "Stock Option") granted under the MTR Gaming 2010 Long Term Incentive Plan (the "Plan"), and all restricted stock units in respect of shares of MTR Gaming Stock (each, an "MTR RSU") that were outstanding immediately prior to the Effective Time were converted into a right to receive shares of ERI Stock, or options to acquire ERI Stock, as follows:

•
5,785,123 shares of MTR Stock converted into a right to receive $6.05 in cash per each share of MTR Stock, and the remaining 22,600,961 shares of MTR Stock converted into the right to receive one share of ERI Common Stock per each share of MTR Stock.

•
All outstanding MTR Gaming Stock Options vested (to the extent not already vested) and converted into an option or right to purchase the same number of shares of ERI Common Stock (at the same exercise price per share as in effect prior to such conversion). All other terms, except vesting requirements, applicable to such stock options remain the same.

•
Each MTR RSU that was outstanding under the Plan (including any such MTR RSUs held in participant accounts under any employee benefit or compensation plan or arrangement of MTR Gaming) were settled in the same number of shares of ERI stock as the number of shares of MTR Stock that were subject to such MTR RSU immediately prior to the Effective Time. No further vesting, lapse, or other restrictions under the terms of the prior award agreement applicable to such MTR RSU will apply.

Upon consummation of the Mergers, the Company assumed the Plan from MTR Gaming in accordance with the Plan's terms.

Due to the MTR Gaming Stock Options being fully vested immediately prior to the Mergers and no additional equity awards being issued by the Company subsequent to the Merger, the Company did not record any stock-based compensation expense during the year ended December 31, 2014.

A summary of the Stock Option activity from the date of the Merger Date is as follows:

	Options	Range of exercise prices	Weighted-average exercise price	Weighted-average remaining contractual life	Aggregate intrinsic value

				(in years)	(in millions)
Outstanding as of Merger Date	474,833	$2.44 - $16.27	$7.13
Granted
Exercised	(76,633)	$2.44 - $3.94	$3.22
Expired	—	—	—
Forfeited	—	—	—

Outstanding and Exercisable—December 31, 2014	398,200	$2.44 - $16.27	$7.88	4.54	$0.2

Cash received from the exercise of stock options was $0.2 million for the year ended December 31, 2014. The Company did not recognize a tax benefit from the stock option exercises as the Company is in a net operating loss carryforward position.

In January 2015, the Company's Board of Directors approved the 2015 Long-Term Incentive Plan subject to shareholder approval.

13.   Earnings per share

The following table illustrates the required disclosure of the reconciliation of the numerators and denominators of the basic and diluted net income per share computations during the years ended December 31, 2014, 2013 and 2012 (dollars in thousands, except per share amounts):

	2014	2013	2012

Net loss available to common stockholders	$(14,425)	$18,897	$(991)

Shares outstanding:
Weighted average shares outstanding	29,901,405	23,311,492	23,311,492
Effect of dilutive securities	—	—	—

Diluted shares outstanding	29,901,405	23,311,492	23,311,492

Basic and diluted net (loss) income per common share	$(0.48)	$0.81	$(0.04)

As the accounting acquirer in the Merger and in accordance with the applicable accounting guidance in ASC 805, for purposes of computing comparative earnings per share, the Company has presented the historical weighted average number of common shares outstanding multiplied by the exchange ratio established in the Merger Agreement (see Note 3) for the years ended December 31, 2013 and 2012. At the Merger Date, there were no dilutive securities outstanding.

14.   Accumulated other comprehensive (loss) income

The Company's accumulated other comprehensive loss is related to the Scioto Downs defined benefit pension plan and Silver Legacy's supplemental executive retirement plan. A summary of the change in accumulated other comprehensive income during the year ended December 31, 2014 is as follows (in thousands):

Balance as of December 31, 2013	$1,772
Other comprehensive income before reclassifications, net of tax of $50	87
Amounts reclassified from accumulated other comprehensive income	(1,772)

Net current-period other comprehensive loss	(1,685)

Balance as of December 31, 2014	$87

Amounts reclassified from accumulated other comprehensive loss are limited to the amortization of actuarial losses, which are a component of net periodic benefit cost. These reclassifications are included as a component of general and administrative expense in the accompanying consolidated statement of operations. Silver Legacy's supplemental executive retirement plan was terminated and liquidated in 2014.

15.   Commitments and contingencies

Capital leases.    MTR and Resorts lease certain equipment under agreements classified as capital leases. In 2013, the Company entered into two lease agreements in the original amounts of $0.1 million and $25,000 with third party lessors to acquire network equipment and maintenance equipment at Eldorado Reno at 2.799% per annum and 8.453% per annum, respectively. The first lease has an original term of three annual payments of $24,000 per year and the second lease has an original term of 36 months with monthly payments of $714. In 2010, Eldorado Reno entered into a lease agreement in the original amount of $0.6 million with a third party lessor to acquire a hotel video on demand system at Eldorado Reno at 6.132% per annum. The lease has an original term of 48 months with monthly payments of $12,875. During 2006, Eldorado Reno entered into a lease agreement in the original amount of $0.7 million with a third party lessor to acquire mini-bars for hotel rooms at Eldorado Reno at 9.875% per annum with a 96 month term. The leases are treated as capital leases for financial reporting purposes. The future minimum lease payments, including interest, at December 31, 2014 are $32,000 in 2015 and $4,000 in 2016. After reducing these amounts for interest of $1,000, the present value of the minimum lease payments at December 31, 2014 is $36,000.

Operating leases.    MTR and Resorts lease land and certain equipment, including some of our slot machines, timing and photo finish equipment, videotape and closed circuit television equipment, and certain pari-mutuel equipment, under operating leases. Future minimum payments under non-cancellable operating leases with initial terms of one year or more consisted of the following at December 31, 2014 (in thousands):

	Shreveport ground lease	Other leases

2015	$404	$1,884
2016	463	1,075
2017	463	602
2018	463	534
2019	463	470
Thereafter	20,249	3,200

	$22,505	$7,765

Total rental expense under operating leases (exclusive of the Shreveport ground lease described below) was $2.3 million, $1.6 million and $1.6 million for the years ended December 31, 2014, 2013 and 2012, respectively. Additional rent for land upon which the Eldorado Hotel Casino resides of $0.6 million in each of the years ended December 31, 2014, 2013 and 2012 was paid to C. S. & Y. Associates, a general partnership of which Carano is a general partner. This rental agreement expires June 30, 2027 and the rental payments are more fully described in Note 16, Related Parties.

Eldorado Shreveport is party to a ground lease with the City of Shreveport for the land on which the casino was built. The lease had an initial term which ended December 20, 2010 with subsequent renewals for up to an additional 40 years. The base rental amount during the initial ten-year lease term was $0.5 million per year. The Louisiana Partnership has extended the lease for the first five-year renewal term during which the base annual rental is $0.4 million. The annual base rental payment will increase by 15% during each of the second, third, fourth and fifth five-year renewal terms with no further increases. The base rental portion of the ground lease is being amortized on a straight-line basis. In addition to the base rent, the lease requires percentage rent based on adjusted gross receipts to the City of Shreveport and payments in lieu of admission fees to the City of Shreveport and the Bossier Parish School Board. Expenses under the terms of the ground lease are as follows (in thousands):

	For the year ended December 31,
	2014	2013	2012

Ground lease:
Base rent	$585	$585	$585
Percentage rent	1,336	1,400	1,483

	1,921	1,985	2,068

Payment in lieu of admissions fees and school taxes	$5,908	$6,154	$6,490

Eldorado Shreveport previously leased retail space located across the street from the casino/hotel complex to unrelated retail tenants. Rental revenue for the year ended December 31, 2012 amounted to $0.1 million and is included in other operating revenues on the accompanying consolidated statement of operations and comprehensive income. During the third quarter of 2012, Eldorado Shreveport donated this property to the City of Shreveport and recorded a charge of $0.8 million, which represented the net book value of the property as of the donation date.

Bond requirements.    Mountaineer is required to maintain bonds in the aggregate amount of $1.1 million for the benefit of the West Virginia Lottery Commission, Presque Isle Downs is required to maintain a slot machine payment bond for the benefit of the Commonwealth of Pennsylvania in the amount of $1.0 million and Scioto Downs is required to maintain a VLT license bond for the benefit of the Ohio Lottery Commission in the amount of $1.0 million. The bonding requirements have been satisfied via the issuance of surety bonds.

Litigation.    We are a party to various lawsuits, which have arisen in the normal course of our business. Estimated losses are accrued for these lawsuits and claims when the loss is probable and can be estimated. The current liability for the estimated losses associated with those lawsuits is not material to our consolidated financial condition and those estimated losses are not expected to have a material impact on our results of operations.

Ohio gaming referendum challenge.    On October 21, 2011, the Ohio Roundtable filed a complaint in the Court of Common Pleas in Franklin County, Ohio against a number of defendants, including the Governor, the Ohio Lottery Commission and the Ohio Casino Control Commission. The complaint alleges a variety of substantive and procedural defects relative to the approval and implementation of video lottery terminals as well as several counts dealing with the taxation of standalone casinos. As interveners, we, along with four of the other racinos in Ohio, filed motions for judgment on the pleadings to supplement the position of the Racing Commission. In May 2012, the Court of Common Pleas dismissed the case; however, the plaintiffs filed an appeal and oral arguments were held on January 17, 2013 in the 10th District Court of Appeals. In March 2013, the Court of Appeals upheld the ruling. The decision of the Appeals Court was appealed to the Ohio Supreme Court by the plaintiffs on April 30, 2013 and the Ohio Supreme Court has elected to accept the appeal. The Ohio Supreme Court temporarily stayed the appeal until it first ruled on a matter with similar procedural issues. A decision was issued on that case on June 10, 2014. Accordingly, along with the State Appellees, a motion to dismiss as improvidently granted was filed which was partially granted. The remaining propositions of law have been briefed by both parties and oral argument is scheduled for June 23, 2015.

Environmental remediation.    In October 2004, MTR Gaming acquired 229 acres of real property, known as the International Paper site, as an alternative site to build Presque Isle Downs. In connection with our acquisition of the International Paper site, MTR Gaming entered into a consent order and decree (the "Consent Order") with the PaDEP and International Paper insulating it from liability for certain pre-existing contamination, subject to compliance with the Consent Order, which included a proposed environmental remediation plan for the site, which was tied specifically to the use of the property as a racetrack. The proposed environmental remediation plan in the Consent Order was based upon a "baseline environmental report" and management estimated that such remediation would be subsumed within the cost of developing the property as a racetrack. The racetrack was never developed at this site. In October 2005, MTR Gaming sold approximately 205 acres to GEIDC which assumed primary responsibility for the remediation obligations under the Consent Order relating to the property they acquired. However, MTR Gaming was advised by the PaDEP that it was not released from its liability and responsibility under the Consent Order. MTR Gaming also purchased an Environmental Risk Insurance Policy in the amount of $10.0 million with respect to the property, which expires in October 2015. Management believes the insurance coverage is in excess of any exposure that it may have in this matter.

Regulatory gaming assessments.    The Pennsylvania Gaming Control Board (the "PGCB"), the Pennsylvania Department of Revenue and the Pennsylvania State Police (collectively "the Borrowers"), were required to fund the costs they incurred in connection with the initial development of the infrastructure to support gaming operations in Pennsylvania as well as the initial ongoing costs of the Borrowers. The initial funding of these costs was provided from a loan from the Pennsylvania General Fund in the amount of approximately $36.1 million, and further funding was provided from additional loans from the Pennsylvania Property Tax Reserve Fund in the aggregate amount of approximately $63.8 million.

The Pennsylvania Department of Revenue will assess all licensees, including Presque Isle Downs, their proportionate share of amounts represented by the borrowings, which are in the aggregate amount of $99.9 million, once the designated number of Pennsylvania's slot machine licensees is operational. On July 11, 2011, the PGCB issued an administrative order which established that payments associated with the $63.8 million that was borrowed from the Property Tax Reserve Fund would commence on January 1, 2012. The repayment allocation between all current licensees is based upon equal weighting of (1) cumulative gross slot revenue since inception in relation to the combined cumulative gross slot revenue for all licensees and (2) single year gross slot revenue (during the state's fiscal year ending June 30) in relation to the combined single year gross slot revenue for all licensees; and amounts paid each year will be adjusted annually based upon changes in the licensee's proportionate share of gross slot revenue. MTR Gaming has estimated that its total proportionate share of the aggregate $63.8 million to be assessed to the gaming facilities will be approximately $4.2 million and will be paid quarterly over a ten-year period, which began effective January 1, 2012. For the $36.1 million that was borrowed from the General Fund, payment is scheduled to begin after all fourteen licensees are operational. Although MTR Gaming cannot determine when payment will begin, it has considered a similar repayment model for the General Fund borrowings and estimated that its total proportionate share of the aggregate $36.1 million to all fourteen gaming facilities will approximate $2.2 million, which has been accrued in the accompanying consolidated balance sheet at December 31, 2014.

The recorded estimate is subject to revision based upon future changes in the revenue assumptions utilized to develop the estimate. The estimated total obligation at December 31, 2014 was $0.5 million and is accrued in the accompanying unaudited consolidated balance sheet. MTR Gaming paid approximately $0.1million during the 2014 period subsequent to the Merger Date.

Agreements with horsemen and pari-mutuel clerks.    The Federal Interstate Horse Racing Act and the state racing laws in West Virginia, Ohio and Pennsylvania require that, in order to simulcast races, we have written agreements with the horse owners and trainers at those racetracks. In addition, in order to operate slot machines in West Virginia, we are required to enter into written agreements regarding the proceeds of the slot machines (a "proceeds agreement") with a representative of a majority of the horse owners and trainers and with a representative of a majority of the pari-mutuel clerks. In Pennsylvania and Ohio, we must have an agreement with the representative of the horse owners. We have the requisite agreements in place with the horsemen at Mountaineer until December 31, 2015. With respect to the Mountaineer pari-mutuel clerks, we have a labor agreement in force until November 30, 2015 and a proceeds agreement until April 14, 2015. We are required to have a proceeds agreement in effect on July 1 of each year with the horsemen and the pari-mutuel clerks as a condition to renewal of our video lottery license for such year. If the requisite proceeds agreement is not in place as of July 1 of a particular year, Mountaineer's application for renewal of its video lottery license could be denied, in which case Mountaineer would not be permitted to operate either its slot machines or table games. Scioto Downs has the requisite agreement in place with the OHHA until December 31, 2023, with automatic two-year renewals unless either party requests re-negotiation pursuant to its terms. Presque Isle Downs has the requisite agreement in place with the Pennsylvania Horsemen's Benevolent and Protective Association until May 1, 2019. With the exception of the respective Mountaineer, Presque Isle Downs and Scioto Downs horsemen's agreements and the agreement between Mountaineer and the pari-mutuel clerks' union described above, each of the agreements referred to in this paragraph may be terminated upon written notice by either party.

Presque Isle Downs, Inc. v Dwayne Cooper Enterprises, Inc. et al; Civil Action No. 10493-2009; Court of Common Pleas of Erie County, Pennsylvania.    On April 17, 2010, Presque Isle Downs, Inc. initiated legal action in the Court of Common Pleas of Erie County, Pennsylvania, against defendants Dwayne Cooper Enterprises, Inc. ("DCE"), Turner Construction Company ("Turner"), and Rectenwald Buehler Architects, Inc. f/k/a Weborg Rectenwald Buehler Architects, Inc. ("RB") to recover damages arising out of failures of the surveillance system installed during the original construction of the casino facilities at Presque Isle Downs. DCE supplied and installed the surveillance system, RB acted as the project architect, and Turner served as the construction manager on the project. Shortly after Presque Isle Downs opened on February 28, 2007, it discovered that certain components of the surveillance system were defective, malfunctioning or missing. After efforts to remediate the deficiencies in the system were unsuccessful, it became necessary to replace certain components of the surveillance system at a cost of $1.9 million, and to write-off approximately

$1.5 million related to the net book value of the equipment that was replaced. On April 5, 2011, Presque Isle Downs obtained a default judgment against DCE in the amount of $2.7 million. Efforts to enforce the judgment against DCE are ongoing but the assets of DCE appear to be modest and materially insufficient to pay the judgment. Any proceeds that may be received will be recorded as the amounts are realized. Defendant RB joined five additional vendors/subcontractors as additional defendants in the case. Each of the defendants and all but one of the additional defendants filed motions or objections requesting that the Court dismiss the claims against it. After these motions and objections were denied and the parties engaged in limited discovery, the parties agreed to submit the case to mediation. The mediation occurred on February 10, 2015, and resulted in an agreement under which the sum of $705,000.00 would be paid to Presque Isle Downs, Inc. in exchange for a general release of the defendants (except DCE) and the additional defendants. A draft settlement agreement has been prepared and is currently under review by all parties. It is anticipated that the settlement will be concluded and the case voluntarily dismissed by June 30, 2015.

State ex rel. Walgate v. Kasich; Case No. 11 CV-10-13126; Court of Common Pleas Franklin County, Ohio. On October 21, 2011, the Ohio Roundtable filed a complaint in the Court of Common Pleas in Franklin County, Ohio against a number of defendants, including the Governor, the Ohio Lottery Commission and the Ohio Casino Control Commission. The complaint alleges a variety of substantive and procedural defects relative to the approval and implementation of video lottery terminals as well as several counts dealing with the taxation of standalone casinos. As interveners, we, along with four of the other racinos in Ohio, filed motions for judgment on the pleadings to supplement the position of the Racing Commission. In May 2012, the Court of Common Pleas dismissed the case; however, the plaintiffs filed an appeal and oral arguments were held on January 17, 2013 in the 10th District Court of Appeals. In March 2013, the Court of Appeals upheld the ruling. The decision of the Appeals Court was appealed to the Ohio Supreme Court by the plaintiffs on April 30, 2013 and the Ohio Supreme Court has elected to accept the appeal. The Ohio Supreme Court temporarily stayed the appeal until it first ruled on a matter with similar procedural issues. A decision was issued on that case on June 10, 2014. Accordingly, along with the State Appellees, a motion to dismiss as improvidently granted was filed which was partially granted. The remaining propositions of law have been briefed by both parties and oral argument is scheduled for June 23, 2015.

16.   Related parties

Prior to the consummation of the Merger Resorts was party to a management agreement (the "Eldorado Management Agreement") with REI and HCM, pursuant to which REI and HCM (collectively, the "Managers") agreed to (a) develop strategic plans for Resorts' business, including preparing annual budgets and capital expenditure plans, (b) provide advice and oversight with respect to financial matters of Resorts, (c) establish and oversee the operation of financial accounting systems and controls and regularly review Resorts' financial reports, (d) provide planning, design and architectural services to Resorts and (e) furnish advice and recommendations with respect to certain other aspects of Resorts' operations. In consideration for such services, Resorts agreed to pay the Managers a management fee not to exceed 1.5% of Resorts' annual net revenues, not to exceed $600,000 per year. The current term of the Eldorado Management Agreement continues in effect until July 1, 2017, and the term will continue to be automatically extended for additional three-year periods until it is terminated by one of the parties. During each of the years 2014, 2013 and 2012, the Company paid management fees to REI and HCM in the aggregate amount of $0.5 million, $0.6 million, and $0.6 million, respectively. REI is beneficially owned by members of the Carano family and HCM is beneficially owned by members of the Poncia family. The Carano family and Poncia family hold significant ownership interests in ERI. Management fees were not paid subsequent to the consummation of the Merger. Subsequent to the consummation of the Merger,

Donald L. Carano and Raymond J. Poncia received remuneration in the amount of $0.3 million and $0.2 million, respectively, for their services as consultants to ERI and its subsidiaries in lieu of the management fees previously paid under the terms of the Resorts' management agreement.

As of December 31, 2014 and 2013, the Company's receivables from related parties amounted to $0.4 million $0.4 million, respectively. As of December 31, 2014 and 2013, the Company's payables to related parties amounted to $0.2 million and $0.2 million, respectively.

In connection with the Merger, the Company advanced $5.0 million to MTR Gaming which was used to repurchase MTR Gaming common stock. The advance is included in investment in and advances to unconsolidated affiliates on the accompanying consolidated balance sheet at December 31, 2014. Additionally, MTR Gaming reimbursed the Company $1.5 million in December 2014 for allocated corporate general and administrative costs incurred subsequent to the consummation of the Merger through December 31, 2014.

Subsequent the Merger, the MTR Gaming properties began purchasing Eldorado Reno homemade pasta and other products for use in their restaurants. During the year ended December 31, 2014, MTR Gaming paid Eldorado Reno $29,000 for these products. Additionally, several Eldorado Reno restaurant chefs traveled to the MTR Gaming properties to provide services. Payroll and costs associated with these services were charged to the MTR Gaming properties and totaled $0.1 million during the period from the Merger Date through December 31, 2014. Additional reimbursements, in the ordinary course of business, were also charged between Eldorado Reno and MTR Gaming as a result of the Merger.

The Company owns the entire parcel on which Eldorado Reno is located, except for approximately 30,000 square feet which is leased from C. S. & Y. Associates, a general partnership of which Carano is a general partner (the "CSY Lease"). The CSY Lease expires on June 30, 2027. Annual rent is equal to the greater of (1) $0.4 million or (2) an amount based on a decreasing percentage of the Eldorado's gross gaming revenues ranging from 3% of the first $6.5 million of gross gaming revenues to 0.1% of gross gaming revenues in excess of $75.0 million. Rent pursuant to the CSY Lease amounted to approximately $0.6 million in each of the years ended December 31, 2014, 2013 and 2012. On May 30, 2011, the Company and C. S. & Y Associates entered into a fourth amendment to the CSY Lease. C. S & Y Associates agreed to execute and deliver the deeds of trust encumbering the approximately 30,000 square feet leased from C. S. & Y Associates on which a portion of Eldorado Reno is located as security for the Senior Secured Notes and the Secured Credit Facility. In exchange for this subordination, a fee of $0.1 million will be paid annually during the term of the Indenture. In each of the years 2014, 2013 and 2012, the Company paid $0.1 million to C. S. & Y Associates for this subordination.

The Company from time to time leases an aircraft owned by REI, which indirectly owns 47% of Resorts, for use in operating the Company's business. In 2014, 2013 and 2012, lease payments for the aircraft totaled $0.6 million, $0.8 million and $0.8 million, respectively.

The Company from time to time leases a yacht owned by Sierra Adventure Equipment, Inc., a limited liability company beneficially owned by REI, for use in operating the Company's business. In 2014, 2013 and 2012, lease payments for the yacht totaled approximately $2,500, $13,000 and $8,000, respectively.

The Company occasionally purchases wine directly from the Ferrari Carano Winery, which is owned by REI and Carano. Wine purchases are sent directly to customers in appreciation of their patronage. In 2014, 2013 and 2012, the Company spent approximately $35,000, $1,000 and $23,000, respectively, for these products.

Resorts owns the skywalk that connects the Silver Legacy with Eldorado Reno. The charges from the service provider for the utilities associated with this skywalk are billed to the Silver Legacy together with the charges for the utilities associated with the Silver Legacy. Such charges are paid to the service provider by Silver Legacy, and the Silver Legacy is reimbursed by Eldorado Reno for the portion of the charges allocable to the utilities provided to the skywalk. The charges for the utilities provided to the skywalk during each year ended December 31, 2014, 2013 and 2012 totaled $0.1 million.

In October 2005, the Silver Legacy began providing on-site laundry services for Eldorado Reno related to the cleaning of certain types of linens. Although there is no agreement obligating Eldorado Reno to utilize this service, it is anticipated that the Silver Legacy will continue to provide these laundry services in the future. The Silver Legacy charges Eldorado Reno for labor and laundry supplies on a per unit basis which totaled $0.2 million, $0.1 million and $0.1 million, respectively, during the years ended December 31, 2014, 2013 and 2012.

Since 1998, the Silver Legacy has purchased from Eldorado Reno homemade pasta and other products for use in the restaurants at Silver Legacy and it is anticipated that Silver Legacy will continue to make similar purchases in the future. For purchases of these products during each year ended December 31, 2014, 2013 and 2012, which are billed to Silver Legacy at cost plus associated labor, the Silver Legacy paid Eldorado Reno $0.1 million.

In April 2008, the Silver Legacy and Eldorado Reno began combining certain back-of-the-house and administrative departmental operations, including purchasing, advertising, information systems, surveillance, retail and engineering, of Eldorado Reno and Silver Legacy in an effort to achieve payroll cost savings synergies at both properties. Payroll costs associated with the combined operations are shared equally and are billed at cost plus an estimated allocation for related benefits and taxes. During 2014, 2013 and 2012, the Silver Legacy reimbursed Eldorado Reno $0.5 million, $0.6 million and $0.7 million, respectively, for Silver Legacy's allocable portion of the shared administrative services costs associated with the operations performed at Eldorado Reno and Eldorado Reno reimbursed the Silver Legacy $0.3 million in each year for Eldorado Reno's allocable portion of the shared administrative services costs associated with the operations performed at Silver Legacy.

17.   Segment information

The following table sets forth, for the period indicated, certain operating data for our reportable segments. Management views each of our casinos as an operating segment. Operating segments are aggregated based on their similar economic characteristics, types of customers, types of services and products provided, and their management and reporting structure. The Company's principal operating activities occur in three geographic regions: Reno, Shreveport and the eastern states. The Company has aggregated its operating segments into three reportable segments: Eldorado Reno, Eldorado Shreveport and MTR Gaming (Merger Date through December 31, 2014).

	For the year ended December 31,
	2014	2013	2012

	(in thousands)
Revenues and expenses
Eldorado Reno:
Net operating revenues(a)	$105,945	$109,691	$109,090
Expenses, excluding depreciation and corporate	(95,542)	(96,685)	(96,485)
Corporate expense	(1,659)	—	—
(Loss) gain on sale or disposal of property	—	(14)	4
Equity in income (losses) of unconsolidated affiliates	2,705	3,355	(8,952)
Acquisition charges	(6,348)	(3,173)	—
Depreciation	(7,951)	(8,318)	(9,215)

Operating (loss) income—Eldorado Reno	$(2,850)	$4,856	$(5,558)

Eldorado Shreveport:
Net operating revenues	$133,960	$140,495	$148,650
Expenses, excluding depreciation, amortization(a)	(112,068)	(113,844)	(118,613)
Loss on sale or disposal of property	(84)	(212)	(202)
Depreciation and amortization	(8,403)	(8,713)	(8,436)

Operating income—Eldorado Shreveport	$13,405	$17,726	$21,399

MTR Gaming:
Net operating revenues	$124,168	$—	$—
Expenses, excluding depreciation, amortization and corporate	(103,816)	—	—
Loss on sale or disposal of property	—	—	—
Acquisition charges	(1,063)	—	—
Depreciation and amortization	(12,289)	—	—

Operating income—MTR Gaming	$7,000	$—	$—

	For the year ended December 31,
	2014	2013	2012

	(in thousands)
Total Reportable Segments
Net operating revenues(a)	$364,073	$250,186	$257,740
Expenses, excluding depreciation, amortization(a)	(313,085)	(210,529)	(215,098)
Loss on sale or disposal of property	(84)	(226)	(198)
Equity in income (losses) of unconsolidated affiliates	2,705	3,355	(8,952)
Acquisition charges	(7,411)	(3,173)	—
Depreciation and amortization	(28,643)	(17,031)	(17,651)

Operating income—Total Reportable Segments	$17,555	$22,582	$15,841
Reconciliations to Consolidated Net Income (Loss):
Operating Income—Total Reportable Segments	$17,555	$22,582	$15,841

Unallocated income and expenses:
Interest income	18	16	14
Interest expense	(30,752)	(15,681)	(16,069)
Gain on extinguishment of debt of unconsolidated affiliate		11,980	—
Gain on termination of supplemental executive retirement plan assets of unconsolidated affiliate	715	—	—
Loss on early retirement of debt	(90)	—	(22)
Loss on property donation	—	—	(755)
Non-controlling interest	(103)	—	—
Provision for income taxes	(1,768)	—	—

Net (loss) income	$(14,425)	$18,897	$(991)

(a)    Before the elimination of $2.3 million, $3.0 million and $3.0 million of management and incentive fees received by Eldorado Reno and paid by Eldorado Shreveport for 2014, 2013 and 2012, respectively.

	For the year ended December 31,
	2014	2013	2012

	(in thousands)
Capital Expenditures
Eldorado Reno	$3,475	$3,520	$3,177
Eldorado Shreveport	3,273	3,893	6,004
MTR Gaming	3,816	—	—

Total	$10,564	$7,413	$9,181

	As of December 31,
	2014	2013

	(in thousands)
Total Assets(a)
Eldorado Reno	$236,330	$252,066
Eldorado Shreveport	143,928	150,766
MTR Gaming	921,726	—
Eliminating entries(b)	(126,654)	(132,650)

Total	$1,174,869	$270,182

(a)    Total assets presented in this table are considered restricted under the Company's debt indenture agreements described in Note 9.

(b)   Reflects the following eliminations for the periods indicated:

Proceeds from Resorts Senior Secured Notes loaned to Eldorado Shreveport	$116,308	$118,038
Accrued interest on the above intercompany loan	418	418
Intercompany receivables/payables	130	91
Net investment in and advances to MTR Gaming	5,000	—
Net investment in and advances to Eldorado Shreveport	4,798	14,103

	$126,654	$132,650

18.   Quarterly data (unaudited)

The following table sets forth certain consolidated quarterly financial information for the years ended December 31, 2014 and 2013. The quarterly information only includes the operations of MTR Gaming from the Merger Date through December 31, 2014.

	Quarter ended
	March 31	June 30	September 30	December 31

	(Dollars in thousands, except per share amounts)
2014:
Revenues	$67,083	$72,725	$90,528	$179,936
Less—promotional allowances	(10,053)	(10,976)	(11,579)	(15,841)

Net revenues	57,030	61,749	78,949	164,095
Operating expenses	53,726	56,054	72,943	156,755
Operating income	1,552	6,775	2,778	6,450
Net (loss) income	$(2,333)	$2,909	$(4,064)	$(10,834)
Basic and diluted net income per common share	$(0.10)	$0.12	$(0.16)	$(0.23)
Weighted average shares outstanding—basic and diluted	23,311,492	23,311,492	26,075,022	46,441,249
2013:
Revenues	$72,607	$76,864	$74,950	$65,832
Less—promotional allowances	(10,428)	(11,036)	(11,319)	(10,284)

Net revenues	62,179	65,828	63,631	55,548
Operating expenses	55,448	57,301	57,283	54,528
Operating income	6,025	10,500	7,092	1,035
Net income	$2,087	$6,548	$3,184	$7,078
Basic and diluted net income per common share	$0.09	$0.28	$0.14	$0.30
Weighted average shares outstanding—basic and diluted	23,311,492	23,311,492	23,311,492	23,311,492

Eldorado Resorts, Inc.
Schedule II–Valuation and qualifying accounts

Column A	Column B balance at beginning of period	Column C additions(1)	Column D deductions(2)	Column E balance at end of period

Year ended December 31, 2014:
Allowance for doubtful accounts	$1,379	$1,266	$56	$2,589
Year ended December 31, 2013:
Allowance for doubtful accounts	$1,605	$847	$1,073	$1,379
Year ended December 31, 2012:
Allowance for doubtful accounts	$2,373	$271	$1,039	$1,605

(1)    Amounts charged to costs and expenses, net of recoveries.

(2)    Uncollectible accounts written off, net of recoveries of $200,000, $28,000 and $48,000 in 2014, 2013 and 2012, respectively.

MTR Gaming Group, Inc.
(A wholly-owned subsidiary of Eldorado Resorts, Inc.)
Consolidated balance sheets
(dollars in thousands)

	Successor
	March 31, 2015	December 31, 2014

	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$39,787	$60,650
Restricted cash	8,036	5,413
Accounts receivable, net of allowance for doubtful accounts of $154 in 2015 and $175 in 2014	2,006	2,912
Inventories	3,873	3,911
Prepaid expenses and other current assets	6,408	7,115

Total current assets	60,110	80,001
Property and equipment, net	278,475	283,191
Other intangible assets, primarily gaming licenses	469,404	471,339
Goodwill	66,826	66,826
Deposits and other	3,950	3,950
Non-operating real property	16,419	16,419

Total assets	$895,184	$921,726

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Accounts payable	$3,629	$2,122
Accrued gaming taxes and assessments	4,908	10,346
Accrued payroll and related	4,958	4,785
Interest payable	10,746	26,865
Accrued other liabilities	20,138	17,205
Construction project and equipment liabilities	736	2,333
Deferred income taxes	1,474	1,474
Liabilities of discontinued operations	116	116

Total current liabilities	46,705	65,246
Long-term debt	608,090	610,827
Other regulatory gaming assessments	4,453	4,572
Deferred income taxes	147,698	145,054
Other long-term liabilities	2,461	2,439

Total liabilities	809,407	828,138

Stockholder's equity:
Common stock	—	—
Additional paid-in capital	103,011	103,011
Accumulated deficit	(17,321)	(9,510)
Accumulated other comprehensive income	87	87

Total stockholder's equity	85,777	93,588

Total liabilities and stockholder's equity	$895,184	$921,726

See accompanying notes to consolidated financial statements.

MTR Gaming Group, Inc.
(A wholly-owned subsidiary of Eldorado Resorts, Inc.)
Consolidated statements of operations
(dollars in thousands)
(unaudited)

	Successor	Predecessor

	Three months ended March 31, 2015	Three months ended March 31, 2014

Operating revenues:
Gaming	$101,309	$106,950
Pari-mutuel commissions	1,205	1,280
Food and beverage	7,717	7,807
Hotel	1,148	1,188
Other	2,464	2,421

	113,843	119,646
Less—promotional allowances	(4,779)	(4,818)

Net operating revenues	109,064	114,828

Operating expenses:
Gaming	62,233	66,335
Pari-mutuel commissions	1,696	1,742
Food and beverage	5,302	4,731
Hotel	337	344
Other	1,181	1,366
Marketing and promotions	3,254	3,307
General and administrative	15,949	16,488
Depreciation and amortization	10,539	7,784

Total operating expenses	100,491	102,097
(Gain) loss on the sale or disposal of property	(1)	18
Strategic transaction costs	84	521

Operating income	8,490	12,192

Other income (expense):
Interest income	1	2
Interest expense	(13,399)	(17,390)

Total other expense	(13,398)	(17,388)

Loss before income taxes	(4,908)	(5,196)
Provision for income taxes	(2,903)	(1,017)

Net loss	$(7,811)	$(6,213)

See accompanying notes to consolidated financial statements.

MTR Gaming Group, Inc.
(A wholly-owned subsidiary of Eldorado Resorts, Inc.)
Consolidated statements of comprehensive loss
(dollars in thousands)
(unaudited)

	Successor	Predecessor

	Three months ended March 31, 2015	Three months ended March 31, 2014

Net Loss	$(7,811)	$(6,213)
Other comprehensive income, net of tax:
Defined benefit pension plan:
Changes in unamortized net pension(1)	—	8

Comprehensive loss, net of tax	$(7,811)	$(6,205)

(1)    In the Predecessor period, no tax expense or benefit was recognized on these amounts as a result of the Company's cumulative loss position.

See accompanying notes to consolidated financial statements.

MTR Gaming Group, Inc.
(A wholly-owned subsidiary of Eldorado Resorts, Inc.)
Consolidated statements of cash flows
(dollars in thousands)
(unaudited)

	Successor	Predecessor

	Three months ended March 31, 2015	Three months ended March 31, 2014

Cash flows from operating activities:
Net loss	$(7,811)	$(6,213)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	10,539	7,784
Amortization of deferred financing fees and (premium) discount	(2,737)	941
Provision (recovery) for bad debts	49	(4)
Stock-based compensation expense	—	455
Change in fair value of acquisition related contingencies	16	18
Deferred income taxes	2,644	923
(Gain) loss on the sale or disposal of property	(1)	18
Change in operating assets and liabilities:
Accounts receivable	857	2,569
Other current assets	745	490
Accounts payable	(3,933)	(3,749)
Accrued liabilities	(13,007)	(13,918)
Other regulatory gaming assessments	(117)	(125)
Incentive compensation	—	(816)

Net cash used in operating activities	(12,756)	(11,627)

Cash flows from investing activities:
Increase in restricted cash	(2,623)	(1,502)
Increase in deposits and other	—	31
Proceeds from the sale of property and equipment	2	1
Reimbursement of capital expenditures from West Virginia regulatory authorities	—	235
Capital expenditures	(5,486)	(2,808)

Net cash used in investing activities	(8,107)	(4,043)

Cash flows from financing activities:
Proceeds from exercise of stock options	—	264

Net decrease in cash and cash equivalents	(20,863)	(15,406)
Cash and cash equivalents, beginning of period	60,650	100,124

Cash and cash equivalents, end of period	$39,787	$84,718

Supplemental disclosure of cash flow information:
Interest paid	$32,238	$32,838

See accompanying notes to consolidated financial statements.

MTR Gaming Group, Inc.
(A wholly-owned subsidiary of Eldorado Resorts, Inc.)
Notes to consolidated financial statements
(Unaudited)

Note 1—Organization and basis of presentation

Organization

MTR Gaming Group, Inc. (the "Company" or "we" or "MTR"), a Delaware corporation and a wholly-owned subsidiary of Eldorado Resorts, Inc. ("ERI"), is a hospitality and gaming company that owns and operates racetrack, gaming and hotel properties in West Virginia, Pennsylvania and Ohio. The common shares of ERI are listed on the Nasdaq Stock Market.

The Company, through its wholly-owned subsidiaries, owns and operates Mountaineer Casino, Racetrack & Resort in Chester, West Virginia ("Mountaineer"), Presque Isle Downs & Casino in Erie, Pennsylvania ("Presque Isle Downs"), and Scioto Downs in Columbus, Ohio. Scioto Downs, through its subsidiary RacelineBet, Inc., also operates Racelinebet.com, a national account wagering service that offers online and telephone wagering on horse races as a marketing affiliate of TwinSpires.com, an affiliate of Churchill Downs, Inc.

In September 2013, we entered into a merger agreement to facilitate a business combination with Eldorado HoldCo LLC, a Nevada limited liability company ("Eldorado"), and formed several entities to facilitate the merger: Eclair Holdings Company, a Nevada corporation and wholly owned subsidiary of the Company ("NewCo"), Ridgeline Acquisition Corp., a Delaware corporation and wholly owned subsidiary of NewCo ("Merger Sub A"), and Eclair Acquisition Company, LLC, a Nevada limited liability company and wholly owned subsidiary of NewCo ("Merger Sub B"). These entities had no assets or operations for the three months ended March 31, 2014.

On September 19, 2014 (the "Acquisition Date"), MTR merged with and into Merger Sub A, with MTR surviving the merger (the "MTR Merger"), and Eldorado merged with and into Merger Sub B, with Eldorado surviving the merger (the "Eldorado Merger" and, together with the MTR Merger, the "Mergers"). As a result of the Mergers, NewCo became the holding company for the Company and Eldorado and was renamed "Eldorado Resorts, Inc."

Basis of presentation

The Mergers were accounted for as a reverse acquisition of the Company by Eldorado under accounting principles generally accepted in the United States. Under the acquisition method of accounting, Eldorado is treated as the accounting acquirer and the Company is treated as the legal acquirer, resulting in the Company applying fair value accounting to its assets and liabilities as of the Acquisition Date. Accordingly, the consolidated financial statements and the notes to the consolidated financial statements are presented in two distinct periods, "Predecessor" and "Successor," which relate to the accounting periods preceding and succeeding the completion of the Mergers. The Predecessor and Successor periods have been separated by a vertical line to highlight the fact that the financial information for such periods has been prepared under two different historical-cost basis of accounting and are not comparable. In addition, the accompanying consolidated financial statements for the Successor period were prepared to conform to the financial statement presentation of Eldorado. We have reclassified certain amounts for the prior year to conform to the Successor presentation. These reclassifications, as detailed below, had no impact on income from operations or net income as previously reported.

The accompanying unaudited consolidated financial statements of the Company and its subsidiaries have been prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") for interim financial information and with the instructions for Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included herein. The results of operations for these interim periods are not necessarily indicative of the operating results for other quarters, for the full year or for any future period. All significant intercompany accounts and transactions have been eliminated in consolidation. We view each operating property as an operating segment and all operating segments have been aggregated into one reportable segment.

These unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2014.

Earnings per share information has not been presented because the Company's stock is no longer publicly traded.

Reclassifications

The following table includes the reclassifications to the consolidated statements of operations for the Predecessor period. The reclassifications had no impact on income from operations or net income as previously reported.

Three months ended March 31, 2014

(in thousands)
Hotel revenues were reclassified from food, beverage and lodging revenues to their own financial statement line item	$1,188
Hotel expenses were reclassified from food, beverage and lodging expense to their own financial statement line item	377
Utility expenses were reclassified from gaming, pari-mutuel, food and beverage, hotel, other, marketing and promotions to general and administrative expenses	682
Surveillance expenses were reclassified from general and administrative expenses to gaming expenses	610
Reservation expenses were reclassified from other expenses to hotel expenses	62
Hotel housekeeping expenses were reclassified from general and administrative expenses to hotel expenses	504
Cost of providing food and beverage complimentary services were reclassified from food and beverage expense to gaming expense	2,138
Cost of providing hotel complimentary services were reclassified from hotel expense to gaming expense	399
Cost of providing other complimentary services were reclassified from other expense to gaming expense	93

Recently issued accounting pronouncements

In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-9, "Revenue from Contracts with Customers", which provides guidance for revenue recognition. The new standard outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The core principle of the revenue model is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The standard is designed to create greater comparability for financial statement users across industries and jurisdictions and also requires enhanced disclosures. The guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2017. Early adoption effective for fiscal years, and interim periods within those years, beginning after December 15, 2016 is permitted. We are currently evaluating the impact of the adoption of ASU 2014-09 on our consolidated financial statements.

Note 2—Merger and purchase accounting

On September 19, 2014, the Company and Eldorado combined their businesses through the Mergers, as defined above, consummated pursuant to the Agreement and Plan of Merger, dated as of September 9, 2013, as amended on November 18, 2013, February 13, 2014 and May 13, 2014, by and among MTR, Eldorado, NewCo and certain affiliates of NewCo and Eldorado (the "Merger Agreement").

Pursuant to the Merger Agreement, upon completion of the MTR Merger, subject to proration, each outstanding share of the Company's common stock, par value $0.00001 per share, was converted into the right to elect to receive either $6.05 per share in cash or one share of ERI's common stock, par value $0.00001 per share. Pursuant to the proration procedures provided in the Merger Agreement, former MTR shareholders received (in the aggregate) a cash payment of $35.0 million (of which $30.0 million was funded by MTR and $5.0 million by Eldorado).

Consideration transferred

The purchase consideration in a reverse acquisition is determined with reference to the value of equity that the accounting acquirer, Eldorado, would have had to issue to the owners of the accounting acquiree, MTR, to give them the same percentage interest in the combined entity. However, in reverse acquisitions that occur between a public company as the legal acquirer and a private company as the accounting acquirer, the fair value of the legal acquirer's publicly traded stock generally is a more reliable determination of the fair value than the fair value of the accounting acquirer's untraded equity securities, and, as such, is generally used in calculating the purchase consideration. Accordingly, the following table provides the calculation of the purchase price, which was calculated using the fair value of MTR's common stock, based on the closing stock price of $4.43 on the Acquisition Date, as well as a reconciliation of the total shares outstanding as of the Acquisition Date.

ERI Outstanding Share Calculation
Shares Issued to Eldorado(i)	23,286,202
Number of MTR shares outstanding at the Acquisition Date(ii)	28,386,084
MTR RSUs that vested upon closing of the Mergers(iii)	499,179

Total ERI shares outstanding—before share repurchase	52,171,465
MTR shares acquired at $6.05 per share based on $35.0 million cash election	(5,785,123)
Total ERI shares outstanding at Acquisition Date(iv)	46,386,342

Eldorado % ownership	50.20%
MTR % ownership	49.80%
Consideration Transferred (dollars in thousands, except stock price)
Number of MTR shares outstanding at the Acquisition Date	28,386,084
MTR RSUs that vested upon closing of the Mergers	499,179
MTR shares acquired at $6.05 per share based on $35.0 million cash election	(5,785,123)

Total net MTR shares	23,100,140
FMV of MTR common stock at Acquisition Date	$4.43

Fair Value of MTR shares	$102,334
Fair Value of MTR stock options(iii)	677

Total consideration transferred	$103,011

(i)     The number of shares issued to members of Eldorado in the Mergers as merger consideration was determined pursuant to terms of the Merger Agreement. The shares have been adjusted based upon the final review, as defined in the Merger Agreement. As a result, 25,290 escrow shares previously issued were returned to Authorized and Unissued prior to December 31, 2014.

(ii)    Number of shares of MTR common stock issued and outstanding immediately prior to closing.

(iii)   Pursuant to the MTR 2010 Long-Term Incentive Plan, immediately prior to closing, all outstanding stock options and MTR RSUs vested and became immediately exercisable. All vested MTR RSUs were exchanged for one share of ERI common stock. All outstanding stock options became exercisable for shares of ERI common stock with the same terms as the previous awards.

(iv)   The number of shares issued and outstanding, after settlement of the escrow shares, as determined pursuant to the terms of the Merger Agreement.

Final purchase price allocation

The following table summarizes the final allocation of the purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed at the Acquisition Date. The fair values are based on management's analysis, including final work performed by third-party valuation specialists.

Goodwill, the excess of the purchase price over the fair market value of the net assets acquired, in the amount of $66.8 million, was recorded as of the Acquisition Date. The Company considers the goodwill to represent benefits that are expected to be realized as a result of the Mergers, including, but not limited to, the expected synergies and the assembled workforce. None of the goodwill is expected to be deductible for tax purposes.

The following table summarizes the final purchase price allocation of the acquired assets and assumed liabilities as recorded at fair value on the Acquisition Date (dollars in thousands):

Current and other assets	$75,031
Property and equipment	289,211
Goodwill	66,826
Intangible assets(1)	473,000
Other noncurrent assets	20,381

Total assets	924,449
Current liabilities	46,446
Long term debt(2)	624,877
Deferred income taxes(3)	143,104
Other noncurrent liabilities	7,011

Total liabilities	821,438

Net assets acquired	$103,011

(1)    Intangible assets consist of gaming licenses, trade names, and customer loyalty programs.

(2)    Long term debt was comprised of MTR's $570.7 million 11.5% Senior Secured Second Lien Notes due August 2019.

(3)    Deferred tax liabilities were derived based on fair value adjustments for property and equipment, identified intangibles, deferred financing costs, certain long term liabilities and long term debt.

Pro forma information

The following table includes the unaudited pro forma results for the three months ended March 31, 2014, which gives effect to the Mergers as if they had occurred on January 1, 2013 and reflect pro forma adjustments that are expected to have a continuing impact on the results of operations and are directly attributable to the acquisition.

Three months ended March 31, 2014

(in thousands)
Net revenues	$114,828
Net loss	$(2,326)

Note 3—Fair value measurements

ASC 820, Fair Value Measurements and Disclosures, provides guidance for measuring the fair value of assets and liabilities and requires expanded disclosures about fair value measurements. ASC 820 indicates that fair value should be determined based on the assumptions marketplace participants would use in pricing the asset or liability and provides additional guidelines to consider in determining the market-based measurement.

ASC 820 requires fair value measurements be classified and disclosed in one of the following categories:

Level 1:    Unadjusted quoted market prices for identical assets and liabilities.

Level 2:    Inputs other than Level 1 that are observable, either directly or indirectly, for the asset or liability through corroboration with market data for substantially the full term of the asset or liability.

Level 3:    Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities (management's own assumptions about what market participants would use in pricing the asset or liability at the measurement date).

Cash equivalents:    Cash equivalents include investments in money market funds. Investments in this category can be redeemed immediately at the current net asset value per share. A money market fund is a mutual fund whose investments are primarily in short-term debt securities designed to maximize current income with liquidity and capital preservation, usually maintaining per share net asset value at a constant amount, such as one dollar. The carrying amounts approximate fair value because of the short maturity of these instruments.

Acquisition-related contingent considerations:    Contingent consideration related to the July 2003 acquisition of Scioto Downs represents the estimate of amounts to be paid to former shareholders of Scioto Downs under certain earn-out provisions. We consider the acquisition related contingency's fair value measurement, which includes forecast assumptions, to be Level 3 within the fair value hierarchy.

The following table presents assets and liabilities measured at fair value on a recurring basis at March 31, 2015 and December 31, 2014:

	March 31, 2015
Description	(Level 1)	(Level 2)	(Level 3)	Total

	(in thousands)
Assets
Cash equivalents	$81	$—	$—	$81

Total assets	$81	$—	$—	$81

Liabilities
Acquisition-related contingent considerations	$—	$—	$546	$546

Total liabilities	$—	$—	$546	$546

	December 31, 2014
Description	(Level 1)	(Level 2)	(Level 3)	Total

	(in thousands)
Assets
Cash equivalents	$5,680	$—	$—	$5,680

Total assets	$5,680	$—	$—	$5,680

Liabilities
Acquisition-related contingent considerations	$—	$—	$524	$524

Total liabilities	$—	$—	$524	$524

The following table represents the change in acquisition-related contingent consideration liabilities during the three months ended March 31, 2015 (in thousands):

Balance as of December 31, 2014	$524
Amortization of present value discount(1)	16
Fair value adjustment for change in consideration expected to be paid(2)	6

Balance as of March 31, 2015	$546

(1)    Changes in present value are included as a component of interest expense in the consolidated statement of operations.

(2)    Fair value adjustments for changes in earn-out estimates are included in general and administrative expense in the consolidated statements of operations.

The carrying amounts for cash, trade accounts receivable, and trade accounts payable approximate their respective fair values based on the short-term nature of these instruments. The fair value of the Notes (see Note 8) was $608.3 million at March 31, 2015 compared to a carrying value of $608.1 million at March 31, 2015. The fair value of the Notes was $606.9 million at December 31, 2014 compared to a carrying value of $610.8 million at December 31, 2014. The fair values of our Notes were determined based on Level 2 inputs including quoted market prices and bond terms and conditions.

Note 4—Non-operating real property

We have designated certain assets, consisting principally of land and undeveloped properties, as non-operating real property and declared our intent to sell those assets. No less than annually, we obtain independent appraisals of the fair value of these assets. In connection with the Mergers, as discussed in Note 2, the non-operating real properties were adjusted to fair value on the Acquisition Date.

Although we continue to actively market these properties for sale, we do not anticipate that we will be able to sell the majority of the assets within the next twelve months. As such, these properties are not classified as held-for-sale as of March 31, 2015. These properties are included in non-operating real properties in our consolidated balance sheets as of March 31, 2015 and December 31, 2014.

Note 5—Goodwill and other intangibles assets

The gross carrying value, accumulated impairment and net carrying value of each major component of our goodwill and other intangible assets is as follows:

	March 31, 2015
	Gross carrying value	Accumulated amortization	Net carrying value	Weighted average remaining amortization period

	(in thousands)			(in years)
Goodwill	$66,826	$—	$66,826	N/A
Gaming licenses (indefinite-lived)	461,500	—	461,500	N/A
Trade names	6,700	(1,025)	5,675	3.0
Customer loyalty programs	4,800	(2,571)	2,229	0.5

Total goodwill and other intangible assets	$539,826	$(3,596)	$536,230

	December 31, 2014
	Gross carrying value	Accumulated amortization	Net carrying value	Weighted average remaining amortization period

	(in thousands)			(in years)
Goodwill	$66,826	$—	$66,826	N/A
Gaming licenses (indefinite-lived)	461,500	—	461,500	N/A
Trade names	6,700	(547)	6,153	3.2
Customer loyalty programs	4,800	(1,114)	3,686	0.7

Total goodwill and other intangible assets	$539,826	$(1,661)	$538,165

As a result of the Mergers, the Company recorded goodwill which has an aggregate carrying value of $66.8 million as of March 31, 2015.

Goodwill is tested by comparing the carrying value of the reporting unit to its fair value. The Company estimates the fair value of the reporting unit utilizing income and market approaches. The income approach is based on a reporting unit's projection of operating results and cash flows that is discounted using a weighted-average cost of capital. The market approach is based on the Company's market capitalization at the testing date.

Mountaineer, Presque Isle Downs and Scioto Downs are each required to maintain gaming and racing licenses (collectively "Gaming Licenses") to operate. The value of the Gaming Licenses increased from $136.1 million, which reflected the purchase price allocation from the Scioto Downs business combination in 2003 and the original cost of the regulatory license fees before any facility was operational, to $461.5 million, which reflects the fair value of the licenses calculated as of the Acquisition Date. The gaming and racing licenses of each property were valued in aggregate for each respective property, as these licenses are considered to be the most significant asset of the properties and the gaming licenses could not be obtained without holding the racing licenses. Therefore, a market participant would consider the licenses in aggregate. Gaming License rights are not subject to amortization as the Company has determined that they have an indefinite useful life.

Assessing the other indefinite-lived intangible assets for impairment is a process that requires significant judgment and involves detailed quantitative and qualitative business-specific analysis and many individual assumptions which fluctuate between assessments. Our properties' estimated future cash flows are a primary assumption in the respective impairment analyses. Unforeseen events, changes in circumstances and market conditions and material differences in estimates of future cash flows could negatively affect the fair value of our assets and result in an impairment charge, which could be material. Cash flow estimates include assumptions regarding factors such as recent and budgeted operating performance, net win per unit (revenue), patron visits, growth percentages which are developed considering general macroeconomic conditions as well as competitive impacts from current and anticipated competition through a review of customer market data, operating margins, and current regulatory, social and economic climates. These estimates could also be negatively impacted by changes in federal, state, or local regulations, economic downturns or developments and other market conditions affecting travel and access to the properties. The most significant of the assumptions used in our valuations include: (1) revenue growth/decline percentages; (2) discount rates; (3) effective income tax rates; (4) future terminal values and (5) capital expenditure assumptions. These assumptions were developed for each property based on historical trends, the current competitive markets in which they operate, and projections of future performance and competition. No impairment charges were recorded for our other indefinite-lived intangible assets in any of the periods presented.

In addition, the Company recorded other intangible assets for the fair value of the trade names and customer loyalty programs in connection with the Mergers. Trade names are amortized on a straight-line basis over a 3.5 year useful life and the customer loyalty program is amortized on a straight-line basis over a one year useful life. The Company incurred amortization expense of $1.9 million during the three months ended March 31, 2015 (Successor) which is included in depreciation and amortization in the consolidated statements of operations. We did not have any amortization expense during the Predecessor period. Based upon the amortizable intangible assets as of March 31, 2015, the estimated aggregate future amortization expense is $3.7 million for the remainder of 2015, $1.9 million for the year ended December 31, 2016, $1.9 million for the year ended December 31, 2017 and $0.4 million for the year ended December 31, 2018.

We believe we have used reasonable estimates and assumptions to calculate the fair value of our goodwill and other indefinite-lived intangible assets; however, these estimates and assumptions could be materially different from actual results. If actual market conditions are less favorable than those projected, or if events occur or circumstances change that would reduce the fair value of our licensing intangibles below the carrying value reflected on the consolidated balance sheet, we may be required to conduct an interim test or possibly recognize impairment charges, which may be material, in future periods.

Note 6—Equity awards and other incentive compensation

We account for stock-based compensation in accordance with ASC 718, Compensation—Stock Compensation, and the amounts are included in general and administrative expenses in our consolidated statements of operations.

The total incentive-based compensation expense was as follows (in thousands):

	Successor	Predecessor

	Three months ended March 31, 2015	Three months ended March 31, 2014

Stock-based compensation expense	$—	$402
Performance award compensation expense	—	53

Prior to the Mergers, nonqualified stock options ("Stock Options"), restricted stock units ("RSUs") and cash-based performance awards ("Performance Awards") were approved by the Compensation Committee of the Board of Directors and were granted to executive officers, certain key employees and nonemployee members of the Board of Directors ("BOD") as permitted under the 2010 Long-Term Incentive Plan ("2010 Plan").

In connection with the Mergers, any unvested awards granted pursuant to the 2010 Plan vested upon the Acquisition Date, and both vested and unvested equity awards granted under the 2010 Plan were converted into the right to receive shares of ERI common stock, or were exchanged for, or settled in, shares of ERI stock. As a result, immediately prior to the Mergers, all unrecognized compensation was immediately recognized as an expense.

Specifically, each Stock Option or other right to acquire common stock granted under the 2010 Plan outstanding immediately prior to the completion of the Mergers, whether vested or unvested, automatically became, after the completion of the Mergers, an option or right to purchase the same number of shares of ERI common stock as the number of shares of common stock that were subject to such Stock Option immediately prior to the completion of the Mergers. The exercise price per share of ERI common stock subject to any such Stock Option at and after the completion of the Mergers is equal to the exercise price per share of common stock subject to such Stock Option immediately prior to the completion of the Mergers. All other terms, except vesting requirements, applicable to such Stock Option will remain the same.

Each RSU in respect of a share of MTR common stock that was outstanding under the 2010 Plan immediately prior to the completion of the Mergers was, as of the completion of the Mergers, settled in the same number of shares of common stock of ERI (without any right to make a cash/stock election), subject to shares withheld to satisfy tax withholding, as the number of shares of MTR common stock that were subject to such RSU immediately prior to the completion of the Mergers. Upon consummation of the Mergers, all outstanding RSUs became fully vested and, as a result, are no longer subject to vesting requirements, lapse, or other restrictions.

All Performance Awards granted under the terms of the 2010 Plan vested and were paid by the Company upon the closing of the Mergers. The payment was recognized as a pre-acquisition expense of the Company and was recorded within general and administrative expense within the consolidated statement of operations. There are no remaining Performance Award obligations.

A summary of the Predecessor period Stock Option activity for the three months ended March 31, 2014 is as follows:

	Options	Range of exercise prices	Weighted- average exercise price	Weighted- average remaining contractual life	Aggregate intrinsic value

				(in years)	(in millions)
Outstanding—December 31, 2013	852,000	$2.32 - 16.27	$5.14	6.81
Granted	—	—	—
Exercised	(119,446)	$2.32 - 3.94	2.62
Expired	—	—	—
Forfeited	(92,799)	$2.44 - 3.94	3.23

Outstanding—March 31, 2014	639,755	$2.32 - 16.27	$5.89	6.11	$1.0

Exercisable at March 31, 2014	505,043	$2.32 - 16.27	$6.60	5.55	$0.8

Cash received from the exercise of stock options was $0.3 million for the three months ended March 31, 2014. The Company did not recognized a tax benefit from the stock option exercises as the Company is in a net operating loss carryforward.

A summary of the Predecessor period RSU activity for the three months ended March 31, 2014 is as follows:

	RSUs	Weighted- average grant date fair value	Weighted- average remaining contractual life	Aggregate fair value

			(in years)	(in millions)
Unvested outstanding as of December 31, 2013	223,100	$2.85	1.65	$1.2
Granted	85,100	5.26
Vested	(84,500)	3.06
Forfeited	(36,600)	2.53

Unvested outstanding as of March 31, 2014	187,100	$4.05	2.53	$1.0

Note 7—Income taxes

The Company will be included in the consolidated federal, state and local income tax returns filed by ERI. The allocation of the Company's share of ERI's consolidated income tax expense is determined under the separate return method. Under this method, the Company determines its income tax provision as if the Company filed a separate income tax return. The Company does not have tax sharing agreements with the other members within the consolidated ERI group.

The Company estimates an annual effective income tax rate based on projected results for the year and applies this rate to income before taxes to calculate income tax expense. Any refinements made due to subsequent information that affects the estimated annual effective income tax rate are reflected as adjustments in the current period.

The income tax provision results in an effective tax rate that has an unusual relationship to the Company's pretax loss. This is due to the federal and state valuation allowances on the Company's deferred tax assets as discussed below.

The difference between the effective rate and the statutory rate is attributed primarily to the federal and state valuation allowances on our deferred tax assets as discussed below. As a result of our net operating losses and the net deferred tax asset position (after exclusion of certain deferred tax liabilities that generally cannot be offset against deferred tax assets, known as "Naked Credits"), we expect to continue to provide for a full valuation allowance against substantially all of our net federal and state deferred tax assets.

For income tax purposes we amortize or depreciate certain assets that have been assigned an indefinite life for book purposes. The incremental amortization or depreciation deductions for income tax purposes result in an increase in certain deferred tax liabilities that cannot be used as a source of future taxable income for purposes of measuring our need for a valuation allowance against the net deferred tax assets. Therefore, we expect to record non cash deferred tax expense as we amortize these assets for tax purposes.

During the three months ended March 31, 2015 and 2014, our tax expense was $2.9 million and $1.0 million, respectively. As of March 31, 2015, there are no unrecognized tax benefits and we do not expect a significant increase or decrease to the total amounts of unrecognized tax benefits within the next twelve months.

Note 8—Long-term debt

Long-term debt obligations are summarized as follows:

	Successor	Successor
	March 31, 2015	December 31, 2014

	(in thousands)
11.5% Senior Secured Second Lien Notes	$560,664	$560,664
Unamortized premium	47,426	50,163

	$608,090	$610,827

Senior secured second lien notes

On August 1, 2011, we completed the offering of $565.0 million 11.5% Senior Secured Second Lien Notes (the "Notes") due August 1, 2019 at an issue price equal to 97% of the aggregate principal amount of the Notes. The Notes mature on August 1, 2019, with interest payable semi-annually in arrears on February 1 and August 1 of each year. The Notes were issued pursuant to an indenture, dated as of August 1, 2011 (the "Indenture"), among the Company, Mountaineer Park, Inc., Presque Isle Downs, Inc., Scioto Downs, Inc. (each, a wholly-owned subsidiary of the Company and as a guarantor, the "Guarantors") and Wilmington Trust, National Association, as Trustee and as Collateral Agent.

The Notes and the guarantees thereof are senior secured obligations and are jointly and severally, fully, and unconditionally guaranteed by the Company's current and future domestic restricted subsidiaries, other than the Company's immaterial subsidiaries. The Notes are secured by a second priority lien on substantially all of the assets of the Company and the Guarantors, other than excluded property, as defined in the Indenture. The Notes and the guarantees are effectively junior to any of the Company's and the Guarantors' existing and future debt that is secured by senior or prior liens on the collateral, including indebtedness under the Company's senior secured revolving credit facility, as discussed below, to the extent of the value of the collateral securing such obligations.

The Indenture contains a number of customary covenants, including limitations on restricted payments and investments, additional liens, transactions with affiliates, additional debt, dispositions of property, mergers and similar transactions, and events of default. In addition, if the consolidated total debt ratio of the Company is equal to or greater than 4.0 to 1.0 and such offer is permitted pursuant to the terms of the Company's credit facilities, the Company is required to repay debt under its credit facility or make an offer to purchase Notes with the excess cash flow amounts (as such term is defined in the). As of March 31, 2015, the Company was in compliance with the covenants under the Indenture.

The Company may redeem some or all of the Notes prior to August 1, 2015 at a redemption price of 100% of the principal amount thereof plus a "make whole premium" together with accrued and unpaid interest thereon. On or after August 1, 2015, the Company may redeem the Notes at the following redemption prices (expressed as a percentage of principal amount) plus any accrued and unpaid interest thereon:

Year beginning August 1,	Percentage

2015	106.000%
2016	103.000%
2017 and thereafter	100.000%

In October 2014, the Company repurchased $10.0 million in aggregate principle amount of the Notes, at a price of $110.25 per $100 in principal amount of the purchased notes.

Note 9—Accumulated other comprehensive loss

The Company's accumulated other comprehensive loss as of March 31, 2015 of $0.1 million is related to the Scioto Downs defined benefit pension plan. There was no change in accumulated other comprehensive loss during the three months ended March 31, 2015.

Amounts reclassified from accumulated other comprehensive loss are limited to the amortization of actuarial losses, which are a component of net periodic benefit cost. These reclassifications are included as a component of general and administrative expense in the accompanying consolidated statement of operations.

Note 10—Commitments and contingencies

Litigation

We are a party to various lawsuits, which have arisen in the normal course of our business. Estimated losses are accrued for these lawsuits and claims when the loss is probable and can be estimated. The current liability for the estimated losses associated with those lawsuits is not material to our consolidated financial condition and those estimated losses are not expected to have a material impact on our results of operations.

On April 17, 2010, Presque Isle Downs, Inc. initiated legal action in the Court of Common Pleas of Erie County, Pennsylvania, against defendants Dwayne Cooper Enterprises, Inc. ("DCE"), Turner Construction Company ("Turner"), and Rectenwald Buehler Architects, Inc. f/k/a Weborg Rectenwald Buehler Architects, Inc. ("RB") to recover damages arising out of failures of the surveillance system installed during the original construction of the casino facilities at Presque Isle Downs. DCE supplied and installed the surveillance system, RB acted as the project architect, and Turner served as the construction manager on the project. Shortly after Presque Isle Downs opened on February 28, 2007, it discovered that certain components of the surveillance system were defective, malfunctioning or missing. After efforts to remediate the deficiencies in the system were unsuccessful, it became necessary to replace certain components of the surveillance system at a cost of $1.9 million, and to write-off approximately $1.5 million related to the net book value of the equipment that was replaced. On April 5, 2011, Presque Isle Downs obtained a default judgment against DCE in the amount of $2.7 million. Efforts to enforce the judgment against DCE are ongoing but the assets of DCE appear to be modest and materially insufficient to pay the judgment. Any proceeds that may be received will be recorded as the amounts are realized. Defendant RB joined five additional vendors/subcontractors as additional defendants in the case. Each of the defendants and all but one of the additional defendants filed motions or objections requesting that the Court dismiss the claims against it. After these motions and objections were denied and the parties engaged in limited discovery, the parties agreed to submit the case to mediation. The mediation occurred on February 10, 2015, and resulted in an agreement under which the sum of $0.7 million would be paid to Presque Isle Downs, Inc. in exchange for a general release of the defendants (except DCE) and the additional defendants. A draft settlement agreement has been prepared and is currently under review by all parties. It is anticipated the settlement will be concluded and the case voluntarily dismissed by June 30, 2015.

On October 21, 2011, the Ohio Roundtable filed a complaint in the Court of Common Pleas in Franklin County, Ohio against a number of defendants, including the Governor, the Ohio Lottery Commission and the Ohio Casino Control Commission. The complaint alleges a variety of substantive and procedural defects relative to the approval and implementation of video lottery terminals as well as several counts dealing with the taxation of standalone casinos. As interveners, we, along with four of the other racinos in Ohio, filed motions for judgment on the pleadings to supplement the position of the Racing Commission. In May 2012, the Court of Common Pleas dismissed the case; however, the plaintiffs filed an appeal and oral arguments were held on January 17, 2013 in the 10th District Court of Appeals. In March 2013, the Court of Appeals upheld the ruling. The decision of the Appeals Court was appealed to the Ohio Supreme Court by the plaintiffs on April 30, 2013 and the Ohio Supreme Court has elected to accept the appeal. The Ohio Supreme Court temporarily stayed the appeal until it first ruled on a matter with similar procedural issues. A decision was issued on that case on June 10, 2014. Accordingly, along with the State Appellees, a motion to dismiss as improvidently granted was filed which was partially granted. The remaining propositions of law have been briefed by both parties and oral argument is scheduled for June 23, 2015.

Environmental remediation

In October 2004, we acquired 229 acres of real property, known as the International Paper site, as an alternative site to build Presque Isle Downs. In connection with our acquisition of the International Paper site, we entered into a consent order and decree (the "Consent Order") with the PaDEP and International Paper insulating us from liability for certain pre-existing contamination, subject to compliance with the Consent Order, which included a proposed environmental remediation plan for the site, which was tied specifically to the use of the property as a racetrack. The proposed environmental remediation plan in the Consent Order was based upon a "baseline environmental report" and management estimated that such remediation would be subsumed within the cost of developing the property as a racetrack. The racetrack was never developed at this site. In October 2005, we sold approximately 205 acres to GEIDC who assumed primary responsibility for the remediation obligations under the Consent Order relating to the property they acquired. However, we were advised by the PaDEP that we were not released from our liability and responsibility under the Consent Order. We also purchased an Environmental Risk Insurance Policy in the amount of $10.0 million with respect to the property, which expires in October 2015. We believe the insurance coverage is in excess of any exposure that we may have in this matter.

Regulatory gaming assessments

The Pennsylvania Gaming Control Board (the "PGCB"), the Pennsylvania Department of Revenue and the Pennsylvania State Police (collectively "the Borrowers"), were required to fund the costs they incurred in connection with the initial development of the infrastructure to support gaming operations in Pennsylvania as well as the initial ongoing costs of the Borrowers. The initial funding of these costs was provided from a loan from the Pennsylvania General Fund in the amount of approximately $36.1 million, and further funding was provided from additional loans from the Pennsylvania Property Tax Reserve Fund in the aggregate amount of approximately $63.8 million.

The Pennsylvania Department of Revenue will assess all licensees, including Presque Isle Downs, their proportionate share of amounts represented by the borrowings, which are in the aggregate amount of $99.9 million, once the designated number of Pennsylvania's slot machine licensees is operational. On July 11, 2011, the PGCB issued an administrative order which established that payments associated with the $63.8 million that was borrowed from the Property Tax Reserve Fund would commence on January 1, 2012. The repayment allocation between all current licensees is based upon equal weighting of (i) cumulative gross slot revenue since inception in relation to the combined cumulative gross slot revenue for all licensees and (ii) single year gross slot revenue (during the state's fiscal year ending June 30) in relation to the combined single year gross slot revenue for all licensees; and amounts paid each year will be adjusted annually based upon changes in the licensee's proportionate share of gross slot revenue. We have estimated that our total proportionate share of the aggregate $63.8 million to be assessed to the gaming facilities will be approximately $4.2 million and will be paid quarterly over a ten-year period, which began effective January 1, 2012. For the $36.1 million that was borrowed from the General Fund, payment is scheduled to begin after all fourteen licensees are operational. Although we cannot determine when payment will begin, we have considered a similar repayment model for the General Fund borrowings and estimated that our total proportionate share of the aggregate $36.1 million to all fourteen gaming facilities will approximate $2.2 million, which has been accrued in our consolidated balance sheets at March 31, 2015 and December 31, 2014.

The recorded estimate is subject to revision based upon future changes in the revenue assumptions utilized to develop the estimate. Our estimated total obligation at March 31, 2015 and December 31, 2014 was $4.9 million and $5.0 million, respectively, and is accrued in the respective accompanying consolidated balance sheets. As of and during the three months ended March 31, 2015, our total estimated liability increased as a result of changes in the forecasted assumptions utilized in the model by $20,000 and was recognized in gaming operating expenses. The Company paid $0.1 million and $0.1 million during the three months ended March 31, 2015 (Successor) and 2014 (Predecessor), respectively.

Note 11—Segment information

The Company, through our wholly owned subsidiaries, owns and operates Mountaineer Casino, Racetrack & Resort in Chester, West Virginia, Presque Isle Downs & Casino in Erie, Pennsylvania, and Scioto Downs in Columbus, Ohio. Scioto Downs, through its subsidiary RacelineBet, Inc., also operates Racelinebet.com. Management reviews our operations on a property-by-property basis. Therefore we believe that each property is an operating segment. Based on the similar geographic and economic characteristics of our properties, we believe it is appropriate to aggregate Mountaineer, Presque Isle Downs and Scioto Downs into one reportable segment.

Note 12—Related party

We paid ERI $1.8 million for allocated corporate general and administrative costs incurred during the three months ended March 31, 2015.

Report of independent registered public accounting firm

The Board of Directors and Stockholder
MTR Gaming Group, Inc.

We have audited the accompanying consolidated balance sheets of MTR Gaming Group, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive loss, stockholder's equity and cash flows for the period September 19, 2014 through December 31, 2014 (Successor), and the Predecessor periods January 1, 2014 through September 18, 2014 and the years ended December 31, 2013 and 2012. Our audits also included the financial statement schedule listed in the Index at Item 15. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MTR Gaming Group, Inc. at December 31, 2014 and 2013, and the consolidated results of its operations and its cash flows for the period September 19, 2014 through December 31, 2014 (Successor), and the Predecessor periods January 1, 2014 through September 18, 2014 and the years ended December 31, 2013 and 2012, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

/s/ ERNST & YOUNG LLP

Las Vegas, Nevada
March 16, 2015

MTR Gaming Group, Inc.
(A wholly-owned subsidiary of Eldorado Resorts, Inc.)
Consolidated balance sheets
(dollars in thousands)

	Successor	Predecessor
	December 31, 2014	December 31, 2013

ASSETS
Current assets:
Cash and cash equivalents	$60,650	$100,124
Restricted cash	5,413	7,255
Accounts receivable, net of allowance for doubtful accounts of $175 in 2014 and $151 in 2013	2,912	4,853
Inventories	3,911	4,272
Deferred financing costs	—	1,642
Prepaid expenses and other current assets	7,115	7,850

Total current assets	80,001	125,996
Property and equipment, net	283,191	371,364
Other intangible assets, primarily gaming licenses	471,339	136,080
Goodwill	66,826	—
Deferred financing costs, net of current portion	—	6,766
Deposits and other	3,950	1,985
Non-operating real property	16,419	10,769

Total assets	$921,726	$652,960

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Accounts payable	$2,122	$2,998
Accrued gaming taxes and assessments	10,346	9,947
Accrued payroll and related	4,785	5,466
Interest payable	26,865	27,344
Accrued other liabilities	17,321	17,159
Construction project and equipment liabilities	2,333	788
Deferred income taxes	1,474	837

Total current liabilities	65,246	64,539
Long-term debt	610,827	558,834
Other regulatory gaming assessments	4,572	4,806
Long-term compensation	—	871
Deferred income taxes	145,054	17,412
Other long-term liabilities	2,439	497

Total liabilities	828,138	646,959

Stockholder's equity:
Common stock	—	—
Additional paid-in capital	103,011	65,047
Accumulated deficit	(9,510)	(59,143)
Accumulated other comprehensive income (loss)	87	(127)

Total stockholder's equity of MTR Gaming Group, Inc.	93,588	5,777
Non-controlling interest of discontinued operations	—	224

Total stockholder's equity	93,588	6,001

Total liabilities and stockholder's equity	$921,726	$652,960

See accompanying notes to consolidated financial statements.

MTR Gaming Group, Inc.
(A wholly-owned subsidiary of Eldorado Resorts, Inc.)
Consolidated statements of operations
(dollars in thousands)

	Successor	Predecessor

	Period from September 19 to December 31, 2014	Period from January 1 to September 18, 2014	Year ended December 31, 2013	Year ended December 31, 2012

Operating revenues:
Gaming	$113,674	$320,366	$454,583	$445,848
Pari-mutuel commissions	1,986	8,014	11,163	10,368
Food and beverage	9,109	25,319	35,264	30,923
Hotel	1,360	3,489	5,367	5,566
Other	3,958	9,619	12,692	11,392

	130,087	366,807	519,069	504,097
Less—promotional allowances	(5,919)	(14,930)	(21,278)	(17,108)

Net operating revenues	124,168	351,877	497,791	486,989

Operating expenses:
Gaming	67,801	190,305	268,302	268,540
Pari-mutuel commissions	2,411	8,053	10,794	10,572
Food and beverage	8,329	21,222	30,080	26,745
Hotel	870	2,087	3,190	3,348
Other	2,093	5,740	7,680	6,702
Marketing and promotions	4,426	10,467	16,191	13,859
General and administrative	17,886	47,081	62,818	61,104
Depreciation and amortization	12,289	22,231	30,458	27,511

Total operating expenses	116,105	307,186	429,513	418,381
Loss on the sale or disposal of property	—	184	38	(52)
Project opening costs	—	—	—	2,705
Strategic transaction costs	1,063	7,620	4,365	—

Operating income	7,000	36,887	63,875	65,955

Other income (expense):
Loss on debt extinguishment	(90)	—	—	—
Interest income	3	6	32	168
Interest expense	(15,311)	(49,838)	(69,571)	(67,993)

Total other expense	(15,398)	(49,832)	(69,539)	(67,825)

Loss from continuing operations before income taxes	(8,398)	(12,945)	(5,664)	(1,870)
Provision for income taxes	(1,112)	(2,837)	(3,467)	(3,577)

Loss from continuing operations	(9,510)	(15,782)	(9,131)	(5,447)
Discontinued operations:
Loss from discontinued operations before income taxes and non-controlling interest	—	—	—	(278)

(Provision) benefit for income taxes	—	—	—	—

Loss from discontinued operations before non-controlling interest	—	—	—	(278)
Non-controlling interest	—	—	—	1

Loss from discontinued operations	—	—	—	(277)

Net loss	$(9,510)	$(15,782)	$(9,131)	$(5,724)

See accompanying notes to consolidated financial statements.

MTR Gaming Group, Inc.
(A wholly-owned subsidiary of Eldorado Resorts, Inc.)
Consolidated statements of comprehensive loss
(dollars in thousands)

	Successor	Predecessor

	Period from September 19 to December 31, 2014	Period from January 1 to September 18, 2014	Year ended December 31, 2013	Year ended December 31, 2012

Net loss	$(9,510)	$(15,782)	$(9,131)	$(5,724)
Other comprehensive income, net of tax:
Defined benefit pension plan:
Changes in unamortized net pension(1)	87	21	214	63

Comprehensive loss, net of tax	$(9,423)	$(15,761)	$(8,917)	$(5,661)

(1)    Amount was shown net of tax of $50 for the period September 19 to December 31, 2014 (Successor). No tax expense or benefit was recognized for the Predecessor periods January 1 to September 18, 2014 and the years ended December 31, 2013 and 2012.

See accompanying notes to consolidated financial statements.

MTR Gaming Group, Inc.
(A wholly-owned subsidiary of Eldorado Resorts, Inc.)
Consolidated statements of stockholder's equity
(dollars in thousands)

	Common stock		Additional paid-in capital		Accumulated other comprehensive loss
				Accumulated deficit
	Shares	Amount				Total

Balances, December 31, 2011
(Predecessor)	27,656,019	$—	$62,804	$(44,288)	$(404)	$18,112
Net loss	—	—	—	(5,724)	—	(5,724)
Pension other comprehensive gain	—	—	—	—	63	63
Stock-based compensation	48,184	—	1,018	—	—	1,018

Balances, December 31, 2012
(Predecessor)	27,704,203	—	63,822	(50,012)	(341)	13,469
Net loss	—	—	—	(9,131)	—	(9,131)
Pension other comprehensive gain	—	—	—	—	214	214
Stock-based compensation	239,187	—	1,225	—	—	1,225

Balances, December 31, 2013
(Predecessor)	27,943,390	—	65,047	(59,143)	(127)	5,777
Net loss	—	—	—	(15,782)	—	(15,782)
Pension other comprehensive gain	—	—	—	—	21	21
Stock-based compensation	941,873	—	1,331	—	—	1,331
Repurchase of shares for Merger consideration ($35.0 million repurchase of which $5.0 million was contributed by Eldorado)	(5,785,123)	—	(30,000)	—	—	(30,000)

Balances, September 18, 2014
(Predecessor)	23,100,140	$—	$36,378	$(74,925)	$(106)	$(38,653)

	Common stock		Additional paid-in capital		Accumulated other comprehensive income
				Accumulated deficit
	Shares	Amount				Total

Beginning balance based on purchase agreement, September 19, 2014
(Successor)	1,000	$—	$103,011	$—	$—	$103,011
Net loss	—	—	—	(9,510)	—	(9,510)
Pension other comprehensive gain, net of tax of $50	—	—	—	—	87	87

Balances, December 31, 2014
(Successor)	1,000	$—	$103,011	$(9,510)	$87	$93,588

See accompanying notes to consolidated financial statements.

MTR Gaming Group, Inc.
(A wholly-owned subsidiary of Eldorado Resorts, Inc.)
Consolidated statements of cash flows
(dollars in thousands)

	Successor	Predecessor
	Period from September 19 to December 31, 2014	Period from January 1 to September 18, 2014	Year ended December 31, 2013	Year ended December 31, 2012

Cash flows from operating activities:
Net loss	$(9,510)	$(15,782)	$(9,131)	$(5,724)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	12,289	22,231	30,458	27,511
Amortization of deferred financing fees and (premium) discount	(3,114)	2,696	3,759	3,768
Loss on debt extinguishment	90	—	—	—
Provision (recovery) for bad debts	(22)	67	71	118
Stock-based compensation expense	—	1,310	950	1,060
Change in fair value of acquisition related contingencies	16	37	83
Deferred income taxes	1,063	2,499	4,152	3,515
Loss on the sale or disposal of property	—	184	38	(52)
Change in operating assets and liabilities:
Accounts receivable	2,342	(446)	(973)	485
Other current assets	2,505	(704)	(1,951)	(1,018)
Accounts payable	2,157	(2,761)	(1,898)	4,516
Accrued liabilities	15,466	(17,738)	1,500	10,532
Other regulatory gaming assessments	99	(206)	(466)	(124)
Incentive compensation	—	(1,435)	603	629

Net cash provided by (used in) continuing operating activities	23,381	(10,048)	27,195	45,216
Net cash used in discontinued operating activities	—	—	(10)	(91)

Net cash provided by (used in) operating activities	23,381	(10,048)	27,185	45,125

Cash flows from investing activities:
(Increase) decrease in restricted cash	(2,257)	4,099	(3,167)	(2,942)
Increase (decrease) in deposits and other	12	(439)	106	(6)
Decrease in funds held for construction project	—	—	—	130,114
Payment of Ohio video lottery terminal license fee	—	—	(25,000)	(25,000)
Proceeds from the sale of property and equipment	3	55	206	5
Proceeds from the sale of non-operating real property	—	—	—	449
Reimbursement of capital expenditures from West Virginia regulatory authorities	799	628	2,882	1,076
Capital expenditures, net of payables	(3,816)	(11,262)	(17,534)	(119,136)

Net cash used in investing activities	(5,259)	(6,919)	(42,507)	(15,440)

Cash flows from financing activities:
Financing costs paid	—	—	—	(157)
Proceeds from exercise of stock options	—	773	564	—
Purchase and retirement of treasury stock	—	(377)	(231)	—
Purchase of shares for Merger consideration	—	(30,000)	—	—
Repurchase of Senior Secured Notes	(11,025)	—	—	—

Net cash (used in) provided by financing activities	(11,025)	(29,604)	333	(157)

Net increase (decrease) in cash and cash equivalents	7,097	(46,571)	(14,989)	29,528
Cash and cash equivalents, beginning of period	53,553	100,124	115,113	85,585

Cash and cash equivalents, end of period	$60,650	$53,553	$100,124	$115,113

Supplemental disclosure of cash flow information:
Interest paid	$246	$65,727	$65,753	59,549

Local income taxes paid	$360	$88	$235	$336

See accompanying notes to consolidated financial statements.

MTR Gaming Group, Inc.
(A wholly-owned subsidiary of Eldorado Resorts, Inc.)
Notes to consolidated financial statements
December 31, 2014

1.     Organization and basis of presentation

Organization

MTR Gaming Group, Inc. (the "Company" or "we" or "MTR"), a Delaware corporation and a wholly-owned subsidiary of Eldorado Resorts, Inc. ("ERI"), is a hospitality and gaming company that owns and operates racetrack, gaming and hotel properties in West Virginia, Pennsylvania, and Ohio. The common shares of ERI are listed on the Nasdaq Stock Market.

The Company, through its wholly-owned subsidiaries, owns and operates Mountaineer Casino, Racetrack & Resort in Chester, West Virginia ("Mountaineer"), Presque Isle Downs & Casino in Erie, Pennsylvania ("Presque Isle Downs"), and Scioto Downs in Columbus, Ohio. Scioto Downs, through its subsidiary RacelineBet, Inc., also operates Racelinebet.com, a national account wagering service that offers online and telephone wagering on horse races as a marketing affiliate of TwinSpires.com, an affiliate of Churchill Downs, Inc.

In September 2013, we entered into a merger agreement to facilitate a business combination with Eldorado HoldCo LLC, a Nevada limited liability company ("Eldorado"), and formed several entities to facilitate the merger: Eclair Holdings Company, a Nevada corporation and wholly owned subsidiary of the Company ("NewCo"), Ridgeline Acquisition Corp., a Delaware corporation and wholly owned subsidiary of NewCo ("Merger Sub A"), and Eclair Acquisition Company, LLC, a Nevada limited liability company and wholly owned subsidiary of NewCo ("Merger Sub B"). These entities had no assets or operations for 2013.

On September 19, 2014 (the "Acquisition Date"), MTR merged with and into Merger Sub A, with MTR surviving the merger (the "MTR Merger"), and Eldorado merged with and into Merger Sub B, with Eldorado surviving the merger (the "Eldorado Merger" and, together with the MTR Merger, the "Mergers"). As a result of the Mergers, NewCo became the holding company for the Company and Eldorado and was renamed "Eldorado Resorts, Inc."

We have evaluated all subsequent events through the date the financial statements were issued. No material recognized or non-recognized subsequent events were identified, except as discussed herein.

Basis of presentation

The Mergers were accounted for as a reverse acquisition of the Company by Eldorado under accounting principles generally accepted in the United States. Under the acquisition method of accounting, Eldorado is treated as the accounting acquirer and the Company is treated as the legal acquirer, resulting in the Company applying fair value accounting to its assets and liabilities as of the Acquisition Date. Accordingly, the consolidated financial statements and the notes to the consolidated financial statements are presented in two distinct periods, Predecessor and Successor, which relate to the accounting periods preceding and succeeding the completion of the Mergers. The Predecessor and Successor periods have been separated by a vertical line to highlight the fact that the financial information for such periods have been prepared under two different historical-cost basis of accounting and are not comparable. In addition, the accompanying consolidated financial statements for the Successor period were prepared to conform to the financial statement presentation of Eldorado. We have reclassified certain amounts for the prior year to conform to the Successor presentation. These reclassifications, as detailed below, had no impact on income from operations or net income as previously reported.

Earnings per share information has not been presented because the Company's stock is no longer publicly traded.

Reclassifications

Reclassifications to the consolidated statements of operations for the Predecessor periods are as follows:

	Predecessor
	Period from January 1 to September 18, 2014	Year ended December 31, 2013	Year ended December 31, 2012

	(in thousands)
Hotel revenues were reclassified from food, beverage and lodging revenues to their own financial statement line item	$3,489	$5,367	$5,566
Hotel expenses were reclassified from food, beverage and lodging expense to their own financial statement line item	997	1,436	1,509
Utility expenses were reclassified from gaming, pari-mutuel, food and beverage, hotel, other, marketing and promotions to general and administrative expenses	1,708	2,538	2,786
Surveillance expenses were reclassified from general and administrative expenses to gaming expenses	1,703	2,369	2,199
Reservation expenses were reclassified from other expenses to hotel expenses	175	246	255
Hotel housekeeping expenses were reclassified from general and administrative expenses to hotel expenses	1,406	2,083	2,221

2.     Summary of significant accounting policies

Principles of consolidation

The accompanying consolidated financial statements include the accounts of the Company as described in Note 1. All significant intercompany transactions have been eliminated in consolidation. Non-controlling interests represent the proportionate share of the equity that is owned by third parties in discontinued operations controlled by the Company. The net income or loss, if any, of such discontinued operations is allocated to the non-controlling interests based on their percentage ownership throughout the year. The Company operated in one reportable segment at December 31, 2014 and 2013.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("US GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses for the reporting periods. Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents include all unrestricted, highly liquid investments purchased with a remaining maturity of 90 days or less. Cash and cash equivalents also includes cash maintained for gaming operations.

Restricted cash

Restricted cash includes unredeemed winning tickets from our racing operations, funds related to horsemen's fines and certain simulcasting funds that are restricted to payments for improving horsemen's facilities and racing purses at Scioto Downs, cash deposits that serve as collateral for letters of credit surety bonds and short-term certificates of deposit that serve as collateral for certain bonding requirements. The Company maintains renewable short-term certificates of deposit in the amount of $0.3 million.

Concentration of credit risk

The Company's operations are in limited market areas. Therefore, the Company is subject to risks inherent within those markets. To the extent that new casinos enter into the markets or hotel room capacity is expanded, competition will increase. The Company may also be affected by economic conditions in the United States and globally affecting the markets or trends in visitation or spending in the markets in which it operates.

We maintain cash balances at certain financial institutions in excess of amounts insured by the Federal Deposit Insurance Corporation. In addition, we maintain significant cash balances on hand at our gaming facilities.

Fair value of financial instruments

Our financial instruments consist of cash and cash equivalents, trade accounts receivable, trade accounts payable and long-term debt. See Note 9 for additional information.

Inventories

Inventories are stated at the lower of cost (determined by the first-in, first-out method) or market.

Deferred financing costs

Costs that we incur in connection with the issuance of debt are deferred and amortized to interest expense over the life of the underlying debt. During the year ended December 31, 2013, we did not incur any financing costs. During the year ended December 31, 2012, we incurred deferred financing costs of $0.2 million. As a result of the Mergers, the long term debt assumed on the Acquisition Date was fair valued based on quoted market prices, resulting in the elimination of the deferred financing costs and the recognition of a premium on the fair value adjustment during the Successor period.

Expense for the amortization of deferred financing fees and original issue discount, was $2.7 million, $3.8 million and $3.8 million for the period January 1 to September 18, 2014 (Predecessor), and the years ended December 31, 2013 and 2012, respectively. Amortization of the debt premium was $3.1 million for the period September 19 to December 31, 2014 (Successor). The amortization of deferred financing fees, original issue discount, and premium are included in interest expense in the accompanying consolidated statements of operations.

Property and equipment

Property and equipment are recorded at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful life of the asset. Costs of major improvements are capitalized, while costs of normal repairs and maintenance are charged to expense as incurred. We capitalize direct materials, labor and interest during construction periods. Gains or losses on the disposal of property and equipment are included in operating income.

Interest is allocated and capitalized to construction in progress by applying our cost of borrowing rate to qualifying assets. No interest was capitalized during the periods ended December 31, 2014 or during the year ended December 31, 2013. During the year ended December 31, 2012, $1.3 million of interest was capitalized primarily as a result of construction of the video lottery terminal ("VLT") gaming facility at Scioto Downs.

Long-lived and finite-lived intangible assets and non-operating real properties

Long-lived assets are assessed for impairment in accordance with Accounting Standard Codification ("ASC") 360—Property, Plant, and Equipment. The Company evaluates its long-lived assets periodically for impairment issues or, more frequently, whenever events or circumstances indicate that the carrying amount may not be recoverable. Recoverability of these assets is determined by comparing the net carrying value to the sum of the estimated future net undiscounted cash flows expected to be generated by these assets. The amount of impairment loss, if any, is measured by the difference between the net carrying value and the estimated fair value of the asset which is typically measured using a discounted cash flow model (Level 3). Based on the results of our periodic reviews, we have not recorded any impairment losses during the years ended December 31, 2014, 2013 and 2012.

We have designated certain assets, consisting principally of land and undeveloped properties, as non-operating real property and have declared our intent to sell those assets. No less than annually, we obtain independent appraisals of the fair value of these assets. When indicators of impairment are present, properties are evaluated for impairment and losses are recorded when undiscounted cash flows estimated to be generated by an asset or market comparisons are less than the asset's carrying amount. The amount of the impairment loss is calculated as the excess of the asset's carrying value over its fair value, which is determined using a discounted cash flow analysis, management estimates or market comparisons. The fair value measurements employed for our impairment evaluations, which are subject to the assumptions and factors as previously discussed, were generally based on a review of comparable activities in the marketplace, which fall within Level 3 of the fair value hierarchy. In connection with the Mergers, as discussed in Note 3, the non-operating real properties were adjusted to fair value on the Acquisition Date. Based upon the results of the 2013 and 2012 appraisals, no adjustments to the carrying values of non-operating real properties were necessary.

Although we continue to actively market these properties for sale, we do not anticipate that we will be able to sell the majority of the assets within the next twelve months. As such, these properties are not classified as held-for-sale as of December 31, 2014.

Goodwill and other indefinite-lived intangible assets

Goodwill and Other indefinite-lived intangible assets are required to be evaluated for impairment no less than annually in accordance with the provisions of ASC 350, Intangibles—Goodwill and Other. Goodwill

represents the excess of the purchase price paid over the fair value of the net assets of the acquired business. Other indefinite-lived intangible assets consist of racing and gaming licenses, trade names and customer loyalty programs. Goodwill and other indefinite-lived intangible assets are reviewed for impairment annually, during the fourth quarter, or more frequently if events or changes in circumstances indicate that an asset might be impaired.

Goodwill is tested by comparing the carrying value of the reporting unit to its fair value. The Company estimates the fair value of the reporting unit utilizing income and market approaches. The income approach is based on projected future cash flow that is discounted to present value using factors that consider the timing and risk of the future cash flows. The market approach is based on the Company's market capitalization at the testing date. Other indefinite-lived intangible assets are evaluated for impairment by comparing the fair value of the asset to its carrying value. Any excess of carrying value over the fair value is recognized as an impairment loss within the consolidated statement of operations in the period of review.

The fair value measurements employed for our impairment evaluations of Goodwill and other indefinite-lived intangible assets are generally based on a discounted cash flow approach and review of market data, which fall within Level 3 of the fair value hierarchy. See Note 6 for further discussion.

Frequent players program

We offer programs whereby our participating patrons can accumulate points for wagering that can be redeemed for credits for free play on slot machines, lodging, food and beverage, merchandise and in limited situations, cash. Based upon the estimated redemptions of frequent player program points, an estimated liability is established for the cost of redemption of earned but unredeemed points. The estimated cost of redemption utilizes estimates and assumptions of the mix of the various product offerings for which the points will be redeemed and costs of such product offerings. Changes in the programs, membership levels and changes in the redemption patterns of our participating patrons can impact this liability. The aggregate outstanding liability for the frequent players program was $0.7 million and $0.8 million as of December 31, 2014 and 2013, respectively, and is included as a component of other accrued liabilities in our accompanying consolidated balance sheets.

Revenue recognition

Gaming revenues consist of the net win from gaming activities, which is the difference between amounts wagered and amounts paid to winning patrons, and are recognized at the time wagers are made net of winning payouts to patrons. Base and progressive jackpots are accrued and charged to revenue at the time the obligation to pay the jackpot is established.

Pari-mutuel commissions consist of commissions earned from thoroughbred and harness racing and importing of simulcast signals from other race tracks. Pari-mutuel commissions are recognized at the time wagers are made. Such commissions are a designated portion of the wagering handle as determined by state racing commissions, and are shown net of the taxes assessed by state and local agencies, as well as purses and other contractual amounts paid to horsemen associations. We recognize revenues from fees earned through the exporting of simulcast signals to other race tracks at the time wagers are made. Such fees are based upon a predetermined percentage of handle as contracted with the other race tracks.

Revenues from food and beverage are recognized at the time of sale and revenues from lodging are recognized on the date of stay. Other revenues are recorded at the time services are rendered or merchandise is sold.

Promotional allowances and complimentaries

We offer certain promotional allowances to our customers, including complimentary lodging, food and beverage, and promotional credits for free play on slot machines. The retail value of food, beverage, rooms and other services furnished to customers on a complimentary basis is included in gross revenues and then deducted as promotional allowances.

The retail value of complimentaries included in promotional allowances is as follows (in thousands):

	Successor	Predecessor

	Period from September 19 to December 31, 2014	Period from January 1 to September 18, 2014	Year ended December 31, 2013	Year ended December 31, 2012

Food and beverage	$4,695	$11,775	$16,881	$12,886
Hotel	785	2,098	2,984	2,955
Other	439	1,057	1,413	1,267

	$5,919	$14,930	$21,278	$17,108

The cost of providing such complimentary services is as follows (in thousands):

	Successor	Predecessor

	Period from September 19 to December 31, 2014	Period from January 1 to September 18, 2014	Year ended December 31, 2013	Year ended December 31, 2012

Food and beverage	$2,481	$6,236	$8,942	$7,057
Hotel	235	630	895	887
Other	237	573	691	561

	$2,953	$7,439	$10,528	$8,505

We provide certain beverages gratuitously to customers through our self-service beverage stations at the properties. For the period September 19 to December 31, 2014 (Successor), the period January 1 to September 18, 2014 (Predecessor), and the years ended December 31, 2013 and 2012, the cost of these complimentaries was $0.3 million, $1.0 million, $1.5 million and $1.3 million, respectively, and are included within marketing and promotions expense in our consolidated statements of operations. The retail value of such complimentaries was approximately $1.0 million, $3.2 million, $5.1 million and $4.5 million for the period September 19 to December 31, 2014 (Successor), the period January 1 to September 18, 2014 (Predecessor), and the years ended December 31, 2013 and 2012, respectively.

Advertising

Advertising costs are expensed as incurred and are included in marketing and promotions expense. Advertising costs were $4.4 million, $10.5 million, $16.3 million and $16.9 million for the period September 19 to December 31, 2014 (Successor), the period January 1 to September 18, 2014 (Predecessor), and the years ended December 31, 2013 and 2012, respectively. Advertising costs are reduced by advertising grants received from the State of West Virginia and the Pennsylvania Horsemen's Benevolent & Protective Association. Advertising costs were reduced by $0.3 million, $0.2 million, $0.7 million and $0.6 million for the period September 19 to December 31, 2014 (Successor), the period January 1 to September 18, 2014 (Predecessor), and the years ended December 31, 2013 and 2012, respectively.

Income taxes

We account for income taxes and the related accounts under the liability method. Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted rates expected to be in effect during the year in which the basis differences reverse.

We record valuation allowances to reduce deferred tax assets to the amount that is more likely than not to be realized. When assessing the need for valuation allowances, we consider future taxable income and ongoing prudent and feasible tax planning strategies. Should a change in circumstances lead to a change in judgment about the realizability of deferred tax assets in future years, we would adjust related valuation allowances in the period that the change in circumstances occurs, along with a corresponding increase or charge to income.

We recognize a benefit for tax positions that we believe will more likely than not be sustained upon examination. The amount of benefit recognized is the largest amount of benefit that we believe has more than a 50% probability of being realized upon settlement. We regularly monitor our tax positions and adjust the amount of recognized tax benefit based on our evaluation of information that has become available since the end of our last financial reporting period. Changes in recognized tax benefits are reflected within income tax expense. The difference between the amount of benefit taken or expected to be taken in a tax return and the amount of benefit recognized for financial reporting represents unrecognized tax benefits. These unrecognized tax benefits are presented in the balance sheet principally within accrued income taxes. Interest and tax-related penalties associated with uncertain tax positions are included in benefit for income taxes in the accompanying consolidated statement of operations.

Stock-based compensation

Prior to the Mergers, we accounted for stock-based compensation in accordance with ASC 718—Compensation—Stock Compensation. ASC 718 requires all share-based payments to employees and non-employee members of the Board of Directors, including grants of stock options and restricted stock units, to be recognized in the consolidated statement of operations based on their fair values and that compensation expense be recognized for awards over the requisite service period of the award or to an employee's eligible retirement date, if earlier.

Recently issued accounting pronouncements

In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-9, "Revenue from Contracts with Customers", which provides guidance for revenue recognition. The new standard outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The core principle of the revenue model is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The standard is designed to create greater comparability for financial statement users across industries and jurisdictions and also requires enhanced disclosures. The guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016. Early adoption is not permitted. The Company is currently evaluating the impact of the adoption of ASU 2014-09 on its consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, "Presentation of Financial Statements—Going Concern" (Subtopic 205-40) which amends the current guidance in ASC Topic 205 by adding Subtopic 40. Subtopic 40 requires management to evaluate whether there are conditions or events that in aggregate would raise substantial doubt about an entity's ability to continue as a going concern for one year from the date the financial statements are issued or available to be issued. If substantial doubt existed, management would be required to make certain disclosures related to nature of the substantial doubt and under certain circumstances, how that substantial doubt would be mitigated. This amendment is effective for annual periods ending after December 15, 2016 and for subsequent interim and annual periods thereafter. Early adoption is permitted. The Company is currently evaluating the effects, if any, adoption of this guidance will have on its consolidated financial statements.

In January 2015, the FASB issued ASU No. 2015-1, "Income Statement—Extraordinary and Unusual Items" (Subtopic 225-20) which eliminates the concept of accounting of Extraordinary Items, previously defined as items that are both unusual and infrequent, which were reported as a separate item on the income statement, net of tax, after income from continuing operations. The elimination of this concept is intended to simplify accounting for unusual items and more closely align with international accounting practices. This amendment is effective for annual periods ending after December 15, 2015 and for subsequent interim and annual periods thereafter. Early adoption is permitted. The Company believes that the effects, if any, of the adoption of this guidance will not have a material impact on its consolidated financial statements

3.     Merger and purchase accounting

On September 19, 2014, the Company and Eldorado combined their businesses through the Mergers, as defined above, consummated pursuant to the Agreement and Plan of Merger, dated as of September 9, 2013, as amended on November 18, 2013, February 13, 2014 and May 13, 2014, by and among MTR, Eldorado, NewCo and certain affiliates of NewCo and Eldorado (the "Merger Agreement").

Pursuant to the Merger Agreement, upon completion of the MTR Merger, subject to proration, each outstanding share of the Company's common stock, par value $0.00001 per share, was converted into the right to elect to receive either $6.05 per share in cash or one share of ERI's common stock, par value $0.00001 per share. Pursuant to the proration procedures provided in the Merger Agreement, former MTR shareholders received (in the aggregate) a cash payment of $35.0 million (of which $30.0 million was funded by MTR and $5.0 million by Eldorado).

Consideration transferred

The purchase consideration in a reverse acquisition is determined with reference to the value of equity that the accounting acquirer, Eldorado, would have had to issue to the owners of the accounting acquiree, MTR, to give them the same percentage interest in the combined entity. However, in reverse acquisitions that occur between a public company as the legal acquirer and a private company as the accounting acquirer, the fair value of the legal acquirer's publicly traded stock generally is a more reliable determination of the fair value than the fair value of the accounting acquirer's untraded equity securities, and, as such, is generally used in calculating the purchase consideration. Accordingly, the following table provides the calculation of the purchase price, which was calculated using the fair value of the MTR's common stock, based on the closing stock price of $4.43 on the Acquisition Date, as well as a reconciliation of the total shares outstanding as of the Acquisition Date.

ERI Outstanding Share Calculation
Shares Issued to Eldorado(i)	23,286,202
Number of MTR shares outstanding at the Acquisition Date(ii)	28,386,084
MTR RSUs that vested upon closing of the Mergers(iii)	499,179

Total ERI shares outstanding—before share repurchase	52,171,465
MTR shares acquired at $6.05 per share based on $35.0 million cash election	(5,785,123)

Total ERI shares outstanding at Acquisition Date(iv)	46,386,342

Eldorado % ownership	50.20%
MTR % ownership	49.80%
Consideration Transferred (dollars in thousands, except shares and stock price)
Number of MTR shares outstanding at the Acquisition Date	28,386,084
MTR RSUs that vested upon closing of the Mergers	499,179
MTR shares acquired at $6.05 per share based on $35.0 million cash election	(5,785,123)

Total net MTR shares	23,100,140
FMV of MTR common stock at Acquisition Date	$4.43

Fair Value of MTR shares	$102,334
Fair Value of MTR stock options(iii)	677

Total consideration transferred	$103,011

(i)     The number of shares issued to members of Eldorado in the Mergers as merger consideration was determined pursuant to the terms of the Merger Agreement. The shares have been adjusted based upon the final review, as defined in the Merger Agreement. As a result, 25,290 escrow shares previously issued were returned to Authorized and Unissued.

(ii)    Number of shares of MTR common stock issued and outstanding immediately prior to closing.

(iii)   Pursuant to the MTR 2010 Long-Term Incentive Plan, immediately prior to closing, all outstanding stock options and MTR RSUs vested and became immediately exercisable. All vested MTR RSUs were exchanged for one share of ERI common stock. All outstanding stock options became exercisable for shares of ERI common stock with the same terms as the previous awards.

(iv)   The number of shares issued and outstanding, after settlement of the escrow shares, as determined pursuant to the terms of the Merger Agreement.

Final purchase price allocation

The following table summarizes the final allocation of the purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed at the Acquisition Date. The fair values are based on management's analysis, including final work performed by third-party valuation specialists.

Goodwill, the excess of the purchase price over the fair market value of the net assets acquired, in the amount of $66.8 million, was recorded as of the Acquisition Date. The Company considers the goodwill to represent benefits that are expected to be realized as a result of the Mergers, including, but not limited to, the expected synergies and the assembled workforce. None of the goodwill is expected to be deductible for tax purposes.

The following table summarizes the final purchase price allocation of the acquired assets and assumed liabilities as recorded at fair value on the Acquisition Date (dollars in thousands):

Current and other assets	$75,031
Property and equipment	289,211
Goodwill	66,826
Intangible assets(1)	473,000
Other noncurrent assets	20,381

Total assets	924,449
Current liabilities	46,446
Long term debt(2)	624,877
Deferred income taxes(3)	143,104
Other noncurrent liabilities	7,011

Total liabilities	821,438

Net assets acquired	$103,011

(1)    Intangible assets consist of gaming licenses, trade names and customer loyalty programs.

(2)    Long term debt was comprised of MTR Gaming's $570.7 million 11.5% Senior Secure Second Lien Notes due August 2019.

(3)    Deferred tax liabilities were derived based on fair value adjustments for property and equipment, identified intangibles, deferred financing costs, certain noncurrent liabilities and long term debt.

During the fourth quarter of 2014, we finalized our valuation procedures and adjusted the preliminary purchase price allocations, as disclosed in the September 30, 2014 Form 10-Q, to their updated values. The significant changes in values are as follows; $19.0 increase in property and equipment, $36.4 million increase in intangible assets, $14.6 million increase in deferred income taxes, $2.0 million increase in other noncurrent liabilities and a $37.9 million decrease in goodwill. These changes were primarily related to management finalizing its financial forecasts and refining certain operating and competitive assumptions. The Company recorded the incremental depreciation and amortization expense from the Acquisition Date through December 31, 2014 based on the revised measurement of property and equipment and definite-lived intangible assets. The incremental expense recorded was not material.

Trade receivables and payable, inventory as well as other current and non-current assets and liabilities were valued at the existing carrying values as they represented the fair value of those items at the Acquisition Date, based on management's judgments and estimates.

The fair value of property and equipment utilized a combination of the cost and market approaches, depending on the characteristics of the asset classification. The fair value of land was determined using the market approach, which considers sales of comparable assets and applies compensating factors for any differences specific to the particular assets. With respect to personal property components of the assets (gaming equipment, furniture, fixtures and equipment, computers, and vehicles) the cost approach was used, which is based on replacement or reproduction costs of the asset. Building and site improvements were valued using the cost approach using a direct cost model built on estimates of replacement cost.

The fair value of non-operating real property was determined utilizing a sales comparison approach.

The gaming and racing licenses of each property were valued in aggregate for each respective property, as these licenses are considered to be the most significant asset of the Company and the gaming licenses could not be obtained without holding the racing licenses. Therefore, a market participant would value the licenses in aggregate. The fair value of the licenses was determined using the excess earnings methodology, which is an income approach methodology that allocates the projected cash flows of the business to the gaming license intangible assets less charges for the use of other identifiable assets of MTR including working capital, fixed assets and other intangible assets. This methodology was considered appropriate as the gaming licenses are the primary asset of MTR and the licenses are linked to each respective facility. Under the gaming legislation applicable to our properties, licenses are property specific and can only be acquired if a buyer acquires the existing facility. Because existing licenses may not be acquired and transferred for use at a different facility, the estimated future cash flows of each of our properties was the primary assumption in the valuation of such property.

Management has assigned an indefinite useful life to the gaming licenses, in accordance with its review of the applicable guidance of ASC 350. The standard required management to consider, among other things, the expected use of the asset, the expected useful life of other related asset or asset group, any legal, regulatory, or contractual provisions that may limit the useful life, the Company's own historical experience in renewing similar arrangements, the effects of obsolescence, demand and other economic factors, and the maintenance expenditures required to obtain the expected cash flows. In that analysis, management determined that no legal, regulatory, contractual, competitive, economic or other factors limit the useful lives of these intangible assets. The Company has licenses in Pennsylvania, West Virginia and Ohio. The renewal of each state's gaming license depends on a number of factors, including payment of certain fees and taxes, providing certain information to the state's gaming regulator, and meeting certain inspection requirements. However, the Company's historical experience has not indicated, nor does management expect, any limitations regarding its ability to continue to renew each license. No other competitive, contractual, or economic factor limits the useful lives of these assets. Accordingly, the Company has concluded that the useful lives of these licenses are indefinite.

Trade names were valued using the relief-from-royalty method. The customer loyalty program was valued using a combination of a replacement cost and lost profits analysis. Trade names are being amortized on a straight-line basis over a 3.5 year useful life and the customer loyalty program is being amortized on a straight-line basis over a one year useful life. The weighted average useful life of all amortizing intangible assets related to the Mergers is approximately 1.7 years.

Existing long term debt assumed on the Acquisition Date was fair valued based on quoted market prices.

Deferred income tax assets and liabilities as of the Acquisition Date represent the expected future tax consequences of temporary differences between the fair values of the assets acquired and liabilities assumed and their tax bases.

Unaudited pro forma information

The following table includes the unaudited pro forma results for the years ended December 31, 2014 and 2013, which gives effect to the Mergers as if they had occurred on January 1, 2013. The pro forma data is for informational purposes only and may not necessarily reflect the actual results of operations had the Mergers been consummated on January 1, 2013.

	2014	2013

	(in thousands)
Net revenues	$476,045	$497,791
Net loss	$(6,543)	$(1,818)

4.    Discontinued operations

Our wholly-owned subsidiary, Jackson Racing, Inc., holds a 90% interest in Jackson Trotting Association, LLC, which operated Jackson Harness Raceway in Jackson, Michigan. On December 4, 2008, Jackson Trotting ceased the racing and simulcast wagering operations at Jackson Harness Raceway and surrendered its racing license to the Michigan Racing Commission. During the year ended December 31, 2012, we recorded expense of approximately $0.3 million related to the settlement of a matter related to a former employee of Jackson Trotting Association, LLC. As of December 31, 2014 and 2013, the Company has net liabilities of discontinued operations of $0.1 million which are included in other accrued liabilities in the accompanying consolidated balance sheets.

5.     Property and equipment

Property and equipment consisted of the following (in thousands):

		Successor	Predecessor
	Estimated service life (years)	December 31, 2014	December 31, 2013

Land	—	$10,510	$68,004
Building and improvements	10 - 40	210,800	336,724
Equipment	5 - 7	43,875	213,627
Furniture and fixtures	3 - 15	27,241	23,280
Construction in progress	—	1,272	759

		293,698	642,394
Less accumulated depreciation		(10,507)	(271,030)

		$283,191	$371,364

Depreciation expense related to property and equipment was $10.6 million during the period September 19 to December 31, 2014 (Successor) and $22.2 million during the period January 1 to September 18, 2014 (Predecessor). Depreciation expense related to property and equipment during the years ended December 31, 2013 and 2012 was $30.5 million and $27.5 million, respectively.

The West Virginia Racing Commission reimbursed Mountaineer for certain capital expenditures. These reimbursements are reflected within investing activities in our accompanying consolidated statements of cash flows. These reimbursement amounts were applied against the applicable acquisition costs, which resulted in corresponding adjustments to the basis of the capitalized fixed assets. Such adjustments did not have a material impact on our consolidated financial statements. Mountaineer received reimbursements aggregating $0.2 million during the period September 19 to December 31, 2014 (Successor). Mountaineer did not receive any reimbursements during the period January 1 to September 18, 2014 (Predecessor). During the years ended December 31, 2013 and 2012, Mountaineer received reimbursements aggregating $1.1 million and $0.2 million, respectively. Future reimbursements from the West Virginia Racing Commission are subject to the availability of racing funds.

In addition to the racing funds discussed above, Mountaineer also participates in a modernization fund which provides for reimbursement from amounts paid to the West Virginia Lottery Commission, of $1 for each $2 expended for certain qualifying capital expenditures having a useful life of more than three years and placed into service after July 1, 2011. Qualifying capital expenditures include the purchase of slot machines and related equipment to the extent such slot machines are retained by Mountaineer at its West

Virginia location for not less than five years. Any unexpended balance from a given fiscal year will be available for one additional fiscal year, after which time the remaining unused balance carried forward will be forfeited. On qualified capital expenditures, Mountaineer was reimbursed $0.6 million during the period September 19 to December 31, 2014 (Successor) and $0.6 million during the period January 1 to September 18, 2014 (Predecessor). During the years ended December 31, 2013 and 2012, Mountaineer was reimbursed $1.8 million and $0.8 million, respectively, on qualified capital expenditures. As of December 31, 2014, Mountaineer remains eligible for $5.8 million under annual modernization fund grants that expire in varying dates through June 30, 2016.

6.     Goodwill and other intangible assets

The gross carrying value, accumulated impairment and net carrying value of each major component of our goodwill and other intangible assets at December 31 is as follows:

	Successor
	December 31, 2014
	Gross carrying value	Accumulated amortization	Net carrying value	Weighted average remaining amortization period

	(in thousands)			(in years)
Goodwill	$66,826	$—	$66,826	N/A
Gaming licenses (indefinite-lived)	461,500	—	461,500	N/A
Trade names	6,700	(547)	6,153	3.2
Customer loyalty programs	4,800	(1,114)	3,686	0.7

Total goodwill and other intangible assets	$539,826	$(1,661)	$538,165

	Predecessor
	December 31, 2013
	Gross carrying value	Accumulated impairment	Net carrying value	Weighted average amortization period

	(in thousands)
Goodwill	$494	$494	$—	N/A
Gaming licenses (indefinite-lived)	136,080	—	136,080	N/A

Total goodwill and other intangible assets	$136,574	$494	$136,080

As a result of the Mergers, the Company recorded goodwill with an aggregate carrying value of $66.8 million as of December 31, 2014.

Goodwill is tested by comparing the carrying value of the reporting unit to its fair value. The Company estimates the fair value of the reporting unit utilizing income and market approaches. The income approach is based on a reporting units' projection of operating results and cash flows that is discounted using a weighted-average cost of capital. The market approach is based on the Company's market capitalization at the testing date.

Mountaineer, Presque Isle Downs and Scioto Downs are each required to maintain gaming and racing licenses (collectively, "Gaming Licenses") to operate. The value of the Gaming Licenses increased from $136.1 million, which reflected the purchase price allocation from the Scioto Downs business combination in 2003 and the original cost of the regulatory license fees before any facility was operational, to $461.5 million, which reflects the fair value of the licenses calculated as of the Acquisition Date. The gaming and racing licenses of each property were valued in aggregate for each respective property, as these licenses are considered to be the most significant asset of the properties and the gaming licenses could not be obtained without holding the racing licenses. Therefore, a market participant would consider the licenses in aggregate. Gaming License rights are not subject to amortization as the Company has determined that they have an indefinite useful life.

Assessing the other indefinite-lived intangible assets for impairment is a process that requires significant judgment and involves detailed quantitative and qualitative business-specific analysis and many individual assumptions which fluctuate between assessments. Our properties' estimated future cash flows are a primary assumption in the respective impairment analyses. Unforeseen events, changes in circumstances and market conditions and material differences in estimates of future cash flows could negatively affect the fair value of our assets and result in an impairment charge, which could be material. Cash flow estimates include assumptions regarding factors such as recent and budgeted operating performance, net win per unit (revenue), patron visits, growth percentages which are developed considering general macroeconomic conditions as well as competitive impacts from current and anticipated competition through a review of customer market data, operating margins, and current regulatory, social and economic climates. These estimates could also be negatively impacted by changes in federal, state, or local regulations, economic downturns or developments and other market conditions affecting travel and access to the properties. The most significant of the assumptions used in our valuations include: (1) revenue growth/decline percentages; (2) discount rates; (3) effective income tax rates; (4) future terminal values and (5) capital expenditure assumptions. These assumptions were developed for each property based on historical trends, the current competitive markets in which they operate, and projections of future performance and competition. No impairment charges were recorded for our other indefinite-lived intangible assets in any of the fiscal years presented.

In addition, the Company recorded other intangible assets for the fair value of the trade names and customer loyalty programs in connection with the Mergers. Trade names are amortized on a straight-line basis over a 3.5 year useful life and the customer loyalty program is amortized on a straight-line basis over a one year useful life. The Company incurred amortization expense of $1.7 million during the period September 19 to December 31, 2014 (Successor) which is included in depreciation and amortization in the consolidated statement of operations. We did not have any amortization expense during the Predecessor period. Based upon the amortizable intangible assets as of December 31, 2014, the estimated aggregate future amortization expense is $5.6 million for the year ended December 31, 2015 and $1.9 million for the year ended December 31, 2016, $1.9 million for the year ended December 31, 2017 and $0.4 million for the year ended December 31, 2017.

We believe we have used reasonable estimates and assumptions to calculate the fair value of our Goodwill and Other indefinite-lived intangible assets; however, these estimates and assumptions could be materially different from actual results. If actual market conditions are less favorable than those projected, or if events occur or circumstances change that would reduce the fair value of our licensing intangibles below the carrying value reflected on the consolidated balance sheet, we may be required to conduct an interim test or possibly recognize impairment charges, which may be material, in future periods.

7.     Other accrued liabilities

Other accrued liabilities consisted of the following (in thousands):

	Successor	Predecessor

	December 31, 2014	December 31, 2013

Accrued purses and track related liabilities	$4,303	$5,456
Accrued real estate and property taxes	2,578	2,552
Slot and table jackpot liabilities	3,866	2,310
Outstanding ticket liabilities	776	726
Accrued legal settlements and insurance retention	528	1,413
Accrued professional fees	771	732
Frequent player point liabilities	746	772
Accrued severance	786	33
Other	2,967	3,165

Other current liabilities	$17,321	$17,159

8.     Long-term debt

Long-term debt obligations are summarized as follows (in thousands):

	Successor	Predecessor

	December 31, 2014	December 31, 2013

11.5% Senior Secured Second Lien Notes	$560,664	$570,664
Unamortized premium (discount)	50,163	(11,830)

	$610,827	$558,834

Senior secured second lien notes

On August 1, 2011, we completed the offering of $565.0 million 11.5% Senior Secured Second Lien Notes (the "Notes") due August 1, 2019 at an issue price equal to 97% of the aggregate principal amount of the Notes. The Notes mature on August 1, 2019, with interest payable semi-annually in arrears on February 1 and August 1 of each year. The Notes were issued pursuant to an indenture, dated as of August 1, 2011 (the "Indenture"), among the Company, Mountaineer Park, Inc., Presque Isle Downs, Inc., Scioto Downs, Inc. (each, a wholly-owned subsidiary of the Company and as a guarantor, the "Guarantors") and Wilmington Trust, National Association, as Trustee and as Collateral Agent.

The Notes and the guarantees thereof are senior secured obligations and are jointly and severally, fully, and unconditionally guaranteed by the Company's current and future domestic restricted subsidiaries, other than the Company's immaterial subsidiaries. The Notes are secured by a second priority lien on substantially all of the assets of the Company and the Guarantors, other than excluded property, as defined in the Indenture. The Notes and the guarantees are effectively junior to any of the Company's and the Guarantors' existing and future debt that is secured by senior or prior liens on the collateral; to the extent of the value of the collateral securing such obligations.

The Indenture contains a number of customary covenants, including limitations on the payment of dividends and other restricted payments, making additional investments, additional liens, transactions with affiliates, additional debt, dispositions of property, mergers and similar transactions, and events of default. In addition, if the consolidated total debt ratio of the Company is equal to or greater than 4.0 to 1.0 and such offer is permitted pursuant to the terms of the Company's credit facilities, the Company is required to repay debt under its credit facility or make an offer to purchase Notes with the excess cash flow amounts (as such term is defined in the). As of December 31, 2014, the Company was in compliance with the covenants under the Indenture.

The Company may redeem some or all of the Notes prior to August 1, 2015 at a redemption price of 100% of the principal amount thereof plus a "make whole premium" together with accrued and unpaid interest thereon. On or after August 1, 2015, the Company may redeem the Notes at the following redemption prices (expressed as a percentage of principal amount) plus any accrued and unpaid interest thereon:

Year	Percentage

2015	106.00%
2016	103.00%
2017 and thereafter	100.00%

In October 2014, the Company repurchased $10.0 million in aggregate principle amount of the Notes, at a price of $110.25 per $100 in principal amount of the purchased notes. We recognized a loss on extinguishment of debt of $0.1 million in the Successor period within the consolidated statements of operations

Credit facility

On August 1, 2011, we entered into a senior secured revolving credit facility (the "Credit Facility") with a borrowing availability of $20.0 million and a maturity date of August 1, 2016. On December 5, 2014, the Company terminated the Credit Facility. There were no borrowings outstanding under the Credit Facility at the time of its termination. The Company terminated the Credit Facility because it determined that it had sufficient capital resources to meet its expense liquidity needs without incurring borrowings under the Credit Facility. The Company did not incur any fees or penalties in connection with the termination of the Credit Facility.

Limitations on dividends

The Indenture limits our ability to pay dividends and any agreements governing debt that we incur in the future may contain similar limitations or prohibitions on our ability to make dividend payments. We currently intend to retain all earnings, if any, to finance and expand our operations.

Annual commitments & guarantees

The Notes are payable in their entirety on August 1, 2019. We do not have any scheduled principal payments during the remaining maturity period ending August 1, 2019.

MTR Gaming Group, Inc. (parent company) has no independent operations or assets, the guarantees by the guarantor subsidiaries are full and unconditional and joint and several, and any subsidiaries of the parent company's continuing operations other than the subsidiary guarantors are minor. Accordingly, condensed consolidating financial information reflecting the parent company, combined subsidiary guarantors and combined other subsidiaries have not been included. There are no significant restrictions on the ability of the parent company or any guarantor to obtain funds from its subsidiaries by dividend or loan.

9.     Fair value measurements

ASC 820, Fair Value Measurements and Disclosures provides guidance for measuring the fair value of assets and liabilities and requires expanded disclosures about fair value measurements. ASC 820 indicates that fair value should be determined based on the assumptions that marketplace participants would use in pricing the asset or liability and provides additional guidelines to consider in determining the market-based measurement.

ASC 820 requires fair value measurement be classified and disclosed in one of the following categories:

Level 1:    Unadjusted quoted market prices for identical assets and liabilities.

Level 2:    Inputs other than Level 1 that are observable, either directly or indirectly, for the asset or liability through corroboration with market data for substantially the full term of the asset or liability.

Level 3:    Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities (management's own assumptions about what market participants would use in pricing the asset or liability at the measurement date).

Cash equivalents:    Cash equivalents include investments in money market funds. Investments in this category can be redeemed immediately at the current net asset value per share. A money market fund is a mutual fund whose investments are primarily in short-term debt securities designed to maximize current income with liquidity and capital preservation, usually maintaining per share net asset value at a constant amount, such as one dollar. The carrying amounts approximate fair value because of the short maturity of these instruments.

Acquisition-related contingent considerations:    Contingent consideration related to the July 2003 acquisition of Scioto Downs represents the estimate of amounts to be paid to former stockholders of Scioto Downs under the earn-out provisions. We consider the acquisition related contingency's fair value measurement, which includes forecast assumptions, to be Level 3 inputs within the fair value hierarchy.

The following table presents assets and liabilities measured at fair value on a recurring basis at December 31, 2014 and 2013:

	December 31, 2014
Description	(Level 1)	(Level 2)	(Level 3)	Total

	(in thousands)
Assets
Cash equivalents	$5,680	$—	$—	$5,680

Total assets	$5,680	$—	$—	$5,680

Liabilities
Acquisition-related contingent considerations	$—	$—	$524	$524

Total liabilities	$—	$—	$524	$524

	December 31, 2013
Description	(Level 1)	(Level 2)	(Level 3)	Total

	(in thousands)
Assets
Cash equivalents	$33,524	$—	$—	$33,524

Total assets	$33,524	$—	$—	$33,524

Liabilities
Acquisition-related contingent considerations	$—	$—	$586	$586

Total liabilities	$—	$—	$586	$586

The following table represents the change in acquisition-related contingent consideration liabilities during the year ended December 31, 2014:

Balance as of December 31, 2013	$586
Amortization of present value discount(1)	75
Fair value adjustment for change in consideration expected to be paid(2)	(59)
Settlements	(78)

Balance as of December 31, 2014	$524

(1)    Changes in present value are included as a component of interest expense in the consolidated statement of operations. Amortization of the present value discount resulted in interest expense of $38,000 during the period September 19 to December 31, 2014 (Successor) and $37,000 during the period January 1 to September 18, 2014 (Predecessor).

(2)    Prior to the Mergers, fair value adjustments for changes in earn-out estimates of $37,000 were recorded to indefinite-lived intangibles in the consolidated balance sheet in the period January 1 to September 18, 2014 (Predecessor). Due to purchase accounting as a result of the Mergers, fair value adjustments for changes in earn-out estimates of $22,000 in the period September 19 to December 31, 2014 (Successor) were recorded to general and administrative expense in the consolidated statement of operations.

The carrying amounts for cash, trade accounts receivable, and trade accounts payable approximate their respective fair values based on the short-term nature of these instruments. The fair value of the Notes (see Note 8) was $606.9 million at December 31, 2014 compared to a carrying value of $610.8 million at December 31, 2014. The fair value of the Notes was $634.8 million at December 31, 2013 compared to a carrying value of $558.8 million at December 31, 2013. The fair values of our Senior Secured Second Lien Notes were determined based on Level 2 inputs including quoted market prices and bond terms and conditions.

10.   Retirement plans

In December 2008, we established the MTR Gaming Group, Inc. Retirement Plan (the "Retirement Plan"). At that time, the Mountaineer qualified defined contribution plan and the Scioto Downs' 401(k) plan were merged into the Retirement Plan. Additionally, the Retirement Plan provides 401(k) participation to Presque Isle Downs' employees. Matching contributions by the Company were $0.1 million during the period September 19 to December 31, 2014 (Successor) and $38,000 during the period January 1 to September 18, 2014 (Predecessor). Matching contributions by the Company were $0.1 million for each of the years ended December 31, 2013 and 2012.

Mountaineer's qualified defined contribution plan (established by West Virginia legislation) covers substantially all of its employees and was merged as a component of the Retirement Plan as previously discussed. Contributions to the plan are based on 0.25% of the race track and simulcast wagering handles and approximately 1.00% of the net win from gaming operations until the racetrack reaches its Excess Net

Terminal Income threshold, which for Mountaineer is approximately $160 million per year based on the state's June 30 fiscal year. Contributions to the plan were $0.4 million, $1.2 million, $1.8 million and $1.9 million, respectively, during the period September 19 to December 31, 2014 (Successor), the period January 1 to September 18, 2014 and the years ended December 31, 2013 and 2012. Contributions were made to the Retirement Plan for the benefit of Mountaineer employees.

Scioto Downs sponsors a noncontributory defined-benefit plan covering all full-time employees meeting certain age and service requirements. On May 31, 2001, the plan was amended to freeze eligibility, accrual of years of service and benefits. Scioto Downs' pension income was $39,000 for the period September 19 to December 31, 2014 (Successor). Scioto Downs' pension expense for the period January 1 to September 18, 2014 (Predecessor) and during the years ended December 31, 2013 and 2012 was $4,000, $37,000 and $28,000, respectively. As of December 31, 2014, the fair value of the plan assets was approximately $1.2 million and the fair value of the benefit obligations was approximately $0.9 million, resulting in an over-funded status of $0.3 million. As of December 31, 2013, the fair value of the plan assets was approximately $1.1 million and the fair value of the benefit obligations was approximately $1.0 million, resulting in an over-funded status of $0.1 million. The plan assets are comprised primarily of money market and mutual funds whose values are determined based on quoted market prices and are classified in Level 1 of the fair value hierarchy. We did not make cash contributions to the Scioto Downs pension plan during the period September 19 to December 31, 2014 (Successor), the period January 1 to September 18, 2014 (Predecessor) or the years ended December 31, 2013 or 2012.

11.   Equity awards and other incentive compensation

Common stock

On September 19, 2014, upon consummation of the Mergers, MTR became a wholly-owned subsidiary of ERI. As a result there is no longer a public trading market for MTR common stock.

Stock and incentive-based compensation

The total incentive-based compensation expense is as follows (in thousands):

	Successor	Predecessor

	Period from September 19 to December 31, 2014	Period from January 1 to September 18, 2014
			Year ended December 31, 2013	Year ended December 31, 2012

Stock-based compensation expense	$—	$1,310	$950	$1,059
Performance award compensation expense	—	760	495	670

Prior to the Mergers, nonqualified stock options ("Stock Options"), restricted stock units ("RSUs") and cash-based performance awards ("Performance Awards") were approved by the Compensation Committee of the Board of Directors and are granted to executive officers, certain key employees and nonemployee members of the Board of Directors ("BOD") as permitted under the 2010 Long-Term Incentive Plan ("2010 Plan").

Stock Options primarily vested ratably over three years and RSUs granted to employees and executive officers primarily vested and became non-forfeitable upon the third anniversary of the date of grant. RSUs granted to non-employee directors vested immediately with the underlying shares delivered upon the date that is the earlier of termination of service on the BOD or the consummation of a change of control of the Company. The Performance Awards relate to the achievement of defined levels of performance and are generally measured by the level of the Company's Corporate Free Cash Flow (as defined) over a one or two-year Performance Period depending upon the award agreement. If the Performance Award levels are achieved, the awards earned vested and became payable at the end of the Vesting Period, defined as either a one or two calendar year period following the Performance Period.

In connection with the Mergers, any unvested awards granted pursuant to the 2010 Plan vested upon the Acquisition Date, and both vested and unvested equity awards granted under the 2010 Plan were converted into the right to receive shares of ERI common stock, or were exchanged for, or settled in, shares of ERI stock. As a result, immediately prior to the Mergers, all unrecognized compensation was immediately recognized as an expense in the Predecessor period.

Specifically, each Stock Option or other right to acquire common stock granted under the 2010 Plan outstanding immediately prior to the completion of the Mergers, whether vested or unvested, automatically became, after the completion of the Mergers, an option or right to purchase the same number of shares of ERI common stock as the number of shares of common stock that were subject to such Stock Option immediately prior to the completion of the Mergers. The exercise price per share of ERI common stock subject to any such Stock Option at and after the completion of the Mergers is equal to the exercise price per share of common stock subject to such Stock Option immediately prior to the completion of the Mergers. All other terms, except vesting requirements, applicable to such Stock Option will remain the same.

Each RSU in respect of a share of MTR common stock that was outstanding under the 2010 Plan immediately prior to the completion of the Mergers was, as of the completion of the Mergers, settled in the same number of shares of common stock of ERI (without any right to make a cash/stock election), subject to shares withheld to satisfy tax withholding, as the number of shares of MTR common stock that were subject to such RSU immediately prior to the completion of the Mergers. Upon consummation of the Mergers, all outstanding RSUs became fully vested and, as a result, are no longer subject to vesting requirements, lapse, or other restrictions.

All Performance Awards granted under the terms of the 2010 Plan vested and were paid by the Company upon the closing of the Mergers. The payment was recognized as a pre-acquisition expense of the Company and was recorded within general and administrative expense within the consolidated statement of operations. There are no remaining Performance Award obligations.

A summary of the Predecessor period Stock Option activity included in the three years ended December 31, 2014, 2013 and 2012 is as follows:

	Options	Range of exercise prices	Weighted-average exercise price	Weighted-average remaining contractual life

				(in years)
Outstanding—December 31, 2011	800,800	$2.04 - 16.27	$6.22	6.81
Granted	392,100	2.44 - 4.02	2.53
Exercised	—	—	—
Expired	(25,000)	15.00	15.00
Forfeited	(24,000)	8.00 - 16.27	14.24

Outstanding—December 31, 2012	1,143,900	2.04 - 16.27	4.59	7.10
Granted	216,800	3.94	3.94
Exercised	(259,449)	2.04 - 2.44	2.17
Expired	(86,000)	8.00	8.00
Forfeited	(163,251)	2.32 - 3.94	2.92

Outstanding—December 31, 2013	852,000	2.32 - 16.27	5.14	6.81
Granted	—	—	—
Exercised	(308,134)	2.32 - 3.94	2.51
Expired	—	—	—
Forfeited	(69,033)	2.44 - 3.94	3.25
Converted at Merger	(474,833)	2.44 - 16.27	7.13

Outstanding—September 19, 2014	—	$—	$—	$—

The weighted-average grant date fair value of stock options granted during the years ended December 31, 2013 and 2012 was $2.64 and $1.65 per share, respectively. There were no stock options granted during the year ended December 31, 2014.

Cash received from the exercise of stock options was $0.8 million and $0.6 million for the year ended December 31, 2014 and 2013, respectively. The Company did not recognize a tax benefit from the stock option exercises as the Company is in a net operating loss carryforward position.

The fair value of each stock option granted under the 2010 Plan is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for options granted during the years ended December 31, 2014, 2013 and 2012:

Assumptions:	2014	2013	2012

Expected dividend yield(1)	N/A	N/A	N/A
Expected stock price volatility(2)	N/A	77.4%	74.3%
Risk-free interest rates(3)	N/A	1.36%	1.32%
Expected life of options (in years)(4)	N/A	6.00	6.00

(1)    The expected dividend yield was based on our expectation of not paying dividends for the foreseeable future.

(2)    The expected volatility was based on the historical volatility of our common stock.

(3)    Based on the U.S. Treasury yield curve in effect at the time of grant with a term consistent with the expected term of our stock options.

(4)   Represents the period of time options are expected to be outstanding. The weighted average expected term was determined using the "simplified method" for plain vanilla options as the Company lacks sufficient historical exercise experience. The "simplified method" calculates the expected term as the average of the vesting term and original contractual term of the options.

A summary of the Predecessor period RSU activity included in the three years ended December 31, 2014, 2013 and 2012 is as follows:

	RSUs	Weighted-average grant date fair value	Weighted-average remaining contractual life	Aggregate fair value

			(in years)	(in millions)
Unvested outstanding as of December 31, 2011	227,769	$2.11	1.85	$0.4
Granted	192,790	3.39
Vested	(120,523)	3.58
Forfeited	—	—

Unvested outstanding as of December 31, 2012	300,036	2.35	1.65	1.3
Granted	163,768	3.94
Vested	(149,704)	3.12
Forfeited	(91,000)	2.70

Unvested outstanding as of December 31, 2013	223,100	2.85	1.65	1.2
Granted	85,100	5.26
Vested	(271,600)	3.58
Forfeited	(36,600)	3.06

Unvested outstanding as of September 19, 2014	—	$—	—	$—

12.   Accumulated other comprehensive (loss) income

The Company's accumulated other comprehensive (loss) income is related to the Scioto Downs defined benefit pension plan. A summary of the change in accumulated other comprehensive (loss) income during the Predecessor and Successor periods is as follows (in thousands):

Balance as of December 31, 2013 (Predecessor)	$(127)
Other comprehensive loss before reclassifications	—
Amounts reclassified from accumulated other comprehensive loss(1)	21

Net current-period other comprehensive income	21

Balance as of September 18, 2014 (Predecessor)	$(106)

Balance as of September 19, 2014 (Successor)	$—
Other comprehensive gain before reclassifications(1)	87
Amounts reclassified from accumulated other comprehensive income	—

Net current-period other comprehensive income	87

Balance as of December 31, 2014 (Successor)	$87

(1)    Amounts are presented after income tax, including consideration of related valuation allowance. No net tax benefit was recognized in the period ended September 18, 2014 (Predecessor). The amounts for the period September 19 to December 31, 2014 (Successor) are presented net of tax of $50.

Amounts reclassified from accumulated other comprehensive loss are limited to the amortization of actuarial losses, which are a component of net periodic benefit cost. These reclassifications are included as a component of general and administrative expense in the accompanying consolidated statement of operations.

13.   Income taxes

The Company will be included in the consolidated federal, state and local income tax returns filed by ERI for the period September 19 to December 31, 2014 (Successor). The allocation of the Company's share of ERI's consolidated income tax expense is determined under the separate return method. Under this method, the Company determines its income tax provision as if the Company filed a separate income tax return. The Company does not have tax sharing agreements with the other members within the consolidated ERI group.

The components of the Company's provision for income taxes are presented below (amounts in thousands):

	Successor	Predecessor

	September 19 to December 31, 2014	January 1 to September 18, 2014	Year ended December 31, 2013	Year ended December 31, 2012

Current:
Federal	$(10)	$(29)	$(630)	$(109)
State and local	59	367	(55)	171

Total Current	49	338	(685)	62

Deferred:
Federal	846	2,031	3,424	2,944
State and local	217	468	728	571

Total Deferred	1,063	2,499	4,152	3,515

Provision for income taxes	$1,112	$2,837	$3,467	$3,577

The following is a reconciliation of the beginning and ending amount of unrecognized tax benefits:

	Successor	Predecessor

	September 19 to December 31, 2014	January 1 to September 18, 2014	Year ended December 31, 2013	Year ended December 31, 2012

Balance January 1	$—	$—	$418	$418
Increase related to prior period tax positions	—	—	—	—
Reductions related to prior period tax positions	—	—	(418)	—

Balance December 31	$—	$—	$—	$418

We do not expect a significant increase to the total amounts of unrecognized tax benefits within the next twelve months. We recognize interest accrued related to unrecognized tax benefits in income tax expense, and penalties in operating expense. No interest or penalties were recognized during the period September 19 to December 31, 2014 (Successor), the period January 1 to September 18, 2014 (Predecessor), and the year ended December 31, 2013. We recognized interest and penalties of $14,000 during 2012.

The following is a reconciliation of the statutory federal income tax rate (benefit) to the Company's effective tax rate:

	Successor	Predecessor

	September 19 to December 31, 2014	January 1 to September 18, 2014	Year ended December 31, 2013	Year ended December 31 2012

Statutory federal income tax federal rate (benefit)	(35.0)%	(35.0)%	(35.0)%	(35.0)%
Increase (decrease) in rate resulting from:
State and local taxes	(5.7)%	(2.2)%	(4.0)%	19.0%
Permanent items	4.7%	29.1%	2.4%	12.4%
Valuation allowance	48.7%	24.3%	102.9%	197.5%
Attribute adjustments and expirations	0.4%	4.0%	—	—
Tax contingencies	—	—	(3.8)%	—
Other	0.1%	1.7%	(1.3)%	(2.6)%

Effective tax rate	13.2%	21.9%	61.2%	191.3%

The difference between the effective tax rate and statutory rate is primarily due to the federal and state valuation allowances on deferred tax assets. As a result of the operating losses, the Company expects to continue to provide a full valuation allowance against its federal and state deferred tax assets in future periods. The permanent items not deductible for income tax purposes resulted primarily from the payment of nondeductible expenses including $1.1 million, $9.6 million, $0.3 million and $0.4 million in the period September 19 to December 31, 2014 (Successor), and the Predecessor periods January 1 to September 18, 2014 and the years ended December 31, 2013 and 2012, respectively, related to merger facilitation costs and our lobbying efforts for gaming.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our net deferred tax assets and liabilities were as follows (in thousands):

	Successor	Predecessor

	December 31, 2014	December 31, 2013

Deferred tax assets:
Loss and credit carryforwards	$43,903	$38,274
Impairment losses	—	4,031
Deferred expenses and accrued liabilities	4,464	5,291
Fixed assets	12,409	—
Debt	23,827	—
Stock-based compensation	179	1,634
Other	—	48

	84,782	49,278
Valuation allowance—federal deferred tax assets including federal net operating loss carryforwards	(72,257)	(29,588)
Valuation allowance—state deferred tax assets including state net operating loss carryforwards	(10,599)	(3,925)

Deferred tax assets	1,926	15,765

Deferred tax liabilities:
Identified intangibles	(146,715)	(12,365)
Fixed assets	—	(19,809)
Prepaid expenses	(1,721)	(1,840)
Other	(17)	—

Deferred tax liabilities	(148,454)	(34,014)

Net deferred tax liabilities	$(146,528)	$(18,249)

Management determined the realization of deferred tax assets for U.S. federal and state income tax purposes was not considered more likely than not, due to the consumption of our net operating loss carryback potential, our prior history of pre-tax losses and uncertainty about the timing of and ability to generate taxable income in the future. We have recorded a full valuation allowance against our net deferred tax assets, excluding deferred tax liabilities related to indefinite-lived assets. The Company has generated additional deferred tax liabilities related to the tax amortization of certain assets because these assets are indefinite-lived and are not amortized for book purposes. Specifically, deferred tax liabilities related to indefinite-lived assets include a deferred tax liability recorded in connection with the fair value adjustments related to the Mergers for gaming licenses and goodwill of approximately $135.9 million, and a deferred tax liability of approximately $2.2 million recorded in connection with the fair value adjustments related to the Mergers for land improvements. The tax amortization in current and future years gives rise to a deferred tax liability which will only reverse upon ultimate sale or book impairment. Due to the uncertain timing of such reversal, the temporary differences associated with indefinite-lived intangibles and certain land improvements cannot be considered a source of future taxable income for purposes of determining a valuation allowance. This resulted in deferred tax expense related to naked credits of $1.1 million, $2.4 million, $3.4 million, and $2.8 million for the period September 19 to December 31, 2014

(Successor), the period January 1 to September 18, 2014 (Predecessor), and the years ended December 31, 2013 and 2012, respectively.

Valuation allowances of $72.3 million and $29.6 million were provided at December 31, 2014 and 2013, respectively, for the Company's net federal deferred tax assets. In addition, valuation allowances of $10.6 million and $3.9 million were provided at December 31, 2014 and 2013, respectively, for state deferred tax assets. During 2014 and 2013, the aggregate valuation allowances for deferred tax assets increased by $49.3 million and $6.1 million, respectively. The 2014 increase primarily relates to the fair value adjustments recorded in connection with the Mergers and the increase in federal and state net operating loss carryforwards that are not considered more likely than not realizable. The 2013 increase primarily relates to the increase in federal and state net operating loss carryforwards that are not considered more likely than not realizable.

For federal income tax purposes, we have $118.4 million in net operating loss carryforwards, $0.2 million in capital loss carryforwards, $0.6 million in alternative minimum tax credit carryforwards, and $0.5 million in other federal credit carryforwards at December 31, 2014. The net operating loss carryforwards begin to expire in 2027 and the capital loss carryforwards begin to expire in 2015. The alternative minimum tax credit can be carried forward indefinitely and the other federal credits begin to expire in 2026. We have state net operating loss carryforwards of $28.8 million that begin to expire in 2018.

Utilization of net operating loss, credit and other carryforwards are subject to annual limitations due to ownership changes as provided by the Internal Revenue Code of 1986, as amended and similar state provisions. An ownership change is defined as a greater than 50% change in ownership over a three year period. Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, the Company had a "change in ownership" event that limits the utilization of net operating loss, credit and other carryforwards that were previously available to offset future taxable income. The "change in ownership" event occurred on September 19, 2014 in connection with the Mergers. This limitation resulted in no significant loss of federal attributes, but did result in significant loss of state attributes. The federal and state operating loss, credit and other carryforwards are stated net of limitations.

14.   Commitments and contingencies

Bond requirements

Mountaineer is required to maintain bonds in the aggregate amount of $1.1 million for the benefit of the West Virginia Lottery Commission, Presque Isle Downs is required to maintain a slot machine payment bond for the benefit of the Commonwealth of Pennsylvania in the amount of $1.0 million and Scioto Downs is required to maintain a VLT license bond for the benefit of the Ohio Lottery Commission in the amount of $1.0 million. The bonding requirements have been satisfied via the issuance of surety bonds.

Operating and land leases

We lease certain equipment, including some of our slot machines, timing and photo finish equipment, videotape and closed circuit television equipment, and certain pari-mutuel equipment under operating leases. During the period September 19 to December 31, 2014 (Successor), the period January 1 to September 18, 2014 (Predecessor) and the years ended December 31, 2013 and 2012, total rent expense under these leases was $0.8 million, $1.9 million, $2.5 million and $4.9 million, respectively.

Future minimum lease payments

Future annual minimum payments under all material operating leases at December 31, 2014 were as follows:

Operating leases

(in thousands)
2015	$1,121
2016	479
2017	33
2018	—
2019	—

Litigation

We are a party to various lawsuits, which have arisen in the normal course of our business. Estimated losses are accrued for these lawsuits and claims when the loss is probable and can be estimated. The current liability for the estimated losses associated with those lawsuits is not material to our consolidated financial condition and those estimated losses are not expected to have a material impact on our results of operations.

On April 17, 2010, Presque Isle Downs, Inc. initiated legal action in the Court of Common Pleas of Erie County, Pennsylvania, against defendants Dwayne Cooper Enterprises, Inc. ("DCE"), Turner Construction Company ("Turner"), and Rectenwald Buehler Architects, Inc. f/k/a Weborg Rectenwald Buehler Architects, Inc. ("RB") to recover damages arising out of failures of the surveillance system installed during the original construction of the casino facilities at Presque Isle Downs. DCE supplied and installed the surveillance system, RB acted as the project architect, and Turner served as the construction manager on the project. Shortly after Presque Isle Downs opened on February 28, 2007, it discovered that certain components of the surveillance system were defective, malfunctioning or missing. After efforts to remediate the deficiencies in the system were unsuccessful, it became necessary to replace certain components of the surveillance system at a cost of $1.9 million, and to write-off approximately $1.5 million related to the net book value of the equipment that was replaced. On April 5, 2011, Presque Isle Downs obtained a default judgment against DCE in the amount of $2.7 million. Efforts to enforce the judgment against DCE are ongoing but the assets of DCE appear to be modest and materially insufficient to pay the judgment. Any proceeds that may be received will be recorded as the amounts are realized. Defendant RB joined five additional vendors/subcontractors as additional defendants in the case. Each of the defendants and all but one of the additional defendants filed motions or objections requesting that the Court dismiss the claims against it. After these motions and objections were denied and the parties engaged in limited discovery, the parties agreed to submit the case to mediation. The mediation occurred on February 10, 2015, and resulted in an agreement under which the sum of $0.7 million would be paid to Presque Isle Downs, Inc. in exchange for a general release of the defendants (except DCE) and the additional defendants. A draft settlement agreement has been prepared and is currently under review by all parties. It is anticipated the settlement will be concluded and the case voluntarily dismissed by June 30, 2015.

On October 21, 2011, the Ohio Roundtable filed a complaint in the Court of Common Pleas in Franklin County, Ohio against a number of defendants, including the Governor, the Ohio Lottery Commission and the Ohio Casino Control Commission. The complaint alleges a variety of substantive and procedural defects relative to the approval and implementation of video lottery terminals as well as several counts dealing with the taxation of standalone casinos. As interveners, we, along with four of the other racinos in Ohio, filed motions for judgment on the pleadings to supplement the position of the Racing Commission. In May 2012, the Court of Common Pleas dismissed the case; however, the plaintiffs filed an appeal and oral arguments were held on January 17, 2013 in the 10th District Court of Appeals. In March 2013, the Court of Appeals upheld the ruling. The decision of the Appeals Court was appealed to the Ohio Supreme Court by the plaintiffs on April 30, 2013 and the Ohio Supreme Court has elected to accept the appeal. The Ohio Supreme Court temporarily stayed the appeal until it first ruled on a matter with similar procedural issues. A decision was issued on that case on June 10, 2014. Accordingly, along with the State Appellees, a motion to dismiss as improvidently granted was filed which was partially granted. The remaining propositions of law have been briefed by both parties and oral argument is scheduled for June 23, 2015.

Environmental remediation

In October 2004, we acquired 229 acres of real property, known as the International Paper site, as an alternative site to build Presque Isle Downs. In connection with our acquisition of the International Paper site, we entered into a consent order and decree (the "Consent Order") with the PaDEP and International Paper insulating us from liability for certain pre-existing contamination, subject to compliance with the Consent Order, which included a proposed environmental remediation plan for the site, which was tied specifically to the use of the property as a racetrack. The proposed environmental remediation plan in the Consent Order was based upon a "baseline environmental report" and management estimated that such remediation would be subsumed within the cost of developing the property as a racetrack. The racetrack was never developed at this site. In October 2005, we sold approximately 205 acres to GEIDC who assumed primary responsibility for the remediation obligations under the Consent Order relating to the property they acquired. However, we were advised by the PaDEP that we were not released from our liability and responsibility under the Consent Order. We also purchased an Environmental Risk Insurance Policy in the amount of $10.0 million with respect to the property, which expires in October 2015. We believe the insurance coverage is in excess of any exposure that we may have in this matter.

Regulatory gaming assessments

The Pennsylvania Gaming Control Board (the "PGCB"), the Pennsylvania Department of Revenue and the Pennsylvania State Police (collectively "the Borrowers"), were required to fund the costs they incurred in connection with the initial development of the infrastructure to support gaming operations in Pennsylvania as well as the initial ongoing costs of the Borrowers. The initial funding of these costs was provided from a loan from the Pennsylvania General Fund in the amount of approximately $36.1 million, and further funding was provided from additional loans from the Pennsylvania Property Tax Reserve Fund in the aggregate amount of approximately $63.8 million.

The Pennsylvania Department of Revenue will assess all licensees, including Presque Isle Downs, their proportionate share of amounts represented by the borrowings, which are in the aggregate amount of $99.9 million, once the designated number of Pennsylvania's slot machine licensees is operational. On July 11, 2011, the PGCB issued an administrative order which established that payments associated with the $63.8 million that was borrowed from the Property Tax Reserve Fund would commence on January 1, 2012. The repayment allocation between all current licensees is based upon equal weighting of (i) cumulative gross slot revenue since inception in relation to the combined cumulative gross slot revenue for all licensees and (ii) single year gross slot revenue (during the state's fiscal year ending June 30) in relation to the combined single year gross slot revenue for all licensees; and amounts paid each year will be adjusted annually based upon changes in the licensee's proportionate share of gross slot revenue. We have estimated that our total proportionate share of the aggregate $63.8 million to be assessed to the gaming facilities will be approximately $4.2 million and will be paid quarterly over a ten-year period, which began effective January 1, 2012. For the $36.1 million that was borrowed from the General Fund, payment is scheduled to begin after all fourteen licensees are operational. Although we cannot determine when payment will begin, we have considered a similar repayment model for the General Fund borrowings and estimated that our total proportionate share of the aggregate $36.1 million to all fourteen gaming facilities will approximate $2.2 million, which has been accrued in our consolidated balance sheets at December 31, 2014.

The recorded estimate is subject to revision based upon future changes in the revenue assumptions utilized to develop the estimate. Our estimated total obligation at December 31, 2014 (Successor) and December 31, 2013 (Predecessor) was $5.0 million and $5.2 million, respectively, and is accrued in the respective accompanying consolidated balance sheets. As of and during the year ended December 31, 2014, our total estimated liability increased as a result of changes in the forecasted assumptions utilized in the model by $0.2 million and was recognized in gaming operating expenses ($0.1 million recognized during the period September 19 to December 31, 2014 (Successor) and $0.1 million recognized during the period January 1 to September 18, 2014 (Predecessor)). The Company paid approximately $0.1 million during the period September 19 to December 31, 2014 (Successor) and $0.3 million during the period January 1 to September 18, 2014 (Predecessor).

Agreements with horsemen and pari-mutuel clerks

The Federal Interstate Horse Racing Act and the state racing laws in West Virginia, Ohio and Pennsylvania require that, in order to simulcast races, we have written agreements with the horse owners and trainers at those racetracks. In addition, in order to operate slot machines in West Virginia, we are required to enter into written agreements regarding the proceeds of the slot machines (a "proceeds agreement") with a representative of a majority of the horse owners and trainers and with a representative of a majority of the pari-mutuel clerks. In Pennsylvania and Ohio, we must have an agreement with the representative of the horse owners. We have the requisite agreements in place with the horsemen at Mountaineer until December 31, 2015. With respect to the Mountaineer pari-mutuel clerks, we have a labor agreement in force until November 30, 2015, and a proceeds agreement until April 14, 2015. We are required to have a proceeds agreement in effect on July 1 of each year with the horsemen and the pari-mutuel clerks as a condition to renewal of our video lottery license for such year. If the requisite proceeds agreement is not in place as of July 1 of a particular year, Mountaineer's application for renewal of its video lottery license could be denied, in which case Mountaineer would not be permitted to operate either its slot machines or table games. Scioto Downs has the requisite agreement in place with the OHHA until December 31, 2023, with automatic two-year renewals unless either party requests re-negotiation pursuant to its terms. Presque Isle Downs has the requisite agreement in place with the Pennsylvania Horsemen's Benevolent and Protective Association until May 1, 2019. With the exception of the respective Mountaineer, Presque Isle Downs and Scioto Downs horsemen's agreements and the agreement between Mountaineer and the pari-mutuel clerks' union described above, each of the agreements referred to in this paragraph may be terminated upon written notice by either party.

Note 15—Related party

In December 2014, we paid Eldorado $1.5 million for allocated corporate general and administrative costs incurred subsequent to the consummation of the Mergers through December 31, 2014.

In addition, subsequent to the Mergers, our properties began purchasing Eldorado homemade pasta and other products for use in our restaurants. During the year ended December 31, 2014, we paid Eldorado approximately $29,000 for these products. Additionally, several Eldorado restaurant chefs traveled to our properties to provide services. Payroll and costs associated with these services were charged to our properties and totaled approximately $78,000 during the period from the Acquisition Date through December 31, 2014. Additional reimbursements, in the ordinary course of business, were also charged between the Company and Eldorado as a result of the Mergers. We believe that these transactions are on terms at least as favorable to us as would have been obtained from an unrelated party.

Note 16—Segment information

Management reviews our operations on a property-by-property basis. Therefore we believe that each property is an operating segment. Based on the similar geographic and economic characteristics of our properties, we believe it is appropriate to aggregate Mountaineer, Presque Isle Downs and Scioto Downs into one reportable segment.

Note 17—Quarterly data (unaudited)

The following table sets forth certain consolidated quarterly financial information for the years ended December 31, 2014 and 2013 (dollars in thousands, except per share amounts).

	Predecessor			Successor

	Quarter ended March 31	Quarter ended June 30			Quarter ended December 31
			July 1 to September 18	September 19 to September 30

2014:(1)
Revenues	$119,646	$130,152	$117,009	$17,087	$113,000
Less promotional allowances	(4,818)	(5,252)	(4,860)	(776)	(5,143)

Net revenues	114,828	124,900	112,149	16,311	107,857
Operating expenses	102,097	107,150	97,939	15,731	100,374

Operating income (loss)	12,192	17,340	7,355	(38)	7,038
Net loss	$(6,213)	$(1,182)	$(8,387)	$(3,157)	$(6,353)
Basic net loss per common share:
Net loss	$(0.22)	$(0.04)	N/A	N/A	N/A
Diluted net loss per common share:
Net loss	$(0.22)	$(0.04)	N/A	N/A	N/A
Weighted average shares outstanding—basic	28,500,328	28,723,204	N/A	N/A	N/A
Weighted average shares outstanding—diluted	28,500,328	28,723,204	N/A	N/A	N/A

	Predecessor
	Quarter ended March 31	Quarter ended June 30	Quarter ended September 30	Quarter ended December 31

2013:(1)
Revenues	$127,794	$137,047	$134,447	$119,781
Less promotional allowances	(5,067)	(5,670)	(5,584)	(4,957)

Net revenues	122,727	131,377	128,863	114,824
Operating expenses	105,265	111,232	111,298	101,718

Operating income	17,544	20,156	14,681	11,494
Net (loss) income	$(786)	$2,386	$(3,629)	$(7,102)
Basic net (loss) income per common share:
Net (loss) income	$(0.03)	$0.08	$(0.13)	$(0.25)
Diluted net (loss) income per common share:
Net (loss) income	$(0.03)	$0.08	$(0.13)	$(0.25)
Weighted average shares outstanding—basic	28,137,030	28,179,851	28,379,199	28,386,343
Weighted average shares outstanding—diluted	28,137,030	28,456,713	28,379,199	28,386,343

(1)    Certain reclassifications have been made to the Predecessor periods presented to conform to the financial presentation of the Successor period. The reclassifications had no impact on Net (loss) income as previously reported.

MTR Gaming Group, Inc.
(A wholly-owned subsidiary of Eldorado Resorts, Inc.)
Schedule II—Valuation and qualifying accounts

	Successor	Predecessor

	September 19 to December 31, 2014	January 1 to September 18, 2014	Year ended December 31, 2013	Year ended December 31, 2012

Balance at beginning of period	$193,000	$151,000	$350,000	$383,000
Amounts charged to costs and expenses	(22,000)	67,000	71,000	118,000
Uncollectible accounts written off, net of recoveries	4,000	(25,000)	(270,000)	(151,000)

Balance at end of period	$175,000	$193,000	$151,000	$350,000

Circus and Eldorado Joint Venture, LLC
(doing business as Silver Legacy Resort Casino)
Consolidated balance sheets
(In thousands)

	March 31, 2015	December 31, 2014

	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$18,325	$17,454
Accounts receivable, net	2,776	3,266
Inventories	2,048	2,016
Prepaid expenses and other	2,845	2,827

Total current assets	25,994	25,563
RESTRICTED CASH—CREDIT SUPPORT DEPOSIT	5,000	5,000
PROPERTY AND EQUIPMENT, NET	188,241	190,592
OTHER ASSETS, NET	5,904	6,412

Total Assets	$225,139	$227,567

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$3,356	$3,852
Accrued interest	528	323
Accrued and other liabilities	9,665	9,532
Current portion of long-term debt	5,000	5,000

Total current liabilities	18,549	18,707
LONG-TERM DEBT	78,500	79,500
MEMBER NOTES, NET	10,134	9,822

Total liabilities	107,183	108,029
COMMITMENTS AND CONTINGENCIES (Note 5)
MEMBERS' EQUITY	117,956	119,538

Total Liabilities and Members' Equity	$225,139	$227,567

The accompanying notes are an integral part of these consolidated financial statements.

Circus and Eldorado Joint Venture, LLC
(doing business as Silver Legacy Resort Casino)
Consolidated statements of operations
(In thousands)
(Unaudited)

	Three months ended March 31,
	2015	2014

OPERATING REVENUES:
Casino	$16,667	$16,462
Rooms	6,384	6,158
Food and beverage	7,493	7,505
Other	1,899	1,948

	32,443	32,073
Less: promotional allowances	(4,792)	(4,496)

Net operating revenues	27,651	27,577

OPERATING EXPENSES:
Casino	9,191	8,932
Rooms	2,105	2,191
Food and beverage	4,566	4,687
Other	998	1,162
Selling, general and administrative	6,576	6,550
Depreciation	3,047	2,652
Change in fair value of supplemental executive retirement plan assets	—	(26)
Loss (gain) on disposition of assets	12	(2)

Total operating expenses	26,495	26,146

OPERATING INCOME	1,156	1,431

OTHER EXPENSE:
Interest expense	2,738	2,737

Total other expense	2,738	2,737

NET LOSS	$(1,582)	$(1,306)

The accompanying notes are an integral part of these consolidated financial statements.

Circus and Eldorado Joint Venture, LLC
(doing business as Silver Legacy Resort Casino)
Consolidated statements of comprehensive loss
(In thousands)
(Unaudited)

	Three months ended March 31,
	2015	2014

Net loss	$(1,582)	$(1,306)
Other comprehensive loss:
Other comprehensive loss	—	—

Comprehensive loss	$(1,582)	$(1,306)

The accompanying notes are an integral part of these consolidated financial statements.

Circus and Eldorado Joint Venture, LLC
(doing business as Silver Legacy Resort Casino)
Consolidated statements of members' equity
(In thousands)
(Unaudited)

	Galleon, Inc.	Eldorado, LLC	Eldorado Resorts, LLC	Total

BALANCE, January 1, 2015	$54,769	$64,902	$(133)	$119,538
Net loss	(791)	(30)	(761)	(1,582)

BALANCE, March 31, 2015	$53,978	$64,872	$(894)	$117,956

The accompanying notes are an integral part of these consolidated financial statements.

Circus and Eldorado Joint Venture, LLC
(doing business as Silver Legacy Resort Casino)
Consolidated statements of cash flows
(In thousands)
(Unaudited)

	Three months ended March 31,
	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,582)	$(1,306)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	3,047	2,652
Amortization of debt discounts and issuance costs	820	731
Pay-in-kind interest on Member Notes	208	198
Loss (gain) on disposition of assets	12	(2)
Decrease in accrued pension cost	—	(104)
(Benefit of) provision for doubtful accounts	(9)	32
Increase in value of supplemental executive retirement plan assets	—	(26)
Changes in current assets and current liabilities:
Accounts receivable	499	(113)
Inventories	(32)	81
Prepaid expenses and other	(55)	664
Accounts payable	(436)	(1,353)
Accrued interest	(3)	(20)
Accrued and other liabilities	134	243

Net cash provided by operating activities	2,603	1,677
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of assets	—	4
Increase in other assets	25	1
Capital expenditures, net of payables	(757)	(349)

Net cash used in investing activities	(732)	(344)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on New Credit Facility	(1,000)	(1,000)

Net cash used in financing activities	(1,000)	(1,000)

CASH AND CASH EQUIVALENTS:
Net increase for the period	871	333
Balance, beginning of period	17,454	13,118

Balance, end of period	$18,325	$13,451

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during period for interest	$1,714	$1,828

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING ACTIVITIES:
Payables for purchase of property and equipment	$50	$227

Circus and Eldorado Joint Venture, LLC
(doing business as Silver Legacy Resort Casino)
Notes to consolidated financial statements

Note 1.  Organization, basis of presentation and summary of significant accounting policies

Principles of consolidation and operations

Effective March 1, 1994, Eldorado Limited Liability Company (a Nevada limited liability company owned and controlled by Eldorado Resorts LLC ("Resorts")) ("ELLC") and Galleon, Inc. (a Nevada corporation owned and controlled by MGM Resorts International and previously owned and controlled by Mandalay Resort Group) ("Galleon" and, collectively with ELLC, the "Partners" and subsequent to the LLC conversion, "Members"), entered into a joint venture agreement to establish Circus and Eldorado Joint Venture, a Nevada general partnership. In connection with the reorganization of the Partnership in bankruptcy, on July 1, 2013, the Partnership was converted into a Nevada limited liability company known as Circus and Eldorado Joint Venture, LLC. As used herein, the "Partnership" refers to Circus and Eldorado Joint Venture prior to the conversion date and Circus and Eldorado Joint Venture, LLC after the date of the conversion. The Partnership owns and operates a casino and hotel located in Reno, Nevada ("Silver Legacy"), which began operations on July 28, 1995. ELLC contributed land to the Partnership with a fair value of $25.0 million and cash of $26.9 million for a total equity investment of $51.9 million. Galleon contributed cash to the Partnership of $51.9 million to comprise their total equity investment. At that time, each Member had a 50% interest in the Partnership.

On September 19, 2014, Resorts entered into a merger agreement with MTR Gaming Group, Inc., a Delaware corporation incorporated in March 1988 ("MTR Gaming"). Prior to the merger with MTR Gaming, Resorts owned a 48.1% interest in the Partnership via its 96.2% interest in ELLC, which owned a 50% interest in the Partnership. Subsequent to the merger, Resorts owns a direct 48.1% interest in Silver Legacy. The remaining 1.9% interest is owned by ELLC which is now wholly-owned by entities controlled solely by Recreational Enterprises, Inc. and Hotel Casino Management, Inc.

The consolidated financial statements include the accounts of the Partnership and its wholly owned subsidiary, Silver Legacy Capital Corp. ("Capital"). Capital was established solely for the purpose of serving as co-issuer along with the Partnership of $160 million in aggregate principal amount of 10 1/8% mortgage notes due March 1, 2012 (the "2012 Notes") which, as discussed below, are no longer outstanding. As such, Capital has no operations, assets or revenues.

Concurrent with the extinguishment of the 2012 Notes, the Partnership and Capital (collectively, the "Issuers") co-issued $27.5 million in aggregate principal amount of new second lien notes (the "Second Lien Notes") on November 16, 2012. On November 8, 2013, a notice of optional redemption was provided to the holders of the Second Lien Notes stating that the Partnership and Capital elected to redeem and pay all of the outstanding Second Lien Notes at a redemption price equal to 103.0% of the principal amount of the Second Lien Notes on December 17, 2013. The redemption was conditioned upon the receipt of financing by the Issuers in an amount not less than $89.5 million pursuant to an amended and restated credit facility that was on terms and conditions satisfactory to the Issuers. On December 16, 2013, the Partnership entered into a new $90.5 million senior secured credit facility (the "New Credit Facility") and subsequently redeemed the Second Lien Notes on December 17, 2013 (see Note 3).

All intercompany accounts and transactions have been eliminated in consolidation. The Partnership operates as one segment.

Use of estimates

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. Those principles require the Partnership's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses for the reporting period. Actual results could differ from these estimates.

Subsequent events

Management has evaluated all events or transactions that occurred after March 31, 2015 through May 15, 2015, the date the financial statements were issued. Management has concluded there were no material subsequent events.

Recent accounting pronouncements

In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-9, Revenue from Contracts with Customers (Topic 606). The standard requires revenue to be recognized when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods and services. Qualitative and quantitative disclosures are also required regarding customer contracts, significant judgments and changes in judgments, and assets recognized from the costs to obtain or fulfill a contract. ASU 2014-09 supersedes and replaces nearly all existing revenue recognition guidance under US GAAP. The guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2017. Early adoption effective for fiscal years, and interim periods within those years, beginning after December 15, 2016 is permitted. The Partnership is currently evaluating the impact of the adoption of ASU 2014-09 on its consolidated financial statements and related disclosures.

In August 2014, the FASB issued ASU No. 2014-15, "Presentation of Financial Statements—Going Concern" (Subtopic 205-40) which amends the current guidance in ASC Topic 205 by adding Subtopic 40. Subtopic 40 requires management to evaluate whether there are conditions or events that in aggregate would raise substantial doubt about an entity's ability to continue as a going concern for one year from the date the financial statements are issued or available to be issued. If substantial doubt existed, management would be required to make certain disclosures related to nature of the substantial doubt and under certain circumstances, how that substantial doubt would be mitigated. This amendment is effective for annual periods ending after December 15, 2016 and for subsequent interim and annual periods thereafter. Early adoption is permitted. The Partnership believes the effects, if any, of the adoption of this guidance will not have a material impact on its consolidated financial statements.

In January 2015, the FASB issued ASU No. 2015-1, "Income Statement—Extraordinary and Unusual Items" (Subtopic 225-20) which eliminates the concept of accounting of Extraordinary Items, previously defined as items that are both unusual and infrequent, which were reported as a separate item on the income statement, net of tax, after income from continuing operations. The elimination of this concept is intended to simplify accounting for unusual items and more closely align with international accounting practices. This amendment is effective for annual periods ending after December 15, 2015 and for subsequent interim and annual periods thereafter. Early adoption is permitted. The Partnership believes the effects, if any, of the adoption of this guidance will not have a material impact on its consolidated financial statements.

In February 2015, the FASB issued ASU No. 2015-2, "Consolidation: Amendments to the Consolidation Analysis" (Topic 810) which provides guidance to companies in evaluating whether certain legal entities should be included in their consolidated financial statements. This guidance is effective for annual periods beginning after December 15, 2015. Early adoption is permitted, including adoption in an interim period. The Partnership believes the effects, if any, of the adoption of this guidance will not have a material impact on its consolidated financial statements.

In April 2015, the FASB issued ASU No. 2015 3, "Interest—Imputation of Interest" (Subtopic 835-30) which requires debt issuance costs be presented in the balance sheet as a direct reduction of the associated debt obligation, with the amortization of such costs being reported as a component of interest expense. The description of the debt obligation will also include the effective interest rate resulting from the amortization of debt issuance costs. This guidance is effective for annual periods beginning after December 15, 2015 and interim periods within such annual periods. Early adoption is permitted, including adoption in an interim period. The new guidance is to be adopted on a retrospective basis with appropriate disclosure reflecting a change in accounting principle. The Partnership is currently evaluating the impact of the adoption of ASU 2015-03 on its consolidated financial statements and related disclosures.

Note 2.  Fair value of financial instruments

Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Accordingly, fair value is a market based measurement that is determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, there is a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair values as follows:

Level 1:    Inputs are based upon quoted prices (unadjusted) in active markets for identical assets or liabilities which are accessible as of the measurement date.

Level 2:    Inputs are based upon quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and model-derived valuations for the asset or liability that are derived principally from or corroborated by market data for which the primary inputs are observable, including forward interest rates, yield curves, credit risk and exchange rates.

Level 3:    Inputs for the valuations are unobservable and are based on management's estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques such as option pricing models and discounted cash flow models.

The Partnership's financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and debt. Management believes the carrying value of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are representative of their respective fair values due to the short maturities of these instruments. The carrying value of the New Credit Facility was $83.5 million and $84.5 million as of March 31, 2015 and December 31, 2014, respectively, which approximates fair value.

The Partnership valued its Member Notes using a discounted cash flow analysis incorporating contractual cash flows. The discount rate used in the analysis considered the credit worthiness of the Partnership and the seniority of the Member Notes based on Level 3 inputs. The fair value of our promissory notes due to the Members was approximately $8.5 million and $8.2 million as of March 31, 2015 and December 31, 2014, respectively (see Note 3).

Note 3.  Long-term debt

Long-term debt consisted of the following (in thousands):

	March 31, 2015	December 31, 2014

New Credit Facility	$83,500	$84,500
Member Notes 5% PIK, net of discount of $6,490 and $6,802, respectively	10,134	9,822
Less current portion of long-term debt	(5,000)	(5,000)

	$88,634	$89,322

On December 16, 2013, the Partnership entered into a new senior secured term loan facility (the "New Credit Facility") totaling $90.5 million to refinance its indebtedness under its then existing senior secured term loan (the "Senior Credit Facility") and Second Lien Notes. The proceeds from the New Credit Facility, in addition to $7.0 million of operating cash flows, were used to repay $63.8 million representing principal and interest outstanding under the Senior Credit Facility, $31.7 million representing principal and interest related to the extinguishment of the Second Lien Notes, and $2.0 million in fees associated with the transactions. The New Credit Facility consists of a $60.5 million first-out tranche term loan and a $30.0 million last-out tranche term loan. The New Credit Facility matures on November 16, 2017 which was the maturity date of the Senior Credit Facility.

As of March 31, 2015, the Partnership had $93.6 million of long term debt (of which $5.0 million was current), including $83.5 million related to the New Credit Facility and $16.6 million of Member Notes with a carrying value of $10.1 million, net of an $6.5 million discount.

The New Credit Facility is secured by a first priority security interest in substantially all of the Partnership's existing and future assets, other than certain licenses which may not pledged under applicable law, and a first priority pledge of and security interest in all of the partnership interests in the Partnership held by its Members. The New Credit Facility is supported by: (i) a secured guarantee by Capital; (ii) a pledge by each Member of $2.5 million cash collateral; and (iii) a pledge by the Partnership of $5.0 million cash collateral to secure the Partnership's obligations under the New Credit Facility.

Pursuant to the credit agreement governing the New Credit Facility, the Partnership is required to make consecutive principal payments that permanently reduce the amount of the first-out tranche of the term loan based on the following quarterly schedule after December 31, 2014: $1.0 million on the last business day in March and December and $1.5 million on the last business day in June and September with all unpaid principal and interest due on November 16, 2017.

Interest on the outstanding balances under the first-out tranche term loan is based on a LIBOR margin of 5.5%, with a 1% floor, or a base rate equal to the highest Prime Rate, the Federal Funds Rate 1.5% or one month LIBOR with a 2.5% floor and a margin of 4.5% with respect to base rate loans. Interest on the outstanding balances under the last-out tranche term loan is based on a LIBOR margin of 10.0%, with a 1% floor, or a base rate equal to the highest Prime Rate, the Federal Funds Rate 1.5% or one month LIBOR with a 2.5% floor and a margin of 9.0% with respect to base rate loans; provided, that if, at any time, the Partnership's EBIDTA (as defined in the agreement) is less than $17.0 million for the immediately preceding four calendar quarters, the applicable interest margin for the last-out tranche term loan will be 12.0% for

LIBOR rate loans and 11.0% for base rate loans, with 5.50% being cash pay and the remainder of such interest being paid in kind until such time as the Partnership's EBITDA for the immediately preceding four calendar quarters is greater than or equal to $17.0 million. As of March 31, 2015, the interest rates for the first-out tranche and last-out tranche were 6.5% and 11.0%, respectively.

The credit agreement governing the New Credit Facility contains customary events of default and covenants, including covenants that, among other things, limit our ability to: (i) incur additional indebtedness; (ii) enter into, create, assume or suffer to exist liens; (iii) pay dividends or make other restricted payments; (iv) pay dividends or make other restricted payments; (v) prepay subordinated indebtedness; (vi) sell or dispose of a portion of our assets; (vii) make capital expenditures; (viii) to enter into certain types of transactions with affiliates; and (ix) make acquisitions or merge or consolidate with another entity. In addition, the credit agreement governing the New Credit Facility requires us to meet specified financial tests on an ongoing basis, and contains certain financial covenants, including the following:

•
The Partnership is required to maintain a minimum fixed charges coverage ratio (EBITDA less capital expenditures to interest charges plus principal payments, as defined in the agreement) of: (i) 1.15 to 1.0 per quarter through December 31, 2015; and (ii) 1.20 to 1.0 for all quarters thereafter.

•
The Partnership is required to maintain a maximum first-out leverage ratio (total first-out tranche of debt to EBITDA, as defined in the agreement) of: (i) 3.00 to 1.0 for the quarters ended March 31, 2015 through December 31, 2015; (ii) 2.75 to 1.0 for the quarters ended March 31, 2016 through December 31, 2016; and (iii) 2.50 to 1.0 for all quarters thereafter.

•
The Partnership is required to maintain a minimum liquidity (the sum of cash and cash equivalents, as defined in the agreement) of not less than $10.0 million each quarter through September 30, 2017.

•
The Partnership is required to maintain a minimum EBITDA (as defined in the agreement) of $17.0 million each quarter through September 30, 2017.

As of March 31, 2015, the Partnership was in compliance with all of the covenants in the credit agreement governing the New Credit Facility. The entire principal amount then outstanding under the New Credit Facility becomes due and payable on November 16, 2017.

As of March 31, 2015, the Member Notes totaling $16.6 million, including paid-in-kind interest, were payable to our Members. The Member Notes are subordinate to the New Credit Facility and bear interest at a rate of 5% paid-in-kind per annum, payable semi-annually on June 15 and December 15, beginning on June 15, 2013. Due to the below-market interest rate, interest was imputed on the Member Notes at an estimated market rate of 23%. At issuance in November 2012, a discount in the amount of $8.6 million was recorded on the Member Notes with the offset to Members' equity based on the present value of expected cash flows. The discount is being amortized as interest expense over the expected life of the notes using the effective interest method. Each of the Member Notes is subject to voluntary prepayment, in whole and part, without premium or penalty and mature on May 16, 2018. The obligations under the Member Notes are unsecured and are not guaranteed by any third party.

Note 4.  Related parties

An affiliate of each of the Members owns and operates a casino attached and adjacent to Silver Legacy. Our Members may be deemed to be in a conflict of interest position with respect to decisions they make relating to the Partnership as a result of the interests their affiliates have in the Eldorado Hotel & Casino and Circus Circus Hotel & Casino-Reno, respectively.

As of March 31, 2015, the Partnership's related parties receivable was $0.4 million and payable was $0.3 million. As of December 31, 2014, the Partnership's related parties receivable was $0.4 million and payable was $0.1 million. Related parties receivable and payable are included in "Accounts receivable, net" and "Accounts payable," respectively, on the Partnership's consolidated balance sheets.

Note 5.  Commitments and contingencies

Litigation

The Partnership is party to various litigation arising in the normal course of business. Management is of the opinion that the ultimate resolution of these matters will not have a material effect on the financial position or the results of operations of the Partnership.

Note 6.  Limited liability company agreement

The Partnership's limited liability company agreement provides for, among other items, profits and losses to be allocated to the Members in proportion to their percentage interests, separate capital accounts to be maintained for each Member, provisions for management of the Partnership and payment of distributions and bankruptcy and/or dissolution of the Partnership.

There were no distributions for the three months ended March 31, 2015 and 2014.

Note 7.  Correction of immaterial error

During the 2015 quarterly financial reporting process, the Partnership identified an error in computing and recording depreciation expense. The error impacted Silver Legacy's financial statements as of December 31, 2010 through December 31, 2014, resulting in a cumulative overstatement of property and equipment, net and an understatement of depreciation expense by $0.5 million. The correction had no material impact on previously reported net income (loss) or operating income of Silver Legacy. Silver Legacy has evaluated the change in presentation on prior period financial statements taking into account the ASC Topic 250, Accounting Changes and Error Corrections ("ASC Topic 250"). In accordance with the relevant guidance, we evaluated the materiality of the error from a qualitative and quantitative perspective. Based on such evaluation, Silver Legacy concluded correcting the error did not have a material impact on any individual prior period financial statements or affect the trend of financial results and as such will not require the previously issued financial statements to be amended. The effect of the error was recognized during the three months ending March 31, 2015 resulting in a decrease of property and equipment, net and an increase in depreciation expense in the amount of $0.5 million.

Report of independent auditors

The Members
Circus and Eldorado Joint Venture, LLC
(doing business as Silver Legacy Resort Casino)

We have audited the accompanying consolidated financial statements of Circus and Eldorado Joint Venture, LLC (doing business as Silver Legacy Resort Casino) and subsidiary which comprise the consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), members' equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management's responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor's responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Circus and Eldorado Joint Venture, LLC and subsidiary at December 31, 2014 and 2013, and the consolidated results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Las Vegas, Nevada
March 24, 2015

Circus and Eldorado Joint Venture, LLC
(doing business as Silver Legacy Resort Casino)
Consolidated balance sheets
(In thousands)

	December 31, 2014	December 31, 2013

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$17,454	$13,118
Supplemental executive retirement plan assets	—	7,423
Accounts receivable, net	3,266	3,113
Inventories	2,016	2,120
Prepaid expenses and other	2,827	3,791

Total current assets	25,563	29,565
RESTRICTED CASH—CREDIT SUPPORT DEPOSIT	5,000	—
PROPERTY AND EQUIPMENT, NET	190,592	198,150
OTHER ASSETS, NET	6,412	8,201

Total Assets	$227,567	$235,916

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$3,852	$4,085
Accrued interest	323	301
Accrued and other liabilities	9,532	9,482
Supplemental executive retirement plan liability	—	7,607
Current portion of long-term debt	5,000	6,000

Total current liabilities	18,707	27,475
LONG-TERM DEBT	79,500	84,500
MEMBER NOTES, NET	9,822	8,041

Total liabilities	108,029	120,016
COMMITMENTS AND CONTINGENCIES (Note 11)
MEMBERS' EQUITY	119,538	115,900

Total Liabilities and Members' Equity	$227,567	$235,916

The accompanying notes are an integral part of these consolidated financial statements.

Circus and Eldorado Joint Venture, LLC
(doing business as Silver Legacy Resort Casino)
Consolidated statements of operations
(In thousands)

	For the year ended December 31,
	2014	2013	2012

OPERATING REVENUES:
Casino	$74,146	$70,565	$63,031
Rooms	32,335	33,331	29,910
Food and beverage	33,324	33,719	30,765
Other	7,899	7,821	7,921

	147,704	145,436	131,627
Less: promotional allowances	(20,609)	(19,595)	(16,827)

Net operating revenues	127,095	125,841	114,800

OPERATING EXPENSES:
Casino	39,185	37,290	34,959
Rooms	9,744	9,967	9,258
Food and beverage	20,828	21,785	20,427
Other	4,737	4,524	5,323
Selling, general and administrative	27,122	28,258	27,341
Restructuring Fees	—	—	4,046
Depreciation	10,539	11,270	12,578
Change in fair value of supplemental executive retirement plan assets	(69)	(602)	(558)
Loss on disposition of assets	—	66	13

Total operating expenses	112,086	112,558	113,387

OPERATING INCOME	15,009	13,283	1,413

OTHER (INCOME) EXPENSE:
Interest expense	11,037	8,354	14,770
Interest income	—	—	(14)
Gain on termination of supplemental executive retirement plan assets	(1,430)	—	—
Gain on extinguishment of debt	—	(23,960)	(2,568)

Total other (income) expense	9,607	(15,606)	12,188

NET INCOME (LOSS) BEFORE REORGANIZATION ITEMS	5,402	28,889	(10,775)
Reorganization items	—	407	8,621

NET INCOME (LOSS)	$5,402	$28,482	$(19,396)

The accompanying notes are an integral part of these consolidated financial statements.

Circus and Eldorado Joint Venture, LLC
(doing business as Silver Legacy Resort Casino)
Consolidated statements of comprehensive income (loss)
(In thousands)

	For the year ended December 31,
	2014	2013	2012

Net income (loss)	$5,402	$28,482	$(19,396)
Other comprehensive income (loss):
Other comprehensive income minimum pension liability adjustment	(1,764)	3,544	354

Comprehensive income (loss)	$3,638	$32,026	$(19,042)

The accompanying notes are an integral part of these consolidated financial statements.

Circus and Eldorado Joint Venture, LLC
(doing business as Silver Legacy Resort Casino)
Consolidated statements of members' equity
For the years ended December 31, 2014, 2013 and 2012
(In thousands)

	Galleon, Inc.	Eldorado, LLC	Eldorado Resorts, LLC	Total

BALANCE, January 1, 2012	$42,921	$52,921	$—	$95,842
Comprehensive loss:
Net loss	(9,698)	(9,698)	—	(19,396)
Other comprehensive income minimum pension liability adjustment	177	177	—	354

Total comprehensive loss	(9,521)	(9,521)	—	(19,042)

Discount on Member Notes	4,300	4,300	—	8,600

Balance, December 31, 2012(1)	37,700	47,700	—	85,400

Comprehensive income:
Net income	14,241	14,241	—	28,482
Other comprehensive income minimum pension liability adjustment	1,772	1,772	—	3,544

Total comprehensive income	16,013	16,013	—	32,026

Members' distributions	(763)	(763)	—	(1,526)

Balance, December 31, 2013(2)	52,950	62,950	—	115,900

Comprehensive income:
Net income	2,701	2,139	562	5,402
Net income minimum pension liability adjustment(3)	—	695	(695)	—
Other comprehensive income minimum pension liability adjustment	(882)	(882)	—	(1,764)

Total comprehensive income	1,819	1,952	(133)	3,638

BALANCE, December 31, 2014(4)	$54,769	$64,902	$(133)	$119,538

(1)    Balances include Accumulated Other Comprehensive Loss totaling ($1,780,000) comprised of ($890,000) each for Galleon, Inc. and Eldorado, LLC.

(2)    Balances include Accumulated Other Comprehensive Income totaling 1,764,000 comprised of 882,000 each for Galleon, Inc. and Eldorado, LLC.

(3)    Eldorado Resorts LLC did not participate in the supplemental executive retirement plan; and therefore Eldorado Resorts LLC is not entitled to a portion of the gain on termination of the supplemental executive retirement plan assets or the other comprehensive income minimum pension liability adjustment.

(4)   As of December 31, 2014, Accumulated Other Comprehensive Income totaled zero.

The accompanying notes are an integral part of these consolidated financial statements.

Circus and Eldorado Joint Venture, LLC
(doing business as Silver Legacy Resort Casino)
Consolidated statements of cash flows
(In thousands)

	For the year ended December 31,
	2014	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$5,402	$28,482	$(19,396)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	10,539	11,270	12,578
Amortization of debt discounts and issuance costs	3,044	2,320	389
Pay-in-kind interest on Member Notes	802	763	94
Loss on disposition of assets	—	66	13
Gain on extinguishment of debt, net	—	(23,960)	(2,568)
Gain on extinguishment of supplemental executive retirement plan assets	(1,430)	—	—
(Decrease) increase in accrued pension cost	(312)	670	753
Provision for doubtful accounts	118	73	162
Increase in value of supplemental executive retirement plan assets	(39)	(602)	(558)
Reorganization items	—	407	8,621
Changes in current assets and current liabilities:
Accounts receivable	(271)	803	(289)
Inventories	104	(156)	(29)
Prepaid expenses and other	8,326	(797)	(106)
Accounts payable	(295)	(2,225)	1,872
Accrued interest	(13)	63	(4,582)
Accrued and other liabilities	(7,578)	540	1,142

Net cash provided by (used in) operating activities before reorganization items	18,397	17,717	(1,904)
Net cash used for reorganization activities	—	(445)	(9,418)

Net cash provided by (used in) operating activities	18,397	17,272	(11,322)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of assets	21	27	1
(Decrease) increase in other assets	(99)	235	(387)
Increase in restricted cash due to credit support deposit	(5,000)	—	—
Purchase of property and equipment	(2,939)	(2,624)	(2,295)

Net cash used in investing activities	(8,017)	(2,362)	(2,681)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on New Credit Facility	(6,000)	—	—
Proceeds from New Credit Facility	—	90,500
Payments on Senior Credit Facility	—	(6,500)	—
Repayment of Senior Credit Facility		(63,500)	—
Extinguishment of Second Lien Notes	—	(29,416)	—
Fees and interest paid on extinguishment of Second Lien Notes	—	(2,481)	—
Distribution to Members	—	(1,526)	—
Debt issuance costs	(44)	(1,625)	(7,624)
Proceeds from Senior Credit Facility	—	—	70,000
Extinguishment of mortgage notes	—	—	(140,232)
Issuance of Second Lien Notes	—	—	55,871
Proceeds from Member Notes	—	—	15,000

Net cash used in financing activities	(6,044)	(14,548)	(6,985)

CASH AND CASH EQUIVALENTS:
Net increase (decrease) for the year	4,336	362	(20,988)
Balance, beginning of year	13,118	12,756	33,744

Balance, end of year	$17,454	$13,118	$12,756

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during period for interest	$7,203	$6,682	$18,021

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING ACTIVITIES:
Payables for purchase of property and equipment	$110	$43	$35

SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES:
Discount on Member Notes	$—	$—	$8,600

The accompanying notes are an integral part of these consolidated financial statements.

Circus and Eldorado Joint Venture, LLC
(doing business as Silver Legacy Resort Casino)
Notes to consolidated financial statements
December 31, 2014 and 2013

Note 1.  Organization, basis of presentation and summary of significant accounting policies

Principles of consolidation and operations

Effective March 1, 1994, Eldorado Limited Liability Company (a Nevada limited liability company owned and controlled by Eldorado Resorts LLC ("Resorts")) ("ELLC") and Galleon, Inc. (a Nevada corporation owned and controlled by MGM Resorts International and previously owned and controlled by Mandalay Resort Group) ("Galleon" and, collectively with ELLC, the "Partners" and subsequent to the LLC conversion, "Members"), entered into a joint venture agreement to establish Circus and Eldorado Joint Venture, a Nevada general partnership. In connection with the reorganization of the Partnership in bankruptcy, on July 1, 2013, the Partnership was converted into a Nevada limited liability company known as Circus and Eldorado Joint Venture, LLC (see Note 2). As used herein, the "Partnership" refers to Circus and Eldorado Joint Venture prior to the conversion date and Circus and Eldorado Joint Venture, LLC after the date of the conversion. The Partnership owns and operates a casino and hotel located in Reno, Nevada ("Silver Legacy"), which began operations on July 28, 1995. ELLC contributed land to the Partnership with a fair value of $25.0 million and cash of $26.9 million for a total equity investment of $51.9 million. Galleon contributed cash to the Partnership of $51.9 million to comprise their total equity investment. At that time, each Member had a 50% interest in the Partnership.

On September 19, 2014, Resorts entered into a merger agreement with MTR Gaming Group, Inc., a Delaware corporation incorporated in March 1988 ("MTR Gaming"). Prior to the merger with MTR Gaming, Resorts owned a 48.1% interest in the Partnership via its 96.2% interest in ELLC, which owned a 50% interest in the Partnership. Subsequent to the merger, Resorts owns a direct 48.1% interest in Silver Legacy. The remaining 1.9% non-controlling interest is owned by ELLC which is now wholly-owned by entities controlled solely by Recreational Enterprises, Inc. ("REI") and Hotel Casino Management, Inc.

The consolidated financial statements include the accounts of the Partnership and its wholly owned subsidiary, Silver Legacy Capital Corp. ("Capital"). Capital was established solely for the purpose of serving as co-issuer along with the Partnership of $160 million in aggregate principal amount of 10 1/8% mortgage notes due March 1, 2012 (the "2012 Notes") which, as discussed below, are no longer outstanding. As such, Capital has no operations, assets or revenues.

Concurrent with the extinguishment of the 2012 Notes, the Partnership and Capital (collectively, the "Issuers") co-issued $27.5 million in aggregate principal amount of new second lien notes (the "Second Lien Notes") on November 16, 2012. On November 8, 2013, a notice of optional redemption was provided to the holders of the Second Lien Notes stating that the Partnership and Capital elected to redeem and pay all of the outstanding Second Lien Notes at a redemption price equal to 103.0% of the principal amount of the Second Lien Notes on December 17, 2013. The redemption was conditioned upon the receipt of financing by the Issuers in an amount not less than $89.5 million pursuant to an amended and restated credit facility that was on terms and conditions satisfactory to the Issuers. On December 16, 2013, the Partnership entered into a new $90.5 million senior secured credit facility (the "New Credit Facility") and subsequently redeemed the Second Lien Notes on December 17, 2013 (see Note 8).

All intercompany accounts and transactions have been eliminated in consolidation. The Partnership operates as one segment.

Use of estimates

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. Those principles require the Partnership's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Certain concentrations of risk

The Partnership's sole operations are in Reno, Nevada. Therefore, the Partnership is subject to risks inherent within the Reno market. To the extent that new casinos enter into the market or hotel room capacity is expanded, competition will increase. The Partnership may also be affected by economic conditions in the United States and globally affecting the Reno market or trends in visitation or spending in the Reno market.

Outstanding chips and tokens

The Partnership recognizes the impact on gaming revenues on an annual basis to reflect an estimate of the change in the value of outstanding chips and tokens that are not expected to be redeemed. This estimate is determined by measuring the difference between the total value of chips and tokens placed in service less the value of chips and tokens in the inventory of chips and tokens under our control. This measurement is performed on an annual basis utilizing methodology in which a consistent formula is applied to estimate the percentage value of chips and tokens not in custody that are not expected to be redeemed. In addition to the formula, certain judgments are made with regard to various denominations and souvenir chips and tokens.

Cash and cash equivalents

Cash and cash equivalents include cash on hand, as well as investments purchased with maturities of three months or less at the date of acquisition. The carrying values of these investments approximate their fair values due to their short-term maturities.

Restricted cash

Under the Circus and Eldorado Joint Venture credit agreement, the members were required to deposit $10.0 million of cash into a bank account as collateral in favor of the lender. In 2014, the Partnership deposited $5.0 million of cash into a sponsor support replacement account which relieved the members a portion of their obligation (see Note 8).

The $5.0 million collateral deposit is included as restricted cash in the accompanying consolidated balance sheet as of December 31, 2014.

Supplemental executive retirement plan ("SERP") assets

Upon liquidation of the SERP life insurance contracts in October 2013 (see Note 4), the Partnership invested the funds in fixed income short-term investments, including certificates of deposits and bonds, with a maturity of less than twelve months. The assets remained in the SERP trust custodial account until the payment of benefits was made to the participants in October 2014. The carrying values of these assets as of December 31, 2013 were representative of their fair value due to the short-term maturity of these instruments.

Accounts receivable and credit risk

Financial instruments that potentially subject the Partnership to concentrations of credit risk consist principally of casino accounts receivable. The Partnership issues markers to approved casino customers following background checks and assessments of creditworthiness. Trade receivables, including casino and hotel receivables, are typically non-interest bearing.

Accounts are written off when management deems the account to be uncollectible. Recoveries of accounts previously written off are recorded when received. An estimated allowance for doubtful accounts is maintained to reduce the Partnership's receivables to their carrying amount, which approximates fair value. The allowance is estimated based on specific review of customer accounts as well as historical collection experience and current economic and business conditions. Management believes as of December 31, 2014, there are no significant concentrations of credit risk (see Note 3).

Inventories

Inventories consist of food and beverage, retail merchandise and operating supplies, and are stated at the lower of cost or market. Cost is determined primarily by the average cost method for food and beverage and operating supplies or the specific identification method for retail merchandise.

Property and equipment

Property and equipment and other long-lived assets are stated at cost. Depreciation is computed using the straight-line method, which approximates the effective interest method over the estimated useful life of the asset as follows:

Estimated service life
(years)

Building and other improvements	15 - 45
Furniture, fixtures and equipment	3 - 15

Costs of major improvements are capitalized, while costs of normal repairs and maintenance that neither materially add to the value of the property nor appreciably prolong its life are expensed as incurred. Gains or losses on dispositions of property and equipment are included in the determination of operating income (loss).

The Partnership reviews its property and equipment and its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Partnership then compares the estimated future cash flows of the asset, on an undiscounted basis, to the carrying amount of the asset. If the undiscounted cash flows exceed the carrying value, no impairment is indicated. If the undiscounted cash flows do not exceed the carrying amount then an impairment is recorded based on the fair value of the asset, typically measured using a discounted cash flow model. If the asset is still under development, future cash flows include remaining construction costs. An estimate of undiscounted future cash flows produced by the asset is compared to the carrying value to determine whether an impairment exists. If it is determined the asset is impaired based on expected undiscounted future cash flows, a loss, measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset, would be recognized. For assets to be disposed of, the Partnership recognizes the asset at the lower of carrying value or fair market value, less cost of disposal, as estimated based on comparable asset sales or solicited offers. As of December 31, 2014 and 2013, no events or changes in circumstances indicated that the carrying values of our long-lived assets may not be recoverable.

Revenue recognition and promotional allowances

The Partnership recognizes as casino revenue the net win from gaming activities, which is the difference between gaming wins and losses. Hotel, food and beverage, and other operating revenues are recognized as services are performed. Advance deposits on rooms and advance ticket sales are recorded as accrued liabilities until services are provided to the customer. Gaming revenues are recognized net of certain cash sales incentives and free play. The retail value of food, beverage, rooms and other services furnished to customers on a complimentary basis is included in gross revenues and then deducted as promotional allowances. The Partnership rewards customers, through the use of loyalty programs, with complimentaries based on amounts wagered or won that can be redeemed for a specified time period. The retail value of complimentaries is recorded as revenue and then is deducted as promotional allowances as follows (in thousands):

	Years ended December 31,
	2014	2013	2012

Food and beverage	$10,921	$10,592	$8,975
Rooms	7,152	6,637	5,865
Other	2,536	2,366	1,987

	$20,609	$19,595	$16,827

The estimated costs of providing such promotional allowances are included in casino expenses and consist of the following (in thousands):

	Years ended December 31,
	2014	2013	2012

Food and beverage	$7,698	$7,379	$6,303
Rooms	2,199	1,941	1,859
Other	1,942	1,742	1,688

	$11,839	$11,062	$9,850

Advertising

Advertising costs are expensed in the period the advertising initially takes place. Advertising costs included in selling, general and administrative expenses were $6.4 million, $6.5 million and $6.0 million for the years ended December 31, 2014, 2013 and 2012, respectively.

Federal income taxes

The Partnership is not subject to income taxes; therefore, no provision for income taxes has been made, as the Members include their respective share of the Partnership income (loss) in their income tax returns. The Partnership limited liability company agreement provides for the Partnership to make distributions to the Members in an amount equal to the maximum marginal federal income tax rate applicable to any Member multiplied by the income (loss) of the Partnership for the applicable period (see Note 12). The Partnership made tax distributions totaling $1.5 million to the Members for the year ended December 31, 2013. No such distributions were made for the years ended December 31, 2014 and 2012.

Under the applicable accounting standards, the Partnership may recognize the tax benefit from an uncertain tax position only if it is more-likely-than-not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The accounting standards also provide guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and disclosure requirements for uncertain tax positions. The Partnership had recorded no liability associated with uncertain tax positions at December 31, 2014 and 2013.

Debt issuance costs

The Partnership capitalizes debt issuance costs, which include legal and other direct costs related to the issuance of debt. The capitalized costs are amortized into interest expense over the contracted term of the debt using methods which approximate the effective interest method.

Fair value of financial instruments

Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Accordingly, fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, there is a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair values as follows:

Level 1:    Inputs are based upon quoted prices (unadjusted) in active markets for identical assets or liabilities which are accessible as of the measurement date.

Level 2:    Inputs are based upon quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and model-derived valuations for the asset or liability that are derived principally from or corroborated by market data for which the primary inputs are observable, including forward interest rates, yield curves, credit risk and exchange rates.

Level 3:    Inputs for the valuations are unobservable and are based on management's estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques such as option pricing models and discounted cash flow models.

The Partnership's financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and debt. Management believes the carrying value of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are representative of their respective fair values due to the short maturities of these instruments. The carrying value of the New Credit Facility was $84.5 million and $90.5 million as of December 31, 2014 and 2013, respectively, which approximates fair value.

The Partnership valued its Member Notes using a discounted cash flow analysis incorporating contractual cash flows. The discount rate used in the analysis considered the credit worthiness of the Partnership and the seniority of the Member Notes based on Level 3 inputs. The fair value of our promissory notes due to the Members was approximately $8.2 million and $7.2 million as of December 31, 2014 and 2013, respectively (see Note 8).

Recent accounting pronouncements

In May 2014, the Financial Accounting Standards Board issued Accounting Standards Update No. 2014-9, Revenue from Contracts with Customers (Topic 606) ("ASU 2014-09"). The standard requires revenue to be recognized when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods and services. Qualitative and quantitative disclosures are also required regarding customer contracts, significant judgments and changes in judgments, and assets recognized from the costs to obtain or fulfill a contract. ASU 2014-09 supersedes and replaces nearly all existing revenue recognition guidance under US GAAP. This accounting guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016. Early adoption is not permitted. The Partnership is currently evaluating the impact of the adoption of ASU 2014-09 on its consolidated financial statements and related disclosures.

In August 2014, the FASB issued ASU No. 2014-15, "Presentation of Financial Statements—Going Concern" (Subtopic 205-40) which amends the current guidance in ASC Topic 205 by adding Subtopic 40. Subtopic 40 requires management to evaluate whether there are conditions or events that in aggregate would raise substantial doubt about an entity's ability to continue as a going concern for one year from the date the financial statements are issued or available to be issued. If substantial doubt existed, management would be required to make certain disclosures related to nature of the substantial doubt and under certain circumstances, how that substantial doubt would be mitigated. This amendment is effective for annual periods ending after December 15, 2016 and for subsequent interim and annual periods thereafter. Early adoption is permitted. The Partnership does not believe that this standard will have a material impact on its financial position or results of operations.

In January 2015, the Financial Accounting Standards Board issued Accounting Standards Update No. 2015-01, Income Statement—Extraordinary and Unusual Items (Subtopic 225-20): Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items. The standard reduces the complexity of accounting standards by removing the concept of extraordinary items. The standard requires adoption effective for fiscal years and interim periods within those fiscal years, beginning after December 15, 2015. The Partnership does not believe this standard will have a material impact on its financial position or results of operations.

Subsequent events

Management has evaluated all events or transactions that occurred after December 31, 2014 through March 24, 2015, the date the financial statements were issued.

Note 2.  Restructuring

On March 5, 2002, the Issuers co-issued $160.0 million in aggregate principal amount of 10 1/8% Mortgage Notes due 2012 (the "2012 Notes"). In February 2009, the Partnership repurchased and retired $17.2 million in aggregate principal amount of the 2012 Notes. The repurchase reduced the aggregate principal amount of the 2012 Notes outstanding to $142.8 million.

The 2012 Notes matured on March 1, 2012. The Partnership did not make the required principal payment and elected not to make the scheduled interest payment on the 2012 Notes on March 1, 2012, which constituted an event of default under the terms of the indenture governing the 2012 Notes.

On May 17, 2012, the Partnership and Capital (the "Debtors") filed voluntary petitions in the United States Bankruptcy Court for the District of Nevada in Reno, Nevada (the "Bankruptcy Court") under chapter 11 of title 11 of the United States Code (the "Chapter 11 Case"). The Partnership continued to conduct its business as debtors-in-possession under jurisdiction of the Bankruptcy Court and in accordance with applicable provisions of the bankruptcy code and the orders of the Bankruptcy Court. In addition, the Bankruptcy Court authorized the Partnership to continue using its cash, including cash collateral securing the Partnership's obligations with respect to the 2012 Notes, in the ordinary course of the Partnership's business.

On June 1, 2012, the Debtors filed a plan of reorganization (the "Plan") and related disclosure statement under chapter 11 of the Bankruptcy Court. The Plan and related disclosure statement were amended and filed on June 29, 2012 and further amended on August 8, 2012. The Bankruptcy Court held a hearing on October 22, 2012 and confirmed the Plan and approved the settlement agreement on October 23, 2012.

The terms of the Plan provided that the unsecured creditors of the Partnership would be paid in full and the holders of the 2012 Notes would receive available cash (as defined in the Plan) from the Partnership, $15.0 million in cash contributed to the Partnership by its Members (referred to as Partners prior to the LLC conversion), $70.0 million in cash financed with borrowings under a new $70.0 million senior secured credit facility (the "Senior Credit Facility") and $27.5 million in aggregate principal amount of Second Lien Notes.

On November 16, 2012, the effective date as defined in the Plan, the Partnership emerged from bankruptcy. Concurrently, the Partnership entered into the Senior Credit Facility, issued the Second Lien Notes and issued new subordinated debt (the "Member Notes") in exchange for the $15.0 million contributed to the Partnership by its Members (Partners prior to the LLC conversion). A final hearing was held and the Chapter 11 Case closed on March 20, 2013.

On November 8, 2013, a notice of optional redemption was provided to the holders of the Second Lien Notes stating that the Partnership and Capital elected to redeem and pay all of the outstanding Second Lien Notes at a redemption price equal to 103.0% of the principal amount of the Second Lien Notes on December 17, 2013. The redemption was conditioned upon the receipt of financing by the Issuers in an amount not less than $89.5 million pursuant to an amended and restated credit facility that was on terms and conditions satisfactory to the Issuers. The Second Lien Notes were redeemed on December 17, 2013.

In connection with the reorganization of the Partnership in the bankruptcy, the Partners agreed to convert the joint venture partnership into a Nevada limited liability company to be known as Circus and Eldorado Joint Venture, LLC (the "LLC"). The conversion occurred in accordance with Nevada law on July 1, 2013 and the LLC succeeded to and otherwise assumed all of the assets and liabilities of the Partnership, including all obligations under the Senior Credit Facility, Second Lien Notes and Member Notes. The Members in the LLC hold membership interests in the LLC in the same proportion as their former ownership interests in the Partnership, and the Operating Agreement of the LLC includes substantially the same provisions as those included in the prior Joint Venture Agreement with regard to management and operation of Silver Legacy.

Note 3.  Accounts receivable

Accounts receivable, net at December 31, 2014 and 2013 consisted of the following (in thousands):

	2014	2013

Casino receivables	$1,099	$924
Hotel receivables	1,390	1,489
Other receivables	1,012	919

	3,501	3,332
Less: allowance for doubtful accounts	(235)	(219)

Accounts receivable, net	$3,266	$3,113

Bad debt expense for the years ended December 31, 2014, 2013 and 2012 was $0.1 million, $0.1 million and $0.2 million, respectively.

Note 4.  Prepaid supplemental executive retirement plan assets

Effective October 1, 2013, the Partnership terminated the SERP and liquidated the life insurance contracts totaling $7.5 million. The proceeds from the liquidation of the life insurance contracts were utilized to purchase fixed income investments with a maturity of less than twelve months and totaled $7.4 million as of December 31, 2013. At the time of termination, the Partnership received signed release agreements from all participants receiving less than their calculated accrued benefit obligations. In conjunction with the termination, the Partnership adjusted the outstanding liability and accumulated comprehensive income to reflect a reduction in expected payout based on an actuarial valuation report and to reflect the deferred gain on termination of the SERP. In October 2014, the Partnership paid approximately $7.6 million, representing the cash surrender value of $7.5 million plus an additional $0.1 million from the Partnership's operating cash flow, in benefits to the participants. As consequence of the payout, the Partnership recognized a gain in the amount of $1.4 million which effectively cleared accumulated other comprehensive income.

Note 5.  Property and equipment

Property and equipment at December 31, 2014 and 2013 consisted of the following (in thousands):

	2014	2013

Land and improvements	$28,405	$28,405
Building and other leasehold improvements	270,240	270,063
Furniture, fixtures, and equipment	104,860	106,723

	403,505	405,191
Less: accumulated depreciation	(212,913)	(207,041)

Property and equipment, net	$190,592	$198,150

Substantially all property and equipment of the Partnership is pledged as collateral against its long-term debt (see Note 8).

Note 6.  Other assets

Other assets, net at December 31, 2014 and 2013 consisted of the following (in thousands):

	2014	2013

China, glassware and silverware	$210	$210
Debt issuance costs, net	5,537	7,423
Long term deposits	635	555
Other	30	13

Other assets, net	$6,412	$8,201

The initial inventory of china, glassware and silverware has been amortized to 50% of cost with the balance kept as base stock. Additional purchases of china, glassware and silverware are placed into inventory and expensed as used.

The Partnership incurred costs in connection with the issuance of the 2012 Notes in March of 2002, the Senior Credit Facility and Second Lien Notes in November of 2012, and the New Credit Facility in December 2013 (see Note 8). Debt issuance costs are capitalized when incurred and amortized to interest expense based on the related debt maturities using the straight-line method, which approximates the effective interest method. Debt issuance costs, net of amortization, related to the New Credit Facility included in other assets totaled $5.5 million at December 31, 2014. Debt issuance costs, net of amortization, related to the Senior Credit Facility and New Credit Facility included in other assets totaled $7.4 million at December 31, 2013. Accumulated amortization of debt issuance costs was $2.9 million and $2.2 million at December 31, 2014 and 2013, respectively. The amounts of amortization of debt issuance costs included in interest expense was $2.9 million, $2.2 million and $0.3 million for the years ended December 31, 2014, 2013 and 2012, respectively.

Note 7.  Accrued and other liabilities

Accrued and other liabilities at December 31, 2014 and 2013 consisted of the following (in thousands):

	2014	2013

Accrued payroll and related	$1,849	$1,876
Accrued vacation	1,589	1,566
Accrued group insurance	831	476
Unclaimed chips and tokens	415	424
Accrued taxes	1,013	1,043
Advance room deposits	409	398
Progressive slot liability	1,109	1,369
Players' club and free play liability	632	635
Other	1,685	1,695

Accrued and other liabilities	$9,532	$9,482

Note 8.  Long-term debt

Long-term debt at December 31, 2014 and 2013 consisted of the following (in thousands):

	2014	2013

New Credit Facility	$84,500	$90,500
Member Notes 5% PIK, net of discount of $6,802 and $7,816, respectively	9,822	8,041
Less current portion of long-term debt	(5,000)	(6,000)

	$89,322	$92,541

On December 16, 2013, the Partnership entered into a new senior secured term loan facility (the "New Credit Facility") totaling $90.5 million to refinance its indebtedness under its then existing senior secured term loan (the "Senior Credit Facility") and Second Lien Notes. The proceeds from the New Credit Facility, in addition to $7.0 million of operating cash flows, were used to repay $63.8 million representing principal and interest outstanding under the Senior Credit Facility, $31.7 million representing principal and interest related to the extinguishment of the Second Lien Notes, and $2.0 million in fees associated with the transactions. The New Credit Facility consists of a $60.5 million first-out tranche term loan and a $30.0 million last-out tranche term loan. The New Credit Facility matures on November 16, 2017 which was the maturity date of the Senior Credit Facility.

As of December 31, 2014, the Partnership had $94.3 million of long term debt (of which $5.0 million was current), including $84.5 million related to the New Credit Facility and $16.6 million of Member Notes with a carrying value of $9.8 million, net of an $6.8 million discount.

The New Credit Facility is secured by a first priority security interest in substantially all of the Partnership's existing and future assets, other than certain licenses which may not pledged under applicable law, and a first priority pledge of and security interest in all of the partnership interests in the Partnership held by its Members. The New Credit Facility is supported by: (i) a secured guarantee by Capital; (ii) a pledge by each Member of $2.5 million cash collateral; and (iii) a pledge by the Partnership of $5.0 million cash collateral to secure the Partnership's obligations under the New Credit Facility.

Pursuant to the credit agreement governing the New Credit Facility, the Partnership is required to make consecutive principal payments that permanently reduce the amount of the first-out tranche of the term loan based on the following quarterly schedule after December 31, 2014: $1.0 million on the last business day in March and December and $1.5 million on the last business day in June and September with all unpaid principal and interest due on November 16, 2017.

Interest on the outstanding balances under the first-out tranche term loan is based on a LIBOR margin of 5.5%, with a 1% floor, or a base rate equal to the highest Prime Rate, the Federal Funds Rate 1.5% or one month LIBOR with a 2.5% floor and a margin of 4.5% with respect to base rate loans. Interest on the outstanding balances under the last-out tranche term loan is based on a LIBOR margin of 10.0%, with a 1% floor, or a base rate equal to the highest Prime Rate, the Federal Funds Rate 1.5% or one month LIBOR with a 2.5% floor and a margin of 9.0% with respect to base rate loans; provided, that if, at any time, the Partnership's EBIDTA (as defined in the agreement) is less than $17.0 million for the immediately preceding four calendar quarters, the applicable interest margin for the last-out tranche term loan will be 12.0% for LIBOR rate loans and 11.0% for base rate loans, with 5.50% being cash pay and the remainder of such interest being paid in kind until such time as the Partnership's EBITDA for the immediately preceding four calendar quarters is greater than or equal to $17.0 million. As of December 31, 2014, the interest rates for the first-out tranche and last-out tranche were 6.5% and 11.0%, respectively.

The credit agreement governing the New Credit Facility contains customary events of default and covenants, including covenants that, among other things, limit our ability to: (i) incur additional indebtedness; (ii) enter into, create, assume or suffer to exist liens; (iii) pay dividends or make other restricted payments; (iv) pay dividends or make other restricted payments; (v) prepay subordinated indebtedness; (vi) sell or dispose of a portion of our assets; (vii) make capital expenditures; (viii) to enter into certain types of transactions with affiliates; and (ix) make acquisitions or merge or consolidate with another entity. In addition, the credit agreement governing the New Credit Facility requires us to meet specified financial tests on an ongoing basis, and contains certain financial covenants, including the following:

•
The Partnership is required to maintain a minimum fixed charges coverage ratio (EBITDA less capital expenditures to interest charges plus principal payments, as defined in the agreement) of: (i) 1.15 to 1.0 per quarter through December 31, 2015; and (ii) 1.20 to 1.0 for all quarters thereafter.

•
The Partnership is required to maintain a maximum first-out leverage ratio (total first-out tranche of debt to EBITDA, as defined in the agreement) of: (i) 3.00 to 1.0 for the quarters ended March 31, 2015 through December 31, 2015; (ii) 2.75 to 1.0 for the quarters ended March 31, 2016 through December 31, 2016; and (iii) 2.50 to 1.0 for all quarters thereafter.

•
The Partnership is required to maintain a minimum liquidity (the sum of cash and cash equivalents, as defined in the agreement) of not less than $10.0 million each quarter through September 30, 2017.

•
The Partnership is required to maintain a minimum EBITDA (as defined in the agreement) of $17.0 million each quarter through September 30, 2017.

As of December 31, 2014, the Partnership was in compliance with all of the covenants in the credit agreement governing the New Credit Facility. The entire principal amount then outstanding under the New Credit Facility becomes due and payable on November 16, 2017.

On December 17, 2013, the Partnership redeemed and paid all of the outstanding Second Lien Notes at a redemption price equal to 103.0% of the principal amount. The principal outstanding as of the redemption date totaled $29.4 million and the premium paid to the holders on record was $0.8 million. Additionally, the Partnership paid $1.5 million in interest owed for the period from June 16, 2013 through the redemption date. In connection with the extinguishment of the Second Lien Notes, the Partnership recognized a gain of $24.0 million, net of cash interest, the premium and associated fees, representing the difference between the estimated future cash payments of $55.9 million, including principal of $27.5 million and paid-in-kind interest through the maturity date of $28.4 million, and the outstanding amount redeemed.

As of December 31, 2014, the Member Notes totaling $16.6 million, including paid-in-kind interest, were payable to our Members. The Member Notes are subordinate to the New Credit Facility and bear interest at a rate of 5% paid-in-kind per annum, payable semi-annually on June 15 and December 15, beginning on June 15, 2013. Due to the below-market interest rate, interest was imputed on the Member Notes at an estimated market rate of 23%. At issuance in November 2012, a discount in the amount of $8.6 million was recorded on the Member Notes with the offset to Members' equity based on the present value of expected cash flows. The discount is being amortized as interest expense over the expected life of the notes using the effective interest method. Each of the Member Notes is subject to voluntary prepayment, in whole and part, without premium or penalty and mature on May 16, 2018. The obligations under the Member Notes are unsecured and are not guaranteed by any third party.

Note 9.  Related parties

An affiliate of each of the Members owns and operates a casino attached and adjacent to Silver Legacy. Our Members may be deemed to be in a conflict of interest position with respect to decisions they make relating to the Partnership as a result of the interests their affiliates have in the Eldorado Hotel & Casino and Circus Circus Hotel & Casino-Reno, respectively.

The Partnership believes all of the transactions mentioned below are on terms at least as favorable to the Partnership as would have been obtained from an unrelated party.

Silver Legacy has utilized an aircraft owned by REI, for the purpose of providing air service to select customers. For the years ended December 31, 2014, 2013 and 2012, the Partnership paid $5,520, $20,800 and $9,100, respectively, for such services. Although there is no agreement obligating the Partnership to utilize the plane or entitling it to do so, it is anticipated the Partnership will continue to utilize this service from time to time in the future on terms mutually acceptable to the parties.

Silver Legacy's marketing and sales departments have utilized a yacht owned by Sierra Adventure Equipment, Inc. ("Sierra Equipment") at a flat rate per trip of $3,000 ($2,500 if the trip was shared with our Member, ELLC) for various promotional events. The payments made by the Partnership to Sierra Equipment for the use of the yacht totaled $7,500, $12,500 and $17,800 during 2014, 2013 and 2012, respectively. Although there is no agreement obligating the Partnership to utilize the yacht or entitling it to do so, it is anticipated that the Partnership will continue to utilize this service from time to time in the future on terms mutually acceptable to the parties. Sierra Equipment is a limited liability company beneficially owned by REI.

Resorts owns the skywalk that connects Silver Legacy with the Eldorado Hotel & Casino. The charges from the service provider for the utilities associated with this skywalk are billed to the Partnership together with the charges for the utilities associated with Silver Legacy. Such charges are paid to the service provider by the Partnership, and the Partnership is reimbursed by Resorts for the portion of the charges allocable to the utilities provided to the skywalk. The charges for the utilities provided to the skywalk for the years ended December 31, 2014, 2013, and 2012 were $53,600, $57,800 and $52,500, respectively.

The Partnership purchases from Eldorado Hotel & Casino homemade pasta and other products for use in the restaurants at Silver Legacy and it is anticipated that the Partnership will continue to make similar purchases in the future. For purchases of these products for the years ended December 31, 2014, 2013 and 2012, which are billed to the Partnership at cost plus associated labor, the Partnership paid Eldorado Hotel & Casino $51,500, $46,200 and $55,600, respectively.

The Partnership provides on-site laundry services for Eldorado Hotel & Casino related to the cleaning of certain types of linens. Although there is no agreement obligating Eldorado Hotel & Casino to utilize this service, it is anticipated that the Partnership will continue to provide these laundry services in the future. The Partnership charges Eldorado Hotel & Casino for labor and laundry supplies on a per unit basis which totaled $150,700, $143,100 and $135,400 for the years ended December 31, 2014, 2013 and 2012, respectively.

The Partnership and Eldorado Hotel & Casino combined certain back-of-the-house and administrative departmental operations, including purchasing, advertising, information systems, surveillance, engineering, and various shared management positions in an effort to achieve payroll cost savings synergies at multiple properties. Payroll costs associated with the combined operations are shared equally and are billed at cost plus an estimated allocation for related benefits and taxes. For the years ended December 31, 2014, 2013 and 2012, the Partnership reimbursed Eldorado Hotel & Casino $529,400, $584,300 and $602,200, respectively, for the Partnership's allocable portion of the shared administrative services costs associated with the operations performed at the properties. For the years ended December 31, 2014, 2013 and 2012, Eldorado Hotel & Casino reimbursed the Partnership $250,800, $259,700 and $313,200, respectively, for their allocable portion of the shared administrative services costs associated with the operations performed at Silver Legacy.

The Partnership utilizes 235 spaces in the parking garage at Circus Circus Hotel and Casino to provide parking for employees of Silver Legacy. In consideration for its use of the spaces, the Partnership pays Circus Circus Hotel and Casino rent in the amount of $5,000 per month. The Partnership also utilizes an uncovered parking lot adjacent to Circus Circus Hotel and Casino for oversize vehicles. In consideration for its use of the space, the Partnership pays Circus Circus Hotel and Casino rent in the amount of $800 per month. Although there is no agreement obligating the Partnership to continue utilizing the spaces or entitling it to do so, it is anticipated that the Partnership will continue this agreement for the foreseeable future.

As of December 31, 2014, the Partnership's related parties receivable was $0.4 million and payable was $0.1 million. As of December 31, 2013, the Partnership's related parties receivable was $0.2 million and payable was $0.3 million. Related parties receivable and payable are included in "Accounts receivable, net" and "Accounts payable," respectively, on the Partnership's consolidated balance sheets.

Note 10.  Employee retirement plans

The Partnership instituted a defined contribution 401(k) plan in September 1995 which covers all employees who meet certain age and length of service requirements and allowed for an employer contribution up to 25 percent of the first six percent of each participating employee's compensation. Plan participants can elect to defer before tax compensation through payroll deductions. Those deferrals are regulated under Section 401(k) of the Internal Revenue Code. In conjunction with implemented cost savings programs, the Partnership discontinued the employer matching contribution in February 2009. Effective February 1, 2014, the Partnership reinstated an employer matching contribution up to 25 percent of the first four percent of each participating employee's compensation. Matching contributions for the year ended December 31, 2014 were $0.2 million. The Partnership did not make any matching contributions for the years ended December 31, 2013 and 2012.

Effective January 1, 2002, the Partnership adopted a Supplemental Executive Retirement Plan ("SERP") for a select group of highly compensated management employees. The SERP provided for a lifetime benefit at age 60, based on a formula which takes into account a participant's highest annual compensation, years of service, and executive level. The SERP also provided an early retirement benefit at age 55 with at least four years of service, a disability provision, and a lump sum death benefit. The obligation was being funded through life insurance contracts on the participants and related cash surrender value. Effective October 1, 2013, the Partnership terminated the SERP and liquidated the life insurance contracts (see Note 4). The Partnership's periodic pension benefit was $0.3 million for the year ended December 31, 2014. The Partnership's periodic pension costs were $0.7 million and $0.8 million, respectively, for the years ended December 31, 2013 and 2012.

The following information summarizes activity in the SERP for the years ended December 31, 2014 and 2013 (in thousands):

	2014	2013

Changes in Projected Benefit Obligation:
Projected benefit obligation at beginning of year	$7,607	$10,555
Interest cost	22	348
Actuarial gain	—	(3,221)
Benefits paid	(7,629)	(75)

Projected benefit obligation at end of year	$—	$7,607

Fair value of plan assets at end of year(1)	$—	$—

	2014	2013

Reconciliation of Funded Status:
Funded status	$—	$(7,607)
Unrecognized actuarial (gain) loss	—	(1,764)
Unrecognized prior service cost	—	—

Net amount recognized	$—	$(9,371)

Amounts Recognized on the Consolidated Balance Sheet:
Accrued net pension cost	$—	$(7,607)
Additional minimum liability	—	—
Accumulated other comprehensive (income) loss	—	(1,764)

Net amount recognized	$—	$(9,371)

Weighted Average Assumptions:
Discount rate used to determine benefit obligations(2)	—	0.38%/6.00%
Discount rate used to determine net periodic benefit cost(2)	—	3.31%
Rate of compensation increase	—	—

(1)    While the SERP is an unfunded plan, the Partnership was funding the plan through life insurance contracts on the participants. Effective October 1, 2013, the SERP was terminated and the life insurance contracts were subsequently liquidated. The cash surrender value at December 31, 2013 was $7.4 million and was included in the Partnership's current assets because the benefits were paid to the participants in 2014.

(2)    The discount rate utilized as of December 31, 2013 to determine the present value of the lump-sum benefit payments was 6.0% as specified in the SERP plan document. Additionally, a discount rate of 0.38%, based on an average of the Citigroup Pension Liability Index for six months and one year, was utilized to determine the present value of the benefit payments for the period from January 1, 2014 through October 1, 2014, which was the benefit payment date.

The components of net periodic pension cost were as follows for the years ended December 31, 2014, 2013 and 2012 (in thousands):

	2014	2013	2012

Components of Net Pension Cost:
Current period service cost	$—	$—	$28
Interest cost	22	348	400
Amortization of prior service cost	(334)	322	399

Net expense	$(312)	$670	$827

Benefit payments, totaling $7.6 million were paid in 2014 as a result of the termination of the SERP representing the Partnership's release from any further benefit payment obligations under the terms of the SERP plan document.

Note 11.  Commitments and contingencies

Operating leases

The Partnership leases land and equipment under operating leases. Future minimum payments under noncancellable operating leases with initial terms of one year or more consisted of the following at December 31, 2014 (in thousands):

2015	$95
2016	71
2017	33
2018	33
Thereafter	—

$232

Total rental expense under operating leases was $0.5 million for each of the years ended December 31, 2014, 2013 and 2012, respectively, which include rental payments associated with cancellable operating leases with terms less than one year.

Litigation

The Partnership is party to various litigation arising in the normal course of business. Management is of the opinion that the ultimate resolution of these matters will not have a material effect on the financial position or the results of operations of the Partnership.

Sales and use tax

In March 2008, the Nevada Supreme Court ruled, in a case involving another gaming company, that food and non-alcoholic beverages purchased for use in providing complimentary meals to customers and to employees were exempt from use tax. The Partnership had previously paid use tax on these items and had generally filed for refunds totaling approximately $1.5 million for the periods from February 2000 to February 2008 related to this matter, which refunds had not been paid. The Partnership claimed the exemption on sales and use tax returns for periods after February 2008 in light of this Supreme Court decision and had not accrued or paid any sales or use tax for those periods. In February 2012, the Nevada Department of Taxation asserted that customer complimentary meals and employee meals are subject to sales tax on a prospective basis commencing February 15, 2012. In July 2012, the Nevada Department of Taxation announced that sales taxes applicable to such meals were due and payable without penalty or interest at the earlier of certain regulatory, judicial or legislative events or September 30, 2013. The Nevada Department of Taxation's position stemmed from a Nevada Tax Commission decision concerning another gaming company which stated that complimentary meals provided to customers are subject to sales tax at the retail value of the meal and employee meals are subject to sales tax at the cost of the meal. The Clark County District Court subsequently issued a ruling in such case that held that complimentary meals provided to customers were subject to sales tax, while meals provided to employees were not subject to sales tax. This decision had been appealed to the Nevada Supreme Court.

In June 2013, the Partnership and other similarly situated companies entered into a global settlement agreement with the Nevada Department of Taxation that, when combined with the contemporaneous passage of legislation governing the prospective treatment of complimentary meals ("AB 506"), resolved all matters concerning the prior and future taxability of such meals. AB 506 provides that complimentary meals provided to customers and employees after the effective date of the bill are not subject to either sales or use tax. Under the terms of the global settlement, the Partnership agreed to withdraw the refund request and the Nevada Department of Taxation agreed to drop its assertion that sales tax was due on such meals up to the effective date of AB 506. Since the Partnership did not previously accrue either the claims for refund of use taxes or any liability for sales taxes that the Nevada Department of Taxation may have asserted prior to entering the global settlement agreement, there is no financial statement impact of entering into the settlement agreement.

In conjunction with filing the refund claim, the Partnership entered into a professional services agreement with an advisory consultant on a contingency fee basis. In August 2013, the Partnership received a letter from the advisory consultant seeking payment for contingency fees based on unsubstantiated services rendered in connection with the aforementioned global settlement agreement. The Partnership received a credit refund from the State of Nevada in September 2013 in accordance with the settlement agreement and has paid the advisory consultant $39,800 representing the agreed upon contingency fee. However, the Partnership denies any additional obligations under the contingent fee basis claim as no additional amounts were ever recovered by the Partnership under the terms of the agreement.

Note 12.  Limited liability company agreement

The Partnership's limited liability company agreement provides for, among other items, profits and losses to be allocated to the Members in proportion to their percentage interests, separate capital accounts to be maintained for each Member, provisions for management of the Partnership and payment of distributions and bankruptcy and/or dissolution of the Partnership.

There were no distributions for the years ended December 31, 2014, 2013 and 2012 other than tax distributions (see Note 1).

               common stock

Eldorado Resorts, Inc.

Prospectus

J.P. Morgan

              , 2015

Part II
Information not required in prospectus

Item 13.    Other expenses of issuance and distribution

The actual and estimated expenses in connection with this offering, all of which will be borne by us, are as follows:

SEC registration fee	$9,296
FINRA Filing Fee*
Transfer agent's fees*
Printing expenses*
Accounting fees and expenses*
Legal fees and expenses*
Miscellaneous*

Total

*      To be updated by amendment.

Each of the amounts set forth above, other than the registration fee and the FINRA filing fee, is an estimate.

Item 14.    Indemnification of directors and officers

The registrant is governed by Chapter 78 of the NRS. Section 78.7502(1) of the NRS generally provides that a corporation may indemnify any person who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except derivative suits, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding, if such person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

In the case of a derivative suit, Section 78.7502(2) of the NRS provides that a corporation may indemnify any person who is a party to, or is threatened to be made a party to, any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit, if such person acted in good faith and in a manner in which he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that indemnification may not be made in the case of a derivative suit in respect of any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent it is determined by the court that such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502(3) of the NRS provides generally that a corporation shall indemnify a director, officer, employee or agent of a corporation against expenses, including attorneys' fees actually and reasonably incurred, to the extent that such person has been successful on the merits or otherwise in defense of any of the actions, suits or proceedings described above.

Section 78.751(2) of the NRS provides that the articles of incorporation, the bylaws or a separate agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to be indemnified by the corporation.

Section 78.751(3) of the NRS provides that any indemnification or advancement of expenses authorized in or ordered by a court pursuant to any of the Sections set forth above, does not exclude any other rights to which such person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors, if any, or otherwise, for either an action in the person's official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court pursuant to Section 78.7502, set forth above, or for the advancement of expenses made pursuant to Section 78.751(2), set forth above, may not be made to or on behalf of any director or officer if a final adjudication establishes that the director's or officer's acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. In addition, the statute provides that such indemnification continues for any such person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Section 78.752(1) of the NRS provides that a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of a corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for any liability asserted against him and liability and expenses incurred by him in such capacity, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

Section 78.752(4) of the NRS provides that in the absence of fraud the decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to Section 78.752, set forth above, and the choice of the person to provide the insurance or other financial arrangement is conclusive and such insurance or other financial arrangement is not void or voidable and does not subject any director approving it to personal liability for the approval, even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

Finally, Section 78.747 of the NRS generally provides that, unless otherwise provided by specific statute, no stockholder, director or officer of a corporation is individually liable for the debts or liabilities of the corporation, unless the stockholder, director or officer acts as the alter ego of the corporation.

The registrant's amended and restated bylaws provide that the registrant will indemnify any person in a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the registrant or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including amounts paid in settlement and attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. In connection with an action brought by or in the right of the corporation, the registrant shall only indemnify such person if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation.

The registrant's amended and restated articles of incorporation provide that no director or officer will be personally liable to the registrant or any of its stockholders for damages for breach of fiduciary duty as a director or officer, except for acts of omission which involve intentional misconduct, fraud, or a knowing violation of law or the payment of dividends in violation of Section 78.300 of the NRS. If the NRS is amended hereafter to authorize the further elimination or limitation of the liability of directors or officers, then the liability of a director or officer of the registrant will be eliminated or limited to the fullest extent authorized by the NRS, as so amended. No repeal or modification of this provision of the articles of incorporation will apply to or have any effect on the liability or alleged liability of any director or officer of the corporation for or with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

In addition, the registrant has entered into indemnification agreements with certain of its executive officers and each of its directors pursuant to which the registrant has agreed to indemnify such executive officers and directors against liability incurred by them by reason of their services as an executive officer or director to the fullest extent allowable under applicable law. The registrant also provides liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers.

The underwriting agreement filed as an exhibit to this Registration Statement provides for indemnification of directors and officers of the registrant by the underwriters against certain liabilities.

Item 15.    Recent sales of unregistered securities

On September 19, 2014, the Company issued an aggregate of 23,311,492 shares of common stock to former members of Eldorado HoldCo LLC upon consummation of the merger with MTR Gaming Group, Inc.

Item 16.    Exhibits and financial statement schedules

Exhibit no.		Item title

1.1	*	Form of Underwriting Agreement.
2.1
Agreement and Plan of Merger, dated as of September 9, 2013, by and between MTR Gaming Group, Inc., Eclair Holdings Company, Ridgeline Acquisition Corp., Eclair Acquisition Company, LLC, Eldorado HoldCo LLC, and Thomas Reeg, Robert Jones, and Gary Carano, as the Member Representative (the schedules and certain exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K) (incorporated by reference to the Current Report of MTR Gaming Group, Inc. on Form 8-K filed on September 11, 2013).
2.3
Amendment No. 2 to Agreement and Plan of Merger, dated February 13, 2014, by and between MTR Gaming Group, Inc., Eclair Holdings Company, Ridgeline Acquisition Corp., Eclair Acquisition Company, LLC, and Eldorado HoldCo LLC (incorporated by reference to the Current Report of MTR Gaming Group, Inc. on Form 8-K filed on February 13, 2014).
2.4
Amendment No. 3 to Agreement and Plan of Merger, dated May 13, 2014, by and among MTR Gaming Group, Inc., Eclair Holdings Company, Ridgeline Acquisition Corp., Eclair Acquisition Company, LLC, and Eldorado Holdco LLC (incorporated by reference to the Current Report of MTR Gaming Group, Inc. on Form 8-K filed on May 13, 2014).
3.1		Amended and Restated Articles of Incorporation (incorporated by reference to our Current Report on Form 8-K filed on September 19, 2014).
3.2		Amended and Restated Bylaws (incorporated by reference to our Current Report on Form 8-K filed on September 19, 2014).
4.1		Specimen Stock Certificate of the Company (incorporated by reference to our Form S-4/A filed on April 21, 2014).
5.1	*	Opinion of McDonald Carano Wilson LLP.
10.1
Indenture dated as of August 1, 2011, by and between MTR Gaming Group, Inc., certain of its wholly-owned subsidiaries (as guarantors) and Wilmington Trust, National Association, including the Form of Note (incorporated by reference to the current report of MTR Gaming Group, Inc. on Form 8-K filed on August 3, 2011).
10.2
First Supplemental Indenture, dated September 17, 2014 by and among MTR Gaming Group, Inc., certain of its wholly-owned subsidiaries (as guarantors) and Wilmington Trust, National Association (incorporated by reference to our Annual Report on Form 10-K filed on March 16, 2015).
10.3
Indenture dated as of June 1, 2011, by and among Eldorado Resorts LLC and Eldorado Capital Corp., as issuers, and U.S. Bank National Association, as Trustee, and Capital One, N.A., as Collateral Trustee, and Form of Note (incorporated by reference to our Annual Report on Form 10-K filed on March 16, 2015).
10.4
Agreement dated November 1, 2008 between Mountaineer Park, Inc. and Racetrack Employees Union Local No. 101 [Schedules omitted] (incorporated by reference to the Annual Report of MTR Gaming Group, Inc. on Form 10-K filed on March 16, 2009).

Exhibit no.	Item title

10.5	Agreement dated December 31, 2009 by and between Mountaineer Park, Inc. and Mountaineer Park Horsemen's Benevolent and Protective Association, Inc. (incorporated by reference to the Annual Report of MTR Gaming Group, Inc. on Form 10-K filed on March 16, 2010).
10.6
Agreement dated February 22, 2007 by and between Presque Isle Downs, Inc. and the Pennsylvania Horsemen's Benevolent and Protective Association Inc. (incorporated by reference to the Annual Report of MTR Gaming Group, Inc. on Form 10-K filed on April 2, 2007).
10.7	Executive Employment Agreement, dated as of September 29, 2014, by and between the Company and Gary Carano (incorporated by reference to our Current Report on Form 8-K filed on October 3, 2014).
10.8	Executive Employment Agreement, dated as of September 29, 2014, by and between the Company and Thomas Reeg (incorporated by reference to our Current Report on Form 8-K filed on October 3, 2014).
10.9	Executive Employment Agreement, dated as of September 29, 2014, by and between the Company and Robert Jones (incorporated by reference to our Current Report on Form 8-K filed on October 3, 2014).
10.10
Executive Employment Agreement, dated as of September 29, 2014, by and between the Company and Joseph L. Billhimer, Jr. (incorporated by reference to our Current Report on Form 8-K filed on October 3, 2014).
10.11	Executive Employment Agreement, dated as of September 29, 2014, by and between the Company and Anthony Carano (incorporated by reference to our Current Report on Form 8-K filed on October 3, 2014).
10.12	2010 Long-Term Incentive Plan (incorporated by reference to the Quarterly Report of MTR Gaming Group, Inc. on Form 10-Q filed on August 9, 2010).
10.13
Form of Restricted Stock Unit Award Agreement for Non-Employee Directors (2010 Long-Term Incentive Plan) (incorporated by reference to the Quarterly Report of MTR Gaming Group, Inc. on Form 10-Q filed on August 9, 2010).
10.14	Form of Nonqualified Stock Option Award Agreement (2010 Long-Term Incentive Plan) (incorporated by reference to the Current Report of MTR Gaming Group, Inc. on Form 8-K filed on February 3, 2011).
10.15	Form of Restricted Stock Unit Award Agreement (2010 Long-Term Incentive Plan) (incorporated by reference to the Current Report of MTR Gaming Group, Inc. on Form 8-K filed on February 3, 2011).
10.16	Form of Cash-Based Performance Award Agreement (2010 Long-Term Incentive Plan) (incorporated by reference to the Current Report of MTR Gaming Group, Inc. on Form 8-K filed on February 3, 2011).
10.17
Ground Lease dated as of May 19, 1999 between City of Shreveport, as landlord, and Eldorado Casino Shreveport Joint Venture (formerly known as QNOV) as tenant (incorporated by reference to our Annual Report on Form 10-K filed on March 16, 2015).

Exhibit no.	Item title

10.18	First Amendment to Lease Agreement made and entered into as of August 13, 2012, by and between City of Shreveport, as landlord, and Eldorado Casino Shreveport Joint Venture (formerly known as QNOV) as tenant (incorporated by reference to our Annual Report on Form 10-K filed on March 16, 2015).
10.19	Lease between C, S & Y Associates, as lessor, and Eldorado Hotel Associates, as lessee, dated as of July 21, 1972 (incorporated by reference to our Annual Report on Form 10-K filed on March 16, 2015).
10.20
Addendum, dated as of March 20, 1973, to lease between C, S & Y Associates, as lessor, and Eldorado Hotel Associates, as lessee, dated as of July 21, 1972 (incorporated by reference to our Annual Report on Form 10-K filed on March 16, 2015).
10.21
Amendment, dated as of January 1, 1978, to lease between C. S. & Y. Associates, as lessor, and Eldorado Hotel Associates, as lessee, dated as of July 21, 1972 (incorporated by reference to our Annual Report on Form 10-K filed on March 16, 2015).
10.22
Amendment, dated as of January 31, 1985, to lease between C. S. & Y. Associates, as lessor, and Eldorado Hotel Associates, as lessee, dated as of July 21, 1972 (incorporated by reference to our Annual Report on Form 10-K filed on March 16, 2015).
10.23
Amendment, dated as of December 24, 1987, to lease between C. S. & Y. Associates, as lessor, and Eldorado Hotel Associates, as lessee, dated as of July 21, 1972 (incorporated by reference to our Annual Report on Form 10-K filed on March 16, 2015).
10.24
Reimbursement and Indemnification Agreement and Lease Amendment, entered into as of March 24, 1994, by and between Eldorado Hotel Associates Limited Partnership, and CS&Y Associates (incorporated by reference to our Annual Report on Form 10-K filed on March 16, 2015).
10.25
Fourth Amendment, dated as of June 1, 2011, by and between Eldorado Resorts LLC and CS&Y Associates, to Reimbursement and Indemnification Agreement and Lease Amendment, entered into as of March 24, 1994, by and between Eldorado Hotel Associates Limited Partnership, and CS&Y Associates (incorporated by reference to our Annual Report on Form 10-K filed on March 16, 2015).
10.26	Operating Agreement of Circus and Eldorado Joint Venture, LLC, dated as of July 1, 2013 (incorporated by reference to our Annual Report on Form 10-K filed on March 16, 2015).
10.27	Eldorado Resorts, Inc. 2015 Equity Incentive Plan (incorporated by reference to our Form S-8 filed on April 3, 2015).
10.28	Form of Director Restricted Stock Unit Award Agreement (Settlement on Termination) (Eldorado Resorts, Inc. 2015 Equity Incentive Plan) (filed herewith).
10.29	Form of Director Restricted Stock Unit Award Agreement (Settlement on Shareholder Approval of Plan) (Eldorado Resorts, Inc. 2015 Equity Incentive Plan) (filed herewith).
10.30	Form of Performance Stock Unit Award (Eldorado Resorts, Inc. 2015 Equity Incentive Plan) (filed herewith).

Exhibit no.		Item title

10.31		Purchase and Sale Agreement, dated as of July 7, 2015, by and among the Company, Eldorado Limited Liability Company, CC-RENO LLC, Circus Circus Casinos, Inc. and Galleon, Inc. (filed herewith).
14.1		Code of Ethics and Business Conduct of the Company (incorporated by reference to our Current Report on Form 8-K filed on September 9, 2014).
21.1		Subsidiaries of the Registrant (incorporated by reference to our Annual Report on Form 10-K filed on March 16, 2015).
23.1		Consent of Ernst & Young LLP (filed herewith).
23.2		Consent of Ernst & Young LLP (filed herewith).
23.3	*	Consent of McDonald Carano Wilson LLP (included in Exhibit 5.1).
24.1		Powers of Attorney (included on signature page hereto).
99.1		Description of Governmental Regulations and Licensing (incorporated by reference to our Annual Report on Form 10-K filed on March 16, 2015).
99.2
Audited consolidated financial statements of Circus and Eldorado Joint Venture, LLC, as of and for the years ended December 31, 2013 and 2012 (incorporated by reference to our Annual Report on Form 10-K filed on March 16, 2015).
101.1	*	XBRL Instance Document
101.2	*	XBRL Taxonomy Extension Schema Document
101.3	*	XBRL Taxonomy Extension Calculation Linkbase Document
101.4	*	XBRL Taxonomy Extension Definition Linkbase Document
101.5	*	XBRL Taxonomy Extension Label Linkbase Document
101.6	*	XBRL Taxonomy Extension Presentation Linkbase Document

*      To be filed by amendment.

Item 17.    Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

  1.
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  2.
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, Nevada, on July 14, 2015.

ELDORADO RESORTS, INC.,
a Nevada corporation
By:	/s/ GARY L. CARANO
Gary L. Carano
Chief Executive Officer

Power of attorney and signatures

Each person whose signature appears below constitutes and appoints Gary L. Carano, Thomas R. Reeg and Anthony L. Carano, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement on Form S-1 has been signed on July 14, 2015 by the following persons in the capacities indicated.

Signature	Title

/s/ GARY L. CARANO Gary L. Carano	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)
/s/ ROBERT M. JONES Robert M. Jones	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
/s/ FRANK J. FAHRENKOPF JR. Frank J. Fahrenkopf Jr.	Director

Signature	Title

/s/ JAMES B. HAWKINS James B. Hawkins	Director
/s/ MICHAEL E. PEGRAM Michael E. Pegram	Director
/s/ THOMAS R. REEG Thomas R. Reeg	President and Director
/s/ DAVID P. TOMICK David P. Tomick	Director
/s/ ROGER P. WAGNER Roger P. Wagner	Director

Exhibit index

Exhibit no.		Item title

1.1	*	Form of Underwriting Agreement.
2.1
Agreement and Plan of Merger, dated as of September 9, 2013, by and between MTR Gaming Group, Inc., Eclair Holdings Company, Ridgeline Acquisition Corp., Eclair Acquisition Company, LLC, Eldorado HoldCo LLC, and Thomas Reeg, Robert Jones, and Gary Carano, as the Member Representative (the schedules and certain exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K) (incorporated by reference to the Current Report of MTR Gaming Group, Inc. on Form 8-K filed on September 11, 2013).
2.3
Amendment No. 2 to Agreement and Plan of Merger, dated February 13, 2014, by and between MTR Gaming Group, Inc., Eclair Holdings Company, Ridgeline Acquisition Corp., Eclair Acquisition Company, LLC, and Eldorado HoldCo LLC (incorporated by reference to the Current Report of MTR Gaming Group, Inc. on Form 8-K filed on February 13, 2014).
2.4
Amendment No. 3 to Agreement and Plan of Merger, dated May 13, 2014, by and among MTR Gaming Group, Inc., Eclair Holdings Company, Ridgeline Acquisition Corp., Eclair Acquisition Company, LLC, and Eldorado Holdco LLC (incorporated by reference to the Current Report of MTR Gaming Group, Inc. on Form 8-K filed on May 13, 2014).
3.1		Amended and Restated Articles of Incorporation (incorporated by reference to our Current Report on Form 8-K filed on September 19, 2014).
3.2		Amended and Restated Bylaws (incorporated by reference to our Current Report on Form 8-K filed on September 19, 2014).
4.1		Specimen Stock Certificate of the Company (incorporated by reference to our Form S-4/A filed on April 21, 2014).
5.1	*	Opinion of McDonald Carano Wilson LLP.
10.1
Indenture dated as of August 1, 2011, by and between MTR Gaming Group, Inc., certain of its wholly-owned subsidiaries (as guarantors) and Wilmington Trust, National Association, including the Form of Note (incorporated by reference to the current report of MTR Gaming Group, Inc. on Form 8-K filed on August 3, 2011).
10.2
First Supplemental Indenture, dated September 17, 2014 by and among MTR Gaming Group, Inc., certain of its wholly-owned subsidiaries (as guarantors) and Wilmington Trust, National Association (incorporated by reference to our Annual Report on Form 10-K filed on March 16, 2015).
10.3
Indenture dated as of June 1, 2011, by and among Eldorado Resorts LLC and Eldorado Capital Corp., as issuers, and U.S. Bank National Association, as Trustee, and Capital One, N.A., as Collateral Trustee, and Form of Note (incorporated by reference to our Annual Report on Form 10-K filed on March 16, 2015).
10.4
Agreement dated November 1, 2008 between Mountaineer Park, Inc. and Racetrack Employees Union Local No. 101 [Schedules omitted] (incorporated by reference to the Annual Report of MTR Gaming Group, Inc. on Form 10-K filed on March 16, 2009).

Exhibit no.	Item title

10.5	Agreement dated December 31, 2009 by and between Mountaineer Park, Inc. and Mountaineer Park Horsemen's Benevolent and Protective Association, Inc. (incorporated by reference to the Annual Report of MTR Gaming Group, Inc. on Form 10-K filed on March 16, 2010).
10.6
Agreement dated February 22, 2007 by and between Presque Isle Downs, Inc. and the Pennsylvania Horsemen's Benevolent and Protective Association Inc. (incorporated by reference to the Annual Report of MTR Gaming Group, Inc. on Form 10-K filed on April 2, 2007).
10.7	Executive Employment Agreement, dated as of September 29, 2014, by and between the Company and Gary Carano (incorporated by reference to our Current Report on Form 8-K filed on October 3, 2014).
10.8	Executive Employment Agreement, dated as of September 29, 2014, by and between the Company and Thomas Reeg (incorporated by reference to our Current Report on Form 8-K filed on October 3, 2014).
10.9	Executive Employment Agreement, dated as of September 29, 2014, by and between the Company and Robert Jones (incorporated by reference to our Current Report on Form 8-K filed on October 3, 2014).
10.10
Executive Employment Agreement, dated as of September 29, 2014, by and between the Company and Joseph L. Billhimer, Jr. (incorporated by reference to our Current Report on Form 8-K filed on October 3, 2014).
10.11	Executive Employment Agreement, dated as of September 29, 2014, by and between the Company and Anthony Carano (incorporated by reference to our Current Report on Form 8-K filed on October 3, 2014).
10.12	2010 Long-Term Incentive Plan (incorporated by reference to the Quarterly Report of MTR Gaming Group, Inc. on Form 10-Q filed on August 9, 2010).
10.13
Form of Restricted Stock Unit Award Agreement for Non-Employee Directors (2010 Long-Term Incentive Plan) (incorporated by reference to the Quarterly Report of MTR Gaming Group, Inc. on Form 10-Q filed on August 9, 2010).
10.14	Form of Nonqualified Stock Option Award Agreement (2010 Long-Term Incentive Plan) (incorporated by reference to the Current Report of MTR Gaming Group, Inc. on Form 8-K filed on February 3, 2011).
10.15	Form of Restricted Stock Unit Award Agreement (2010 Long-Term Incentive Plan) (incorporated by reference to the Current Report of MTR Gaming Group, Inc. on Form 8-K filed on February 3, 2011).
10.16	Form of Cash-Based Performance Award Agreement (2010 Long-Term Incentive Plan) (incorporated by reference to the Current Report of MTR Gaming Group, Inc. on Form 8-K filed on February 3, 2011).
10.17
Ground Lease dated as of May 19, 1999 between City of Shreveport, as landlord, and Eldorado Casino Shreveport Joint Venture (formerly known as QNOV) as tenant (incorporated by reference to our Annual Report on Form 10-K filed on March 16, 2015).

Exhibit no.	Item title

10.18	First Amendment to Lease Agreement made and entered into as of August 13, 2012, by and between City of Shreveport, as landlord, and Eldorado Casino Shreveport Joint Venture (formerly known as QNOV) as tenant (incorporated by reference to our Annual Report on Form 10-K filed on March 16, 2015).
10.19	Lease between C, S & Y Associates, as lessor, and Eldorado Hotel Associates, as lessee, dated as of July 21, 1972 (incorporated by reference to our Annual Report on Form 10-K filed on March 16, 2015).
10.20
Addendum, dated as of March 20, 1973, to lease between C, S & Y Associates, as lessor, and Eldorado Hotel Associates, as lessee, dated as of July 21, 1972 (incorporated by reference to our Annual Report on Form 10-K filed on March 16, 2015).
10.21
Amendment, dated as of January 1, 1978, to lease between C. S. & Y. Associates, as lessor, and Eldorado Hotel Associates, as lessee, dated as of July 21, 1972 (incorporated by reference to our Annual Report on Form 10-K filed on March 16, 2015).
10.22
Amendment, dated as of January 31, 1985, to lease between C. S. & Y. Associates, as lessor, and Eldorado Hotel Associates, as lessee, dated as of July 21, 1972 (incorporated by reference to our Annual Report on Form 10-K filed on March 16, 2015).
10.23
Amendment, dated as of December 24, 1987, to lease between C. S. & Y. Associates, as lessor, and Eldorado Hotel Associates, as lessee, dated as of July 21, 1972 (incorporated by reference to our Annual Report on Form 10-K filed on March 16, 2015).
10.24
Reimbursement and Indemnification Agreement and Lease Amendment, entered into as of March 24, 1994, by and between Eldorado Hotel Associates Limited Partnership, and CS&Y Associates (incorporated by reference to our Annual Report on Form 10-K filed on March 16, 2015).
10.25
Fourth Amendment, dated as of June 1, 2011, by and between Eldorado Resorts LLC and CS&Y Associates, to Reimbursement and Indemnification Agreement and Lease Amendment, entered into as of March 24, 1994, by and between Eldorado Hotel Associates Limited Partnership, and CS&Y Associates (incorporated by reference to our Annual Report on Form 10-K filed on March 16, 2015).
10.26	Operating Agreement of Circus and Eldorado Joint Venture, LLC, dated as of July 1, 2013 (incorporated by reference to our Annual Report on Form 10-K filed on March 16, 2015).
10.27	Eldorado Resorts, Inc. 2015 Equity Incentive Plan (incorporated by reference to our Form S-8 filed on April 3, 2015).
10.28	Form of Director Restricted Stock Unit Award Agreement (Settlement on Termination) (Eldorado Resorts, Inc. 2015 Equity Incentive Plan) (filed herewith).
10.29	Form of Director Restricted Stock Unit Award Agreement (Settlement on Shareholder Approval of Plan) (Eldorado Resorts, Inc. 2015 Equity Incentive Plan) (filed herewith).
10.30	Form of Performance Stock Unit Award (Eldorado Resorts, Inc. 2015 Equity Incentive Plan) (filed herewith).

Exhibit no.		Item title

10.31		Purchase and Sale Agreement, dated as of July 7, 2015, by and among the Company, Eldorado Limited Liability Company, CC-RENO LLC, Circus Circus Casinos, Inc. and Galleon, Inc. (filed herewith).
14.1		Code of Ethics and Business Conduct of the Company (incorporated by reference to our Current Report on Form 8-K filed on September 9, 2014).
21.1		Subsidiaries of the Registrant (incorporated by reference to our Annual Report on Form 10-K filed on March 16, 2015).
23.1		Consent of Ernst & Young LLP (filed herewith).
23.2		Consent of Ernst & Young LLP (filed herewith).
23.3	*	Consent of McDonald Carano Wilson LLP (included in Exhibit 5.1).
24.1		Powers of Attorney (included on signature page hereto).
99.1		Description of Governmental Regulations and Licensing (incorporated by reference to our Annual Report on Form 10-K filed on March 16, 2015).
99.2
Audited consolidated financial statements of Circus and Eldorado Joint Venture, LLC, as of and for the years ended December 31, 2013 and 2012 (incorporated by reference to our Annual Report on Form 10-K filed on March 16, 2015).
101.1	*	XBRL Instance Document
101.2	*	XBRL Taxonomy Extension Schema Document
101.3	*	XBRL Taxonomy Extension Calculation Linkbase Document
101.4	*	XBRL Taxonomy Extension Definition Linkbase Document
101.5	*	XBRL Taxonomy Extension Label Linkbase Document
101.6	*	XBRL Taxonomy Extension Presentation Linkbase Document

*      To be filed by amendment.